     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 11, 1996
                                                     REGISTRATION NO. 333-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                          ASCEND COMMUNICATIONS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                          7373                       91-092033
(STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NO.)     IDENTIFICATION NUMBER)

                           1275 HARBOR BAY PARKWAY,
                          ALAMEDA, CALIFORNIA 94502
                                (510) 769-6001
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                                  MORY EJABAT
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          ASCEND COMMUNICATIONS, INC.
                            1275 HARBOR BAY PARKWAY
                           ALAMEDA, CALIFORNIA 94502
                                (510) 769-6001
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ----------------
                                  Copies to:

 DENNIS C. SULLIVAN, ESQ.      MICHELE D. VAILLANCOURT, ESQ.       PETER B. TARR, ESQ.
WILLIAM R. SCHREIBER, ESQ.      WINTHROP & WEINSTINE, P.A.           HALE AND DORR
GRAY CARY WARE & FREIDENRICH     3000 DAIN BOSWORTH PLAZA           60 STATE STREET
A PROFESSIONAL CORPORATION         60 SOUTH SIXTH STREET       BOSTON, MASSACHUSETTS 02109
   400 HAMILTON AVENUE         MINNEAPOLIS, MINNESOTA 55402          (617) 526-6000
PALO ALTO, CALIFORNIA 94301           (612) 347-0700
     (415) 328-6561

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and certain other conditions under the Merger Agreement are met or waived.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
                               ----------------
                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                        PROPOSED
                                          PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF     AMOUNT        MAXIMUM      AGGREGATE    AMOUNT OF
    SECURITIES TO BE         TO BE     OFFERING PRICE   OFFERING   REGISTRATION
       REGISTERED        REGISTERED(1)  PER SHARE(2)    PRICE(2)      FEE(3)
- -------------------------------------------------------------------------------
Common Stock, $.001 par
 value per share.......    4,160,930      $55.875     $232,491,964   $80,170
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

(1) Based upon an estimate of the maximum number of shares of the Common Stock of the Registrant issuable in the merger described herein.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), and based upon prices on The Nasdaq National Market on July 8, 1996.
(3) A fee of $50,868 was previously paid by NetStar, Inc. pursuant to Rule
    14a-6 under the Securities Exchange Act of 1934, as amended, in connection with the filing of the preliminary Proxy Statement/Prospectus on June 14, 1996. Pursuant to Rule 457(b) under the Securities Act, such fee is being credited against the registration fee, and accordingly, an additional
    $29,302 is being paid in connection with this Registration Statement.
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                          ASCEND COMMUNICATIONS, INC.

  CROSS-REFERENCE SHEET SHOWING LOCATIONS IN THE PROXY STATEMENT/PROSPECTUS OF
                     THE RESPONSES TO THE ITEMS OF FORM S-4

                    (PURSUANT TO ITEM 501 OF REGULATION S-K)

                    FORM S-4                            LOCATION IN PROXY
             ITEM NUMBER AND CAPTION                  STATEMENT/PROSPECTUS
             -----------------------                  --------------------
 A. INFORMATION ABOUT THE TRANSACTION
  1.  Forepart of Registration Statement and
      Outside Front Cover Page of Prospectus...  Facing Page; Cross Reference
                                                  Sheet; Outside Front Cover
                                                  Page of Proxy Statement/
                                                  Prospectus
  2.  Inside Front and Outside Back Cover Pages
      of Prospectus............................  Inside Front Cover Page of
                                                  Proxy Statement/Prospectus;
                                                  Available Information;
                                                  Incorporation of Certain
                                                  Ascend Documents by
                                                  Reference; Table of Contents
  3.  Risk Factors, Ratio of Earnings to Fixed
      Charges and Other Information............  Summary; Risk Factors;
                                                  Selected Historical and
                                                  Unaudited Pro Forma Financial
                                                  Data; Comparative Historical
                                                  and Unaudited Per Share Data;
                                                  Market Price Information

  4.  Terms of the Transaction.................  Summary; The Merger; The
                                                  Merger Agreement; Comparative
                                                  Rights of Ascend Stockholders
                                                  and NetStar Stockholders;
                                                  Description of Ascend Capital
                                                  Stock

  5.  Pro Forma Financial Information..........  Unaudited Pro Forma Condensed
                                                  Combining Financial
                                                  Statements

  6.  Material Contacts with the Company Being
      Acquired.................................  The Merger; The Merger
                                                  Agreement

  7.  Additional Information Required for
      Reoffering by Persons and Parties Deemed
      to be Underwriters.......................  *

  8.  Interests of Named Experts and Counsel...  The Merger; Legal Matters

  9.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities..............................  *

 B. INFORMATION ABOUT THE REGISTRANT

 10.  Information with Respect to S-3 Regis-
      trants...................................  Available Information;
                                                  Incorporation of Certain
                                                  Ascend Documents by
                                                  Reference; Summary; Selected
                                                  Historical and Unaudited Pro
                                                  Forma Financial Data; Market
                                                  Price Information;
                                                  Information Concerning Ascend

 11.  Incorporation of Certain Information by
      Reference................................  Incorporation of Certain
                                                  Ascend Documents by Reference

 12.  Information with Respect to S-2 or S-3
      Registrants..............................  *

 13.  Incorporation of Certain Information by
      Reference................................  *

 14.  Information with Respect to Registrants
      Other Than S-3 or S-2 Registrants........  *

                    FORM S-4                           LOCATION IN PROXY
             ITEM NUMBER AND CAPTION                 STATEMENT/PROSPECTUS
             -----------------------                 --------------------
 C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED
 15.  Information with Respect to S-3
      Companies................................  *

 16.  Information with Respect to S-2 or S-3
      Companies................................  *

 17.  Information with Respect to Companies
      Other Than S-3 or S-2 Companies..........  Available Information;
                                                  Summary; Market Price
                                                  Information; Selected
                                                  Historical and Unaudited
                                                  Pro Forma Financial Data;
                                                  Information Concerning
                                                  NetStar
 D. VOTING AND MANAGEMENT INFORMATION
 18.  Information if Proxies, Consents or Au-
      thorizations are to be Solicited.........  Outside Front Cover Page of
                                                  Proxy Statement/Prospectus;
                                                  Incorporation of Certain
                                                  Ascend Documents by
                                                  Reference; Summary; The
                                                  Special Meeting; The
                                                  Merger; Information
                                                  Concerning Ascend;
                                                  Information Concerning
                                                  NetStar
 19.  Information if Proxies, Consents or Au-
      thorizations are not to be Solicited or
      in an Exchange Offer.....................  *

- --------
* Not Applicable

                         [LETTERHEAD OF NETSTAR, INC.]

                                 July 15, 1996

Dear Stockholder:

  As most of you are aware, NetStar, Inc. ("NetStar") has entered into an agreement (the "Merger Agreement") to combine with Ascend Communications, Inc., a Delaware corporation ("Ascend"). At a special meeting of stockholders (the "Special Meeting") to be held at the Minneapolis/St. Paul Airport Hilton, 3800 East 80th Street, Minneapolis, Minnesota on August 15, 1996, at 10:00 a.m., Central Time, you will be asked to consider and approve the Merger Agreement.

  Approval of this important matter will require the affirmative vote of the holders of a majority of the common stock, $.01 per share par value, of NetStar ("NetStar Common Stock") outstanding on July 5, 1996, the record date for the Special Meeting. The NetStar Board of Directors has unanimously approved the Merger Agreement and recommends that you vote FOR the approval and adoption of the Merger Agreement.

  If the proposed merger is consummated, each share of NetStar Common Stock will be converted into 0.35398 of a share of common stock, $.001 per share par value, of Ascend.

  Ascend develops, manufactures, markets, sells and supports a broad range of high-speed digital remote networking access products that enable its customers to build: (i) Internet access systems consisting of point-of-presence termination equipment for Internet service providers and remote site Internet access equipment for Internet subscribers; (ii) extensions and enhancements to corporate backbone networks that facilitate access to these networks by remote offices, telecommuters and mobile computer users; and (iii) videoconferencing and multimedia access facilities.

  The NetStar Board of Directors believes that the Merger will offer a number of potential benefits to NetStar and its stockholders, including the potential for increased sales of NetStar products through Ascend's larger sales force and geographically more extensive distribution channel, the ability to reduce dependence on third party technology by accessing Ascend's technology base, the ability to realize cost savings through the leverage of research and development spending by Ascend, the ability to leverage Ascend's expertise in low cost of design and manufacturing efficiencies and volume procurement, and the ability of NetStar stockholders to share in the enhanced prospects of the combined company.

  Details of the proposed merger and other important information concerning NetStar and Ascend appear in the accompanying Proxy Statement/Prospectus. I urge you to give this material your careful consideration.

  All stockholders are cordially invited to attend the Special Meeting in person. However, whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it promptly in the enclosed postage-prepaid envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is very important that your shares be represented and voted at the Special Meeting. Your prompt cooperation will be greatly appreciated.

                                     Sincerely,

                                     Douglas M. Pihl
                                     President and Chief Executive Officer

                                 NETSTAR, INC.
                       10250 VALLEY VIEW ROAD, SUITE 113
                         EDEN PRAIRIE, MINNESOTA 55344

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON AUGUST 15, 1996

To the Stockholders of
 NetStar, Inc.:

  NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the "Special Meeting") of NetStar, Inc., a Minnesota corporation ("NetStar"), will be held on August 15, 1996, at the Minneapolis/St. Paul Airport Hilton, 3800 East 80th Street, Minneapolis, Minnesota, commencing at 10:00 a.m., Central Time, for the following purposes:

  1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 30, 1996, by and among Ascend Communications, Inc., a Delaware corporation ("Ascend"), Nebula Acquisition Corporation, a Minnesota corporation and a wholly-owned subsidiary of Ascend ("Sub"), and NetStar, pursuant to which, among other things, (a) Sub will be merged with and into NetStar, which will be the surviving corporation, and NetStar will become a wholly-owned subsidiary of Ascend (the "Merger") and (b) each outstanding share of Common Stock, par value $0.01 per share, of NetStar will be converted into the right to receive 0.35398 of a share of Common Stock, par value $0.001 per share, of Ascend; and

  2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

  The stock transfer books of NetStar will not be closed. In lieu thereof, and in accordance with NetStar's Bylaws, the Board of Directors has set the close of business on July 5, 1996 as the record date for the determination of the stockholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof.

  Under the Minnesota Business Corporation Act, NetStar stockholders have certain dissenters' rights in connection with the Merger. See "The Special Meeting--Dissenters' Rights" in the accompanying Proxy Statement/Prospectus and Annex C thereto.

  All stockholders are cordially invited to attend the Special Meeting in person. However, to ensure your representation at the Special Meeting, you are urged to complete and sign the enclosed proxy card and return it as promptly as possible in the enclosed postage-prepaid envelope.

                                     By Order of the Board of Directors

                                     Duane S. Carlson
                                     Secretary

July 15, 1996

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. DO NOT SEND ANY STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

                         NETSTAR, INC. PROXY STATEMENT

                               ----------------

                    ASCEND COMMUNICATIONS, INC. PROSPECTUS

  This Proxy Statement/Prospectus is being furnished to holders of Common Stock, par value $0.01 per share ("NetStar Common Stock"), of NetStar, Inc., a Minnesota corporation ("NetStar"), in connection with the solicitation of proxies by the Board of Directors of NetStar (the "NetStar Board") for use at a special meeting of NetStar stockholders (the "Special Meeting") to be held on August 15, 1996, at the Minneapolis/St. Paul Airport Hilton, 3800 East 80th Street, Minneapolis, Minnesota, commencing at 10:00 a.m., Central Time, and at any adjournments or postponements thereof.

  This Proxy Statement/Prospectus also constitutes a prospectus of Ascend Communications, Inc., a Delaware corporation ("Ascend"), with respect to up to 4,160,930 shares of Common Stock, par value $0.001 per share ("Ascend Common Stock"), to be issued in the merger of Nebula Acquisition Corporation, a Minnesota corporation and a wholly-owned subsidiary of Ascend ("Sub"), with and into NetStar (the "Merger") pursuant to the Agreement and Plan of Merger, dated as of May 30, 1996, among Ascend, Sub and NetStar (the "Merger Agreement") in exchange for outstanding shares of NetStar Common Stock. All information contained in this Proxy Statement/Prospectus relating to Ascend has been supplied by Ascend, and all information relating to NetStar has been supplied by NetStar.

                               ----------------

  SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY NETSTAR STOCKHOLDERS IN EVALUATING THE PROPOSAL TO BE VOTED ON AT THE SPECIAL MEETING AND THE ACQUISITION OF THE SECURITIES OFFERED HEREBY.

                               ----------------

THE SECURITIES TO  BE ISSUED PURSUANT TO THIS  PROXY STATEMENT/PROSPECTUS HAVE
 NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
  COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

  This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of NetStar on or about July 15, 1996.

         The date of this Proxy Statement/Prospectus is July 11, 1996.

                             AVAILABLE INFORMATION

  Ascend and NetStar are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Ascend and NetStar with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available for inspection at the Commission's Regional Offices located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. Ascend Common Stock and NetStar Common Stock are traded on The Nasdaq National Market. Reports and other information concerning Ascend and NetStar can also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

  Ascend has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Ascend Common Stock to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/ Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

            INCORPORATION OF CERTAIN ASCEND DOCUMENTS BY REFERENCE

  The following Ascend documents filed with the Commission are incorporated by reference in this Proxy Statement/Prospectus:

      1. Ascend's Annual Report on Form 10-K for the year ended December
    31, 1995;

      2. Ascend's Quarterly Report on Form 10-Q for the three month period ended March 31, 1996;

      3. Ascend's Current Report on Form 8-K filed on June 7, 1996; and

      4. The description of Ascend's capital stock contained in Ascend's Registration Statement on Form 8-A filed on March 31, 1994.

  All documents and reports subsequently filed by Ascend pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the termination of the offering under this Proxy Statement/Prospectus shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES ASCEND DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST,

WITHOUT CHARGE, DIRECTED TO ASCEND COMMUNICATIONS, INC., 1275 HARBOR BAY PARKWAY, ALAMEDA, CALIFORNIA 94502 (TELEPHONE NUMBER (510) 769-6001),
ATTENTION: ROBERT K. DAHL, CHIEF FINANCIAL OFFICER. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY AUGUST 9, 1996.

  NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ASCEND, NETSTAR OR ANY OTHER PERSON. THIS PROXY STATEMENT/ PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ASCEND OR NETSTAR SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

  Ascend, Multiband, Multiband RPM, Pipeline and RubberBandwidth are registered trademarks of Ascend, and Multiband Bandwidth on Demand, Multiband Plus, Multiband VSX, MAX, Pipeline Remote LAN Access Router, Pipeline 25, Pipeline 50 and Pipeline 400 are trademarks of Ascend. GigaRouter and ClusterSwitch are registered trademarks of NetStar. This Proxy
Statement/Prospectus also includes trademarks of companies other than Ascend and NetStar which are the property of their respective owners.

  NOTICE TO NEW HAMPSHIRE RESIDENTS: Neither the fact that a registration statement or an application for a license has been filed with the State of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the State of New Hampshire constitutes a finding by the Secretary of State of New Hampshire that any document filed under RSA 421-B of the New Hampshire Uniform Securities Act is true, complete and not misleading. Neither any such fact nor the fact that an exemption or exception is available for a security or a transaction means that the Secretary of State has passed in any way upon the merits or qualifications of, or recommended or given approval to, any person, security or transaction. It is unlawful to make, or cause to be made, to any prospective purchaser, customer or client any representation inconsistent with the provisions of this paragraph.

  UNDER THE MINNESOTA BUSINESS CORPORATION ACT, NETSTAR STOCKHOLDERS HAVE CERTAIN DISSENTERS' RIGHTS IN CONNECTION WITH THE MERGER. SEE "THE SPECIAL MEETING--DISSENTERS' RIGHTS" AND ANNEX C HERETO.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
AVAILABLE INFORMATION....................................................   2
INCORPORATION OF CERTAIN ASCEND DOCUMENTS BY REFERENCE...................   2
SUMMARY..................................................................   6
  The Companies..........................................................   6
  Date and Place of the Special Meeting..................................   7
  Stockholders Entitled to Vote..........................................   7
  Purpose of the Special Meeting.........................................   7
  Vote Required..........................................................   7
  Effects of the Merger..................................................   7
  Recommendation of the NetStar Board of Directors.......................   8
  Opinion of Financial Advisor to NetStar................................   8
  Interests of Certain Persons in the Merger.............................   8
  Voting Agreements......................................................   9
  Effective Time of the Merger...........................................   9
  Conditions to the Merger...............................................   9
  Regulatory Requirements................................................   9
  Termination............................................................   9
  Surrender of NetStar Stock Certificates................................  10
  Certain Federal Income Tax Consequences................................  10
  Accounting Treatment...................................................  10
  Comparison of Stockholder Rights.......................................  10
  Dissenters' Rights.....................................................  10
SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA...............  11
COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA............  14
MARKET PRICE INFORMATION.................................................  15
RISK FACTORS.............................................................  16
  Risks Relating to the Merger...........................................  16
  Risks Relating to Ascend and the Combined Company......................  17
  Risks Relating to NetStar..............................................  21
THE SPECIAL MEETING......................................................  25
  General................................................................  25
  Matters to be Considered at the Meeting................................  25
  Voting at the Meeting; Record Date.....................................  25
  Proxies................................................................  26
  Dissenters' Rights.....................................................  26
THE MERGER...............................................................  30
  Background of the Merger...............................................  30
  Reasons for the Merger; Recommendation of the NetStar Board of
Directors................................................................  32
  Opinion of Financial Advisor to NetStar................................  34
  Interests of Certain Persons in the Merger.............................  38
  Voting Agreements......................................................  38
  Accounting Treatment...................................................  38
  Certain Federal Income Tax Consequences................................  39
  Regulatory Requirements................................................  41
  Federal Securities Law Consequences....................................  41
  Nasdaq National Market Quotation.......................................  41

THE MERGER AGREEMENT......................................................  42
  The Merger..............................................................  42
  Conversion of Securities................................................  42
  Dissenters' Rights......................................................  43
  Representations and Warranties..........................................  43
  Certain Covenants and Agreements........................................  43
  No Solicitation.........................................................  44
  Related Matters After the Merger........................................  45
  Indemnification.........................................................  45
  Conditions..............................................................  46
  Stock Plans and Options.................................................  47
  Warrants................................................................  47
  Termination; Termination Fees and Expenses..............................  48
  Amendment and Waiver....................................................  49
INFORMATION CONCERNING ASCEND.............................................  50
  Business................................................................  50
  Selected Consolidated Financial Data....................................  62
  Management's Discussion and Analysis of Financial Condition and Results
of Operations.............................................................  63
  Management..............................................................  68
  Security Ownership of Certain Beneficial Owners and Management..........  70
INFORMATION CONCERNING NETSTAR............................................  72
  Business................................................................  72
  Selected Consolidated Financial Data....................................  81
  Management's Discussion and Analysis of Financial Condition and Results
of Operations.............................................................  82
  Security Ownership of Certain Beneficial Owners and Management..........  86
UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS..............  87
COMPARISON OF RIGHTS OF ASCEND STOCKHOLDERS AND NETSTAR STOCKHOLDERS......  95
DESCRIPTION OF ASCEND CAPITAL STOCK....................................... 100
LEGAL MATTERS............................................................. 100
EXPERTS................................................................... 100
GLOSSARY.................................................................. 101
INDEX TO NETSTAR, INC. CONSOLIDATED FINANCIAL STATEMENTS.................. F-1
ANNEX A--AGREEMENT AND PLAN OF MERGER..................................... A-1
ANNEX B--OPINION OF WESSELS, ARNOLD & HENDERSON, L.L.C.................... B-1
ANNEX C--SECTIONS 302A.471 AND 302A.473 OF THE MINNESOTA BUSINESS
 CORPORATION ACT.......................................................... C-1

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained, or incorporated by reference, in this Proxy Statement/Prospectus and the Annexes hereto. Certain terms used in this Proxy Statement/Prospectus are defined in the Glossary beginning on page 101 hereof and elsewhere herein. NetStar stockholders are urged to read this Proxy Statement/Prospectus and the Annexes hereto in their entirety.

  This Proxy Statement/Prospectus contains a number of forward-looking statements which reflect the current views of Ascend and/or NetStar with respect to future events that will have an effect on their future financial performance. These forward-looking statements are subject to various risks and uncertainties, including those set forth under "Risk Factors" and elsewhere herein, that could cause actual results to differ materially from historical results or those currently anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements.

  All share and per share data of Ascend and NetStar in this Proxy Statement/Prospectus reflects all stock splits of Ascend Common Stock and NetStar Common Stock effected prior to the date hereof.

THE COMPANIES

  Ascend. Ascend develops, manufactures, markets, sells and supports a broad range of high-speed digital remote networking access products that enable its customers to build: (i) Internet access systems consisting of point-of-presence ("POP") termination equipment for Internet service providers ("ISPs") and remote site Internet access equipment for Internet subscribers; (ii) extensions and enhancements to corporate backbone networks that facilitate access to these networks by remote offices, telecommuters and mobile computer users; and (iii) videoconferencing and multimedia access facilities. These products are termed bandwidth on demand systems because they establish high-speed switched digital connections whose bandwidth, duration and destination can be adjusted to suit user application needs. These products support existing digital and analog networks.

  Ascend has three bandwidth on demand remote networking access product families, each of which is focused on major application segments: MAX products for wide area networking ("WAN") access to corporate backbone networks, Internet access in POPs and multimedia access facilities; Pipeline products for telecommuting, remote office access and Internet access by individual sites or users; and Multiband products for videoconferencing and multimedia networks. These products support a wide variety of application interfaces, switched digital services, digital modem services and digital and analog access line types. This wide range of connectivity and interoperability options significantly increases the number of POP, corporate and individual sites that can benefit from bandwidth on demand networking. Ascend's products are distributed and serviced globally and Ascend maintains marketing and sales relationships with ISPs, including UUNET, PSI, BBN, MCI, EUNET, Demon, Pipex and NTT-PC, with major telecommunications carriers, including AT&T, Sprint, MCI, GTE, Pacific Bell, Southwestern Bell, British Telecom, France Telecom, Deutsche Telekom and NTT in Japan, with video equipment providers, including Compression Labs, GPT, PictureTel and VTEL and with value-added resellers ("VARs") and distributors, including relationships, as of March 31, 1996, with approximately 124 VARs and distributors in North America and approximately 112 outside of North America.

  Ascend was incorporated in California in 1989 and reincorporated in Delaware in 1994. Ascend's principal offices are located at 1275 Harbor Bay Parkway, Alameda, California 94502, and its telephone number at that location is (510) 769-6001.

  NetStar. NetStar designs, manufactures, markets and services high-performance computer networking equipment for organizations whose high-speed, high-volume information transfer needs cannot be effectively met by their existing networks. NetStar's principal product, the GigaRouter, is an Internet protocol ("IP") router that connects multiple high-speed networks. The networking industry has standardized a number of network technologies that communicate at speeds from 50 million bits per second up to 800 million bits per second. The

GigaRouter can simultaneously route information among more high-speed networks than any other router known to NetStar. NetStar's strategy, as exemplified by the GigaRouter, is to provide IP routers with industry leading speed and capacity and to design products that merge routers and switching technologies, including ATM.

  NetStar was incorporated in Minnesota in December 1990. NetStar is located at 10250 Valley View Road, Suite 113, Eden Prairie, Minnesota 55344, and its telephone number is (612) 943-8990. NetStar has one subsidiary, NetStar International, Ltd., which was formed under the laws of the State of Minnesota for use in managing NetStar's foreign distributors.

DATE AND PLACE OF THE SPECIAL MEETING

  The Special Meeting of NetStar stockholders will be held on August 15, 1996, at the Minneapolis/St. Paul Airport Hilton, 3800 East 80th Street, Minneapolis, Minnesota, commencing at 10:00 a.m., Central Time.

STOCKHOLDERS ENTITLED TO VOTE

  Holders of record of shares of NetStar Common Stock at the close of business on July 5, 1996 are entitled to notice of and to vote at the Special Meeting. At such date there were 10,749,830 shares of NetStar Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the Special Meeting.

PURPOSE OF THE SPECIAL MEETING

  The purpose of the Special Meeting is to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and (ii) such other matters as may properly be brought before the Special Meeting, or any adjournments or postponements thereof.

VOTE REQUIRED

  The approval of the Merger Agreement by NetStar stockholders will require the affirmative vote of the holders of a majority of the outstanding shares of NetStar Common Stock.

EFFECTS OF THE MERGER

  Upon consummation of the Merger pursuant to the Merger Agreement (i) Sub will be merged with and into NetStar, which will be the surviving corporation (the "Surviving Corporation"), and NetStar will become a wholly-owned subsidiary of Ascend, and (ii) each issued and outstanding share of NetStar Common Stock (other than shares held by NetStar stockholders who perfect their dissenters' rights) will be converted into the right to receive 0.35398 of a share of Ascend Common Stock (the "Conversion Number" or "Exchange Ratio"). Fractional shares of Ascend Common Stock will not be issued in connection with the Merger. NetStar stockholders otherwise entitled to a fractional share will be paid the value of such fractional share in cash determined as described below under "The Merger Agreement--Conversion of Securities."

  Based upon the outstanding shares of Common Stock of NetStar and Ascend as of May 31, 1996 (and assuming no exercise by NetStar stockholders of their dissenters' rights), the stockholders of NetStar immediately prior to the consummation of the Merger will own approximately 3.2% of the outstanding shares of Ascend Common Stock immediately following the consummation of the Merger.

  Upon consummation of the Merger, each then-outstanding option to purchase NetStar Common Stock under NetStar's Stock Option Incentive Plan--1992 (the "NetStar Employee Option Plan"), whether vested or unvested (a "NetStar Option"), will be assumed by Ascend and will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such NetStar Option, the same number of shares of Ascend Common Stock (rounded down to the nearest whole share) as the holder of such NetStar Option would have been entitled to receive pursuant to the Merger had such holder exercised such NetStar Option in full immediately prior to the consummation of the Merger, at a price per share (rounded up to the nearest whole cent) equal to the aggregate exercise price for the shares of NetStar Common Stock otherwise purchasable pursuant to such NetStar Option divided by the number of full shares of Ascend Common Stock (rounded down to the nearest whole share) deemed purchasable pursuant to such NetStar Option in accordance with the foregoing. The purpose and effect of this option assumption formula is to give holders of NetStar Options the economic benefit of the Merger. See "The Merger Agreement--Stock Plans and Options."

  Upon consummation of the Merger, each then-outstanding warrant to purchase NetStar Common Stock (a "NetStar Warrant") will be assumed by Ascend and will be deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such NetStar Warrant, the same number of shares of Ascend Common Stock (rounded down to the nearest whole share) as the holder of such NetStar Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such NetStar Warrant in full immediately prior to the consummation of the Merger, at a price per share (rounded up to the nearest whole cent) equal to the aggregate exercise price for the shares of NetStar Common Stock otherwise purchasable pursuant to such NetStar Warrant divided by the number of full shares of Ascend Common Stock deemed purchasable pursuant to such NetStar Warrant in accordance with the foregoing. See "The Merger Agreement--Warrants."

  The assumption of the NetStar Warrants by Ascend may be a taxable event for the warrantholders. See "The Merger--Certain Federal Income Tax Consequences-- Holders of NetStar Warrants."

RECOMMENDATION OF THE NETSTAR BOARD OF DIRECTORS

  The Board of Directors of NetStar (the "NetStar Board") has unanimously approved the Merger Agreement and unanimously recommends that holders of NetStar Common Stock approve the Merger Agreement. See "The Merger--Reasons for the Merger; Recommendation of the NetStar Board of Directors."

OPINION OF FINANCIAL ADVISOR TO NETSTAR

  NetStar retained Wessels, Arnold & Henderson, L.L.C. ("Wessels") to act as its financial advisor in connection with the Merger. On May 30, 1996, Wessels delivered its oral opinion to the NetStar Board to the effect that, as of the date of such opinion, the Conversion Number is fair, from a financial point of view, to the holders of NetStar Common Stock. Wessels subsequently confirmed its oral opinion by delivery of a written opinion dated May 30, 1996. The full text of Wessels's opinion, which sets forth the assumptions made, procedures followed, matters considered and limits of its review, is attached hereto as Annex B and is incorporated herein by reference. HOLDERS OF NETSTAR COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "The Merger--Opinion of Financial Advisor to NetStar."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  As of May 31, 1996, directors and executive officers of Ascend and their affiliates may be deemed to be beneficial owners of approximately 5.6% of the outstanding shares of Ascend Common Stock. See "Information Concerning Ascend-- Security Ownership of Certain Beneficial Owners and Management." In addition, Martin Shoffstall, as director of Ascend, owns 500 shares of NetStar Common Stock, which represents less than 1% of the outstanding shares of Common Stock of NetStar.

  As of May 31, 1996, directors and executive officers of NetStar and their affiliates may be deemed to be beneficial owners of approximately 7.4% of the outstanding shares of NetStar Common Stock. See "Information Concerning NetStar--Security Ownership of Certain Beneficial Owners and Management."

  Certain directors, executive officers and stockholders of NetStar are obligated to vote or direct the vote of all of the outstanding shares of NetStar Common Stock over which they have voting control in favor of the approval and adoption of the Merger Agreement. See "The Merger--Voting Agreements."

  Ascend has agreed to retain the services of Thomas S. Bednarik, James D. Edwards and Gary A. Stoltz, the three current non-employee directors of NetStar, as members of the Board of Directors of the Surviving Corporation for a period of not less than 90 days following consummation of the Merger to assist with post-Merger transition matters. Each of these individuals will serve in such capacity without compensation. However, stock options held by such persons will continue to vest during their continued service, and, as a result, options to purchase 12,500 shares of NetStar Common Stock held by each of these individuals (which will be assumed by Ascend in the Merger and converted into options to purchase 4,424 shares of Ascend Common Stock) will vest during the period of such service. See "The Merger Agreement--Related Matters after the Merger."

  Under the Merger Agreement, Ascend is required to provide indemnification to, and maintain liability insurance covering, the directors and officers of NetStar. See "The Merger Agreement--Indemnification."

VOTING AGREEMENTS

  In connection with the execution of the Merger Agreement, each of the directors of NetStar, certain executive officers of NetStar and certain NetStar stockholders affiliated with a director who, as of May 31, 1996, together held approximately 3.5% of the outstanding shares of NetStar Common Stock, entered into Voting Agreements pursuant to which such persons agreed, among other things, (i) to vote their shares of NetStar Common Stock in favor of approval of the Merger Agreement and against any proposal made in opposition to or competition with the consummation of the Merger or which would, or could reasonably be expected to, prohibit or discourage the Merger and (ii) not to transfer, pledge, sell, exchange or offer to transfer or sell or otherwise dispose of or encumber any shares of NetStar Common Stock prior to the earliest of the consummation of the Merger or the termination of the Merger Agreement. See "The Merger--Voting Agreements."

EFFECTIVE TIME OF THE MERGER

  It is anticipated that the Merger will become effective as promptly as practicable after the requisite approval by the stockholders of NetStar has been obtained and all other conditions to the Merger have been satisfied or waived (the "Effective Time"). It is anticipated that, assuming all conditions are met, the Merger will occur on August 15, 1996.

CONDITIONS TO THE MERGER

  The obligations of Ascend and NetStar to consummate the Merger are subject to the satisfaction of certain conditions, including, but not limited to, obtaining requisite NetStar stockholder and regulatory approvals, approval for quotation on The Nasdaq National Market of the Ascend Common Stock to be issued pursuant to the Merger Agreement, the absence of any injunction prohibiting consummation of the Merger, the continuing accuracy of the representations and warranties made in the Merger Agreement on and as of the Effective Time, the receipt of certain legal opinions with respect to tax matters and the confirmation of certain accountants' letters with respect to qualification of the Merger as a pooling of interests transaction. In addition, the parties' obligations to consummate the Merger are subject to NetStar having not received, prior to the Special Meeting, notices from NetStar stockholders who desire to seek dissenters' rights where such holders own an aggregate number of shares of NetStar Common Stock which would, if such rights were perfected, prevent Ascend from accounting for the Merger as a pooling of interests. See "The Merger--Accounting Treatment," "--Certain Federal Income Tax Consequences" and "The Merger Agreement--Conditions."

REGULATORY REQUIREMENTS

  The consummation of the Merger is subject to certain regulatory requirements, including expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). On June 17, 1996, Ascend and NetStar each filed a notification and report form under the HSR Act, together with a request for early termination of the applicable 30-day waiting period. See "The Merger--Regulatory Requirements."

TERMINATION

  The Merger Agreement is subject to termination by mutual written consent of Ascend and NetStar, at the option of either Ascend or NetStar, if the Merger is not consummated before December 31, 1996, and prior to such time upon the occurrence of certain events. If the Merger Agreement is terminated under certain circumstances, NetStar may be required to reimburse Ascend for its expenses up to $750,000, or NetStar or Ascend may be required to pay the other party a termination fee of $10,000,000. See "The Merger Agreement--Termination; Termination Fees and Expenses."

SURRENDER OF NETSTAR STOCK CERTIFICATES

  If the Merger is consummated, The First National Bank of Boston (the "Exchange Agent") will mail a letter of transmittal with instructions to all holders of record of NetStar Common Stock immediately prior to the Merger for use in surrendering their stock certificates in exchange for certificates representing shares of Ascend Common Stock and a cash payment in lieu of fractional shares, if any. CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL IS RECEIVED. See "The Merger Agreement--Conversion of Securities."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The Merger is intended to be a tax-free reorganization so that no gain or loss would be recognized by Ascend or NetStar and no gain or loss would be recognized by NetStar stockholders, except in respect of cash received in lieu of fractional shares or pursuant to the exercise of dissenters' rights. Holders of NetStar Warrants may be subject to federal income tax upon the assumption of the NetStar Warrants by Ascend. It is a condition to the Merger that Ascend and NetStar shall have each received an opinion of their respective counsel to the effect that the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For a further discussion of federal income tax consequences of the Merger, see "The Merger--Certain Federal Income Tax Consequences." See also "The Merger Agreement--Conditions."

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. It is a condition to the Merger that Ascend shall have received a letter from Ernst & Young LLP, Ascend's independent auditors, as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16, and that NetStar shall have received a letter from Deloitte & Touche LLP, NetStar's independent auditors, stating that it knows of nothing with respect to NetStar that would prohibit Ascend from accounting for the Merger as a pooling of interests. See "The Merger--Accounting Treatment" and "The Merger Agreement--Conditions."

COMPARISON OF STOCKHOLDER RIGHTS

  See "Comparison of Rights of Ascend Stockholders and NetStar Stockholders" for a summary of the material differences between the rights of holders of Ascend Common Stock and NetStar Common Stock.

DISSENTERS' RIGHTS

  NetStar stockholders are entitled to exercise dissenters' rights pursuant to the provisions of the Minnesota Business Corporation Act (the "MBCA"). In accordance with these provisions, NetStar stockholders have the right to dissent to the Merger and to be paid the "fair value" of their shares of NetStar Common Stock. The failure of a dissenting stockholder of NetStar to timely and properly comply with the appropriate procedures will result in the termination or waiver of such rights. In the event that a NetStar stockholder who attempts to exercise dissenters' rights should fail to make an effective demand for payment or otherwise lose his or her status as a dissenting stockholder, such NetStar stockholder shall be entitled to receive from Ascend the same number of shares of Ascend Common Stock, and cash payment in lieu of any fractional share, that such NetStar stockholder would have received in the Merger if he or she had not attempted to exercise dissenters' rights. See "The Special Meeting--Dissenters' Rights," "The Merger Agreement--Dissenters' Rights" and "The Merger Agreement--Conditions."

           SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

  Ascend's historical balance sheet data at March 31, 1996 and historical statement of income data for the three month periods ended March 31, 1996 and 1995 are derived from Ascend's unaudited consolidated financial statements incorporated by reference herein. Ascend's historical balance sheet data at March 31, 1995 are derived from Ascend's unaudited consolidated financial statements not included or incorporated by reference herein. Ascend's historical balance sheet data at December 31, 1995 and 1994 and historical statement of income data for each of the three years in the period ended December 31, 1995 are derived from Ascend's audited consolidated financial statements incorporated by reference herein. Ascend's historical balance sheet data as of December 31, 1993, 1992 and 1991 and historical statement of income data for each of the two years in the period ended December 31, 1992 are derived from Ascend's audited consolidated financial statements not incorporated by reference or included herein. All consolidated financial statement information is qualified by and should be read in conjunction with such financial statements and the notes thereto. NetStar's historical statement of operations data for the three months ended March 31, 1996 and 1995 are derived from NetStar's unaudited financial statements which are not included herein. NetStar's historical balance sheet data as of March 31, 1996 are derived from unaudited consolidated financial statements included elsewhere in this Proxy Statement/Prospectus. NetStar's historical balance sheet data as of September 30, 1995 and 1994 and the statement of operations data for the years ended September 30, 1995, 1994 and 1993 are derived from NetStar's audited consolidated financial statements included elsewhere in this Proxy Statement/Prospectus. NetStar's historical balance sheet data as of September 30, 1993 and 1992 and the statement of operations data for the period from March 1, 1992 (inception) to September 30, 1992 are derived from NetStar's audited consolidated financial statements which are not included herein. NetStar's consolidated financial information is qualified by and should be read in conjunction with NetStar's consolidated financial statements and notes thereto included elsewhere in this Proxy Statement/Prospectus. In the opinion of the managements of Ascend and NetStar, the above mentioned unaudited interim financial data of the respective companies include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for unaudited interim periods. The unaudited selected pro forma combined financial data is qualified in its entirety by reference to, and should be read in conjunction with, the unaudited pro forma condensed combining financial statements and notes thereto included elsewhere in this Proxy Statement/Prospectus. The unaudited selected pro forma combined statement of income data combines Ascend's consolidated results of operations data for each of the three years in the period ended December 31, 1995 and for the three month period ended March 31, 1996 with NetStar's consolidated results of operations data for each of the three years in the period ended September 30, 1995 and for the three month period ended March 31, 1996, giving effect to the Merger as if it had occurred at the beginning of each period presented. The unaudited selected pro forma combined balance sheet data combines Ascend's consolidated balance sheet data as of March 31, 1996 with NetStar's consolidated balance sheet data as of that date, giving effect to the Merger as if it had occurred as of March 31, 1996. The selected pro forma information is presented for illustrative purposes only and is not necessarily indicative of the consolidated operating results or financial position that would have occurred had the Merger been consummated at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position. See "Unaudited Pro Forma Condensed Combining Financial Statements."

                  ASCEND SELECTED HISTORICAL FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                         THREE MONTHS ENDED
                              MARCH 31,              YEAR ENDED DECEMBER 31,
                         ------------------- -----------------------------------------
                           1996      1995      1995    1994    1993    1992     1991
                         --------- --------- -------- ------- ------- -------  -------
                             (UNAUDITED)
HISTORICAL STATEMENT OF
 INCOME DATA:
 Net sales.............. $  91,078 $  20,363 $149,590 $39,343 $16,215 $ 7,236  $ 3,156
 Gross profit...........    59,230    13,364   98,420  26,138  10,628   3,797    1,694
 Operating income           31,230     5,182   43,825   9,013   1,297  (3,891)  (2,572)
(loss)..................
 Net income (loss)......    20,948     3,465   30,573   8,699   1,349  (3,766)  (2,393)
 Net income (loss) per       $0.17     $0.04    $0.28   $0.09   $0.02  $(0.33)  $(0.21)
share...................
 Number of shares used
   in per share
   calculation..........   121,675   101,176  108,976  92,800  82,152  11,488   11,472

                                                    DECEMBER 31,
                            MARCH 31,  ---------------------------------------
                              1996       1995    1994    1993    1992    1991
                           ----------- -------- ------- ------- ------- ------
                           (UNAUDITED)
HISTORICAL BALANCE SHEET
DATA:
 Working capital..........  $254,406   $235,221 $41,249 $ 8,486 $ 7,192 $3,615
 Total assets.............   388,482    335,450  53,272  12,392  10,032  5,767
 Total stockholders'         327,951    296,130  43,655   9,560   8,140  4,313
equity....................

                  NETSTAR SELECTED HISTORICAL FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                         THREE MONTHS ENDED                                 MARCH 1, 1992
                             MARCH 31,         YEAR ENDED SEPTEMBER 30,     (INCEPTION) TO
                         -------------------- ----------------------------  SEPTEMBER 30,
                           1996       1995      1995      1994      1993         1992
                         ---------  --------- --------  --------  --------  --------------
                            (UNAUDITED)
HISTORICAL STATEMENT OF
OPERATIONS DATA:
 Revenues............... $     951  $  1,010  $  3,014  $    312  $    --       $  --
 Gross profit...........       232       321       888       130       --          --
 Operating loss.........    (2,822)     (879)   (4,525)   (3,862)   (1,759)       (311)
 Net loss...............    (2,520)     (858)   (4,898)   (3,785)   (1,714)       (298)
 Net loss per share.....    $(0.26)   $(0.16)   $(0.90)   $(0.85)   $(0.63)     $(0.19)
 Number of shares used
   in per share
   calculation..........     9,817     5,424     5,448     4,433     2,725       1,590

                                                          SEPTEMBER 30,
                                        MARCH 31,  ----------------------------
                                          1996      1995    1994   1993   1992
                                       ----------- ------- ------ ------ ------
                                       (UNAUDITED)
HISTORICAL BALANCE SHEET DATA:
 Working capital......................   $25,656   $24,138 $4,858 $2,092 $  845
 Total assets.........................    29,921    31,069  5,949  2,970  1,009
 Total stockholders' equity...........    27,720    25,362  5,384  2,562    960

   ASCEND AND NETSTAR UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL DATA(1)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME DATA:

                                  THREE MONTHS ENDED YEAR ENDED DECEMBER 31,
                                      MARCH 31,      ------------------------
                                         1996          1995    1994    1993
                                  ------------------ -------- ------- -------
Net sales........................      $ 92,029      $152,604 $39,655 $16,215
Gross profit.....................        59,463        99,308  26,268  10,628
Net income (loss)................        19,386        27,535   7,118    (365)
Net income (loss) per share......         $0.15         $0.25   $0.08  $(0.00)
Shares used in per share                125,947       111,264  94,583  83,117
computations.....................

                                                                       MARCH 31,
                                                                         1996
                                                                       ---------
UNAUDITED PRO FORMA COMBINED BALANCE SHEET DATA:
Working capital....................................................... $272,504
Total assets..........................................................  423,830
Total stockholders' equity............................................  353,598

- --------
(1)See "Unaudited Pro Forma Condensed Combining Financial Statements"

         COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

  The following table sets forth (1) historical net income per share and historical book value per share data of Ascend; (2) historical net loss per share and historical book value per share data of NetStar; (3) unaudited pro forma combined net income (loss) per share and unaudited pro forma book value per share data of Ascend after giving effect to the Merger on a pooling of interests basis; and (4) unaudited equivalent pro forma combined net income
(loss) per share and unaudited equivalent pro forma combined book value per share data of NetStar based on the exchange of 0.35398 of a share of Ascend Common Stock for each share of NetStar Common Stock. See "The Merger Agreement--Conversion of Securities." The information in the table should be read in conjunction with the audited consolidated financial statements and the unaudited interim condensed consolidated financial statements of Ascend and NetStar and the notes thereto incorporated by reference and included herein. The unaudited pro forma combined financial data are not necessarily indicative of the net income (loss) per share or book value per share that would have been achieved had the Merger been consummated as of the beginning of the periods presented and should not be construed as representative of such amounts for any future dates or periods.

                                               HISTORICAL        ASCEND      NETSTAR EQUIVALENT
                                             --------------     PRO FORMA        PRO FORMA
                                             ASCEND NETSTAR  COMBINED (1)(2) COMBINED (1)(2)(3)
                                             ------ -------  --------------- ------------------
Net income (loss) per share:
 Three months ended March 31:
  1996.....................                  $0.17  $(0.26)      $ 0.15            $ 0.05
  1995.....................                   0.04   (0.16)        0.03              0.01
 For the year ended December 31
   for Ascend and September 30 for NetStar:
  1995.....................                   0.28   (0.90)        0.25              0.09
  1994.....................                   0.09   (0.85)        0.08              0.03
  1993.....................                   0.02   (0.63)       (0.00)            (0.00)
Book value per share at (4):
 March 31, 1996............                  $2.95  $ 2.79       $ 2.87            $ 1.02
 December 31, 1995 for Ascend and
   September 30, 1995 for NetStar........     2.69    2.87         2.64              0.93

- --------
(1) NetStar has a September 30 fiscal year end and, accordingly, the NetStar statements of operations for the years ended September 30, 1995, 1994 and 1993 have been combined with Ascend statements of income for the calendar years ended December 31, 1995, 1994 and 1993. In order to conform NetStar's fiscal year end to Ascend's calendar fiscal year end, NetStar's first quarter ended December 31, 1995 has not been presented. Instead, NetStar's second quarter ended March 31, 1996 has been presented for comparative purposes. The results of operations for NetStar's first quarter ended December 31, 1995 included net sales of approximately $1.7 million, gross profit of approximately $585,000, net loss of approximately $1.1 million and net loss per share of $(0.11).

(2) Ascend and NetStar anticipate that the combined company will incur Merger-related expenses totaling approximately $7.5 million. Such expenses include investment advisory fees, legal and accounting expenses and other transaction costs. These costs are expected to be charged to the operations of Ascend in the twelve-month period following the Merger. The effects of these costs have not been reflected in the historical or pro forma net income (loss) per share data but are reflected in the pro forma book value per share data as of March 31, 1996 and December 31, 1995.

(3) The Netstar equivalent pro forma combined per share amounts are calculated by multiplying the Ascend pro forma combined per share amounts by the Exchange Ratio of 0.35398 of a share of Ascend Common Stock for each share of NetStar Common Stock.

(4) Historical book value per share is computed by dividing stockholders' equity by the number of shares of Common Stock outstanding at the end of each period. Ascend pro forma book value per share is computed by dividing pro forma stockholders' equity, including the effect of pro forma adjustments, by the pro forma number of shares of Ascend Common Stock which would have been outstanding had the Merger been consummated as of each balance sheet date.

                            MARKET PRICE INFORMATION

  Both Ascend Common Stock and NetStar Common Stock are quoted on The Nasdaq National Market under the symbols "ASND" and "NTSR," respectively.

  The table below sets forth, for the calendar quarters indicated, the reported high and low closing sale prices of Ascend Common Stock and NetStar Common Stock as reported on The Nasdaq National Market. Ascend Common Stock began trading on The Nasdaq National Market on May 13, 1994, and NetStar Common Stock began trading on The Nasdaq National Market on September 19, 1995. Prices of Ascend Common Stock and NetStar Common Stock reflect all stock splits effected prior to the date hereof.

                                                 ASCEND COMMON NETSTAR COMMON
                                                     STOCK          STOCK
                                                 ------------- ---------------
                                                  HIGH   LOW    HIGH     LOW
                                                 ------------- ------- -------
   1994
    Second Quarter (commencing May 13).......... $ 2.03 $ 1.41 $   --  $   --
    Third Quarter...............................   3.47   1.61     --      --
    Fourth Quarter..............................   5.56   2.72     --      --
   1995
    First Quarter...............................   8.22   4.94     --      --
    Second Quarter..............................  13.00   7.84     --      --
    Third Quarter (commencing September 19 for
      NetStar)..................................  21.56  12.25   11.25    9.62
    Fourth Quarter..............................  40.63  16.50   27.00    8.38
   1996
    First Quarter...............................  57.00  32.25   22.75   15.00
    Second Quarter..............................  70.63  51.75   26.68   16.25
    Third Quarter (through July 10).............  60.88  53.38   21.13   18.75

  On May 30, 1996, the last full trading day prior to the public announcement of the Merger Agreement, the closing sale price on The Nasdaq National Market was $66.13 per share of Ascend Common Stock and $25.25 per share of NetStar Common Stock.

  On July 10, 1996, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the closing sale price on The Nasdaq National Market was $60.88 per share of Ascend Common Stock and $21.13 per share of NetStar Common Stock.

  Because the market price of Ascend Common Stock is subject to fluctuation, the market value of the shares of Ascend Common Stock that holders of NetStar Common Stock will receive in the Merger may increase or decrease prior to the Merger.

  NETSTAR STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE ASCEND COMMON STOCK AND THE NETSTAR COMMON STOCK.

  Neither Ascend nor NetStar has paid any cash dividends on its Common Stock since their respective inceptions. Following the Merger, Ascend intends to retain any future earnings for use in its business and does not anticipate paying cash dividends in the foreseeable future.

                                 RISK FACTORS

  The following risk factors should be considered by holders of NetStar Common Stock in evaluating whether to approve the Merger Agreement and thereby become holders of Ascend Common Stock. These factors should be considered in conjunction with the other information included and incorporated by reference in this Proxy Statement/Prospectus. In evaluating Ascend's and NetStar's business, prospective investors should carefully consider the following factors in addition to the other information presented in this Proxy Statement/Prospectus.

RISKS RELATING TO THE MERGER

  Integration of Certain Operations. The managements of Ascend and NetStar have entered into the Merger Agreement with the expectation that the Merger will result in beneficial synergies for Ascend and NetStar. See "The Merger-- Reasons for the Merger; Recommendation of the NetStar Board of Directors." Achieving the anticipated benefits of the Merger will depend in part upon whether the integration of the two companies' businesses is accomplished in an efficient and effective manner, and there can be no assurance that this will occur. The combination of the two companies will require, among other things, integration of the companies' respective product offerings and technology and coordination of their research and development, sales and marketing and financial reporting efforts. There can be no assurance that such integration will be accomplished smoothly or successfully. If significant difficulties are encountered in the integration of the existing product lines and technology, resources could be diverted from new product development, resulting in delays in new product introductions. The integration of the product lines could also cause confusion or dissatisfaction among existing customers of Ascend and NetStar. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations with distinct cultures. The integration of certain operations following the Merger will require the dedication of management and other personnel resources which may temporarily distract attention from the day-to-day business of the combined company. Failure to successfully accomplish the integration of the two companies' operations could have a material adverse effect on the combined company's business, financial condition or results of operations.

  Distributors, Resellers and Customers. There can be no assurance that distributors, resellers and customers of Ascend or NetStar will continue their current buying patterns without regard to the announced Merger. In particular, certain present and potential distributors and customers may defer purchasing decisions as they evaluate the combined company's future product strategy. Any such deferrals could have a material adverse effect on the combined company's business, financial condition or results of operations.

  Fixed Exchange Ratio. Under the terms of the Merger Agreement, each share of NetStar Common Stock issued and outstanding at the Effective Time will be converted into the right to receive 0.35398 of a share of Ascend Common Stock. The Merger Agreement does not contain any provisions for adjustment of the Conversion Number based on fluctuations in the price of Ascend Common Stock. Accordingly, the value of the consideration to be received by the stockholders of NetStar upon the Merger will depend on the market price of Ascend Common Stock at the Effective Time. On May 30, 1996, the date on which the Merger Agreement was executed, the closing per share sale price of Ascend Common Stock was $66.13. On July 10, 1996, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the closing per share sale price of Ascend Common Stock was $60.88. There can be no assurance that the market price of Ascend Common Stock on and after the Effective Time will not be lower than such prices. See "--Risks Relating to Ascend and the Combined Company--Volatility of Stock Price" and "--Risks Relating to NetStar-- Volatility of Stock Price" and "Market Price Information."

  Transaction Charges. Ascend and NetStar anticipate that the combined company will incur Merger-related expenses totaling approximately $7.5 million. Such expenses include investment advisory fees, legal and accounting expenses and other transaction costs. These costs are expected to be charged to the operations of Ascend in the twelve-month period following the Merger. This amount is a preliminary estimate only and therefore subject to change. There can be no assurance that the combined company will not incur additional charges to reflect costs associated with the Merger. See "--Integration of Certain Operations" and "Selected Historical and Unaudited Pro Forma Financial Data."

RISKS RELATING TO ASCEND AND THE COMBINED COMPANY

  Fluctuations in Quarterly Operating Results. Ascend has experienced rapid quarterly growth in net sales principally due to the emergence of several markets for bandwidth on demand network access products, increased market acceptance of Ascend's products and the expansion of Ascend's product line and distribution channels. Due to the evolving nature of the markets for Ascend's products, as well as the likelihood of increased competition, there can be no assurance that Ascend's rate of growth in net sales will continue or that Ascend will be able to sustain profitability in the future. Ascend's quarterly operating results are affected by a wide variety of factors, including competition, the mix of products sold, the mix of distribution channels employed, Ascend's success in developing, introducing and shipping new products, price reductions for Ascend's products, changes in the levels of inventory held by third party resellers, the timing of orders from and shipments to customers, seasonality and general economic conditions. Ascend expects that its gross margins could be affected in future periods by price adjustments as a result of increased competition. Ascend also expects that its gross margins could be adversely affected in future periods by increased sales of its Pipeline products as a percentage of net sales. These products have lower gross margins than Ascend's other products. In addition, Ascend's use of third parties to distribute its products to certain VARs may adversely affect Ascend's gross margins. Ascend typically operates with a relatively small backlog. As a result, quarterly sales and operating results generally depend on the volume and timing of and ability to fulfill orders received within the quarter, which are difficult to forecast. A significant portion of Ascend's expense levels is relatively fixed in advance based in large part on Ascend's forecasts of future sales. If sales are below expectations in any given quarter, the adverse impact of the shortfall on Ascend's operating results may be magnified by Ascend's inability to adjust spending to compensate for the shortfall. Ascend may also increase spending in response to competition or to pursue new market opportunities. Accordingly, there can be no assurance that Ascend will be able to sustain profitability in the future, particularly on a quarter-to-quarter basis. See "Information Concerning Ascend--Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Dependence on the Internet Access Market; Developing Markets; Market Acceptance of Ascend's Products. The recent growth in Ascend's net sales has been largely attributable to the use of its products for Internet access. Sales of Ascend's MAX products, which are used principally as POP termination devices by ISPs, accounted for approximately 26%, 63% and 72% of Ascend's net sales in 1994, 1995 and the first three months of 1996, respectively. Similarly, sales of Ascend's Pipeline products, which are used for Internet access by Internet subscribers, were approximately 10%, 20% and 19% of net sales in 1994, 1995 and the first three months of 1996, respectively. The market for Internet access products is new and evolving, and it is difficult to predict its size or future growth rate. Ascend believes that sales of its MAX and Pipeline products will depend in large part upon a robust industry and infrastructure for providing Internet access and carrying Internet traffic and upon sustained adoption by end-user customers of the Internet for commerce and communication. There can be no assurance that this industry and infrastructure will develop or that this adoption will occur. Ascend believes competition in these markets will increase significantly in the future and could adversely affect Ascend's business, results of operations and financial condition.

  In addition, market acceptance of Ascend's products for applications other than Internet access is important to Ascend's future success. Specifically, Ascend's products are targeted at access to corporate backbone networks and local area networks ("LANs") by remote offices, telecommuters and mobile users, videoconferencing and multimedia access facilities. Ascend's success in generating significant sales in these emerging markets will depend in part on its ability to educate users about the benefits of Ascend's technology and to develop effective distribution channels to address these markets. These markets are diverse and rapidly evolving, and it is difficult to predict their potential size or future growth rate. Moreover, Ascend's limited resources relative to certain of its competitors may restrict its ability to remain current with respect to developments in these markets and to effectively pursue marketing activities in multiple markets simultaneously. Accordingly, there can be no assurance that Ascend's products will be widely accepted in these new markets or that Ascend will be able to identify additional markets. The inability of Ascend to continue to penetrate the various markets for its products or to successfully expand the markets for its products would have a material adverse effect on its business, results of operations and financial condition. See "Information Concerning Ascend--Management's Discussion and

Analysis of Financial Condition and Results of Operations" and "--Business-- Industry Background and Market," "--Business--Products" and "--Business-- Competition."

  Reliance on Sales to Internet Service Providers. Ascend sells a substantial percentage of its products, particularly its MAX products, to ISPs. Sales to ISPs accounted for approximately 21% and 25% of Ascend's net sales in 1995 and the three months ended March 31, 1996, respectively. Sales to one of these ISPs, UUNET, accounted for approximately 11% and 13% of net sales in 1995 and the three months ended March 31, 1996, respectively. Because Ascend's products are being used to enhance or extend the Internet access infrastructure of the ISPs, Ascend expects that sales to any particular ISP may vary considerably from period to period. Accordingly, there can be no assurance that sales to these entities, individually or as a group, will equal or exceed historical levels in any future period. Any development that would result in a substantial decrease or delay in sales to one or more of these entities, including actions by competitors or technological changes, could have a material adverse effect on Ascend's business, results of operations and financial condition. See "Information Concerning Ascend--Management's Discussion and Analysis of Financial Condition and Results of Operations" and "--Business--Marketing and Sales."

  New Product Development and Timely Introduction of New and Enhanced Products. The markets for Ascend's products (including the product lines of NetStar to be acquired in the Merger) are characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles. Inherent in the product development process are a number of risks. The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends. The introduction of new or enhanced products also may require Ascend to manage the transition from older products in order to minimize disruption in customer ordering patterns, avoid excessive levels of older product inventories and ensure that adequate supplies of new products can be delivered to meet customer demand. There can be no assurance that the combined company will successfully develop, introduce or manage the transition of new products. Products may contain undetected or unresolved software errors when they are first introduced or as new versions are released. There can be no assurance that, despite extensive testing, software errors will not be found in new products or upgrades after commencement of commercial shipments of new or enhanced products. The inability of such products to gain market acceptance or problems associated with new product transitions could adversely affect the combined company's operating results, particularly on a quarterly basis. See "Information Concerning Ascend--Business--Research and Development."

  Competition. The markets for Ascend's and NetStar's products are highly competitive and subject to rapid technological change. Ascend expects competition to increase in the future as current competitors enhance their product offerings and additional companies enter the market. Ascend's current competitors can be classified into three groups: manufacturers of WAN and Internet access equipment, manufacturers of remote LAN access and Internet subscriber access equipment, and manufacturers of bandwidth on demand products addressing the needs of the videoconferencing market. In the WAN and Internet access equipment market, Ascend primarily competes with Cisco Systems, Inc. ("Cisco") U.S. Robotics Corporation ("U.S. Robotics") and 3Com Corporation ("3Com"), each of which has substantially greater financial, marketing and technical resources than Ascend. In the remote LAN access and Internet subscriber access market, competition is widespread, although few companies have positioned their products specifically as digital bandwidth on demand network access systems. Ascend's primary competitors in this market are Gandalf, Cisco, Shiva and 3Com. In the videoconferencing access market, competitors include Madge Networks, Adtran and Promptus Communications (a subsidiary of GTI).

  Competitive factors in the combined company's markets include core technology, breadth of product features, product quality and functionality, pricing, marketing and distribution resources, international certifications and customer service and support. Some of the combined company's current and potential competitors have substantially greater financial, marketing and technical resources than the combined company. Many also have established relationships with current and potential customers for the combined company's products. Increased competition could result in price reductions, reduced profit margins or loss of market share, each of which would adversely affect the combined company's operating results. There can be no assurance that the combined company will be able to continue to compete successfully against current and future competitors as bandwidth on demand markets evolve and competition increases. See "Information Concerning Ascend--Business-- Competition."

  Management of Growth. Ascend is currently experiencing rapid growth and expansion, which has placed, and will continue to place, a significant strain on its administrative, operational and financial resources and increased demands on its systems and controls. This growth has resulted in a continuing increase in the level of responsibility for both existing and new management personnel. Ascend anticipates that its continued growth will require it to recruit and hire a substantial number of new engineering, sales and marketing and managerial personnel. There can be no assurance that Ascend will be successful at hiring or retaining these personnel. Ascend's ability to manage its growth successfully will also require Ascend to continue to expand and improve its operational, management and financial systems and controls and to expand its manufacturing capacity. If Ascend's management is unable to manage growth effectively, Ascend's business, results of operations and financial condition may be materially and adversely affected. See "Information Concerning Ascend--Business--Manufacturing and Quality" and "--Management."

  Reliance on Third Party Value-Added Resellers and Distributors. Ascend's sales, to a significant degree, are made through VARs and distributors. Accordingly, Ascend is dependent upon the continued viability and financial stability of these VARs and distributors. While Ascend has contractual relationships with many of its VARs and distributors, these agreements do not require the VAR or distributor to purchase Ascend's products and can be terminated by the VAR or distributor at any time. There can be no assurance that any of Ascend's VARs and distributors will continue to market Ascend's products. Ascend's VARs and distributors generally offer products of several different companies, including products that are competitive with Ascend's products. Accordingly, there is a risk that these VARs and distributors may give higher priority to products of other suppliers, thus reducing their efforts to sell Ascend's products. Any special distribution arrangements and product pricing arrangements that Ascend may implement in one or more distribution channels for strategic purposes could adversely affect gross profit margins for its products. See "Information Concerning Ascend-- Business--Marketing and Sales."

  Dependence on Key Personnel. Ascend's success depends to a significant degree upon the continuing contributions of its key management, sales, marketing and product development personnel. Ascend does not have employment contracts with its key personnel and does not maintain any key person life insurance policies. The loss of key management or technical personnel could adversely affect Ascend. Ascend believes that its future success will depend in large part upon its ability to attract and retain highly-skilled engineering, managerial, sales and marketing personnel. Competition for such personnel is intense, and there can be no assurance that Ascend will be successful in attracting and retaining such personnel. Failure to attract and retain key personnel could have a material adverse effect on Ascend's business, results of operations and financial condition. See "Information Concerning Ascend--Business--Employees" and "--Management."

  Tariff and Regulatory Matters. Rates for telecommunications services are governed by tariffs of licensed carriers that are subject to regulatory approval. Future changes in these tariffs could have a material effect on Ascend's business. For example, should tariffs for public switched digital services increase in the future relative to tariffs for private leased services, the cost-effectiveness of Ascend's products would be reduced, and its business and results of operations could be adversely affected. In addition, Ascend's products must meet standards and receive certification for connection to the public telecommunications network prior to their sale. In the United States, Ascend's products must comply with Part 15(a) (industrial equipment), Part 15(b) (residential equipment) and Part 68 (analog lines) of the Federal Communications Commission regulations. Ascend's products also must be certified by domestic telecommunications carriers. In foreign countries, Ascend's products are subject to a wide variety of governmental review and certification requirements. Although only France currently regulates importation of Ascend's products, foreign customers typically require that Ascend's products receive certification from the country's primary telecommunications carriers. Any future inability to obtain on a timely basis or retain domestic certification or foreign regulatory approvals could have a material adverse effect on Ascend's business and results of operations. See "Information Concerning Ascend--Business--Industry Background and Market."

  Dependence on Contract Manufacturers and Single-Source Suppliers. Ascend's production operations consist primarily of materials planning and procurement, quality control and final assembly, burn-in and testing of certain products. Ascend relies on independent contractors to manufacture certain of Ascend's products or components and subassemblies used in Ascend's products to its specifications. Ascend is also dependent upon single or limited source suppliers for a number of components and parts used in its products, including certain key microprocessors and integrated circuits. There can be no assurance that these independent contractors and suppliers will be able to meet Ascend's future requirements for manufactured products, components and subassemblies. Ascend generally purchases single or limited source components pursuant to purchase orders and has no guaranteed supply arrangements with these suppliers. In addition, the availability of many of these components to Ascend is dependent in part on Ascend's ability to provide its suppliers with accurate forecasts of its future requirements. Ascend has generally been able to obtain adequate supplies of parts and components in a timely manner from existing sources and endeavors to maintain inventory levels adequate to guard against interruptions in supplies. Ascend believes that there are alternative suppliers or alternative components for all of the components contained in its products. However, any extended interruption in the supply of any of the key components currently obtained from a single or limited source or the time necessary to transition a replacement supplier's product or a replacement component into Ascend's products could disrupt its operations and have a material adverse effect on Ascend's operating results in any given period. Ascend purchases certain components from foreign suppliers; however, all such purchases are denominated in U.S. dollars and Ascend believes all such components or alternate components are available from domestic suppliers. Ascend may also be subject to increases in component costs, which could also have a material adverse effect on its operating results. See "Information Concerning Ascend--Business--Manufacturing and Quality."

  Dependence on Proprietary Technology. Ascend's success and ability to compete is dependent in part upon its proprietary technology. Ascend relies on a combination of patent, copyright and trade secret laws and non-disclosure agreements to protect its proprietary technology. Ascend currently holds two United States patents and one Canadian patent and has three patent applications pending. There can be no assurance that patents will be issued with respect to pending or future patent applications or that Ascend's patents will be upheld as valid or will prevent the development of competitive products. In addition, Ascend has generally entered into confidentiality or license agreements with its employees, VARs, distributors, customers and potential customers and limits access to the distribution of its software, documentation and other proprietary information. There can be no assurance that the steps taken by Ascend to protect its proprietary rights will be adequate to prevent misappropriation of its technology or that Ascend's competitors will not independently develop technologies that are substantially equivalent or superior to Ascend's technology. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Ascend is also subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights of others. From time to time, Ascend has received claims of infringement of other parties' proprietary rights. Although Ascend believes that all such claims received to date are immaterial, there can be no assurance that third parties will not assert infringement claims in the future with respect to current or future products or that any such claims will not require the combined company to enter into license arrangements or result in protracted and costly litigation, regardless of the merits of such claims. No assurance can be given that any necessary licenses will be available or that, if available, such licenses can be obtained on commercially reasonable terms. See "Information Concerning Ascend--Business--Products," "--Research and Development" and "--Proprietary Rights."

  International Sales. Ascend's international sales accounted for approximately 15%, 20%, 29% and 42% of Ascend's net sales in 1993, 1994, 1995 and the three months ended March 31, 1996, respectively, and NetStar's international sales accounted for approximately 35% and 81% of its net sales in 1995 and the six months ended March 31, 1996, respectively. International sales are expected to continue to account for a significant portion of the combined company's net sales in future periods. International sales are subject to certain inherent risks, including unexpected changes in regulatory requirements and tariffs, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable and potentially adverse tax consequences. Each company depends on third party resellers for substantially all of its international sales. Certain of these third party resellers also act as resellers for competitors of Ascend and NetStar and could devote greater effort and resources to marketing competitive products. The loss of certain of these third party resellers could have a material adverse effect on the combined company's business and results of operations. Although the combined company's sales will be denominated in U.S. dollars, fluctuations in currency exchange rates could cause the combined company's products to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in that country. Furthermore, future international activity may result in foreign currency denominated sales, and, in such event, gains and losses on the conversion to U.S. dollars of accounts receivable and accounts payable arising from international operations may contribute to fluctuations in the combined company's results of operations. In addition, sales in Europe and certain other parts of the world typically are adversely affected in the third quarter of each calendar year as many customers and end-users reduce their business activities during the summer months. These seasonal factors may have an effect on the combined company's business, results of operations and financial condition.

  Potential Issuance of Preferred Stock; Anti-Takeover Provisions. The Board of Directors of Ascend has the authority to issue up to 2,000,000 shares of Preferred Stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the stockholders. The rights of the holders of the Ascend Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of the Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Ascend, thereby delaying, deferring or preventing a change in control of Ascend. Furthermore, such Preferred Stock may have other rights, including economic rights, senior to the Ascend Common Stock, and as a result, the issuance of such stock could have a material adverse effect on the market value of the Ascend Common Stock. Ascend has no present plans to issue shares of Preferred Stock. Ascend may in the future adopt other measures that may have the effect of delaying, deferring or preventing a change of control of Ascend. Certain of such measures may be adopted without any further vote or action by Ascend's stockholders. Ascend is also afforded the protections of Section 203 of the Delaware General Corporation Law, which could delay or prevent a change in control of Ascend, impede a merger, consolidation or other business combination involving Ascend or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of Ascend.

  Volatility of Stock Price. Ascend's Common Stock has experienced significant price volatility and such volatility may occur in the future, particularly as a result of quarter-to-quarter variations in the actual or anticipated financial results of Ascend or of other companies in the network access industry or announcements by Ascend or its competitors regarding new product introductions or other developments affecting Ascend. In addition, the market has experienced extreme price and volume fluctuations that have affected the market price of many technology companies' stocks and that have been unrelated or disproportionate to the operating performance of these companies. See "Market Price Information."

RISKS RELATING TO NETSTAR

  Operating Losses; Lack of Revenues; Additional Capital Requirements. While NetStar has sold 75 GigaRouters and 25 ClusterSwitches through March 31, 1996, revenue is not adequate to meet expenses, and NetStar continues to incur significant operating losses and has significant negative cash flow from operations. From inception through March 31, 1996, NetStar incurred cumulative losses of $14,281,557. While NetStar's revenues have increased during the last twelve months, there can be no assurance that revenues will continue to grow or that NetStar will achieve profitability. To become profitable, NetStar must significantly increase revenues from the GigaRouter and ClusterSwitch by developing new media cards to broaden the market potential of NetStar's products and by expanding its marketing and sales capabilities. This will entail hiring a significant number of additional sales, marketing and development personnel, as well as investing in additional capital assets. NetStar's current cash balances are currently believed to be adequate to meet NetStar's cash needs for its planned operations and expansion at least through fiscal 1997. However, if NetStar's planned operations and expansion require more capital than anticipated, sales do not increase, and operating losses continue, NetStar may need additional equity capital in the future in order to maintain its expected level of operations. NetStar's actual cash needs may vary significantly from its anticipated cash needs, and no assurance can be given that NetStar's predictions regarding its cash needs will prove accurate, that NetStar will be able to secure any required additional financing when needed, or that such financing, if obtained, will be on terms favorable or acceptable to NetStar. If NetStar is unable to obtain additional financing when needed or in the amount needed, it would be required to significantly scale back expansion plans and, depending upon cash flow from its existing business, reduce the scope of its operations. See "Information Concerning NetStar--Management's Discussion and Analysis of Financial Condition and Results of Operations" and "--Business."

  Customer Concentration. For the year ended September 30, 1995, NetStar recognized revenues from products shipped to Net One Systems Co., Ltd. (NetStar's distributor in Japan) ("Net One"), and MCI Communications Corp. ("MCI"), of $958,769 and $753,010, respectively, representing 32% and 25% of NetStar's net sales, and 17 other customers accounted for the remaining sales. For the six months ended March 31, 1996, NetStar had net sales to Net One of $1,792,759, representing 69% of NetStar's net sales, and nine other customers accounted for the remaining sales. NetStar has not established a broad customer base and does not have long-term contracts with its customers. Except for sales to Net One, NetStar historically has not relied on repeat business with its customers. Further, NetStar does not expect that it will receive additional orders from its end-user customers once their initial needs are satisfied unless such customers expand or modify their communication networks. NetStar has relied on a limited number of customers for a significant portion of its revenues and expects this to continue for the foreseeable future. As a result, NetStar's sales are expected to continue to depend upon the receipt of orders from new customers. See "Information Concerning NetStar--Management's Discussion and Analysis of Financial Condition and Results of Operations" and "--Business--Customers."

  Product Concentration. From inception through March 31, 1996, revenues from sales of the GigaRouter have accounted for approximately 89% of NetStar's total revenues. NetStar's results of operations are materially dependent on the success of this one product. A significant reduction in sales of the GigaRouter resulting from changes in the industry, including the introduction of new competing technology or the evolving needs of NetStar's customers, would have a material adverse effect on NetStar.

  Fluctuations of Financial Results. The timing of orders from customers, the length of trial periods, changes in price or product mix, changes in manufacturing costs, or the introduction of new products by NetStar or competitors could cause fluctuations in NetStar's quarterly financial results. Moreover, given the relatively large unit selling price associated with an order from any one customer, a limited number of customers may account for a large percentage of sales during any one quarter. Accordingly, NetStar may experience significant fluctuations in its financial results, and there can be no assurance that NetStar's revenues or results of operations will improve on a quarterly basis or that any improvement from quarter to quarter will be indicative of future performance. In addition, NetStar's expenses are based in part on expectations of future sales. As a result, changes in expenses may not match changes in revenues on a quarterly basis, and a delay in expected sales would adversely affect NetStar's operating results. To date, many of NetStar's potential customers have requested that they be allowed to evaluate equipment on a trial basis before committing to purchase. Revenues from trial installations of equipment are generally recognized immediately upon receipt of orders from customers at the conclusion of a successful trial period. For non-trial installations, NetStar typically ships equipment shortly after the receipt of an order. Therefore, NetStar does not believe that order backlog is a significant indicator of future business. At March 31, 1996, NetStar's backlog of customer orders was not material. NetStar historically has not maintained such a backlog. See "Information Concerning NetStar--Management's Discussion and Analysis of Financial Condition and Result of Operations" and "--Business--Customers."

  Product Development Risks. NetStar's future revenues will depend on its ability to timely develop and introduce to the market new features and products that meet the then-existing demands of the marketplace. There can be no assurance of NetStar's ability to develop such features or products or to introduce such features or products to the market when it would be advantageous to do so. In addition, NetStar's products are technologically complex and are used in extensive networks with many different configurations. In the future, NetStar may experience some problems with products installed at customers' sites because it is not always possible to test the functions of a product in all customers' configurations. This may cause delays in bringing future products and features fully to market. Any such delays could adversely affect NetStar due to loss of customer confidence, higher operating losses due to delayed or lost sales and the expense of correcting problems, and the possibility of other networking products gaining competitive advantage and market share. See "Information Concerning NetStar--Management's Discussion and Analysis of Financial Condition and Results of Operations" and "--Business-- Research and Development."

  Dependence on Outside Sources; Availability of Components. NetStar uses integrated circuits and other components from outside sources in its products. While many of these components are available from multiple sources, some can be obtained from only one source. An interruption in the availability of any component may force NetStar to redesign its products and could have a material adverse effect on NetStar. NetStar has no long-term contracts with its suppliers and orders components pursuant to purchaser orders. NetStar operates a materials requirements planning ("MRP") system for production planning. This system is periodically updated with current component availability information and used to forecast the need for components and generate purchase orders with appropriate lead times to assure proper availability. See "Information Concerning NetStar--Business--Manufacturing."

  Market Acceptance of Products. There are many networking products currently being offered for sale in the market segments in which NetStar competes. There can be no assurance that NetStar's intended customers will purchase NetStar's products instead of competing products. Failure to obtain significant customer satisfaction or market share would have a material adverse effect on NetStar. Customers evaluate competing products on the basis of the availability of the required network interfaces in a particular installation, the performance of the router and its price. In addition, after installation, customers evaluate the supplier's ability to serve the equipment, if required, and its reliability when deciding on future orders for additional equipment. See "Information Concerning NetStar--Business."

  Competition. The industry in which NetStar operates is highly competitive. Most NetStar competitors are established companies with significantly greater financial resources, more extensive business experience, and greater marketing and service capabilities than NetStar's. There can be no assurance that NetStar will be able to compete successfully. The same evaluation criteria described in the risk factor entitled "Market Acceptance of Products" are used by customers to determine the relative strength of competitors. Other competitive factors are the supplier's relative financial strength and operating history. See "Information Concerning NetStar--Business-- Competition."

  Changes in Computer and Software Technology; Possible Obsolescence. The computer industry has been characterized by rapid technological change which could result in obsolescence of NetStar's products. NetStar will be required to respond to those changes by enhancing its then existing products and developing and/or marketing new products. The testing of NetStar's products discussed in the risk factor entitled "Product Development Risks" is not expected to affect NetStar's ability to be responsive to rapid industry changes. However, delays in NetStar's development or marketing activities, or a lack of the financial resources required to pursue new opportunities, may adversely affect NetStar's ability to be responsive to rapid industry changes. In addition, new developments currently unknown to Netstar could render NetStar's products less competitive than products from others using such newer technologies. See "Information Concerning NetStar--Business."

  Dependence on Key Personnel; Lack of Employment and Non-Compete Agreements. Because of the requirements of its product development, production, and marketing and sales activities, NetStar is dependent upon the efforts of its current officers and other employees and upon its ability to attract and retain other technically qualified personnel. NetStar has only recently obtained confidentiality agreements with many of its management and other personnel, including those involved in product development. NetStar has no non-compete agreements or key person insurance covering any of its employees. There is generally intense competition in the computer hardware and software industry for qualified personnel, including competition from companies with substantially greater resources than those of NetStar. There can be no assurance that NetStar can attract or retain qualified personnel. See "Information Concerning NetStar--Management."

  Intellectual Property Rights. NetStar has not applied for and does not hold any patents. Management believes that NetStar's business will be more dependent on the timing of the introduction of its products to the market rather than on available patent protection or other protection of its intellectual property rights. Management believes that the only technology that might be available for patent protection would be certain engineering details embedded in NetStar's products. While NetStar intends, over time, to maximize the product and business protection reasonably available to NetStar through the patent process and by otherwise protecting its intellectual property rights, there can be no assurance that any patents will be applied for, that any such patent applications will result in patent grants, or that any patents granted or the measures taken by NetStar to protect its intellectual property rights will adequately protect NetStar's technology from use by competitors. In addition, there can be no assurance that the technology used in NetStar's products will not infringe on others' patents even if NetStar obtains patents for such technology. If NetStar applies for and obtains a patent which is subsequently infringed upon, NetStar may not have sufficient resources to prosecute a patent suit to defend its patent. While NetStar has not sought patent protection, it has registered the trademarks GigaRouter and ClusterSwitch. See "Information Concerning NetStar--Business-- Patents and Proprietary Rights."

  Volatility of Stock Price. NetStar's Common Stock has experienced significant price volatility, and such volatility may occur in the future, particularly as a result of quarter-to-quarter variations in the actual or anticipated financial results of NetStar or of other companies in NetStar's industry or announcements by NetStar or its competitors regarding new product introductions or other developments affecting NetStar. In addition, the market has experienced extreme price and volume fluctuations that have affected the market price of many technology companies' stocks and that have been unrelated or disproportionate to the operating performance of these companies. See "Market Price Information."

                              THE SPECIAL MEETING

GENERAL

  This Proxy Statement/Prospectus is being furnished to holders of NetStar Common Stock in connection with the solicitation of proxies by the NetStar Board for use at the Special Meeting to be held at the Minneapolis/St. Paul Airport Hilton, 3800 East 80th Street., Minneapolis, Minnesota on August 15, 1996, commencing at 10:00 a.m., Central Time, and at any adjournments or postponements thereof.

  This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of NetStar on or about July 15, 1996.

MATTERS TO BE CONSIDERED AT THE MEETING

  At the Special Meeting, holders of NetStar Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement and such other matters as may properly be brought before the Special Meeting, or any adjournments or postponements thereof.

  The NetStar Board has unanimously approved the Merger Agreement and recommends a vote FOR approval and adoption of the Merger Agreement.

VOTING AT THE MEETING; RECORD DATE

  The NetStar Board has fixed July 5, 1996 as the record date (the "Record Date") for the determination of the NetStar stockholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Accordingly, only holders of record of shares of NetStar Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. As of July 5, 1996, there were 10,749,830 shares of NetStar Common Stock outstanding and entitled to vote, which shares were held by approximately 541 holders of record. Each holder of record of shares of NetStar Common Stock on the Record Date is entitled to cast one vote per share on each proposal properly submitted for the vote of the NetStar stockholders, either in person or by properly executed proxy, at the Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of NetStar Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting.

  The affirmative vote of the holders of over 50% of the outstanding shares of NetStar Common Stock is required to approve the Merger Agreement.

  As of May 31, 1996, directors and executive officers of NetStar and their affiliates may be deemed to be beneficial owners of approximately 7.4% of the outstanding shares of NetStar Common Stock. Each of the directors of NetStar, certain executive officers of NetStar and certain NetStar stockholders affiliated with a director, who, as of May 31, 1996, together held approximately 3.5% of the outstanding shares of NetStar Common Stock, have entered into Voting Agreements pursuant to which such persons have agreed to vote their shares of NetStar Common Stock for approval and adoption of the Merger Agreement. See "The Merger--Voting Agreements."

  Ascend owns no shares of NetStar Common Stock.

  At the Special Meeting, in determining whether the proposal to approve and adopt the Merger Agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against such proposal. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because, for such proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

PROXIES

  This Proxy Statement/Prospectus is being furnished to NetStar stockholders in connection with the solicitation of proxies by and on behalf of the NetStar Board for use at the Special Meeting.

  All shares of NetStar Common Stock which are entitled to vote and are represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, if not revoked, will be voted at the Special Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated (other than in the case of broker non-votes), such proxies will be voted FOR approval and adoption of the Merger Agreement.

  If any other matters are properly presented at the Special Meeting for consideration including, among other things, consideration of a motion to adjourn the Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of NetStar, at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of NetStar, before the taking of the vote at the Special Meeting or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to NetStar, Inc., 10250 Valley View Road, Suite 113, Eden Prairie, Minnesota, 55344, Attention: Duane
S. Carlson, Secretary, or hand delivered to the Secretary of NetStar at or before the taking of the vote at the Special Meeting.

  The costs of preparing and mailing this Proxy Statement/Prospectus will be borne equally by NetStar and Ascend. All other costs of this solicitation will be borne by NetStar. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of NetStar in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. NetStar has retained MacKenzie Partners, Inc., a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the Special Meeting at a cost of approximately $10,000 plus reasonable out-of-pocket expenses. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and NetStar will reimburse such custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith.

  NETSTAR STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

DISSENTERS' RIGHTS

  Stockholders of NetStar are entitled to exercise dissenters' rights pursuant to the provisions of Sections 302A.471 and 302A.473 of the MBCA. In accordance with these sections, NetStar stockholders have the right to dissent to the Merger and to be paid the "fair value" of their shares of NetStar Common Stock in lieu of receiving the consideration provided under the Merger Agreement. In this context, the term "fair value" means the value of the NetStar shares immediately before the Effective Time. Under Section 302A.473, where a merger is to be submitted for approval at a meeting of stockholders, the corporation must notify each of its stockholders of the right to dissent, include in such notice a copy of Sections 302A.471 and 302A.473 and provide a brief description of the procedures to be followed under these sections. This Proxy Statement/Prospectus is intended to constitute such notice to the stockholders of NetStar, and the following discussion describes the procedures to be followed by a dissenting stockholder. The applicable statutory provisions are attached hereto as Annex C.

  The following discussion is not a complete statement of the law pertaining to a dissenting stockholder's rights under Minnesota law and is qualified in its entirety by the full text of Sections 302A.471 and 302A.473 of the MBCA attached hereto as Annex C. Any NetStar stockholder who wishes to exercise the right to dissent and demand the fair value of his or her shares, or who wishes to preserve the right to do so, should carefully review the following discussion and Annex C, because failure to timely and properly comply with the procedures will result in the loss of a stockholder's right to dissent under Minnesota law.

  If a stockholder of NetStar wishes to exercise the right to demand the fair value of his or her shares, such stockholder must take the following actions:

  . BEFORE THE VOTE OF STOCKHOLDERS IS TAKEN AT THE SPECIAL MEETING, THE STOCKHOLDER MUST FILE A WRITTEN NOTICE OF INTENT TO DEMAND THE FAIR VALUE OF HIS OR HER SHARES AND, IN ADDITION, HE OR SHE MUST NOT VOTE IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT. Because a proxy that does not contain voting instructions will, unless revoked, be voted FOR approval of the Merger Agreement, a NetStar stockholder who votes by proxy and who wishes to exercise dissenters' rights must (i) vote AGAINST the approval of the Merger Agreement or (ii) ABSTAIN from voting on the approval of the Merger Agreement. A vote against the Merger Agreement, in person or by proxy, will not in and of itself constitute a written notice of intent to demand the fair value of a stockholder's NetStar shares satisfying the requirements of the MBCA.

  . A DEMAND FOR FAIR VALUE MUST BE EXECUTED BY OR FOR THE STOCKHOLDER OF RECORD, FULLY AND CORRECTLY, AS SUCH STOCKHOLDER'S NAME APPEARS ON HIS OR HER NETSTAR STOCK CERTIFICATE OR CERTIFICATES. If NetStar stock is owned of record in a fiduciary capacity such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If the stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he or she is acting as agent for the record owner.

  . A record owner who holds shares of NetStar Common Stock as a nominee for others, such as a broker, may demand fair value of the shares held for all, or fewer than all, of the beneficial owners of such shares. In such a case, the written demand should set forth the number of shares to which it relates. When no number of shares is expressly mentioned, the demand will be presumed to cover all shares standing in the name of the record owner. BENEFICIAL OWNERS OF NETSTAR SHARES WHO ARE NOT RECORD OWNERS AND WHO INTEND TO EXERCISE DISSENTERS' RIGHTS SHOULD INSTRUCT THE RECORD OWNER TO COMPLY WITH THE STATUTORY REQUIREMENTS WITH RESPECT TO THE EXERCISE OF DISSENTERS' RIGHTS BEFORE THE DATE OF THE SPECIAL MEETING.

  . NetStar stockholders who elect to exercise dissenters' rights and demand fair value, in order to properly assert their dissenters' rights, must mail or deliver their written demand to: Duane S. Carlson, Chief Financial Officer and Secretary, NetStar, Inc., 10250 Valley View Road, Suite 113, Eden Prairie, Minnesota 55344. The written demand must specify the stockholder's name and mailing address, the number of shares owned, and that the stockholder is thereby demanding the fair value of his or her shares.

  . After the Effective Time, NetStar, as the Surviving Corporation, will cause to be mailed to each stockholder of NetStar who has properly asserted dissenters' rights, a notice that contains (i) the address to which a demand for payment and stock certificates must be sent in order to receive payment and the date by which they must be received; (ii) a form to be used to certify the date on which the stockholder, or the beneficial owner on whose behalf the stockholder dissents, acquired his or her NetStar shares or an interest in them and to demand payment; and (iii) another copy of Sections 302A.471 and 302A.473 of the MBCA, together with a brief description of these sections. TO RECEIVE THE FAIR VALUE OF HIS OR HER NETSTAR SHARES, A DISSENTING STOCKHOLDER MUST DEMAND PAYMENT AND DEPOSIT HIS OR HER CERTIFICATES WITHIN 30 DAYS AFTER THE NOTICE IS GIVEN.

  . After the Effective Time, or after NetStar receives a valid demand for payment, whichever is later, NetStar must remit to each dissenting stockholder who has complied with the dissenters' rights provisions the amount NetStar estimates to be the fair value of the shares, plus interest, along with (i) NetStar's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the Effective Time, together with the latest available interim financial statement; (ii) an estimate by NetStar of the fair value of the shares and a brief description of the method used to reach the estimate; and
     (iii) another copy of Sections 302A.471 and 302A.473 of the MBCA and a brief description of the procedure to be followed in demanding supplemental payment. If NetStar fails to remit payment within 60 days of the deposit of certificates, NetStar must return all deposited certificates. However, NetStar may again give notice and require deposit at a later time.

  . IF A DISSENTING NETSTAR STOCKHOLDER BELIEVES THAT THE AMOUNT REMITTED BY NETSTAR IS LESS THAN THE FAIR VALUE OF HIS OR HER SHARES PLUS INTEREST, SUCH DISSENTING SHAREHOLDER MAY GIVE WRITTEN NOTICE TO NETSTAR OF HIS OR HER OWN ESTIMATE OF THE FAIR VALUE FOR THE SHARES PLUS INTEREST AND DEMAND A SUPPLEMENTAL PAYMENT FOR THE DIFFERENCE. Any written demand for supplemental payment must be made within 30 days after NetStar mailed its original remittance. Otherwise, a dissenter is entitled only to the amount remitted by NetStar.

  . Within 60 days after receiving a demand for supplemental payment, NetStar, as the Surviving Corporation, must either pay the amount of the supplemental payment demanded (or agreed to between the dissenting stockholder and NetStar) or file a petition in the state courts of Minnesota requesting that the court determine the fair value of the shares plus interest. Any petition so filed must name as parties all dissenting stockholders who have demanded supplemental payments and who have been unable to reach an agreement with NetStar concerning the fair value of their shares. The court may appoint appraisers, with such power and authority as the court deems proper, to receive evidence on and recommend the amount of fair value of the shares. The jurisdiction of the court is plenary and exclusive, and the fair value as determined by the court is binding on all stockholders, wherever located. A dissenting stockholder, if successful, is entitled to a judgment for the amount by which the fair value of his or her shares as determined by the court exceeds the amount originally remitted by NetStar.

  Generally, the costs and expenses associated with a court proceeding to determine the fair value of the NetStar shares will be borne by NetStar, as the Surviving Corporation, unless the court finds that a dissenting stockholder has demanded supplemental payment in a manner that is arbitrary, vexatious or not in good faith. Similar costs and expenses may also be assessed in instances where NetStar has failed to comply with the procedures specified in Section 302A.473 of the MBCA discussed above. The court may, in its discretion, award attorneys' fees to an attorney representing dissenting stockholders out of any amount awarded to such dissenters.

  FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 302A.473 FOR ASSERTING DISSENTERS' RIGHTS WILL RESULT IN THE LOSS OF A STOCKHOLDER'S RIGHTS TO DEMAND THE FAIR VALUE OF HIS OR HER NETSTAR SHARES. Stockholders considering seeking appraisal should realize that the fair value of their shares, as determined under Section 302A.473 of the MBCA in the manner outlined above, could be more than, the same as or less than the amount of value of the shares of Ascend Common Stock they would be entitled to receive as a result of the Merger if they did not seek appraisal of their shares.

  Under Subdivision 4 of Section 3024A.471 of the MBCA, a NetStar stockholder has no right, at law or in equity, to set aside the approval of the Merger Agreement or the consummation of the Merger except if such adoption or consummation was fraudulent with respect to such stockholder or NetStar.

  THE RESPECTIVE OBLIGATIONS OF ASCEND AND NETSTAR TO EFFECT THE MERGER IS SUBJECT TO THE CONDITION THAT NETSTAR SHALL NOT HAVE RECEIVED, PRIOR TO THE SPECIAL MEETING, NOTICES OF INTENT TO DEMAND FAIR VALUE OF SHARES FROM NETSTAR STOCKHOLDERS WITH RESPECT TO AN AGGREGATE NUMBER OF SHARES OF NETSTAR COMMON STOCK WHICH (ASSUMING PERFECTION OF THE DISSENTERS' RIGHTS BY SUCH STOCKHOLDERS) WOULD PREVENT ASCEND FROM ACCOUNTING FOR THE MERGER AS A POOLING OF INTERESTS. NETSTAR EXPECTS THAT IF HOLDERS OF APPROXIMATELY 9.5% OF THE OUTSTANDING NETSTAR COMMON STOCK WERE TO EXERCISE DISSENTERS' RIGHTS, POOLING OF INTERESTS ACCOUNTING TREATMENT WOULD NOT BE AVAILABLE, AND EITHER PARTY WOULD HAVE THE RIGHT TO NOT EFFECT THE MERGER. SEE "THE MERGER--ACCOUNTING TREATMENT" AND "THE MERGER AGREEMENT--CONDITIONS."

                                  THE MERGER

BACKGROUND OF THE MERGER

  The acquisition of complementary businesses and product lines is an important part of Ascend's overall business strategy. Ascend continually evaluates potential acquisition opportunities and considers potential alliances, combinations and other strategic transactions with other participants in the networking industry.

  Since June 1995, senior management of NetStar has from time to time considered strategic relationships and combinations of various forms, including potential OEM arrangements, joint marketing relationships, product development, distribution or marketing alliances, and business combinations and similar transactions.

  In July and August 1995, NetStar had discussions with a potential business partner regarding various potential strategic alliances with that corporation. These discussions were terminated in September 1995 by mutual agreement of NetStar and that corporation.

  On September 20, 1995, at a regularly-scheduled meeting of the NetStar Board, management was directed by the NetStar Board to identify possible strategic alternatives and to report the results of its efforts at the regularly-scheduled November 1, 1995 NetStar Board meeting.

  At regularly-scheduled meetings held on November 1, 1995, December 6, 1995, January 11, 1996 and February 15, 1996, the NetStar Board generally discussed the merits of NetStar being acquired or entering into a business combination or similar transaction.

  On February 12, 1996, Douglas M. Pihl, President and Chief Executive Officer of NetStar, and Duane S. Carlson, Executive Vice President and Chief Financial Officer of NetStar, met with Bryson D. Hollimon, Managing Director of Wessels, to discuss a variety of issues, including potential strategic initiatives pertaining to NetStar.

  At a regularly-scheduled meeting held on March 14, 1996, the NetStar Board established a committee (the "NetStar Committee") consisting of Messrs. Pihl and Carlson and James D. Edwards, a non-employee director of NetStar, to continue NetStar's pursuit of strategic relationships.

  On March 22, 1996, Mr. Carlson met with Mr. Hollimon of Wessels to discuss strategic initiatives pertaining to NetStar.

  Between March 22, 1996 and April 2, 1996, the NetStar Committee, as well as Wayne A. Zuehlke, NetStar's Vice President of Finance, and Mark E. Garver, NetStar's Vice President of Sales and Marketing, met with certain investment banking firms to discuss various strategic options.

  On March 25, 1996, Mr. Garver of NetStar met with Samuel Mathan, Ascend's Assistant Vice President, Carrier Marketing, to discuss possible joint marketing relationships between the two companies.

  On April 1, 1996, the NetStar Committee met with Mr. Hollimon of Wessels to discuss a potential merger and acquisition strategy, timing of the potential engagement and the retention of Wessels as NetStar's exclusive financial advisor.

  On April 2, 1996, Mr. Hollimon was informed by the NetStar Committee that NetStar had decided to retain Wessels in connection with the potential sale or merger of the Company.

  On April 3, 1996, Mr. Hollimon met with Mory Ejabat, President and Chief Executive Officer of Ascend, and discussed the potential merits of Ascend acquiring NetStar through merger or acquisition.

  On April 4, 1996, Messrs. Pihl and Garver of NetStar met with Mr. Ejabat of Ascend and a representative of each company's sales and marketing organizations to discuss possible joint marketing relationships. Thereafter, Messrs. Pihl and Ejabat met to discuss possible strategic alliances between the two companies.

  On April 10, 1996, Messrs. Pihl, Carlson and Zuehlke of NetStar met with Mr. Hollimon and other representatives of Wessels to discuss strategy, various timetables and certain potential strategic partners that would find NetStar attractive as a merger or acquisition candidate.

  Between April 10, 1996 and April 15, 1996, representatives of Wessels met with certain management representatives of NetStar, including Messrs. Pihl and Carlson, to prepare a confidential memorandum concerning NetStar to be used in discussions with certain strategic candidate companies.

  On April 18, 1996, the NetStar Board ratified the selection of Wessels as the Company's exclusive financial advisor (as evidenced by an engagement letter between NetStar and Wessels). Representatives of Wessels met with the NetStar Board and reviewed potential strategic partners who it believed would find NetStar an attractive acquisition candidate, discussed the potential timetable of the engagement and discussed potential valuation parameters pertaining to NetStar as an acquisition candidate.

  On April 18, 1996, the NetStar Board retained the law firm of Hale and Dorr as special counsel to represent NetStar in connection with a potential business combination.

  During April and May 1996, at the direction of the NetStar Committee, representatives of Wessels contacted certain companies in the networking and communications industry to discuss their potential interest in a strategic relationship with NetStar. As a result of these efforts, Ascend expressed interest in entering into a strategic relationship with NetStar and became involved in substantive discussions with NetStar concerning the possibility of acquiring NetStar.

  On May 7, 1996, Ascend and NetStar executed and delivered a Mutual and Reciprocal Non-Disclosure Agreement.

  On May 7, 1996, Mr. Ejabat, Robert K. Dahl, Ascend's Vice President, Finance and Chief Financial Officer and Jeanette Symons, Ascend's Vice President, Engineering and Chief Technical Officer, met with Messrs. Pihl, and Carlson of NetStar, and certain other representatives of NetStar management, to discuss NetStar's current organization and product strategy and the potential fit and complement of NetStar's products and sales channels with the current product offerings of Ascend.

  On May 17, 1996, Messrs. Pihl, Carlson and Garver of NetStar met with Mr. Ejabat of Ascend to discuss the potential integration of the product lines of NetStar and Ascend and certain product synergies.

  On May 19, 1996, representatives of Robertson, Stephens & Company LLC ("Robertson"), Ascend's financial advisor, contacted Wessels regarding the possible strategic combination of Ascend and NetStar.

  On May 19, 1996, at a special meeting of the NetStar Board, representatives of Wessels reported on discussions with Robertson regarding a potential business combination with Ascend. The directors, representatives of Wessels and counsel to NetStar discussed terms of a potential business combination with Ascend and the NetStar Board authorized management to proceed with negotiations with representatives of Ascend.

  On May 20, 1996, Mr. Dahl of Ascend and Messrs. Pihl and Carlson of NetStar spoke by telephone, confirmed their companies' mutual interest in proceeding with more substantive discussions regarding a possible business combination and agreed on the basis upon which Ascend would conduct its due diligence review of NetStar.

  During the week of May 20, 1996, representatives of Ascend, its counsel, accountants and financial advisor met with representatives of NetStar, its counsel, accountants and financial advisor to complete various aspects of Ascend's due diligence review of NetStar's business, financial and legal affairs.

  On May 22, 1996, Ascend delivered a draft of a proposed Merger Agreement to NetStar and its counsel.

  On May 23, 1996, at a regularly-scheduled meeting of the NetStar Board, representatives of Wessels and counsel to NetStar reviewed the principal terms of the proposed Merger Agreement and identified terms to be negotiated.

  On May 23, 1996, counsel to Ascend met with counsel to NetStar to discuss the structure of the potential Merger and the terms of the proposed Merger Agreement.

  On May 24, 1996, at a special meeting of the NetStar Board, the directors reviewed with NetStar's counsel the draft of the proposed Merger Agreement which had been delivered on May 22, 1996. NetStar's counsel reported to the NetStar Board on the results of negotiations with Ascend's counsel on May 23, 1996, and the directors discussed various issues which remained to be resolved.

  On May 24, 1996, representatives of Ascend and its counsel met with representatives of NetStar and its counsel to further discuss the structure of the potential Merger and the terms of the proposed Merger Agreement.

  On May 25, 1996, Ascend delivered a revised draft of the proposed Merger Agreement to NetStar and its counsel.

  On May 28, 1996, at a special meeting of the NetStar Board, the directors reviewed with NetStar's counsel the revised draft of the proposed Merger Agreement which had been circulated to all directors. The directors discussed various terms of the revised Merger Agreement.

  On May 28, 1996 and May 29, 1996, Ascend and NetStar, and their respective counsel, had further discussions regarding the terms of the proposed Merger Agreement and related documents.

  On May 29, 1996, at a regularly-scheduled meeting of the Board of Directors of Ascend (the "Ascend Board"), the Ascend Board received presentations from
(i) Ascend's management, counsel and financial advisor as to the status of discussions with NetStar, the results of the due diligence evaluation of NetStar, the principal terms of the proposed Merger and the benefits and potential risks of the proposed business combination; and (ii) Mr. Pihl regarding NetStar, its technology and strategy.

  On May 30, 1996, at a special meeting of the Ascend Board, the Ascend Board reviewed further information from Ascend's management, counsel and financial advisor as to the results of its due diligence evaluation of NetStar and the benefits and potential risks of the proposed business combination. At the meeting, the Ascend Board unanimously approved the Merger Agreement and related matters and authorized Ascend's management to proceed with the Merger.

  On May 30, 1996, at a special meeting of the NetStar Board, (i) representatives of Wessels and the management of NetStar reported on the financial terms proposed by Ascend and other business terms of the proposed Merger, (ii) NetStar's counsel reviewed the proposed terms of the Merger Agreement, and (iii) representatives of Wessels provided financial analyses relating to the proposed Merger and delivered Wessels' oral opinion to the effect that, as of such date, the financial terms were fair from a financial point of view to NetStar's stockholders. See "--Opinion of Financial Advisor to NetStar." At the meeting, the NetStar Board unanimously approved the Merger Agreement and related matters and authorized NetStar's management to proceed with the Merger.

  On May 30, 1996, following the meetings of their respective Boards of Directors, the parties executed the Merger Agreement.

  On May 31, 1996, prior to the opening of trading on The Nasdaq National Market, Ascend and NetStar issued a joint news release announcing the Merger.

REASONS FOR THE MERGER; RECOMMENDATION OF THE NETSTAR BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS OF NETSTAR UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF NETSTAR VOTE FOR APPROVAL OF THE MERGER AGREEMENT FOR THE REASONS SET FORTH BELOW.

  The following discussion of the parties' reasons for the Merger contains forward-looking statements which involve risks and uncertainties. The actual results of Ascend, NetStar and the combined company could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Proxy Statement/Prospectus.

 JOINT REASONS FOR THE MERGER

  Ascend and NetStar have identified several potential benefits that they believe will contribute to the success of the combined company. These potential benefits include:

  . The integration of NetStar's technology, including its high-speed data interfaces, distributed routing and non-blocking switching capabilities, with Ascend's WAN and bandwidth on demand technologies is expected to position the combined company to offer the next generation of IP switching products, capable of switching IP traffic over any available medium.

  . The integration of the two companies' technologies is also expected to enable the combined company to provide the first single-platform IP switching product suitable for medium-to-large ISPs or carrier POPs, as well as the backbone of the Internet.

  . The combination will broaden Ascend's product line and result in the distribution of NetStar's products through Ascend's more extensive marketing and distribution channels, potentially resulting in increased sales for the combined company.

  . The combination of the two companies' engineering teams is expected to produce synergies which will improve and accelerate product development.

  . By taking advantage of Ascend's manufacturing expertise and volume procurement, the combined company may be able to reduce costs and increase the value of products based on NetStar's technology.

  . The combined company is expected to achieve other operational efficiencies and synergies which could allow it to reduce costs.

 ASCEND'S REASONS FOR THE MERGER

  The Board of Directors of Ascend unanimously approved the Merger Agreement at its meeting held on May 30, 1996. The Ascend Board believes that consummation of the Merger is in the best interests of Ascend.

  In arriving at its unanimous decision to approve the Merger Agreement, the Ascend Board reviewed with Ascend management a number of factors that supported the consideration to be paid by Ascend in the Merger. Among the factors that the Board considered were (i) information concerning Ascend's and NetStar's respective businesses, historical financial performance, operations and products, including possible future product releases; (ii) NetStar's technology and the anticipated leverage between NetStar's router products and Ascend's products; (iii) an analysis of the relative value that NetStar's technology and products might contribute to the future business of the combined company; (iv) a comparison of the financial terms of comparable merger and acquisition transactions; (v) the compatibility of the management and businesses of Ascend and NetStar; (vi) reports from Ascend's management and legal advisors on specific terms of the relevant agreements, including the Merger Agreement and other matters; (vii) the Ascend Board's judgment that Ascend was unlikely to identify an alternative business opportunity that would provide superior benefits to Ascend and its stockholders in the high end router market; (viii) Ascend's and NetStar's historical financial condition and results of operations; and (ix) the technical, sales and marketing, and distribution capabilities of the NetStar employee team. In the course of its evaluation, Ascend reviewed certain projected NetStar financial information compiled from published estimates of financial analysts; however, no material reliance was placed on such information by Ascend's management or Board of Directors in their evaluation of the Merger.

 NETSTAR'S REASONS FOR THE MERGER

  The Board of Directors of NetStar unanimously approved the Merger Agreement at its meeting held on May 30, 1996. The NetStar Board believes that consummation of the Merger is in the best interests of NetStar and its stockholders and unanimously recommends that the stockholders of NetStar vote FOR approval of the Merger Agreement.

  In arriving at its unanimous decision to approve the Merger Agreement, the NetStar Board considered a number of potentially positive factors, including
(i) the potential for increased sales of NetStar products through Ascend's larger sales force and geographically more extensive distribution channel;
(ii) the ability to reduce dependence on third party technology by accessing Ascend's technology base; (iii) the ability to realize cost savings through the leverage of research and development spending by Ascend, thus enabling NetStar to focus its engineering resources on its core technologies; (iv) the ability to leverage Ascend's expertise in low cost of design and manufacturing efficiencies and volume procurement; and (v) the ability of NetStar stockholders to share in the enhanced prospects of the combined company.

  The NetStar Board also considered certain potentially negative factors related to the Merger, including (i) the risk that the benefits sought in the Merger would not be fully achieved; (ii) the risk that the Merger would not be consummated; (iii) the possible adverse effect of the public announcement of the Merger on NetStar's sales and operating results, together with the significant costs which NetStar would incur in the event that, after having been announced, the Merger was not consummated; and (iv) the substantial management time and effort required to consummate the Merger and integrate NetStar's business with that of Ascend and the impact on personnel as a result of the consolidation of certain functions. In the view of the NetStar Board, the potentially negative factors were not sufficient, either individually or collectively, to outweigh the potential benefits of the Merger.

  In the course of its deliberations, the NetStar Board reviewed with NetStar management a number of additional factors relevant to the Merger. Such review included consideration of the long-term prospects for NetStar as an independent company as well as other potential strategic relationships. The NetStar Board also considered, among other matters, (i) information concerning Ascend's and NetStar's respective businesses, prospects, financial performance and condition, operations, technology and competitive position; (ii) the historical financial performance of Ascend and other publicly-available information concerning Ascend; and (iii) current financial market conditions and historical market prices, volatility and trading information with respect to Ascend Common Stock and NetStar Common Stock. In addition, the NetStar Board reviewed the consideration to be issued to the NetStar stockholders in the Merger, the relationship between the market value of Ascend Common Stock to be issued in exchange for NetStar Common Stock and the market value of NetStar Common Stock, and the principal terms of the Merger Agreement. The NetStar Board considered the financial analyses prepared by Wessels, including the oral opinion of Wessels, delivered at the May 30, 1996 meeting of the NetStar Board, to the effect that, as of that date, the consideration to be received by the holders of NetStar Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of NetStar Common Stock. See "--Opinion of Financial Advisor to NetStar."

  In view of the wide variety of factors, both positive and negative, which were considered, the NetStar Board did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered.

OPINION OF FINANCIAL ADVISOR TO NETSTAR

  Wessels has acted as financial advisor to NetStar in connection with the Merger. Pursuant to an engagement letter (the "Engagement Letter") that was ratified by the NetStar Board on April 18, 1996, NetStar retained Wessels to furnish financial advisory and investment banking services with respect to a possible sale or merger of NetStar and to render an opinion as to the fairness, from a financial point of view, to the NetStar stockholders of the consideration offered in any proposed sale or merger. The amount of consideration to be received by NetStar stockholders in the Merger was determined through negotiations between NetStar management and Ascend and not by Wessels, although Wessels did assist NetStar management in these negotiations. Wessels rendered its oral opinion (subsequently confirmed in writing) on May 30, 1996 to the NetStar Board that, as of such date and based on the procedures followed, factors considered and assumptions made by Wessels as set forth therein, the consideration to be received by the holders of NetStar Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of NetStar Common Stock. A copy of Wessels' opinion dated May 30, 1996 (the "Wessels Opinion"), which sets forth the assumptions made, matters considered, the scope and limitations of the review undertaken and the procedures followed by Wessels, is attached as Annex B to this Proxy Statement/Prospectus. NetStar stockholders are urged to read the Wessels Opinion in its entirety. The summary of the Wessels Opinion set forth herein is qualified in its entirety by reference to the Wessels Opinion. The Wessels Opinion applies only to the fairness from a financial point of view of the consideration to be received by the NetStar stockholders as provided by the terms of the Merger Agreement and should not be deemed to constitute a recommendation by Wessels to NetStar stockholders to vote in favor of any matter presented in this Proxy Statement/Prospectus. The Wessels Opinion does not constitute an opinion as to the price at which Ascend Common Stock may trade at any time. The Wessels Opinion was provided for the use of the NetStar Board in its evaluation of the Merger. The NetStar Board did not impose any limitations on the scope of the investigation of Wessels with respect to rendering its opinion.

  In connection with its review of the Merger, and in arriving at its opinion, Wessels has: (i) reviewed and analyzed the financial terms of the Merger Agreement; (ii) reviewed and analyzed certain publicly available financial statements and other information of NetStar and Ascend; (iii) reviewed and analyzed certain internal financial statements and other historical financial and operating data concerning NetStar prepared by the management of NetStar;
(iv) reviewed and analyzed certain internal financial statements and other historical financial and operating data concerning Ascend prepared by the management of Ascend; (v) reviewed and analyzed certain financial projections prepared by the management of NetStar; (vi) reviewed and analyzed certain financial projections prepared by the management of Ascend; (vii) conducted discussions with members of the senior management of NetStar with respect to the business and prospects of NetStar; (viii) conducted discussions with members of the senior management of Ascend with respect to the business and prospects of Ascend; (ix) analyzed the pro forma impact of the Merger on Ascend's results of operations; (x) reviewed the reported prices and trading activity for the NetStar Common Stock and the Ascend Common Stock; (xi) compared the financial performance of NetStar and Ascend and the prices of the NetStar Common Stock and the Ascend Common Stock with that of certain other comparable publicly traded companies and their securities; (xii) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions; and (xiii) participated in discussions and negotiations among representatives of NetStar and Ascend and their respective financial and legal advisors. Although materials provided to Wessels included financial projections of Ascend prepared by management of Ascend, and although Wessels reviewed and analyzed such information, Wessels did not materially rely upon projections in preparing or delivering the Wessels Opinion to the NetStar Board.

  Based on this information, Wessels performed a variety of analyses and examinations of the Merger and considered such financial, economic and market criteria as it deemed necessary in arriving at the Wessels Opinion. The following is a summary of the financial analyses performed by Wessels in connection with the delivery of the Wessels Opinion.

  Comparable Company Analysis. Wessels used a comparable company analysis to analyze NetStar's operating performance relative to a group of publicly traded companies which Wessels deemed for purposes of its analysis to be comparable to NetStar. In such analysis, Wessels compared the value to be achieved by the NetStar stockholders in the Merger, expressed as a multiple of certain operating results, to the market trading values achieved by the stockholders of the comparable companies, expressed as a multiple of the same operating results. Wessels compared multiples of selected financial data for NetStar with those of the following publicly traded companies in the networking industry: 3Com Corporation, Bay Networks, Inc., Cabletron Systems, Inc. and Cisco Systems, Inc. (collectively referred to as the "Comparable Companies"). Although such companies were considered comparable to NetStar for the purpose of this analysis based on certain characteristics of their respective businesses, none of such companies possessed characteristics identical to those of NetStar. Wessels calculated the following valuation multiples based on, as to NetStar, a market price of $23.41 per share for the Ascend Common Stock to be offered as consideration in the Merger, and, as to the Comparable Companies, on market prices and other information available as of the date of the Wessels Opinion. The mean and median for market capitalization as a multiple of each of the indicated statistics for NetStar and the Comparable Companies is as follows: (i) projected calendar year 1996 revenues, 27.4x for NetStar, as compared to a mean of 3.9x and a median of 3.3x for the Comparable Companies and (ii) projected calendar year 1997 revenues, 11.5x for NetStar, as compared to a mean of 3.0x and a median of 2.6x for the Comparable Companies. In each of the comparisons of the value to be achieved by the NetStar stockholders in the Merger as compared with the mean and median of the market values realized by the stockholders of the Comparable Companies, the multiples of operating results achieved by the NetStar stockholders was greater than that realized by the stockholders of the Comparable Companies.

  Comparable Transactions. Wessels compared multiples of selected financial data and other financial data relating to the proposed Merger with multiples paid in, and other financial data from, 42 acquisitions since January 1, 1993 of public high-technology companies (i.e., companies in the markets for computer equipment, electronics, communications (including networking) and other advanced technologies) with aggregate equity values between $50 million and $9 billion. These transactions were selected based primarily on the aggregate transaction value of the business acquired, the public company status of the target and the target company's involvement in a high-technology industry. Wessels also compared the premium of the equity value per share over the target stock price one day and four weeks prior to the announcement of the transaction. This analysis produced multiples of transaction value to latest 12-month revenues for the comparable acquisitions ranging from 0.4x to 19.6x with a mean and median of 3.7x and 1.8x, respectively, as compared to 71.5x for NetStar. The multiple of transaction value to latest 12-month operating income for comparable acquisitions ranged from 8.0x to 225.2x with a mean and a median of 38.7x and 24.2x, respectively, as compared to a multiple that is negative for NetStar, as NetStar was not profitable in the prior twelve months. The multiple of transaction value of the acquisition to latest 12-month net income ranged from 9.5x to 200.8x, with a mean and median of 52.7x and 37.6x, respectively, as compared to a multiple that is negative for NetStar, as NetStar was not profitable in the prior twelve months. The premium of the equity value per share over the stock price of the target one day prior to the announcement of the transaction ranged from (5)% to 189% with a mean and a median of 40% and 32%, respectively, as compared to (7)% for NetStar. The premium of the equity value per share over the stock price of the target four weeks prior to the announcement of the transaction ranged from (7)% to 210% with a mean and median of 57% and 49%, respectively, as compared to 25% for NetStar. In addition, the premium of the equity value per share over the average closing price of NetStar Common Stock 30 days and 60 days prior to the announcement of the Merger was 10% and 23%, respectively.

  Discounted Cash Flow Analysis. Wessels estimated present values of NetStar using a discounted cash flow analysis based on projections of future operations prepared by NetStar's management. Wessels calculated present values of projected operating cash flows after net changes to working capital over the period between May 30, 1996 and December 31, 1996 and the four years 1997 to 2000 using a discount rate of 21%. Wessels calculated approximate terminal values of NetStar as of December 31, 2000 of 18.6x NetStar's calendar year 2000 operating income. Wessels determined this multiple based on the latest 12-month market capitalization to operating income multiples of the Comparable Companies. The terminal value was discounted to present value using the same discount rate as the cash flows. Wessels calculated the present value of NetStar's net operating loss carryforward which would be applied to reduce NetStar's taxable income using the same discount rate as the cash flows. Wessels calculated an implied valuation of NetStar by adding the present value of the cash flows and the terminal value and the present value of NetStar's net operating loss carryforwards to NetStar's cash balances as of March 31, 1996. The implied value of shares of NetStar Common Stock based on this analysis was $16.72 per share. Wessels determined that, at the time of the Wessels Opinion, the value of the consideration to be received by the NetStar stockholders in the Merger of $23.41 per share based on the market price of Ascend Common Stock was greater than the present value of NetStar's cash flows under the range of discounted cash flow valuations discussed above.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Wessels believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion. In arriving at its fairness determination, Wessels considered the results of all such analyses. In view of the wide variety of factors considered in connection with its evaluation of the fairness of the Merger consideration, Wessels did not find it practicable to assign relative weights to the factors considered in reaching its opinion. No company or transaction used in the above analysis as a comparison is identical to NetStar or Ascend, or the proposed Merger. Accordingly, an analysis of the results of the foregoing was not simply mathematical nor necessarily precise;

rather, it involved complex considerations and judgments concerning differences in financial and operating characteristics of companies and other factors that could affect public trading values. The analyses were prepared solely for purposes of Wessels providing its opinion as to the fairness of the Merger consideration pursuant to the Merger Agreement to the NetStar Board and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. See "Risk Factors--Risks Relating to Ascend and the Combined Company--Volatility of Stock Price." As described above, the Wessels Opinion and presentation to the NetStar Board was one of many factors taken into consideration by the NetStar Board in making its determination to approve the Merger Agreement. The Wessels Opinion does not constitute a recommendation to any member of the NetStar Board or to any NetStar stockholder as to how any such Board member or stockholder should vote on the proposed Merger or otherwise address NetStar's decision to effect the Merger.

  Wessels assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to Wessels by NetStar and Ascend and did not independently verify such information. Further, Wessels assumed that the Merger will qualify as a tax-free reorganization and will be accounted for as a pooling of interests. Wessels did not perform an independent evaluation or appraisal of any of the respective assets or liabilities of NetStar or Ascend, nor was Wessels furnished with any such evaluations or appraisals. With respect to financial forecasts, Wessels assumed that these forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of NetStar and Ascend, as the case may be, as to the respective future financial performance of NetStar or Ascend. The Wessels Opinion was based on the economic, market, financial and other conditions as they existed and the information available to Wessels on the date of the opinion. Events occurring after the date of the Wessels Opinion may materially affect the assumptions used in preparing the Wessels Opinion. Further, the Wessels Opinion speaks only as of the date thereof and is based on the conditions as they existed and information with which Wessels was supplied as of the date thereof. It should be understood that, although subsequent developments may have affected or may hereafter affect the Wessels Opinion, Wessels has not been requested to and does not have any obligation to update, revise or reaffirm the Wessels Opinion.

  Wessels is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporations. NetStar selected Wessels as its financial advisor based on Wessels' experience in mergers and acquisitions and in securities valuation generally.

  In the ordinary course of business, Wessels acts as a market maker and broker in the publicly traded securities of Ascend and receives customary compensation in connection therewith, and also provides research coverage for Ascend. In the ordinary course of business, Wessels actively trades in the publicly traded securities of Ascend for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

  Pursuant to the Engagement Letter, NetStar paid Wessels a non-refundable retainer fee (the "Retainer Fee") of $25,000 upon execution of the Engagement Letter and agreed to pay to Wessels a non-refundable opinion fee (the "Opinion Fee") of $500,000 for the rendering of the Wessels Opinion. In addition, NetStar has agreed to pay Wessels, upon consummation of the Merger, a transaction fee (the "Transaction Fee") in the amount of 1.25% of the total Aggregate Transaction Value (as defined in the Engagement Letter). The Retainer Fee and the Opinion Fee will be credited against the Transaction Fee. Payment of the Transaction Fee is contingent upon consummation of the Merger. NetStar has also agreed to reimburse Wessels for its reasonable out-of-pocket expenses, up to $50,000 (subject to increase with the concurrence of NetStar), and to indemnify Wessels against certain liabilities relating to or arising out of services performed by Wessels as financial advisor to NetStar. The terms of the Engagement Letter, which are customary in transactions of this nature, were negotiated at arm's length between NetStar and Wessels, and the NetStar Board was aware of such fee arrangement at the time of its approval of the Merger Agreement, including the fact that a significant portion of the aggregate fee payable to Wessels is contingent upon consummation of the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  As of May 31, 1996, directors and executive officers of Ascend and their affiliates may be deemed to be beneficial owners of approximately 6.0% of the outstanding shares of Ascend Common Stock. See "Information Concerning Ascend--Security Ownership of Certain Beneficial Owners and Management." In addition, Martin Shoffstall, as director of Ascend, owns 500 shares of NetStar Common Stock, which represents less than 1% of the outstanding shares of Common Stock of NetStar.

  As of May 31, 1996, directors and executive officers of NetStar and their affiliates may be deemed to be beneficial owners of approximately 7.4% of the outstanding shares of NetStar Common Stock. See "Information Concerning NetStar--Security Ownership of Certain Beneficial Owners and Management."

  Certain directors, executive officers and stockholders of NetStar are obligated to vote or direct the vote of all of the outstanding shares of NetStar Common Stock over which they have voting control in favor of the approval and adoption of the Merger Agreement. See "--Voting Agreements".

  Ascend has agreed to retain the services of Thomas S. Bednarik, James D. Edwards and Gary A. Stoltz, the three current non-employee directors of NetStar, as members of the Board of Directors of the Surviving Corporation for a period of not less than 90 days following the Effective Time to assist with post-Merger transition matters. Each of these individuals will serve in such capacity without compensation. However, stock options held by such persons will continue to vest during their continued service, and, as a result, options to purchase 12,500 shares of NetStar Common Stock held by each of these individuals (which will be assumed by Ascend in the Merger and converted into options to purchase 4,424 shares of Ascend Common Stock) will vest during the period of such service. See "The Merger Agreement--Related Matters After the Merger."

  Under the Merger Agreement, Ascend is required to provide indemnification to, and maintain liability insurance covering, the directors and officers of NetStar. See "The Merger Agreement--Indemnification."

VOTING AGREEMENTS

  In connection with the execution of the Merger Agreement, each of the directors of NetStar, certain executive officers of NetStar and certain NetStar stockholders affiliated with a director who, as of May 31, 1996, together held approximately 3.5% of the outstanding shares of NetStar Common Stock, entered into Voting Agreements pursuant to which such persons agreed, among other things, (i) to vote their shares of NetStar Common Stock in favor of approval of the Merger Agreement and against any proposal made in opposition to or competition with the Merger or which would, or could reasonably be expected to, prohibit or discourage the Merger and (ii) not to transfer, pledge, sell, exchange or offer to transfer or sell or otherwise dispose of or encumber any shares of NetStar Common Stock prior to the earliest of the Effective Time or the termination of the Merger Agreement.

  Concurrently with the execution of each Voting Agreement, each such stockholder delivered to Ascend an irrevocable proxy pursuant to which such stockholder has appointed the Ascend Board of Directors as such stockholder's proxy to vote all shares of NetStar Common Stock owned by such stockholder in a manner consistent with the Voting Agreement.

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. Ascend has received a letter from Ernst & Young LLP, Ascend's independent auditors, as to their concurrence with Ascend's management regarding the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16, if the Merger is consummated in accordance with the Merger Agreement, and NetStar has received a letter from Deloitte & Touche LLP, Netstar's independent auditors, stating that it knows of nothing with respect to NetStar that would prohibit Ascend from accounting for the Merger as a pooling of interests. Under pooling of interests accounting, the recorded assets and liabilities of Ascend and NetStar will be carried forward to the combined company at their recorded amounts, income of the combined company will include income of Ascend and loss of NetStar for the entire fiscal year in which the combination occurs and the reported income of the separate companies for prior periods will be combined and restated as income of the combined company. Consummation of the Merger is conditioned upon the written confirmation of such letters at the Effective Time. See "The Merger Agreement--Conditions" and "Unaudited Pro Forma Condensed Combining Financial Statements."

  Each of the respective affiliates of Ascend and NetStar will be requested to execute a written agreement to the effect that such person will not transfer shares of Common Stock of either Ascend or NetStar during the period beginning 30 days preceding the Effective Time and ending on the date that Ascend publishes financial statements which reflect 30 days of combined operations of Ascend and Netstar, subject to certain de minimis exceptions (which agreements relate to the ability of Ascend to account for the Merger as a pooling of interests).

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

 NetStar Stockholders

  The following discussion addresses certain federal income tax considerations of the Merger that are applicable to holders of NetStar Common Stock. This discussion reflects the opinions of Gray Cary Ware & Freidenrich, a Professional Corporation, and Hale and Dorr, counsel to Ascend and NetStar, respectively, which are attached as Exhibits 8.1 and 8.2 to the Registration Statement of which this Proxy Statement/Prospectus is a part (the "Exhibit Opinions"). The Exhibit Opinions each include an opinion to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code (a "Reorganization"). The Exhibit Opinions are based on certain assumptions and representations and are subject to certain limitations and qualifications as noted therein.

  NetStar stockholders should be aware that the following discussion does not deal with all federal tax consequences that may result from the Merger, including the survival or availability of any tax attributes or elections of NetStar as a result of the Merger, and does not deal with all federal income tax considerations that may be relevant to particular NetStar stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, who are foreign persons or who acquired their NetStar Common Stock through stock option or stock purchase programs or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger), including, without limitation, the exercise of NetStar Options or NetStar Warrants to purchase NetStar Common Stock in anticipation of the Merger, except for the exercise of NetStar Warrants (not received in a compensatory transaction) for the purchase of NetStar Common Stock in anticipation of the Merger. Finally, no foreign, state or local tax considerations are addressed herein. ACCORDINGLY, NETSTAR STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER AND RELATED TRANSACTIONS, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER AND SUCH RELATED TRANSACTIONS.

  The following discussion is based on the interpretation of the Code by the companies' respective counsel, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. The Internal Revenue Service (the "IRS") is not precluded from adopting a contrary position. In addition, there can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger to Ascend, NetStar and/or their respective stockholders.

  Subject to the limitations and qualifications referred to herein, and as a result of the Merger qualifying as a Reorganization, the companies' respective counsel are of the opinion that:

    (a) No gain or loss will be recognized by the holders of NetStar Common Stock upon the receipt of Ascend Common Stock solely in exchange for NetStar Common Stock in the Merger (except to the extent of cash received in lieu of fractional shares);

    (b) The aggregate tax basis of the Ascend Common Stock to be received by the NetStar stockholders in the Merger (including any fractional share of Ascend Common Stock not actually received) will be the same as the basis of the NetStar Common Stock surrendered in exchange therefor;

    (c) The holding period of the Ascend Common Stock received by each NetStar stockholder in the Merger will include the period during which the NetStar Common Stock surrendered in exchange therefor was held, provided that the NetStar Common Stock so surrendered is held as a capital asset at the Effective Time;

    (d) Cash payments received by NetStar stockholders in lieu of receipt of fractional shares of Ascend Common Stock will be treated as received in redemption of such fractional shares, subject to the provisions of Code
  Section 302, as if such fractional share had been issued in the Merger and then redeemed by Ascend for cash;

    (e) A NetStar stockholder who exercises dissenters' rights with respect to such stockholder's NetStar Common Stock and receives payment for such shares in cash will generally recognize gain or loss measured by the difference between the stockholder's basis in such shares and the amount of cash received if, as a result of such exercise, the stockholder exercising dissenters' rights owns no shares of Ascend Common Stock (either actually or constructively within the meaning of Section 318 of the Code); and

    (f) No gain or loss will be recognized by Ascend, Sub or NetStar as a result of the Merger.

  Neither Ascend nor NetStar has requested a ruling from the IRS in connection with the Merger. However, it is a condition of the respective obligations of Ascend and NetStar to consummate the Merger that Ascend and NetStar receive confirming tax opinions from their respective counsel to the effect that for federal income tax purposes, the Merger will constitute a Reorganization. The Exhibit Opinions are not intended to satisfy this closing condition. These closing opinions, which are collectively referred to herein as the "Tax Opinions," neither bind the IRS nor preclude the IRS from adopting a contrary position. As with the Exhibit Opinions, the Tax Opinions will be subject to certain assumptions, exceptions and qualifications and will be based on the truth and accuracy of certain representations of Ascend, NetStar, Sub and certain NetStar stockholders, including representations contained in certain certificates of the respective managements of Ascend, NetStar and Sub dated on or prior to the date of this Proxy Statement/Prospectus.

  A successful IRS challenge to the Reorganization status of the Merger would result in a NetStar stockholder recognizing gain or loss with respect to each share of NetStar Common Stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time, of the Ascend Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Ascend Common Stock so received would equal its fair market value, and the stockholder's holding period for such stock would begin the day after the Merger.

  Even if the Merger qualifies as a Reorganization, a recipient of shares of Ascend Common Stock would recognize gain to the extent that such shares were considered to be received in exchange for services or property (other than solely for NetStar Common Stock). All or a portion of such gain may be taxable as ordinary income. Gain would also be recognized to the extent that a NetStar stockholder was treated as receiving (directly or indirectly) consideration other than Ascend Common Stock in exchange for the stockholder's NetStar Common Stock.

 Holders of NetStar Warrants

  Generally, the exchange of warrants not received in a compensatory transaction for warrants or stock of an acquiring corporation in a Reorganization is a taxable transaction to the warrantholders with the warrantholders recognizing gain or loss in an amount equal to the difference between the value of the warrants or stock received and their basis in the warrants exchanged. Consequently, holders of NetStar Warrants may be subject to federal income tax upon the assumption of the NetStar Warrants by Ascend pursuant to the Merger Agreement to the extent such assumption constitutes a taxable exchange. However, warrantholders who have not received their

NetStar Warrants in a compensatory transaction and who, prior to the Effective Time, exercise their NetStar Warrants pursuant to the terms thereof for the purchase of NetStar Common Stock and subsequently exchange such NetStar Common Stock for Ascend Common Stock pursuant to the Merger Agreement may not be subject to federal income tax on the exercise or exchange. Neither Ascend nor NetStar has requested a ruling from the IRS or an opinion of counsel with respect to the tax consequences to NetStar warrantholders of an assumption of their NetStar Warrants by Ascend or exercise of their NetStar Warrants prior to the Merger. NETSTAR WARRANTHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES TO THEM OF THE ASSUMPTION OF THEIR NETSTAR WARRANTS BY ASCEND AND THE TAX CONSEQUENCES OF EXERCISING THEIR NETSTAR WARRANTS PRIOR TO THE EFFECTIVE TIME.

REGULATORY REQUIREMENTS

  Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. Ascend and NetStar filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on June 17, 1996, together with a request for early termination of the applicable 30-day waiting period. At any time before or after the Effective Time, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Ascend or NetStar. At any time before or after the Effective Time, and notwithstanding that the HSR Act waiting period has expired, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of NetStar or businesses of Ascend or NetStar. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

  Based on information available to them, Ascend and NetStar believe that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, Ascend and NetStar would prevail or would not be required to accept certain conditions, including certain divestitures, in order to consummate the Merger.

FEDERAL SECURITIES LAW CONSEQUENCES

  All shares of Ascend Common Stock received by NetStar stockholders in the Merger will be freely transferable, except that shares of Ascend Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of NetStar prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of any such persons who become affiliates of Ascend) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of NetStar or Ascend generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party. The Merger Agreement requires NetStar to use its best efforts to cause each of its affiliates to execute a written agreement (an "Affiliate's Agreement") to the effect that such person will not offer or sell or otherwise dispose of any of the shares of Ascend Common Stock issued to such person in or pursuant to the Merger in violation of the Securities Act or the rules and regulations promulgated by the Commission thereunder.

NASDAQ NATIONAL MARKET QUOTATION

  It is a condition to the Merger that the shares of Ascend Common Stock to be issued pursuant to the Merger Agreement and required to be reserved for issuance in connection with the Merger be approved for quotation on The Nasdaq National Market. An application has been filed for listing the shares of Ascend Common Stock on The Nasdaq National Market.

                             THE MERGER AGREEMENT

  The following is a brief summary of certain provisions of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement/Prospectus and incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement. Stockholders of NetStar are urged to read the Merger Agreement in its entirety for a more complete description of the Merger.

THE MERGER

  The Merger Agreement provides that, following the approval and adoption of the Merger Agreement by the stockholders of NetStar and the satisfaction or waiver of the other conditions to the Merger, Sub will be merged with and into NetStar, with NetStar continuing as the Surviving Corporation, which shall be a wholly-owned subsidiary of Ascend.

  If all such conditions to the Merger are satisfied or waived, the Merger will become effective upon the filing by the Surviving Corporation of duly executed Articles of Merger with the Secretary of State of the State of Minnesota or at such time thereafter as is provided in the Articles of Merger.

CONVERSION OF SECURITIES

  Upon consummation of the Merger, pursuant to the Merger Agreement, each issued and outstanding share of NetStar Common Stock (other than shares owned by Ascend, Sub or any other wholly-owned subsidiary of Ascend, all of which will be canceled, and shares owned by stockholders of NetStar who properly exercise and perfect dissenters' rights) will be converted into the right to receive 0.35398 of a share of Ascend Common Stock. Based upon the outstanding shares of Common Stock of NetStar and Ascend as of May 31, 1996 (and assuming no exercise by NetStar stockholders of their dissenters' rights), the stockholders of NetStar immediately prior to the consummation of the Merger will own approximately 3.2% of the outstanding shares of Ascend Common Stock immediately following the consummation of the Merger. If any holder of shares of NetStar Common Stock would be entitled to receive a number of shares of Ascend Common Stock that includes a fraction, then, in lieu of a fractional share, such holder will be entitled to receive cash in an amount equal to such fractional part of a share of Ascend Common Stock multiplied by the average of the last reported sale price of Ascend Common Stock, as reported on The Nasdaq National Market, on each of the ten trading days immediately preceding the date of the Effective Time. Each share of Sub common stock issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.

  Promptly after the Effective Time, The First National Bank of Boston (the "Exchange Agent") will mail transmittal forms and exchange instructions to each holder of record of NetStar Common Stock to be used to surrender and exchange certificates evidencing shares of NetStar Common Stock for certificates evidencing the shares of Ascend Common Stock to which such holder has become entitled. After receipt of such transmittal forms, each holder of certificates formerly representing NetStar Common Stock will be able to surrender such certificates to the Exchange Agent, and each such holder will receive in exchange therefor certificates evidencing the number of whole shares of Ascend Common Stock to which such holder is entitled and any cash which may be payable in lieu of a fractional share of Ascend Common Stock. Such transmittal forms will be accompanied by instructions specifying other details of the exchange. NETSTAR STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

  After the Effective Time, each certificate evidencing NetStar Common Stock, until so surrendered and exchanged, will be deemed, for all purposes, to evidence only the right to receive the number of whole shares of Ascend Common Stock which the holder of such certificate is entitled to receive and the right to receive any cash payment in lieu of a fractional share of Ascend Common Stock. The holder of such unexchanged certificate will not be entitled to receive any dividends or other distributions payable by Ascend until the certificate has been exchanged. Subject to applicable laws, such dividends and distributions, together with any cash payment in lieu of a fractional share of Ascend Common Stock, will be paid without interest.

DISSENTERS' RIGHTS

  Any shares of NetStar Common Stock held by stockholders of NetStar who properly exercise and perfect the dissenters' rights set forth in the MBCA ("Dissenting Shares") shall not be converted into the right to receive Ascend Common Stock but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the provisions of the MBCA. In the event that a NetStar stockholder who attempts to exercise dissenters' rights should fail to make an effective demand for payment or otherwise loses his or her status as a dissenting stockholder, Ascend shall, as of the later of the Effective Time or the occurrence of such event, issue and deliver, upon surrender by such stockholder of his or her certificate or certificates representing NetStar Common Stock, the shares of Ascend Common Stock and any cash payment in lieu of fractional shares, in each case without interest thereon, to which such stockholder would have been entitled under the Merger Agreement. It is a condition to closing the Merger that NetStar shall not have received, prior to the Special Meeting, notices from NetStar stockholders who desire to exercise dissenters' appraisal rights with respect to an aggregate number of shares of NetStar Common Stock which (assuming perfection of the dissenters' appraisal rights of such stockholders) would prevent Ascend from accounting for the Merger as a pooling of interests.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various customary representations and warranties relating to, among other things, (a) the due organization, valid existence and good standing of each of Ascend, NetStar and each of their respective subsidiaries and certain similar corporate matters; (b) the capital structure of each of Ascend and NetStar; (c) the authorization, execution, delivery and enforceability of the Merger Agreement, the consummation of the transactions contemplated by the Merger Agreement and related matters; (d) the absence of conflicts under charters or by-laws, required consents or approvals and violations of any instruments or law; (e) documents and financial statements filed by each of Ascend and NetStar with the Commission and the accuracy of information contained therein; (f) the absence of undisclosed liabilities; (g) the absence of certain material adverse changes or events;
(h) taxes, tax returns and audits; (i) properties; (j) intellectual property;
(k) agreements, contracts and commitments; (l) litigation; (m) environmental matters, hazardous materials and hazardous materials activities; (n) employee benefit plans; (o) compliance with laws; (p) matters affecting the availability of pooling of interests accounting; (q) interested party transactions; (r) the accuracy of information supplied by each of Ascend and NetStar in connection with the Registration Statement and this Proxy Statement/Prospectus; (s) opinions of financial advisors; (t) the absence of pending discussions with other parties; and (u) the interim operations of Sub.

CERTAIN COVENANTS AND AGREEMENTS

  Pursuant to the Merger Agreement, NetStar has agreed that, during the period from the date of the Merger Agreement until the Effective Time, except as otherwise consented to in writing by Ascend or as contemplated by the Merger Agreement, NetStar and its subsidiaries will: (a) carry on its business in the ordinary course in substantially the same manner as previously conducted; (b) pay its debts and taxes when due subject to good faith disputes over such debts or taxes, and pay or perform other obligations when due; (c) preserve intact its present business organization; (d) not accelerate, amend or change the period of exercisability of options granted under any employee stock plan, except as required pursuant to the plan or any related agreement; (e) not transfer or license or otherwise extend, amend or modify any rights to its intellectual property rights, other than in the ordinary course of business consistent with past practices; (f) not declare or pay any dividends on or make other distributions in respect of any of its capital stock, not effect certain other changes in its capitalization, and not purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with the termination of service; (g) not issue, or authorize or propose the issuance of, any shares of its capital stock or securities convertible into shares of its capital stock, or any subscriptions, rights, warrants, or options to acquire, or other agreements obligating it to issue any such shares or other convertible securities, subject to certain exceptions; (h) not engage in material acquisitions; (i) subject to certain exceptions, not sell, lease, license or otherwise dispose of material properties or assets; (j) not increase the compensation payable to its officers or employees (except for increases consistent with past practices), grant additional severance or termination pay or enter into employment agreements with officers or any non-officer employee or enter into any collective bargaining agreement or establish, adopt, enter into or amend any plan for the benefit of its directors, officers or employees, subject to certain exceptions; (k) not revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (l) not incur indebtedness for money borrowed (or guarantees thereof) other than indebtedness incurred under existing lines of credit consistent with prior practice; (m) not amend its Restated Articles of Incorporation or Bylaws, except as contemplated by the Merger Agreement; (n) not incur, with certain exceptions, material capital expenditures; (o) not enter into or amend any agreements pursuant to which any third party is granted exclusive marketing or manufacturing rights with respect to any NetStar product; (p) not amend or terminate any material contract, agreement or license to which it is a party except in the ordinary course of business;
(q) not waive or release any material right or claim, except in the ordinary course of business; (r) not initiate any litigation or arbitration proceeding;
(s) not take any action that would or is reasonably likely to result in any of its representations and warranties becoming untrue; (t) promptly notify Ascend of any event or occurrence not in the ordinary course of business where such event or occurrence would result in a breach of any covenant of NetStar or cause any representation or warranty of NetStar to be untrue; and (u) confer on a regular basis with Ascend on operational matters of materiality.

  Pursuant to the Merger Agreement, Ascend has agreed that, during the period from the date of the Merger Agreement until the Effective Time, except as otherwise consented to in writing by NetStar or as contemplated by the Merger Agreement, Ascend and its subsidiaries will: (a) carry on its business in the ordinary course in substantially the same manner as previously conducted; (b) pay its debts and taxes when due subject to good faith disputes over such debts or taxes, and pay or perform other obligations when due; (c) preserve intact its present business organization; (d) not declare or pay any dividends on or make other distributions in respect of any of its capital stock (other than stock splits of its Common Stock or stock dividends payable in shares of Common Stock), not effect certain other changes in its capitalization, and not purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with the termination of service; (e) subject to certain exceptions, not sell, lease, or otherwise dispose of material properties or assets; (f) not amend its Certificate of Incorporation or Bylaws, except as contemplated by the Merger Agreement; (g) not take any action that would or is reasonably likely to result in any of its representations and warranties becoming untrue; and (h) confer on a regular basis with NetStar on operational matters of materiality.

NO SOLICITATION

  The Merger Agreement provides that NetStar will not, directly or indirectly, through any officer, director, employee, representative or agent of NetStar,
(i) solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving NetStar or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement (any of the foregoing inquiries or proposals being referred to in the Merger Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal; provided, however, that nothing contained in the Merger Agreement shall prevent NetStar or the NetStar Board from (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity (including a new and unsolicited Acquisition Proposal received by NetStar after the execution of the Merger Agreement from a person or entity whose initial contact with NetStar may have been solicited by NetStar prior to the execution of the Merger Agreement) or recommending such an unsolicited bona fide written Acquisition Proposal to the stockholders of NetStar, if and only to the extent that (1) the NetStar Board believes in good faith (after consultation with and based upon the advice of its financial advisor) that such Acquisition Proposal would, if consummated, result in a transaction more favorable to NetStar's stockholders from a financial point of view than the transaction contemplated by the Merger Agreement (any such more favorable Acquisition Proposal being referred to as a "Superior Proposal") and that the party making such Superior Proposal has the financial means, or the ability to obtain the necessary financing, to conclude such transaction, (2) the NetStar Board determines in good faith (after consultation with and based upon the advice of outside legal counsel) that such action is necessary for the NetStar Board to comply with its fiduciary duties to the NetStar stockholders under applicable law and (3) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the NetStar Board receives from such person or entity an executed confidentiality agreement with terms no more favorable to such party than those contained in the reciprocal non-disclosure agreement between Ascend and NetStar; or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

  NetStar is required to notify Ascend (orally and in writing) within 24 hours after receipt of any Acquisition Proposal or request for non-public information or access to its properties, books or records in connection with an Acquisition Proposal.

RELATED MATTERS AFTER THE MERGER

  At the Effective Time, Sub will be merged with and into NetStar, and NetStar will be the Surviving Corporation and a wholly-owned subsidiary of Ascend. Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of NetStar Common Stock. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of NetStar Common Stock.

  Unless otherwise determined by Ascend prior to the Effective Time, at the Effective Time, the Articles of Incorporation of NetStar, as in effect immediately prior to the Effective Time and as amended in accordance with the provisions of the Merger Agreement, will be the Articles of Incorporation of the Surviving Corporation. The Bylaws of Sub, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Corporation.

  The initial directors of the Surviving Corporation shall be four persons to be designated by Ascend prior to the Closing and Thomas S. Bednarik, James D. Edwards and Gary A. Stoltz, the three non-employee directors of NetStar as of the date of the Merger Agreement. Ascend will retain the services of Messrs. Bednarik, Edwards and Stoltz as members of the Board of Directors of the Surviving Corporation for a period of not less than 90 days following the Effective Time to assist with post-Merger transition matters. Such current non-employee directors of NetStar will serve in such capacity without compensation.

  After the Effective Time, it is expected that the current officers of NetStar will continue as members of management of NetStar, which will operate as a wholly-owned subsidiary of Ascend.

  After the Effective Time, all shares of NetStar Common Stock will cease to be quoted on The Nasdaq National Market, and the Surviving Corporation will undertake to terminate registration of NetStar Common Stock under the Exchange Act.

INDEMNIFICATION

  The Merger Agreement provides that NetStar shall, and that from and after the Effective Time, Ascend and the Surviving Corporation shall, indemnify, defend and hold harmless each person who was as of the date of the Merger Agreement or had been at any time prior to the date thereof, or who becomes prior to the Effective Time, an officer, director or employee of NetStar or any of its subsidiaries, against all losses, claims, damages, costs, expenses, liabilities or judgment or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part out of, or arising in whole or in part out of, the fact that such person is or was a director, officer or employee of NetStar or any subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), and all Indemnified Liabilities based in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated thereby, in each case to the full extent that a corporation is permitted under the MBCA to indemnify its own directors, officers or employees, as the case may be. After the Effective Time, Ascend and the Surviving Corporation will fulfill and honor in all respects the obligations of NetStar pursuant to the Bylaws of NetStar and any indemnification agreements with NetStar directors and officers existing as of the date of the Merger Agreement.

  In addition, Ascend has agreed to maintain, or cause the Surviving Corporation to maintain, in effect a policy or policies of directors' and officers' liability insurance with coverage substantially comparable to policies in force as of May 30, 1996 covering the directors and officers of NetStar as of the date of the Merger Agreement for a period of not less than four years following the Effective Time; provided, however, that should such comparable coverage at any time be unavailable for aggregate premiums of less than $300,000, Ascend and/or the Surviving Corporation shall only be required to obtain such lesser coverage as may be obtained for such amount.

CONDITIONS

  The respective obligations of Ascend and NetStar to effect the Merger are subject to the following conditions, among others: (a) the Merger Agreement shall have been approved and adopted by the stockholders of NetStar; (b) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (c) all material governmental authorizations, consents, orders or approvals shall have been obtained; (d) the Registration Statement shall have become effective and shall not be the subject of a stop order or proceedings seeking a stop order; (e) no temporary restraining order, preliminary or permanent injunction or other order shall be in effect nor shall there be any proceeding seeking any of the foregoing that prevents, or seeks to prevent, the consummation of the Merger; (f) no action shall be taken, nor any statute, rule, regulation, or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; (g) receipt by Ascend of a letter from Ernst & Young LLP, Ascend's independent auditors, as to their concurrence with Ascend's management regarding the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16 if the Merger is consummated in accordance with the Merger Agreement and receipt by NetStar of a letter from Deloitte & Touche LLP, NetStar's independent auditors, stating that it knows of nothing with respect to NetStar that would prohibit Ascend from accounting for the Merger as a pooling of interests (see "The Merger--Accounting Treatment"); (h) the approval of the shares of Ascend Common Stock to be issued in the Merger for quotation on The Nasdaq National Market; (i) NetStar shall not have received, prior to the Special Meeting, notices from NetStar stockholders who desire to exercise dissenters' appraisal rights with respect to an aggregate number of shares of NetStar Common Stock which (assuming perfection of the dissenters' appraisal rights of such stockholders) would prevent Ascend from accounting for the Merger as a pooling of interests (see "The Special Meeting--Dissenters' Rights"); (j) receipt by Ascend of a written opinion from Gray Cary Ware & Freidenrich, a Professional Corporation, counsel to Ascend, and receipt by NetStar of an opinion of Hale and Dorr, counsel to NetStar, both to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code (see "The Merger--Certain Federal Income Tax Consequences"); (k) receipt by Ascend of all state securities or "Blue Sky" permits and other authorizations necessary to issue shares of Ascend Common stock pursuant to the Merger; (l) the accuracy in all material respects of the representations and warranties of the other party set forth in the Merger Agreement, subject to the specific provisions described below; and
(k) the performance in all material respects of all obligations of the other party required to be performed under the Merger Agreement.

  For purposes of determining the accuracy of the representations and warranties of NetStar relating to the absence of certain material adverse changes, as of the Closing Date, continuing operating losses (excluding expenses related to the Merger and the other transactions contemplated by the Merger Agreement) incurred by NetStar in amounts not exceeding $4,500,000 for the period from June 1, 1996 through August 31, 1996, $1,500,000 for September 1996 and $1,000,000 for any calendar month thereafter (all as reflected in NetStar's consolidated financial statements prepared in accordance with generally accepted accounting principles consistently applied) shall not, in and of themselves, be deemed to constitute a material adverse change.

STOCK PLANS AND OPTIONS

  At the Effective Time, each outstanding NetStar Option under the NetStar Employee Option Plan shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such NetStar Option, the number of shares of Ascend Common Stock (rounded down to the nearest whole number) as the holder of such NetStar Option would have been entitled to receive pursuant to the Merger had such holder exercised such NetStar Option in full immediately prior to the Effective Time, at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price for the shares of NetStar Common Stock otherwise purchasable pursuant to such NetStar Option divided by (ii) the number of full shares of Ascend Common Stock deemed purchasable pursuant to such NetStar Option as determined above as of Effective Time. As of May 31, 1996, NetStar Options to acquire an aggregate of 1,524,150 shares of NetStar Common Stock were outstanding under the NetStar Employee Option Plan.

  Ascend has agreed to reserve for issuance a sufficient number of shares of Ascend Common Stock for delivery under the NetStar Employee Option Plan assumed as described above. As soon as practicable after the Effective Time, and not more than 10 business days thereafter, Ascend shall file a Registration Statement on Form S-8 with respect to the shares of Ascend Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement(s) and the current status of the prospectus(es) contained therein for so long as such options remain outstanding. With respect to individuals, if any, who will be subject to the reporting requirements under Section 16(a) of the Exchange Act after the Merger, Ascend has agreed to administer the NetStar Employee Option Plan assumed in the Merger in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

  NetStar has agreed to take such action as is necessary to cause the ending date of the then current "Phase" of NetStar's Fiscal 1996 Employee Stock Purchase Plan (the "NetStar Purchase Plan") (as such term is defined therein) to be the last trading day on which the NetStar Common Stock is traded on The Nasdaq National Market immediately prior to the Effective Time (the "Final NetStar Purchase Date"); provided that, such change in the Phase shall be conditioned upon the consummation of the Merger. On the Final NetStar Purchase Date, NetStar shall apply the funds credited as of such date under the NetStar Purchase Plan within each participant's payroll withholding account to the purchase of whole shares of NetStar Common Stock in accordance with the terms of the NetStar Purchase Plan.

  Employees of NetStar as of the Effective Time shall be permitted to participate in the Ascend Employee Stock Purchase Plan commencing on the first enrollment date following the Effective Time, subject to compliance with the eligibility provisions of the plan. Employees of NetStar will each receive credit, for purposes of such eligibility provisions, for prior service with NetStar.

WARRANTS

  At the Effective Time, each outstanding NetStar Warrant shall be deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such NetStar Warrant, the same number of shares of Ascend Common Stock (rounded down to the nearest whole number) as the holder of such NetStar Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such NetStar Warrant in full immediately prior to the Effective Time, at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price for the shares of NetStar Common Stock otherwise purchasable pursuant to such NetStar Warrant divided by (ii) the number of full shares of Ascend Common Stock deemed purchasable pursuant to such NetStar Warrant in accordance with the foregoing. As soon as practicable after the Effective Time, Ascend shall deliver to the holders of the NetStar Warrants appropriate notice setting forth such holders' rights and shall deliver to such holders, upon surrender of their NetStar Warrants, new warrants (the "Ascend

Warrants") evidencing such holders' rights. As of May 31, 1996, NetStar Warrants to acquire an aggregate of 1,195,674 shares of NetStar Common Stock were outstanding.

  Ascend has agreed to reserve for issuance a sufficient number of shares of Ascend Common Stock for delivery upon the exercise of the Ascend Warrants. As soon as practicable after the Effective Time, and not more than 10 business days thereafter, Ascend shall file a Registration Statement on Form S-3 (or any successor or other appropriate form) with respect to the shares of Ascend Common Stock subject to the Ascend Warrants and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Ascend Warrants remain outstanding.

  The assumption of the NetStar Warrants by Ascend may be a taxable event for the warrantholders. See "The Merger--Certain Federal Income Tax Consequences-- Holders of NetStar Warrants."

TERMINATION; TERMINATION FEES AND EXPENSES

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of NetStar:

  (a) by the mutual written consent of Ascend and NetStar;

  (b) by either Ascend or NetStar if the Merger shall not have been consummated by December 31, 1996 (provided that the right to terminate the Merger Agreement under this clause shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

  (c) by either Ascend or NetStar if a court of competent jurisdiction or other Governmental Entity (as defined in the Merger Agreement) shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except if the party relying on such order, decree or ruling or other action has not complied with its obligations under Section 6.7 (Legal Conditions to Merger) of the Merger Agreement;

  (d) by Ascend, if, at the NetStar Special Meeting (including any adjournment or postponement), the requisite vote of the stockholders of NetStar in favor of the Merger Agreement and the Merger shall not have been obtained;

  (e) by Ascend, if (i) the Board of Directors of NetStar shall have withdrawn or modified its recommendation of the Merger Agreement or the Merger or shall have publicly announced or disclosed to any third party its intention to do any of the foregoing; (ii) an Alternative Transaction (as defined in the Merger Agreement) shall have taken place or the Board of Directors of NetStar shall have recommended to the stockholders of NetStar an Alternative Transaction; or (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of NetStar Common Stock is commenced (other than by Ascend or an affiliate of Ascend) and the Board of Directors of NetStar recommends that the stockholders of NetStar tender their shares in such tender or exchange offer;

  (f) by Ascend or NetStar, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in the Merger Agreement, which breach (i) causes the conditions set forth in Sections 7.2(a) or (b) (in the case of termination by Ascend) or 7.3(a) or (b) (in the case of termination by NetStar) of the Merger Agreement (relating to the accuracy of representations and warranties of the other party and performance by the other party of certain obligations) not to be satisfied and (ii) shall not have been cured within 10 business days following receipt by the breaching party of written notice of such breach from the other party; or

  (g) by Ascend or NetStar, if NetStar shall have received, prior to the Special Meeting, notices from NetStar stockholders who desire to exercise dissenters' appraisal rights with respect to an aggregate number of shares of NetStar Common Stock which (assuming perfection of the dissenters' appraisal rights of such stockholders) would prevent Ascend from accounting for the Merger as a pooling of interests.

  In the event of any termination of the Merger Agreement by either Ascend or NetStar as provided above, there will be no liability or obligation on the part of Ascend, NetStar, Sub or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the wilful breach by a party of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, provided that the provisions described below relating to the payment of fees and expenses shall survive any such termination.

  Except as described below, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except that all fees and expenses, other than attorneys' fees, incurred in connection with the printing and filing of this Proxy Statement/Prospectus shall be shared equally by Ascend and NetStar.

  NetStar is required to pay Ascend up to $750,000 as reimbursement for expenses of Ascend actually incurred relating to the transactions contemplated by the Merger Agreement prior to termination (including fees and expenses of Ascend's counsel, accountants and financial advisor, but excluding any discretionary fees paid to such financial advisor), upon the earliest to occur of the following events: (i) the termination of the Merger Agreement by Ascend under the circumstances described in paragraph (d) above as a result of the failure to receive the requisite vote for approval of the Merger Agreement and the Merger by the stockholders of NetStar at the NetStar Special Meeting; or
(ii) the termination of the Merger Agreement by Ascend under the circumstances described in paragraph (e) above.

  NetStar is required to pay Ascend a termination fee of $10,000,000 upon the earliest to occur of the following events: (i) the termination of the Merger Agreement by Ascend under the circumstances described in paragraph (e) above; or (ii) the termination of the Merger Agreement by Ascend under the circumstances described in paragraph (d) above as a result of the failure to receive the requisite vote for approval of the Merger Agreement by the stockholders of NetStar at the Special Meeting if, at the time of such failure, there shall have been announced an Alternative Transaction which shall not have been absolutely and unconditionally withdrawn and abandoned; or
(iii) the termination of the Merger Agreement by Ascend under the circumstances described in paragraph (f) above after a willful and material breach of the Merger Agreement by NetStar.

  Ascend is required to pay NetStar a termination fee of $10,000,000 upon the termination of the Merger Agreement by NetStar under the circumstances described in paragraph (f) above after a willful and material breach of the Merger Agreement by Ascend.

  Any expenses and fees payable as described above are required to be paid within one business day after the first to occur of the relevant termination events. In no event shall NetStar or Ascend be required to pay such expenses or fees as provided for above, if, immediately prior to the termination of the Merger Agreement, the party to receive such expenses or fees was in breach of any of its material obligations under the Merger Agreement.

AMENDMENT AND WAIVER

  The Merger Agreement may be amended at any time by action taken or authorized by the respective Boards of Directors of Ascend and NetStar, but after approval by the stockholders of NetStar of the matters presented in connection with the Merger to them, no amendment shall be made which by law requires further approval by such stockholders, without such further approval. Ascend and NetStar, by action taken or authorized by their respective Boards of Directors, may extend the time for performance of the obligations or other acts of the other parties to the Merger Agreement, may waive inaccuracies in the representations or warranties contained in the Merger Agreement and may waive compliance with any agreements or conditions contained in the Merger Agreement.

                         INFORMATION CONCERNING ASCEND

  The following Business section contains forward-looking statements which involve risks and uncertainties. Ascend's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those factors set forth under "Risk Factors" and elsewhere in this Proxy Statement/Prospectus.

BUSINESS

  Ascend develops, manufactures, markets, sells and supports a broad range of high-speed digital remote networking access products that enable its customers to build: (i) Internet access systems consisting of POP termination equipment for ISPs and remote site Internet access equipment for Internet subscribers;
(ii) extensions and enhancements to corporate backbone networks that facilitate access to these networks by remote offices, telecommuters and mobile computer users; and (iii) videoconferencing and multimedia access facilities. These products are termed bandwidth on demand systems because they establish high-speed switched digital connections whose bandwidth, duration and destination can be adjusted to suit user application needs. These products support existing digital and analog networks.

  Ascend has three bandwidth on demand remote networking access product families, each of which is focused on major application segments: MAX products for WAN access to corporate backbone networks, Internet access in POPs and multimedia access facilities; Pipeline products for telecommuting, remote office access and Internet access by individual sites or users; and Multiband products for videoconferencing and multimedia networks. These products support a wide variety of application interfaces, switched digital services, digital modem services and digital and analog access line types. This wide range of connectivity and interoperability options significantly increases the number of POP, corporate and individual sites that can benefit from bandwidth on demand networking. Ascend's products are distributed and serviced globally and Ascend maintains marketing and sales relationships with ISPs, including UUNET, PSI, BBN, MCI, EUNET, Demon, Pipex and NTT-PC, with major telecommunications carriers, including AT&T, Sprint, MCI, GTE, Pacific Bell, Southwestern Bell, British Telecom, France Telecom, Deutsche Telekom and NTT in Japan, with video equipment providers, including Compression Labs, GPT, PictureTel and VTEL, and with VARs and distributors, including relationships, as of March 31, 1996, with approximately 124 VARs and distributors in North America and approximately 112 outside of North America.

 INDUSTRY BACKGROUND AND MARKET

  Switched Digital Services

  Historically, organizations have created private digital networks using dedicated leased digital circuits that provide fixed amounts of bandwidth between fixed network sites. The bandwidth requirements of emerging applications such as Internet access, remote LAN access, telecommuting and small office/house office ("SOHO") access and videoconferencing and multimedia access, coupled with the inflexibility of dedicated digital circuits, have created an opportunity for network carriers to offer alternatives to dedicated digital circuits. Over the past five years, local telephone companies and network carriers such as AT&T, MCI, Sprint and numerous international carriers have introduced switched digital network services that were previously unavailable. These switched digital services allow users to establish end-to-end digital connections on an as-needed basis, similar in concept to making a standard telephone call. The typical data rate for these connections is 56 kilobits per second (kbit/s) or 64 kbit/s, although there is a limited availability of 384 kbit/s and 1536 kbit/s service as well.

  These new services are characterized by tariff structures that encourage acceptance. In 1985, the cost of a coast-to-coast dialed 56 kbit/s connection was over $60 per hour. Today, a coast-to-coast dialed 64 kbit/s connection costs as little as $7 per hour, similar to the cost of a voice telephone call. Therefore, there is strong cost incentive for users to implement these services.

  Along with the introduction of these switched digital services is a growing availability of cost effective digital access lines that provide access to these services from a customer's location. Digital access lines are offered by the local telephone companies and network carriers, and take the form of Tl access lines (1.5 megabits per second (Mbit/s)), El access lines (2 Mbit/s), switched 56 access lines (56 kbit/s), ISDN Basic Rate Interface (BRI) access lines (2 to 64 kbit/s channels) and ISDN Primary Rate Interface (PRI) access lines (23 to 64 kbit/s channels).

  Applications

  Coincident with the availability of attractively priced switched digital services and digital access lines has been the emergence of a new class of applications that have specific bandwidth requirements. These requirements include the ability to establish a connection, transfer data and then terminate the connection when the data transfer is complete, to establish connections to different geographical sites on a call-by-call basis, and to provide variable amounts of bandwidth during a call, or on a call-by-call basis. The nature of these applications is such that switched digital and digital modem services provide a highly effective transmission mechanism for such data transfer needs. Three such applications include WAN and Internet access; remote LAN and Internet subscriber access; and videoconferencing and multimedia access.

  WAN and Internet Access. The WAN and Internet access markets are driven by the growth of switched digital services offered by telecommunications carriers and by the growth of dial-up internetworking offered through Internet service providers, public information network providers, private network service providers and large corporate telecommunications centers. WAN and Internet access requires managed, high capacity, high density termination of digital and analog switched connections and flexible communications to the appropriate backbone network or the Internet through LAN or WAN circuit or frame relay connections.

  Remote LAN and Internet Subscriber Access. The remote office and telecommuting/SOHO market is driven primarily by the need for organizations to increase the productivity of network users by extending their corporate backbone network beyond its dedicated leased digital circuit boundaries to remote offices, telecommuters, mobile computer users, vendors and customers. The Internet access market is driven by the need for organizations and individuals to have switched digital connections to Internet services such as inter-company electronic mail, file transfers and the World Wide Web. Remote LAN and Internet subscriber access requires managed, cost-effective connections that can be established and terminated as needed, at sufficient bandwidth.

  Videoconferencing and Multimedia Access. Today's videoconferencing market is driven by corporate demands for better and more efficient communications, thereby enhancing video room system access and worker productivity. With the emergence of the desktop video market, the demand for high performance switched connectivity allowing intra-company as well as inter-company video access equipment has grown. The multimedia market is driven by an array of emerging multimedia access applications which include multimedia banking, telemedicine and distance learning.

  The emergence of attractively priced switched digital services and digital access lines and the digital network LAN access equipment opportunities presented by applications such as WAN and Internet access, remote and Internet subscriber access and videoconferencing and multimedia access have led customers to demand a new class of access equipment. This bandwidth on demand access equipment must provide applications with variable bandwidth having the reliability and performance capability of dedicated leased digital circuits and the flexibility of switched digital services and digital modem services.

  In addition, this equipment must contain sophisticated bandwidth management technology to address the significant connectivity challenges posed by the large variety of switched services and digital access lines, each with their own set of protocols, and the different applications and application interfaces. Furthermore, this equipment must frequently be able to establish connections with bandwidth capacity exceeding the bandwidth capacity offered by individual switched digital circuits.

 THE ASCEND SOLUTION

  Ascend provides customer premise bandwidth on demand access systems for POP, corporate and individual user sites that enable users to design remote networking solutions that are unique to their specific needs using switched digital services as well as dedicated leased digital services and which satisfy user needs for secure connections and network management. Ascend's bandwidth on demand access systems establish high-speed, transparent digital connections whose bandwidth, duration and destination can be adjusted to suit user application needs.

  Ascend's remote LAN and Internet subscriber access products and WAN and Internet access products integrate digital modem technology in addition to switched digital technology allowing dynamic selection of analog or digital dial-up services and a seamless transition and integration of digital and analog services within a corporation or an ISP's communications center.

  These products utilize inverse multiplexing, a fundamental enabling technology that aggregates multiple independent switched digital connections to create a single, high-bandwidth end-to-end connection, providing higher bandwidth for an application than is available from individual switched digital circuits. In addition, inverse multiplexing expands or contracts the bandwidth of a connection by adding or removing individual switched digital circuits from the connection without terminating the entire connection. This allows dynamic bandwidth allocation, or Rubber Bandwidth, which adjusts a connection's bandwidth to match varying application requirements. Ascend pioneered and is a leader in inverse multiplexing.

  Ascend's bandwidth on demand product families incorporate scalable, modular software and hardware architectures that facilitate rapid, flexible customer deployments. This scalability and modularity also allow Ascend to rapidly develop new products and additional features. Hardware platforms range from lower cost systems using general purpose microprocessors to high-performance scalable systems with state-of-the-art RISC-based processors. All products share common core technology software that can be configured into a wide variety of bandwidth on demand systems to suit customers' specific needs for capacity, functionality and cost effectiveness.

 ASCEND STRATEGY

  Ascend's objective is to maintain a leadership position in the market for bandwidth on demand digital remote networking access systems using the following strategies:

  Focus on Targeted Applications Markets

  Ascend's first product family, the Multiband family, was introduced in February 1991. By focusing on videoconferencing and working closely with telecommunications carriers such as AT&T, MCI and Sprint, Ascend became a market leader in bandwidth on demand videoconferencing access. Building on this success and on the existing Multiband technology, Ascend introduced the MAX product family in late 1992. The MAX family of products supports WAN, Internet and multimedia access applications, and has been widely deployed by ISPs, particularly in recent periods. In 1994, 1995 and the three months ended March 31, 1996, the MAX product family accounted for approximately 26%, 63% and 72% of Ascend's net sales, respectively. In late 1993, to address the expanding remote LAN and Internet access market, Ascend leveraged the technology incorporated in its MAX and Multiband product families and introduced a third product family, the Pipeline family of products. In 1994, 1995 and the three months ended March 31, 1996, the Pipeline product family accounted for approximately 10%, 20% and 19% of Ascend's net sales, respectively.

  Ascend will continue to monitor future trends and evolving applications, and intends to enhance and expand its range of product offerings to suit the particular digital network access requirements of significant new applications markets.

  Leverage Switched Digital Services

  Ascend's products take advantage of the flexible destination and duration attributes of switched digital services and the favorable tariffs for those services. Ascend intends to continue to enhance and expand its family of products to exploit the range of circuit, packet and cell-based services offered by telecommunications carriers. Ascend, as a bandwidth on demand access equipment provider, currently provides circuit-based services through switched digital and digital modem support, cellular telephony services, packet-based services through frame relay and X.25 support and, in the future, intends to develop cell-based support through Asynchronous Transmission Mode
(ATM) switching technology.

  Provide "Any to Any" Connectivity

  Ascend believes that its products must support and enable interoperability of available application cabling interfaces (such as high-speed serial ports, 10 Base-T using unshielded twisted pair wiring, Ethernet and ISDN), digital access lines (such as T1, E1, Switched 56, ISDN BRI and ISDN PRI), digital services (such as Switched 56, Switched 64, Switched 384, Switched 1536, Switched Multirate and GloBanD) and modem services (V.32, V.32bis, and V.34 modem standards) required for its targeted applications markets. Also, Ascend believes its products must support these requirements both domestically and internationally to accommodate the needs of multinational end-user customers. Ascend intends to support additional application cabling interfaces, digital access lines and digital service offerings as and when such offerings become significant in terms of satisfying the needs of end-user customers in the targeted applications markets.

  Leverage Strategic Distribution and Marketing Relationships

  Since its inception in 1989, Ascend has developed close relationships with important VARs, distributors, ISPs, telecommunications carriers and applications equipment manufacturers around the world to support marketing and sales activities in each of its targeted applications markets. Ascend leverages the capabilities, resources, expertise and market presence of these strategic partners to bring Ascend's products to market rapidly and to respond to developments in these markets. Ascend intends to develop similar strategic relationships with additional partners in the future to obtain comparable benefits.

  Focus on Global Markets and Applications

  Organizations around the world utilize the applications targeted by Ascend's products, often across national borders. The high cost of international dedicated digital circuits has motivated organizations to explore the use of international switched digital services. Ascend's products must support digital services available in the major industrial countries throughout the world and enable interoperability of these services. Ascend's products allow end-users to realize flexibility in terms of connectivity and potential economic benefit in terms of reduced carrier service fees. Ascend currently markets and sells its products outside of North America in Europe and Asia and the Pacific basin. Ascend intends to support digital services in additional countries as those services become available.

  Exploit Flexible Product Architecture For Rapid Time to Market

  All of Ascend's products share the same bandwidth on demand software. This core software is designed to be extensible to accommodate new applications, cabling interfaces, digital access lines and carrier digital services. The software currently operates on three different families of microprocessors, from relatively low-cost processors, such as the Intel 80C18 and Motorola's 68xxx, to state-of-the-art RISC-based processors, such as the Intel i960, and is designed to be ported to other microprocessors in the future. In addition, Ascend has designed its hardware architecture in a modular fashion so that it can use elements of this architecture in future products. This flexibility, portability and modularity are intended to facilitate a relatively short product design and development cycle and to enable Ascend to address new applications markets and support new network services offered by telecommunications carriers in a relatively short period of time.

 PRODUCTS

  Ascend has developed three product families based on a common software-based architecture intended to permit its products to: (i) connect to the major types of digital access lines; (ii) connect to widely available dedicated line services, switched digital services and modem services; (iii) connect to access lines and telecommunications services worldwide; (iv) provide support for different types of applications and application interfaces; and (v) accommodate network growth and application expansion in a scalable fashion. In addition, in June 1996, Ascend introduced a line of dynamic firewall protection software products.

  Ascend's products also support local and remote management of the access equipment, the digital access line interface and the application interface. Ascend products can be managed from a central location using either Ascend's proprietary remote management protocols or standards-based Simple Network Management Protocol (SNMP).

  MAX

  Ascend introduced its first MAX products in late 1992. Sales of MAX products accounted for approximately 26%, 63% and 72% of Ascend's net sales in 1994, 1995 and the three months ended March 31, 1996, respectively. The MAX family of integrated access servers provides bandwidth on demand for WAN, Internet and multimedia access over a common set of digital access lines. The MAX is a modular card and backplane system that allows users to configure each unit according to application and bandwidth requirements. It supports up to 8 Mbit/s of bandwidth to the WAN. The MAX can be configured with Ethernet cards and digital modem cards to act as a central site remote LAN access server, allowing up to 96 simultaneous remote users to dial into the corporate backbone network or ISP network. The MAX can also be configured with inverse multiplexing cards, providing up to 38 high-speed inverse multiplexing ports for central site videoconferencing, dedicated circuit backup and disaster recovery, dedicated circuit overflow and load balancing, high speed bulk file transfer, high quality audio transmission and other applications.

  The MAX product family is capable of combining all of the features of the Multiband and Pipeline product families as well as the following features that facilitate integrated access:

  . High density digital modem support (72 digital modems in a single MAX). Digital modems allow remote analog modem users to dial into digital access lines (ISDN PRI or T1) connected to the MAX.

  . Frame relay connectivity via either a high speed (up to 8Mbps) synchronous serial connection to a local frame relay switch or integrated Tl CSU/DSU access to a remote switch.

  . Rubber Bandwidth dynamic bandwidth allocation algorithms and patented hardware to support automatic dedicated circuit overflow.

  . Translation of traditional Tl signaling to out-of-band ISDN signaling for support of voice services offered through a PBX.

  . Support of network access from multiple diverse network carriers to support automatic backup of network access lines and services.

  . Heterogeneous network access providing T1, ISDN PRI, ISDN BRI and Frame Relay concurrently in the same device to optimize bandwidth utilization and cost (low-bandwidth, low-cost ISDN BRI access lines may be used as backup for a T1 access line).

  . ISDN BRI interfaces to provide ISDN to the desktop for desktop videoconferencing.

  .  Security protocols such as Challenge Handshake Authentication Protocol
     (CHAP), Password Authentication Protocol (PAP), TACACS+, Radius and UNIX syslog. The security protocols are crucial to ensure the integrity of the backbone network.

  . Support of additional security capabilities, including call-back, packet filtering, caller line ID, token-based security and dynamic firewall technology.

  Ascend has obtained certification for MAX products in approximately 24 countries and has applied for certification in several other countries. MAX units generally range in list price from $2,400 to $20,000, with units fully configured with digital modems ranging up to approximately $56,000.

  Pipeline

  Ascend introduced its first Pipeline products in late 1993. Sales of Pipeline products accounted for approximately 10%, 20% and 19% of Ascend's net sales in 1994, 1995 and the three months ended March 31, 1996, respectively. The Pipeline product family provides access equipment for remote office, telecommuting and SOHO, and Internet access. Pipeline products incorporate standards-based LAN routing and bridging protocols transmitted over switched digital services and include inverse multiplexing functionality to allow users to obtain higher data rates than are available from individual digital access lines and switched digital circuits.

  Pipeline products support the major types of digital access lines and provide interoperability between different access line types. Certain of the key Pipeline features enabling remote LAN access include:

  . Security protocols such as CHAP, PAP, TACACS+, Radius and UNIX syslog. The security protocols are crucial to ensure the integrity of the backbone network.

  . Support of additional security capabilities including call-back, packet filtering, caller line ID, token-based security and dynamic firewall technology.

  . Packet-level inverse multiplexing for greater performance than can be obtained over single channel connections.

  .  Support for key encapsulation protocols including PPP, MP (Multilink
     PPP) and Ascend's and other companies' proprietary encapsulation protocols.

  . Support for data compression over wide area networks for improved performance.

  . Support of protocol spoofing to minimize connect-time costs over the wide area network and to maximize remote site performance.

  .  Call Detail Recording (CDR) for billing and monitoring purposes.

  . Filter-based call establishment and termination to ensure that connections are active only for the duration required for the application.

  .  Telnet, SNMP and syslog network management capabilities.

  Members of the Pipeline product family include the low-end Pipeline 25, the mid-range Pipeline 50 and Pipeline 75, and the Pipeline 130, which may be used for high-end remote LAN access or as a small central site WAN access device. In 1996, Ascend began volume shipments of the Pipeline 130 and the Pipeline
75. The Pipeline 75 is targeted at the remote access market and has analog and digital capabilities. The Pipeline products yield lower gross margins than Ascend's other products. Ascend has obtained certification for Pipeline products in approximately 24 countries and has applied for certification in several other countries. Pipeline units generally range in list price from $600 to $2,000.

  Multiband

  Ascend introduced its first Multiband products in February 1991 and introduced a cost-reduced product, the Multiband Plus, in May 1992. In 1995, Ascend introduced the Multiband VSX, a less expensive, reduced functionality version of its Multiband Plus product. Sales of Multiband products accounted for approximately 58%, 15% and 8% of Ascend's net sales in 1994, 1995 and the three months ended March 31, 1996, respectively. The Multiband family is focused primarily on videoconferencing and multimedia applications. This family of bandwidth on demand controllers provides global bandwidth on demand at speeds from 56 kbit/s to 4 Mbit/s using switched digital services.

  The Multiband Plus product supports four simultaneous high-speed digital connections, connecting to applications using serial ports. The product incorporates inverse multiplexing, dynamic bandwidth allocation, global connectivity and comprehensive management capabilities to allow users to create bandwidth on demand network solutions primarily for videoconferencing and multimedia applications. Multiband Remote Port Modules (RPM) facilitate bandwidth distribution within a facility by extending serial data ports from Multiband products over unshielded twisted pair wiring to applications throughout a facility for distances up to 3,400 feet.

  Certain of the key Multiband features enabling videoconferencing access include:

  .  Inverse multiplexing.

  .  Support for all major inverse multiplexing standards, including BONDING.

  .  Remote management capability on all models.

  .  Integrated SNMP management with direct Ethernet access.

  . Support for all major videoconferencing dialing protocols, such as RS-366, extended Switched Digital Services Applications Forum (SDSAF), V.25 bis and X.21 for international compatibility.

  . Support for dual paired ports to interoperate with the installed base of videoconferencing systems that do not support inverse multiplexing.

  .  Compatibility with the major brands of videoconferencing equipment.

  . Billing caps to ensure that user-set limits are not exceeded for individual or total monthly call costs.

  Ascend has obtained country certifications for Multiband Plus products in approximately 24 countries and has applied for certification in several other countries. Multiband VSX units generally range in list price from $1,500 to $9,000. Multiband Plus units generally range in list price from $7,000 to $10,000.

  Secure Access

  Ascend introduced its first Secure Access products in June 1996. The first products made available in the Secure Access family, Secure Access Firewall and Secure Access Manager, provide dynamic firewall protection for remote networks and can be integrated into Ascend's MAX and Pipeline products. Secure Access firewall technology is designed to safeguard a company's information resources from unauthorized intrusion through the Internet or other forms of open remote access. Security administrators can manage remote firewall agents from a central site, eliminating the need for separate management workstations. Ascend customers can add firewall technology security to their MAX central site and Pipeline remote access products through a software upgrade.

  Certain of the key Secure Access features include:

  .  Flexible logging access and simple configuration features.

  .  Ability to support user-defined applications and protocols.

  .  Ability to detect and shut down probing attacks (e.g. SATAN).

  . Ability to precisely adjust the duration and breadth of access on an application-by-application basis.

  .  Advanced router-based security.

  Secure Access Manager is included with Secure Access Firewall software at no additional cost to customers. Secure Access products range in list price from $500 to $4,000 and are available for the Pipeline 50, Pipeline 75, Pipeline 130 and all members of the MAX family of products.

 TECHNOLOGY

  Ascend has developed a core software architecture that is modular and portable. This software is used in over 60 product models and runs on three different hardware microprocessors: Intel 80C188, Intel RISC i960 and Motorola 68xxx. The key capabilities of Ascend's technology are:

  Wide Area Network Protocol Software. Ascend products connect to and manage wide area communications for a variety of digital and analog access lines and switched and leased digital services worldwide. Each digital or analog access line and digital service has specific connect and disconnect protocols. Ascend's products support 36 wide area network protocols and five wide area digital access interfaces. These protocols include 20 different ISDN call signaling protocols worldwide.

  Bandwidth Management Software. Ascend's products manage wide area network bandwidth over a variety of digital services, digital access lines and user applications. Ascend's products support several bandwidth on demand technologies which allow dynamic changes in bandwidth during a communications session, including Ascend inverse multiplexing and Rubber Bandwidth, industry standard inverse multiplexing, such as BONDING, as well as software data compression.

  Remote LAN Access Software. Ascend's products incorporate standards used in remote LAN access including PPP and MP. Ascend has also developed proprietary extensions to the standard protocols by optimizing them for remote LAN access. Included in these is MP+, Ascend's Multipoint Point-to-Point Protocol.

  Standards-Based Security. Ascend's products support many standard and extended methods for providing security and access control for WAN access, including CHAP, PAP, TACACS+, Radius and UNIX syslog.

  Application Specific Software. Ascend's products support a wide variety of application equipment, such as videoconferencing equipment, routers, T1 multiplexers and PBXs, and a wide variety of application cabling, such as serial ports and unshielded twisted pair wiring. Ascend's Multiband product family implements the videoconferencing protocol RS-366 and is compatible with videoconferencing equipment manufactured by Compression Labs, PictureTel, VTEL, British Telecom, GPT and others. In addition, Ascend's products support network management, remote diagnostics and a wide variety of advanced security protocols.

 MARKETING AND SALES

  Ascend's marketing and sales objective is to ensure that subscribers to digital network services, including ISDN, and users of applications equipment requiring such services are aware of the capabilities and benefits of Ascend's products. To accomplish this objective, Ascend has developed and maintains marketing and sales relationships with VARs, distributors, ISPs, major telecommunications carriers and applications equipment manufacturers who, in turn, market and sell Ascend's products to end-user customers. Ascend's sales force also sells products directly to certain end-user customers.

  The primary role of Ascend's sales force is to: (i) provide support to the VARs, distributors, ISPs, telecommunications carriers and applications equipment manufacturers; (ii) assist ISPs and end-user customers in addressing complex network and Internet access problems; (iii) differentiate the features and capabilities of Ascend's products from competitive offerings; and (iv) continually monitor and understand ISPs' and end-user customers' evolving needs for network access services.

  Ascend also has several marketing programs to support the sale and distribution of its products. The objective of these programs is to inform VARs, distributors, ISPs, telecommunications carriers, applications equipment manufacturers and end-user customers about the capabilities and benefits available with the use of Ascend's bandwidth on demand network access equipment. The programs include participation in industry trade shows and technical conferences, design and presentation of technology seminars, publication of customer newsletters and technical and educational articles for the trade press and other industry journals and frequent communications with the installed base of end-user customers regarding evolving applications for Ascend's products.

  Internet Service Providers

  Ascend's MAX and Pipeline products are sold through its direct, VAR and distributor channels to ISPs. Ascend has relationships with many major ISPs worldwide, including UUNET, PSI, BBN, MCI, EUNET, Demon, Pipex and NTT-PC. Also, UUNET, which first commenced volume purchases of Ascend's products in 1995, accounted for 11% and 13% of Ascend's net sales in 1995 and the three months ended March 31, 1996, respectively.

  Value-Added Resellers and Distributors

  As of March 31, 1996, Ascend had entered into non-exclusive agreements with 124 VARs and distributors in North America whereby these parties have been granted non-exclusive rights to sell and service Ascend's products. The terms of the agreements generally are for periods not in excess of twelve months, subject to annual renewals and earlier termination by either party with prior notice. VARs and distributors are entitled to periodically return unsold inventory to Ascend. Returns are subject to a maximum limit and may be subject to a minimum restocking requirement. To date, such inventory returns have not been material. Of the 124 VARs and distributors, 10 are authorized to market Ascend's products for video applications only, 95 are authorized to market Ascend's products for data applications only and 19 are authorized to market Ascend's products for video and data applications. In addition, Ascend has entered into agreements with certain distributors who sell its products to VARs of Ascend.

  Telecommunications Carriers

  Ascend's products are sold and serviced by major telecommunications carriers around the world, including AT&T, Sprint, MCI, GTE, Pacific Bell, Southwestern Bell, British Telecom, France Telecom, Deutsche Telekom and NTT in Japan. Except for sales to AT&T, sales to telecommunications carriers are made on open account and are subject to Ascend's standard terms and conditions of sale. Under its agreement with AT&T, Ascend provides its Multiband, MAX and Pipeline products for resale by AT&T under the AT&T label. AT&T may, at any time, cancel orders for product delivery which it has placed with Ascend, subject to the payment of specified minimum amounts. AT&T, which became a VAR in 1992, accounted for approximately 18%, 15%, 5% and 1% of net sales in 1993, 1994, 1995 and the three months ended March 31, 1996, respectively. Certain of the telecommunications carriers are entitled to periodically exchange unsold inventory for other products offered by Ascend, subject to a maximum exchange limit and subject to a minimum restocking requirement for returned inventory. To date, such inventory exchanges have not been material.

  Applications Equipment Manufacturers

  Ascend's products are also sold and serviced by applications equipment manufacturers, and integrators of videoconferencing equipment, including Compression Labs, PictureTel, GPT and VTEL, under agreements which authorize these companies to resell Ascend's products using Ascend's identification label. The applications equipment manufacturers are not obligated to purchase minimum volumes of product and they may cancel orders placed with Ascend at any time prior to scheduled payment.

  North American Sales, Customer Service and Marketing Organization

  As of March 31, 1996, Ascend's North America sales, customer service and marketing organization included 185 individuals, including managers, sales representatives, and technical and administrative support personnel. Ascend has 22 sales offices located in the following metropolitan areas: Atlanta, Boston, Chicago, Cleveland, Dallas, Denver, Durham, Kansas City, Los Angeles, New York, Palo Alto, San Francisco, Seattle, St. Louis, Tampa, Toronto and Washington D.C. Ascend intends to continue to recruit highly trained individuals for its North America sales organization.

  International Sales

  Ascend's international sales have been principally export sales and currently are made through approximately 140 telecommunications carriers, Internet service providers, VARs and distributors servicing approximately 30 countries, including the United Kingdom, Germany, France, Belgium, Japan, Hong Kong, Singapore and Australia. The carriers, VARs and distributors generally provide system installation, technical assistance and support to end-user customers within their area of responsibility. Generally, international telecommunications carriers, VARs and distributors have non-exclusive rights to sell and market Ascend's products within their respective countries.

  As of March 31, 1996, Ascend's international sales organization included 44 individuals, including managers, sales representatives and technical and administrative support personnel. Ascend has sales offices in the United Kingdom, Germany, France, Belgium, Japan, Hong Kong, Singapore and Australia.

  International sales accounted for approximately 15%, 20%, 29%, and 42% of net sales in 1993, 1994 and 1995 and the three months ended March 31, 1996, respectively. See Note 1 of Notes to Consolidated Financial Statements. International sales are made in United States dollars and are subject to government controls and other risks associated with international business activities. To date, Ascend has not experienced any material difficulties or interruptions with respect to its international business activities.

 TECHNICAL ASSISTANCE AND SUPPORT

  A high level of continuing technical assistance and support is important to Ascend's objective of developing long-term relationships with customers. The majority of these technical assistance and support activities are related to installations and network configuration issues and are primarily provided by third parties distributing Ascend's products. Ascend supports its customers and sales personnel by providing telephone support and remote access to customer installations through Ascend's Technical Assistance Center in Alameda, California. Remote access is accomplished either through a digital dial-up network connection directly to a customer's installation or through a modem connection to the control port of the customer's system. The connection allows Company representatives to remotely analyze and correct software, installation and configuration problems. Ascend also offers on-site installation and technical assistance for fixed fees, which to date have not been material.

  Ascend's products have warranties of up to 12 months from the date of shipment, although in certain cases products sold in foreign countries are warranted for up to 15 months from the date of shipment. Ascend has a variety of comprehensive and flexible hardware and software maintenance and support programs available for products no longer under warranty, with services ranging from time and materials and remote service support to 24-hour on-site support, depending on the end-user customer's preference. Ascend also offers various training courses for its third party resellers and end-user customers. To date, revenues attributable to customer service, support and training services have not been material.

 RESEARCH AND DEVELOPMENT

  Ascend believes that its future success depends in part on its ability to continue to enhance its existing products and to develop new products that maintain technological competitiveness. Ascend also believes its product development activities should be directed to solving the practical needs of its customers. Ascend monitors changing customer needs and works closely with users of bandwidth on demand network access products, including ISPs, telecommunications carriers, applications equipment manufacturers, VARs and distributors, end-user customers and market research organizations to monitor changes in the marketplace. Ascend intends to remain dedicated to industry standards and to continue to support emerging wide area networking protocol standards and carrier services.

  Ascend's software and hardware architecture is modular in design, facilitating a relatively short product design and development cycle and reducing the time to market for new products and features. Ascend has utilized this architectural design to develop and introduce more than 60 different product models and enhancements since the introduction of its first products in 1991. Ascend intends to continue to utilize this architectural design to develop and introduce additional products and enhancements in the future.

  Ascend and its major customers test new products prior to their general commercial availability. Ascend conducts both internal testing and beta testing with select customers. To date, Ascend has not experienced any material product returns or software or hardware errors.

  Ascend is currently undertaking development efforts for each of its product families. MAX development efforts include improving network access and network management capabilities as well as improving price/performance. Pipeline development efforts include digital and analog integration, support of additional WAN protocols and cost reduction engineering. Multiband development efforts include integration of emerging multimedia access applications which may include multimedia banking, telemedicine and distance learning as well as improving price/performance.

  Schedules for high technology products are inherently difficult to predict, and there can be no assurance that Ascend will achieve its scheduled first customer shipment dates. Also, there can be no assurance that Ascend's product development efforts will result in commercially successful products, or that Ascend's products will not be rendered obsolete by changing technology or new product announcements by other companies.

  Ascend's research and development expenditures were $2.0 million, $3.6 million, $9.6 million and $5.5 million in 1993, 1994, 1995 and the three months ended March 31, 1996, respectively. Research and development expenditures are expensed as incurred. As of March 31, 1996, 72 full-time employees were engaged in research and development. During 1995, Ascend opened development facilities in Calabasas, California and Salt Lake City, Utah.

  On September 1, 1995, Ascend completed a $3.0 million purchase of technology and related assets associated with the DaynaLINK product family from Dayna Communications, Inc. Costs associated with the purchase were expensed as purchased research and development. The acquisition provides technology and expertise that Ascend is using to enhance and expand the functionality of its MAX family of products.

  In March 1996, Ascend acquired Morning Star Technologies, Inc. ("Morning Star"), a manufacturer of standards-based, high performance networking products, including network routing software and advanced network security products. The transaction was accounted for as a pooling of interests. Ascend will operate Morning Star's former headquarters facility in Columbus, Ohio as a development and product marketing facility.

 COMPETITION

  The market for bandwidth on demand network access systems is highly competitive and subject to rapid technological change. Ascend expects competition to persist and increase in the future. Ascend's current competitors can be divided into three groups: manufacturers of WAN and Internet access equipment, manufacturers of remote LAN access and Internet subscriber access equipment, and manufacturers of bandwidth on demand products addressing the needs of the videoconferencing and multimedia access market.

  In the WAN and Internet access market, Ascend's primary competitors are Cisco, U.S. Robotics and 3Com, each of which has substantially greater financial, marketing and technical resources than Ascend. In the remote LAN access and Internet subscriber access market, competition is widespread, although few companies have positioned their products specifically as digital bandwidth on demand network access systems. Ascend's primary competitors in this market are Gandalf, Cisco, Shiva and 3Com. In the videoconferencing and multimedia access market, competitors include Madge Networks, Adtran and Promptus Communications (a subsidiary of GTI).

  Competitive factors in the bandwidth on demand network access market include core technology, breadth of product features, scalability of products, product quality and functionality, pricing, marketing and distribution resources, international certifications and technical service and support. Ascend believes it presently competes favorably with respect to each of these factors and is positioned to respond to anticipated competitive actions.

  Ascend expects additional competition from existing competitors and from a number of companies that may enter Ascend's existing and future markets. The additional competition could adversely affect Ascend's business, results of operations and financial condition. Some of Ascend's current and potential competitors have substantially greater financial, marketing and technical resources than Ascend.

 MANUFACTURING AND QUALITY

  Ascend has received the International Standard Organization (ISO) 9001 certification for quality. Ascend's manufacturing operations consist primarily of materials planning and procurement, final assembly, burn-in, final system testing and quality control. Ascend designs all of the hardware subassemblies for its products and uses the services of contract manufacturers to build these subassemblies and certain of its products to Ascend's specifications. Ascend presently uses a variety of independent third party contract assembly companies to perform printed circuit board assembly and in-circuit testing. Ascend installs its proprietary software into the electronically erasable programmable read only memory (EEPROM) of its systems in order to configure products to meet customer needs and to maintain quality control and system security. The manufacturing process enables Ascend to configure the hardware and software in combinations to meet a wide variety of individual customer requirements. Ascend uses automated testing equipment and burn-in procedures, as well as comprehensive inspection, testing and statistical process control testing by technicians, to assure the quality and reliability of its products. To date, Ascend has not experienced significant product defects or customer returns of products.

  Although Ascend generally uses standard parts and components for its products, certain components, including certain key microprocessors and integrated circuits, are presently available only from a single source or from limited sources. Ascend has no supply commitments from its vendors and generally purchases components on a purchase order basis as opposed to entering into long term procurement agreements with vendors. Ascend has generally been able to obtain adequate supplies of components in a timely manner from current vendors or, when necessary to meet production needs, from alternate vendors. Ascend believes that, in most cases, alternate vendors can be identified if current vendors are unable to fulfill needs. However, delays or failure to identify alternate vendors, if required, or a reduction or interruption in supply or a significant increase in the price of components could adversely affect Ascend's financial results and could impact customer relations.

  Ascend increased its manufacturing capacity in 1993, 1994, 1995 and the first three months of 1996 by adding additional facilities and personnel and will continue to increase its manufacturing capacity as needed. As of March 31, 1996, 62 full-time employees were engaged in manufacturing operations. Ascend's financial results could be adversely affected if it encounters delays or for any other reason does not expand manufacturing capacity as required.

 PROPRIETARY RIGHTS

  Ascend's success and ability to compete is dependent in part upon its proprietary technology, although Ascend believes that its success is more dependent upon its technical expertise than its proprietary rights. Ascend relies on a combination of patent, copyright and trade secret laws and non-disclosure agreements to protect its proprietary technology. Ascend generally enters into confidentiality or license agreements with its employees, distributors, customers and potential customers and limits access to the distribution of its software, documentation and other proprietary information. There can be no assurance that the steps taken by Ascend in this regard will be adequate to prevent misappropriation of its technology or that Ascend's competitors will not independently develop technologies that are substantially equivalent or superior to Ascend's technology. In addition, the laws of some foreign countries do not protect Ascend's proprietary rights to the same extent as do the laws of the United States. Ascend is also subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights of others. From time to time Ascend has received claims of infringement of other parties' proprietary rights. There can be no assurance that third parties will not assert infringement claims in the future with respect to Ascend's current or future products or that any such claims will not require Ascend to enter into license arrangements or result in protracted and costly litigation, regardless of the merits of such claims. No assurance can be given that any necessary licenses will be available or that, if available, such licenses can be obtained on commercially reasonable terms.

 EMPLOYEES

  As of March 31, 1996, Ascend employed 416 persons, including 229 in sales and marketing, 62 in manufacturing, 72 in engineering and 53 in finance and administration. Of these, 38 were employed outside of North America. None of Ascend's employees is represented by a labor union. Ascend has experienced no work stoppages and believes its relationship with its employees is good.

  Competition for qualified personnel in Ascend's industry is intense. Ascend believes that its future success will depend in part on its continued ability to hire, assimilate and retain qualified personnel.

SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference herein. The consolidated statement of operations data set forth below with respect to the years ended December 31, 1995, 1994 and 1993 and the consolidated balance sheet data as of December 31, 1995 and 1994 are derived from, and are qualified by reference to, the audited consolidated financial statements of Ascend incorporated herein by reference and should be read in conjunction with those financial statements and the notes thereto. The consolidated balance sheet data as of December 31, 1993 and March 31, 1995 are derived from Ascend's audited and unaudited consolidated financial statements, respectively, not incorporated by reference or included herein. The consolidated statement of operations data set forth below with respect to each of the three month periods ended March 31, 1996 and 1995 and the consolidated balance sheet as of March 31, 1996 are derived from, and are qualified by reference to, the unaudited consolidated financial statements of Ascend incorporated by reference herein and should be read in conjunction with those financial statements and notes thereto. The unaudited financial statements include all normal recurring adjustments that Ascend considers necessary for a fair presentation of its financial position and results of operations. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of results to be expected for any future period.

                                    THREE MONTHS ENDED
                                        MARCH 31,      YEAR ENDED DECEMBER 31,
                                    -------------------------------------------
                                      1996      1995     1995    1994    1993
                                    --------- ----------------- ------- -------
                                       (UNAUDITED)
                                      (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF
OPERATIONS DATA:
Net sales.........................    $91,078 $ 20,363 $149,590 $39,343 $16,215
Cost of sales.....................     31,848    6,999   51,170  13,205   5,587
                                    --------- -------- -------- ------- -------
 Gross profit.....................     59,230   13,364   98,420  26,138  10,628
Operating expenses:
 Research and development.........      5,495    1,890    9,609   3,595   1,983
 Sales and marketing..............     19,549    4,609   33,910  10,477   5,492
 General and administrative.......      2,956    1,683    8,044   3,053   1,856
 Purchased research and
 development......................        --       --     3,032     --      --
                                    --------- -------- -------- ------- -------
  Total operating expenses........     28,000    8,182   54,595  17,125   9,331
                                    --------- -------- -------- ------- -------
Operating income..................     31,230    5,182   43,825   9,013   1,297
Interest income, net..............      2,557      403    5,493     892      52
                                    --------- -------- -------- ------- -------
Income before income taxes........     33,787    5,585   49,318   9,905   1,349
Provision for income taxes........     12,839    2,120   18,745   1,206     --
                                    --------- -------- -------- ------- -------
Net income........................    $20,948 $  3,465 $ 30,573 $ 8,699 $ 1,349
                                    ========= ======== ======== ======= =======
Net income per share..............      $0.17    $0.04    $0.28   $0.09   $0.02
                                    ========= ======== ======== ======= =======
Number of shares used in per share
calculation.......................    121,675  101,176  108,976  92,800  82,152
                                    ========= ======== ======== ======= =======
                                        MARCH 31,            DECEMBER 31,
                                    -------------------------------------------
                                      1996      1995     1995    1994    1993
                                    --------- ----------------- ------- -------
                                       (UNAUDITED)
                                                  (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Working capital...................  $ 254,406 $ 45,238 $235,221 $41,249 $ 8,486
Total assets......................    388,482   64,293  335,450  53,272  12,392
Total stockholders' equity........    327,951   48,683  296,130  43,655   9,560

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements which involve risks and uncertainties. Ascend's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the factors described below under the subheading "Factors that may Affect Future Results" and the additional factors set forth under "Risk Factors" and elsewhere in this Proxy Statement/Prospectus.

 OVERVIEW

  Ascend develops, manufactures, markets, sells and supports a broad range of high-speed digital remote networking access products that enable its customers to build: (i) Internet access systems consisting of POP termination equipment for ISPs and remote site Internet access equipment for Internet subscribers;
(ii) extensions and enhancements to corporate backbone networks that facilitate access to these networks by remote offices, telecommuters and mobile computer users; and (iii) videoconferencing and multimedia access facilities. These products are termed bandwidth on demand products because they establish high-speed switched digital connections whose bandwidth, duration and destination can be adjusted to suit user application needs. These products support existing digital and analog networks. Net sales have increased due to the market acceptance of

MAX and Pipeline products and continuing acceptance of the Multiband product family, and due to the expansion of the Company's domestic and international distribution network.

 RESULTS OF OPERATIONS

  The following table sets forth for the periods indicated the percentage of net sales represented by certain line items from Ascend's consolidated statements of income:

                                            THREE MONTHS       YEAR ENDED
                                           ENDED MARCH 31,     DECEMBER 31,
                                           ---------------   ----------------
                                            1996     1995    1995  1994  1993
                                           ------   ------   ----  ----  ----
Net sales................................     100%     100%  100%  100%  100%
Cost of sales............................      35       34    34    34    35
                                           ------   ------   ---   ---   ---
 Gross profit............................      65       66    66    66    65
Operating expenses:
 Research and development................       6        9     6     9    12
 Sales and marketing.....................      22       23    23    26    34
 General and administrative..............       3        8     5     8    11
 Purchased research and development......      --       --      2   --    --
                                           ------   ------   ---   ---   ---

  Total operating expenses...............      31       40    36    43    57
                                           ------   ------   ---   ---   ---
Operating income.........................      34       26    30    23     8
Interest income, net.....................       3        2     3     2   --
                                           ------   ------   ---   ---   ---
Income before income taxes...............      37       28    33    25     8
Provision for income taxes...............      14       11    13     3   --
                                           ------   ------   ---   ---   ---
Net income...............................      23%      17%   20%   22%    8%
                                           ======   ======   ===   ===   ===

  Three Months Ended March 31, 1996 Compared With the Three Months Ended March 31, 1995.

  Net Sales. Net sales for the first quarter ended March 31, 1996 were $91.1 million, an increase of 347% over net sales of $20.4 million for the first quarter of 1995. The increase in net sales was primarily due to an increase in unit shipments of the MAX and Pipeline products and an increase in international sales. The increase in unit shipments of the MAX family of products was primarily attributable to the growth in business from ISPs and increased demand for corporate remote networking applications. For the first quarter ended March 31, 1996, MAX products accounted for approximately 72% of net sales compared to approximately 49% of net sales in the first quarter of 1995. Net sales of the Pipeline family of products declined to approximately 19% of net sales in the first quarter of 1996 compared to 22% of net sales in the first quarter of 1995 but increased in absolute dollars for the same period. Net sales of Ascend's Multiband products accounted for 8% of net sales for the first quarter of 1996 compared to 27% for the first quarter of 1995. The decrease in Multiband net sales as a percentage of total net sales was primarily due to the rapid increase in sale of Ascend's MAX and Pipeline products. UUNET, an ISP, accounted for approximately 13% of net sales for the first quarter of 1996 compared to approximately 12% of net sales for the first quarter of 1995. International sales accounted for 42% of net sales for the first quarter of 1996 as compared to 22% of net sales for the first quarter of 1995. This increase was primarily due to the increased sales of Ascend's products in Asia and the Pacific Basin.

  Gross Margin. Gross margin was 65% for the first quarter of 1996, compared to 66% in the first quarter of 1995. This decrease in gross margin is primarily attributable to increased shipments of the Pipeline family of products, which have a lower gross margin than the MAX and Multiband product families.

  Research and Development. Research and development expenses increased 190% from $1.9 million in the first quarter of 1995 to $5.5 million in the first quarter of 1996. This increase was primarily due to the addition of engineering personnel, payments for consulting services in connection with developing and enhancing

Ascend's existing and new products, and payments for consulting services related to filing applications and product testing required to obtain governmental approvals to resell Ascend's products outside of North America. Research and development expenses decreased as a percent of net sales from 9% in the first quarter of 1995 to 6% in the first quarter of 1996. The decrease was due to increased net sales.

  Sales and Marketing. Sales and marketing expenses increased 324% from $4.6 million in the first quarter of 1995 to $19.5 million in the first quarter of 1996. The increase in expenses was primarily due to the addition of sales, marketing and technical support personnel, increased commissions, marketing materials and trade shows, expenditures for demonstration and loaner equipment used by customers and expenses associated with opening additional sales offices in North America, Europe, Asia and the Pacific Basin. The growth in sales, marketing and technical support personnel was primarily due to the need to manage the activities of an increased number of VARs, end-user customers and new products. Sales and marketing expenses as a percent of net sales decreased to 22% from 23% when compared to the same quarter of 1995. The decrease in sales and marketing expenses as a percentage of net sales was due to increased net sales.

  General and Administrative. General and administrative expenses increased 76% from $1.7 million in the first quarter of 1995 to $2.9 million in the first quarter of 1995. These increases were primarily due to the addition of finance, information systems and administrative personnel, the cost of investor relations activities and accruals for performance bonuses. General and administrative expenses decreased as a percent of net sales from 8% in the first quarter of 1995 to 3% in the first quarter of 1996. This decrease was due to increased net sales.

  Interest Income, Net. Interest income (net) increased by $2.2 million to $2.6 million (3% of net sales) in the first quarter of 1996 compared to $403,000 in the first quarter of 1995. The increase in interest income was due primarily to the investment of proceeds from Ascend's public offering of Ascend Common Stock which was completed in August 1995.

  Provision for Income Taxes. The provision for income taxes for the quarters ended March 31, 1996 and 1995 is based on a combined federal and state rate of 38%, which approximates the net effective statutory federal and state rates adjusted for tax exempt interest income and the tax benefits associated with Ascend's Foreign Sales Corporation.

  Years Ended December 31, 1995, 1994 and 1993

  Net Sales. Net sales for 1995 increased 280% to $149.6 million as compared to $39.3 million in 1994, which increased 143% from $16.2 million in 1993. International sales (sales outside of North America) increased to $42.8 million in 1995 as compared to $7.7 million in 1994 and to $2.5 million in 1993 and accounted for 29%, 20% and 15% of net sales in 1995, 1994 and 1993, respectively.

  The growth in net sales during 1995 was due to an increase in unit shipments of MAX and Pipeline products. The increase in unit shipments of the MAX family of products was primarily attributable to the growth in business from ISPs and increased demand for corporate wide area network access applications. The MAX product family accounted for approximately 63% of net sales in 1995 as compared to approximately 26% in 1994 and approximately 9% in 1993. The Pipeline product family, introduced in December 1993, accounted for approximately 20% of net sales in 1995 as compared to approximately 10% of net sales in 1994. This increase was principally due to growth in Ascend's VAR and distributor channels and increased demand for remote and Internet access products by end-user customers. Net sales of Ascend's Multiband products accounted for approximately 15% of net sales in 1995 compared to approximately 58% of net sales in 1994 and approximately 85% of net sales in 1993. The decreases in Multiband net sales as a percentage of total net sales were due to the rapid increase in sales of Ascend's MAX and Pipeline products. The growth in sales during 1994 and 1993 was attributable primarily to an increase in unit shipments as a result of market acceptance of Ascend's Multiband and MAX product families, the expansion of the domestic and international distribution network and, to a lesser extent, the introduction of the Pipeline product family in late 1993.

  In North America, Ascend relies on third party distribution channels, including VARs and distributors, major telecommunications carriers and applications equipment manufacturers, for a substantial majority of its net sales. Sales to these third-party distribution channels accounted for approximately 48%, 64% and 61% of Ascend's net sales in 1995, 1994 and 1993, respectively. AT&T, a telecommunications carrier, accounted for approximately 5%, 15% and 18% of net sales in 1995, 1994 and 1993, respectively. Also, UUNET, an ISP that first commenced volume purchases of Ascend's products in 1995, accounted for approximately 11% of net sales in 1995. International sales (sales outside of North America) are made through telecommunications carriers, ISPs, VARs and distributors, and accounted for 29%, 20% and 15% of net sales in 1995, 1994 and 1993, respectively. There can be no assurance that sales to these entities or any of Ascend's other customers will remain at or exceed historical levels in any future period.

  Gross Margin. Gross margin remained relatively constant at 66% for each of the years ended December 31, 1995 and 1994. Gross margin increased to 66% in 1994 as compared to 65% in 1993. The increase in gross margin between 1993 and 1994 was primarily due to increased unit shipments of the MAX family of products having a slightly higher gross margin than the Multiband and Pipeline products. In the past, gross margins have been affected by the mix of products sold and the mix of distribution channels used by Ascend. In the future, Ascend's gross margins may be affected by several factors, including the mix of products sold, the price of products sold, the introduction of new products with lower gross margins, the distribution channels used, price competition, increases in material costs and changes in other components of cost of sales.

  Research and Development. Research and development expenses increased to $9.6 million in 1995 compared to $3.6 million in 1994 and $2.0 million in 1993. These increases were primarily due to the addition of engineering personnel, payments for consulting services in connection with developing and enhancing Ascend's existing and new products and payments for consulting services related to filing applications and product testing required to obtain governmental approvals to resell Ascend's products outside of North America. Research and development expenses as a percent of net sales decreased to 6% in 1995 from 9% in 1994 and 12% in 1993, primarily due to increased net sales. Ascend expects that spending for research and development will increase in absolute dollars in 1996 but may continue to vary as a percentage of net sales.

  Sales and Marketing. Sales and marketing expenses were $33.9 million, $10.5 million and $5.5 million for 1995, 1994 and 1993, respectively. These increases in expenses were primarily due to the addition of sales, marketing and technical support personnel, increased commissions, expenditures for demonstration and loaner equipment used by customers and expenses associated with opening additional sales offices in North America, Europe and Asia and the Pacific Basin. The growth in sales, marketing and technical support personnel was primarily due to the need to manage the activities of an increased number of VARs, distributors, end-user customers and to the introduction of several new products. Sales and marketing expenses as a percent of net sales, however, decreased to 23% in 1995 from 26% in 1994 and 34% in 1993, primarily due to increased net sales. Ascend expects that sales and marketing expenses will increase in absolute dollars in 1996 but may continue to vary as a percentage of net sales.

  General and Administrative. General and administrative expenses increased to $8.0 million in 1995 as compared to $3.1 million in 1994 and $1.9 million in 1993. These increases were primarily due to the addition of finance and administrative personnel, bonus compensation paid to Ascend's employees, increased costs for insurance and contract personnel associated with information systems service and support and increased costs associated with being a public company. General and administrative expenses as a percent of net sales decreased to 5% in 1995 from 8% in 1994 and 11% in 1993, primarily due to increased net sales. Ascend expects that spending for general and administrative activities will increase in absolute dollars in 1996 but may continue to vary as a percentage of net sales.

  Purchased Research and Development. Purchased research and development costs were $3.0 million for the year ended December 31, 1995. These costs were for the purchase of technology and related assets associated with the DaynaLINK product family from Dayna Communications, Inc. on September 1, 1995. The acquisition provides technology and expertise that Ascend is using to enhance and expand the functionality of its MAX family of products.

  Interest Income. Interest income increased to $5.5 million in 1995 as compared to $961,000 in 1994 and $144,000 in 1993. The increase in interest income during 1995 and 1994 is due primarily to the investment of proceeds from Ascend's public offerings of Ascend Common Stock which were completed in August 1995 and May 1994.

  Provision for Income Taxes. The provision for income taxes for the year ended December 31, 1995 is based on a combined federal and state rate of 38% (as compared to 12% for 1994), which approximates the net effective statutory federal and state rates adjusted for the effects of tax exempt interest income and the tax benefits associated with Ascend's Foreign Sales Corporation. The provision for income taxes for 1994 reflects the utilization of net operating loss carryforwards, which were substantially utilized as of December 31, 1994. Ascend made no provisions for federal or state income taxes in 1993 due to cumulative operating losses and the utilization of net operating loss carryforwards.

 FACTORS THAT MAY AFFECT FUTURE RESULTS

  Ascend's quarterly and year-to-year operating results are affected by a wide variety of factors including competition, the mix of products sold, the mix of distribution channels employed, Ascend's success in developing, introducing and shipping new products, Ascend's dependence on single or limited source suppliers for certain components used in its products, price reductions for Ascend's products, changes in the levels of inventory held by third-party resellers, the timing of orders from and shipments to customers, seasonality and general economic conditions. In particular, a substantial portion of Ascend's sales of MAX and Pipeline products is related to the Internet industry. There can be no assurance that this industry and its infrastructure will continue to develop. Ascend believes competition in the Internet industry will increase significantly in the future and could adversely affect the Company's business, results of operations and financial condition. Ascend expects that its gross margins could be adversely affected in future periods by price adjustments as a result of increased competition. In addition, Ascend expects that its gross margins could be adversely affected in future periods by increased sales of its Pipeline products as a percentage of net sales. These products have lower gross margins than the Company's other products. In addition, Ascend's use of third parties to distribute its products to other VARs may adversely affect Ascend's gross margins and Ascend typically operates with a relatively small backlog. As a result, quarterly sales and operating results generally depend on the volume of, time of and ability to fulfill orders received within the quarter, which are difficult to forecast. A significant portion of Ascend's expense levels is relatively fixed in advance based in large part on Ascend's forecasts of future sales. If sales are below expectations in any given quarter, the adverse impact of the shortfall on the operating results may be magnified by Ascend's inability to adjust spending to compensate for the shortfall. Ascend may also increase spending in response to competition or to pursue new market opportunities. Accordingly, there can be no assurance that Ascend will be able to sustain profitability, particularly on a period-to-period basis.

 LIQUIDITY AND CAPITAL RESOURCES

  At March 31, 1996, Ascend's principal sources of liquidity included $270.7 million of cash and cash equivalents, short-term investments and investments and an unsecured $15.0 million revolving line of credit which expires in November 1997. There were no borrowings under the line of credit in the first quarter of 1996. The increase in cash and cash equivalents, short-term investments and investments of $8.1 million during the first quarter of 1996 was principally due to proceeds of $10.9 million from the exercise of stock options and issuance of Ascend Common Stock in connection with Ascend's employee and outside director stock option plans and $3.1 million of funds provided by operations, partially offset by $5.6 million of investment activities. The net cash provided by operating activities for the quarter ended March 31, 1996 was primarily due to increases in net income, accounts payable and accrued liabilities, partially offset by increases in inventories and accounts receivable.

  Net cash used in investing activities of $5.6 million during the first quarter of 1996 related primarily to net expenditures for furniture, fixtures and equipment of $5.9 million. Financing activities provided $10.9 million for the quarter ended March 31, 1996, primarily due to proceeds from the exercise of stock options and issuance of Ascend Common Stock in connection with Ascend's employee and outside director stock option plans.

  At March 31, 1996, Ascend had $254.4 million in working capital. Ascend currently has no significant capital commitments other than commitments under facilities and operating leases. Ascend believes that its available sources of funds and anticipated cash flow from operations will be adequate to finance current operations, anticipated investments and capital expenditures for at least the next twelve months.

MANAGEMENT

  The directors and executive officers of Ascend are as follows:

 NAME                                   AGE              POSITION
 ----                                   ---              --------
 Mory Ejabat...........................  46 President, Chief Executive Officer
                                            and Director
 Curtis N. Sanford.....................  37 Senior Vice President,
                                            International Sales
                                            and General Manager of
                                            International Operations
 Robert K. Dahl........................  55 Vice President, Finance, Chief
                                            Financial
                                            Officer, Secretary and Director
 Michael Hendren.......................  50 Senior Vice President, North
                                            America Sales
 Anthony Stagno........................  55 Vice President, Manufacturing
 Michael J. Johnson....................  43 Controller and Chief Accounting
                                            Officer
 Jeanette Symons.......................  33 Vice President, Engineering and
                                            Chief Technical Officer
 Bernard Schneider.....................  39 Vice President, Marketing
 Betsy S. Atkins.......................  42 Director
 Roger L. Evans........................  50 Director
 C. Richard Kramlich...................  60 Director
 James P. Lally........................  51 Director
 Martin Schoffstall....................  36 Director

  Mr. Ejabat joined Ascend in January 1990 as Vice President, Operations and he served in this capacity until December 1992. From December 1992 until March 1994, he served as Executive Vice President. From March 1994 until June 1995, he served as President, Chief Operating Officer and a director of Ascend. Since June 1995, he has served as President, Chief Executive Officer and a director of Ascend. From January 1979 to June 1989, Mr. Ejabat was employed by Micom Systems, Inc., a data communications equipment manufacturer, where he served in various management capacities, including Vice President for Wide Area Communications Products and Vice President of Development and Operations.

  Mr. Sanford joined Ascend in January 1990 as Vice President, International. From January 1993 until May 1994, he served as Vice President, Worldwide Marketing and International Sales. From May 1994 to December 1995, he served as Vice President, International Sales. Since December 1995, he has served as Senior Vice President, International Sales and General Manager of International Operations. From June 1980 to December 1989, Mr. Sanford was employed by BBN Communications Corporation, a data communications equipment manufacturer, most recently as Director, Far East Operations.

  Mr. Dahl joined Ascend in January 1994 as Vice President, Finance and Chief Financial Officer. He has served as a director of Ascend since July 1995. From May 1991 to December 1993, Mr. Dahl was a private investor and a principal in Dahl-De Vivo Management Co., a private investment firm. From January 1991 to May 1991, he was employed as Executive Vice President and Chief Financial Officer for Digital Microwave Corporation. From January 1988 to December 1990, Mr. Dahl was Senior Vice President, Chief Financial Officer and a member of the Board of Directors of American President Cos., Ltd., a diversified transportation company.

From July 1986 to December 1987, he was employed by Ungermann-Bass, Inc., a networking equipment supplier, as Executive Vice President and Chief Financial Officer and also served as a member of its Board of Directors. From June 1979 to July 1986, he was employed as Vice President and Chief Financial Officer of ROLM Corporation, a manufacturer of customer premises communications equipment.

  Mr. Hendren joined Ascend in May 1994 as Vice President, North American Sales. Since December 1995, he has served as Senior Vice President, North America Sales. From January 1990 to April 1994, Mr. Hendren was employed by ACC Corp., a communications equipment manufacturer, most recently as Vice President of Sales.

  Mr. Stagno joined Ascend in January 1992 as Director, Quality Assurance, and since July 1994 has served as Vice President, Manufacturing. From November 1989 to December 1991, Mr. Stagno was employed by MiniMed Technologies, an electronic medical instruments manufacturer, most recently as Director, Quality Assurance.

  Mr. Johnson joined Ascend in May 1994 as Controller and Chief Accounting Officer. From December 1992 to May 1994, Mr. Johnson was Vice President of Finance and Chief Financial Officer for Skylawn Corporation. From October 1990 to November 1992, he was employed as Controller and Chief Accounting Officer for Itel Rail Corporation, a rail car leasing, maintenance, and transportation company. From July 1987 to September 1990, Mr. Johnson was Vice President and Chief Financial Officer of the Oakland Tribune, Inc., a newspaper publisher. From May 1981 to June 1987, he was employed as Controller of Baron Data Systems, Inc., a computer software and equipment manufacturer.

  Ms. Symons is a co-founder of Ascend and served as Director of Engineering from Ascend's inception in 1989 until March 1994. From March 1994 to June 1995, Ms. Symons served as Assistant Vice President, Engineering. Since June 1995, she has served as Vice President, Engineering and Chief Technical Officer. From October 1983 to December 1988, Ms. Symons was employed as an engineer by Hayes Microcomputer Products, Inc. a data communications equipment manufacturer.

  Mr. Schneider joined Ascend in June 1995 as Vice President, Marketing. From July 1990 to June 1995, Mr. Schneider was Director of Data Product Management of Sprint Corp., a telecommunications equipment provider. From October 1983 to July 1990, Mr. Schneider was Director, Telecommunications for United Stationers, an office products company.

  Ms. Atkins has served as a director of Ascend since August 1989. Ms. Atkins was President and Chief Executive Officer of Nellson Candies, Inc. from 1990 to 1993. From August 1989 to January 1990, she was Vice President of Marketing and Sales of Ascend. From 1987 to 1988, she was Vice President of Marketing for Unisys Corporation, a computer manufacturer.

  Mr. Evans has served as a director of Ascend since April 1989. Mr. Evans has been a special limited partner of Greylock Capital Limited Partnership, a venture capital partnership, since 1989, and has been a general partner of Greylock Management Corporation since 1991. From October 1988 until joining Greylock, Mr. Evans was a consultant. From 1985 until October 1988, he served as President and Chief Executive Officer of Micom Systems, Inc., a manufacturer of data communications equipment. Mr. Evans also serves on the Board of Directors of HNC Software, Inc.

  Mr. Kramlich has served as a director of Ascend since February 1990. Mr. Kramlich has been a general partner of New Enterprise Associates, a venture capital firm, since June 1978. Mr. Kramlich also serves on the Board of Directors of Chalone, Inc., Macromedia, Inc., Neopath, Inc., Silicon Graphics, Inc., SyQuest Technology, Inc. and Telebit Corporation.

  Mr. Lally has served as a director of Ascend since April 1989. Mr. Lally has been a general partner at Kleiner Perkins Caufield & Byers, a venture capital firm, since September 1981. Mr. Lally also serves on the Board of Directors of NetFRAME Systems, Inc.

  Mr. Schoffstall has served as a director of Ascend since June 1996. Mr. Schoffstall is a founder of Epicenter, Inc., an internet gaming company, and has served as its President and Chairman of the Board of Directors since its inception in April 1996. Mr. Schoffstall is a co-founder of PSINet Inc. ("PSINet"), an internet access and service provider, and has served as PSINet's Senior Vice President from February 1995 to April 1996 and as director and Chief Technical Officer of PSINet from its inception in 1988 to April 1996. Mr. Schoffstall also served as Vice President and Treasurer of PSINet from 1988 to February 1995. Prior to forming PSINet, Mr. Schoffstall was co-founder and, from 1987 to 1989, served as Vice President for Technology and Marketing, of NYSERNet (New York State Education and Research Network). Mr. Schoffstall co-authored the national standard network management software, SNMP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information, as of May 31, 1996, with respect to the beneficial ownership of Ascend Common Stock by (i) each director of Ascend, (ii) the individuals who served as the Chief Executive Officer of Ascend in 1995, and the four other highest compensated executive officers of Ascend whose salary and bonus for the year ended December 31, 1995 exceeded $100,000, (iii) all directors and executive officers of Ascend as a group, and (iv) each person known by Ascend to own more than 5% of Ascend Common Stock.

                                                        SHARES OWNED(1)
                                                      ------------------------
                                                       NUMBER       PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNERS                 OF SHARES     OF CLASS
- -------------------------------------                 ---------     ----------
DIRECTORS AND EXECUTIVE OFFICERS
Mory Ejabat.......................................... 1,296,077(2)     1.1%
Roger L. Evans....................................... 1,408,279(3)     1.3%
  c/o Greylock Capital Limited Partnership
  One Federal Street
  Boston, MA 02110
Robert K. Dahl.......................................   736,528(4)      *
C. Richard Kramlich..................................   166,626(5)      *
  c/o New Enterprise Associates
  235 Montgomery Street, Suite 1025
  San Francisco, CA 94104
Betsy A. Atkins......................................   108,000(6)      *
James P. Lally.......................................   141,816(7)      *
  c/o Kleiner Perkins Caufield & Byers
  2750 Sand Hill Road
  Menlo Park, CA 94025
Curtis N. Sanford....................................   512,531(8)      *
Jeanette Symons......................................   957,765(9)      *
Michael Hendren......................................   535,217(10)     *
Directors and executive officers as a group (12
persons)............................................. 6,536,387(11)    5.6%
FORMER EXECUTIVE OFFICER
Robert J. Ryan....................................... 1,736,500(12)    1.5%
5% STOCKHOLDERS
Twentieth Century Companies, Inc..................... 8,800,000(13)    7.8%
  4500 Main Street
  P.O. Box 418210
  Kansas City, MO 64141-9210
Janus Capital Corporation............................ 5,639,000(14)    5.0%
  100 Filmore Street, Suite 300
  Denver, CO 80206-4923

- --------
* Less than 1%

 (1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Ascend Common Stock shown as beneficially owned by them, subject to community property laws, where applicable. Unless otherwise indicated, the individuals in the table may be contacted c/o Ascend Communications, Inc., 1275 Harbor Bay Parkway, Alameda, CA 94502.

 (2) Mr. Ejabat is the President, Chief Executive Officer and a director of Ascend. Includes 1,159,957 shares which are subject to options exercisable within 60 days of May 31, 1996.

 (3) Mr. Evans is a director of Ascend. Includes (i) 342,970 shares held as trustee of the Evans Family Trust, dated March 8, 1989; (ii) 957,309 shares held as trustee of the Roger Evans and Jacqueline Evans Family Trust, dated March 8, 1989; and (iii) 108,000 shares which are subject to options exercisable within 60 days of May 31, 1996.

 (4) Mr. Dahl is Vice President, Finance, Chief Financial Officer, Secretary and a director of Ascend. Includes 373,680 shares which are subject to options exercisable within 60 days of May 31, 1996.

 (5) Mr. Kramlich is a director of Ascend. Includes 60,000 shares which are subject to options exercisable within 60 days of May 31, 1996.

 (6) Ms. Atkins is a director of Ascend. Includes 60,000 shares which are subject to options exercisable within 60 days of May 31, 1996.

 (7) Mr. Lally is a director of Ascend. Includes 108,000 shares which are subject to options exercisable within 60 days of May 31, 1996.

 (8) Mr. Sanford is Senior Vice President, International Sales and General Manager of International Operations of Ascend. Includes 306,687 shares which are subject to options exercisable within 60 days of May 31, 1996. Also includes 4,000 shares owned by Mr. Sanford's child.

 (9) Ms. Symons is Vice President, Engineering and Chief Technical Officer of Ascend. Includes 595,093 shares which are subject to options exercisable within 60 days of May 31, 1996.

(10) Mr. Hendren is Senior Vice President North America Sales of Ascend. Includes 535,217 shares which are subject to options exercisable within 60 days of May 31, 1996.

(11) Includes 3,980,150 shares which are subject to options exercisable within 60 days of May 31, 1996.

(12) Mr. Ryan resigned as Chief Executive Officer and a director of Ascend in June 1995. Includes 1,736,500 shares which are subject to options exercisable within 60 days of May 31, 1996. Does not include shares held by Mr. Ryan in street-name, if any.

(13) Based on a Schedule 13G filed with the Commission on February 9, 1996 by Twentieth Century Companies, Inc., on its behalf and on behalf of:
     Investors Research Corporation, Twentieth Century Investors, Inc., and James E. Stowers, Jr. Investors Research Corporation, a registered investment advisor and a wholly-owned subsidiary of Twentieth Century Companies, Inc., manages, pursuant to management agreements, the investments of six registered investment companies, Twentieth Century Investors, Inc., Twentieth Century World Investors Inc., Twentieth Century Capital Portfolios, Inc., Twentieth Century Premium Reserves, Inc., TIC Portfolios, Inc. and Twentieth Century Strategic Asset Allocations, Inc. It also manages the assets of institutional investor accounts. The securities that are the subject of this report are owned by and held for such investment companies and separate institutional investor accounts.

(14) Based on a Schedule 13G filed jointly with the Commission on February 13, 1996 by Janus Capital Corporation and Thomas H. Bailey. Janus Capital Corporation furnishes investment advice to several investment companies and individual and institutional clients (the "Managed Portfolios"). As a result of its role as investment advisor of the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of the shares of Ascend Common Stock held by the Managed Portfolios. Mr. Bailey owns approximately 12.2% of Janus Capital and serves as President and Chairman of the Board of Janus Capital. As a result, Mr. Bailey may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Janus Capital may have with respect to Ascend Common Stock held by the Managed Portfolios.

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                        INFORMATION CONCERNING NETSTAR

  The following Business section contains forward-looking statements which involve risks and uncertainties. NetStar's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those factors set forth under "Risk Factors" and elsewhere in this Proxy Statement/Prospectus.

BUSINESS

  NetStar designs, manufacturers, markets and services high-performance computer networking equipment for organizations whose high-speed, high-volume information transfer needs cannot be effectively met by their existing networks. NetStar's principal product, the GigaRouter, is an IP router that connects multiple high-speed networks. The networking industry has standardized a number of network technologies that communicate at speeds from 50 million bits per second up to 800 million bits per second. The GigaRouter can simultaneously route information among more high-speed networks than any other router known to NetStar. NetStar's strategy, as exemplified by the GigaRouter, is to provide IP routers with industry leading speed and capacity.

  The computer networking industry today is characterized by growth in the number of network connections, the types of networks, and in the speed of those networks. These trends increase the demand on the routers that manage the flow of information through networks. Two current applications of the GigaRouter serve as examples of this growing demand. The Very High Speed Backbone Service ("vBNS"), a network designed, built and operated by MCI for the National Science Foundation ("NSF"), uses GigaRouters to connect several types of networks onto a single high capacity backbone network. This network connects the five major NSF supercomputing centers and is intended to be a platform for research into advanced distributed computing applications. The German research laboratory Deutsches-Elektronen Synchrotron ("DESY") is typical of high-performance computing sites that require very large transmission capacity for each connection. DESY uses a single GigaRouter as the central routing hub for 16 high capacity network connections. Based on discussions with potential users, management believes the Internet, a rapidly growing global network that currently serves approximately 9.5 million host computers, will require routers with the performance of the GigaRouter. During 1995, the number of computers connected to the Internet grew from 4.8 million to 9.5 million. NetStar, as well as several of NetStar's customers, have conducted extensive tests on the GigaRouter and have determined that it is compatible with the routers most commonly used in the Internet backbone networks. Due to the large number of users, ISPs require routers that can handle many simultaneous connections. The NetStar product line meets the requirements of high capacity networks, whether the demand is created by a large number of connections, high capacity connections or a combination of both. However, and as described below, NetStar is currently developing product features to cause the GigaRouter to be suitable for use with Internet routers and therefore has not yet sold a GigaRouter to an ISP.

  The GigaRouter is designed around a switching system, developed by NetStar, which is capable of supporting up to 16 simultaneous connections at a speed of approximately one billion bits per second (Gigabit per second, or Gbit/s) per connection. (Actual data throughput is dependent upon the actual configuration and media card type selected by the customer.) The technology is based on what is known as a non-blocking crossbar switch. The crossbar switch is used as the connection path for up to 16 network media interface cards that support a variety of industry standard communication media. Media cards are currently available for ATM/OC-3c, FDDI and HIPPI. Media cards for ATM/OC-12c and HSSI are in development. (These terms, as well as other terms used in this Proxy Statement/Prospectus, are defined in the portion of this Proxy Statement/Prospectus entitled "Glossary.") A media card for the Institute for Electrical and Electronic Engineers (IEEE) standard 802.12 (also known as Ethernet 100 Base T) is also in development. Management believes that it will have to successfully complete the development of the HSSI media card and certain other product features before marketing the GigaRouter to Internet service providers. The beta test phase for the HSSI media card and such features began in March 1996. NetStar's current cash balances are expected to be sufficient to complete these projects as well as the other projects described herein. To achieve optimal performance, each media card runs its own routing

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

software independent of any shared resources. Centralized management functions for the GigaRouter system are provided by a UNIX-based Routing Management System.

  The GigaRouter is the only router known to NetStar that uses a crossbar switch to make network connections. Routers from competing companies use either a single, shared data path or, in some cases, several shared data paths. Any sharing of the interconnecting data path means that the transmission of some of the information must be delayed while waiting for access to the path. Since the GigaRouter's crossbar switch avoids these delays, customers are expected to have fewer network congestion problems and to obtain faster access to needed information. An additional expected benefit to customers is the cost savings resulting from the GigaRouter's ability to support a larger number of network connections on a single router.

 INDUSTRY BACKGROUND

  The computer networking industry has experienced rapid growth during the 1990s, driven by a demand for faster, higher capacity networks that support many users. Management expects this growth to continue into the future. NetStar has identified some contributing factors driving this demand, which are outlined below.

  Increasing Demand for Bandwidth. The trend to link computers together through networks has resulted in network capacity becoming a critical issue affecting overall system performance. Many existing computer networks are not fast enough to satisfy the demands for communication between computer systems at a growing number of user sites. Based on a continuing review of a variety of industry publications, management has identified the following trends which it believes indicate the need for networking systems with greater capacity and faster response times:

  . The information processing power of computers of all types is constantly being increased. In particular, desktop workstations, parallel processing architectures and supercomputers are rapidly expanding available computing resources.

  . The development of client/server architectures and software applications is continuing at an accelerating pace.

  . Multimedia applications, which include a mixture of data, digitized voice, still frame graphics and full motion video, add significantly to the demand for network bandwidth.

  . Computer generated graphics images are increasingly being used for visualization of computer generated simulations of a wide variety of physical events, such as chemical reactions, fluid flow or atmospheric phenomena. These images are typically generated at a faster frame rate and with greater color resolution than in the past because of the availability of greater computer processing power which also requires greater network bandwidth to transmit the images.

  . Computer users are sharing a greater volume of information with other users, both within their organizations and externally, thus creating a demand for more rapid access to data and resulting in the need for faster transmission times.

  Growth of the Internet as a Commercial Enterprise Network. In 1969, the United States government began a funded project to link together a variety of government, research and educational institutions onto a national computer network which was called the ARPANET after the Advanced Research Projects Agency (ARPA). That original network has evolved into the Internet, which today is a world-wide, open internetwork consisting of over 94,000 networks in 169 countries serving approximately 9.5 million host computers. These services are now provided by approximately 3,400 local, national and global ISPs.

  Emergence of TCP/IP as the Dominant Internetworking Protocol. The development of TCP/IP as the standard communications protocol for the Internet has resulted in the emergence of TCP/IP as the dominant

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

internetworking protocol for government, research, educational and commercial organizations. International Data Corporation ("IDC") states in its report "The 1995 Network World 500 Study" that "The importance of TCP/IP as an enterprise network protocol has escalated dramatically over the past few years, resulting in a concomitant increase in implementation. Future implementation plans show continued widespread use of TCP/IP." Of the 500 respondents studied by IDC, all of which were leading United States networking user organizations with annual networking expenditures of over $5 million each, 96.4% identified TCP/IP as being critical or important to their enterprise networking strategy.

  Standardization of Higher Speed Networking Media. In recent years, in response to demand for increased bandwidth, the networking industry in cooperation with various standards organizations has developed and published specifications for several faster networking media technologies. Some of these standards are:

  . Asynchronous Transfer Mode/Synchronous Optical Network ("ATM/SONET") with speeds of 155 Mbit/s (OC-3c) and 622 Mb/s (OC-12c).

  .  HIPPI at a speed of 800 Mbit/s.

  .  FDDI at a speed of 100 Mbit/s.

  . Two competing standards for technology popularly called "Fast Ethernet," both of which operate at a speed of 100 Mbit/s.

  .  Fibre Channel at a speed of 1062 Mbit/s.

  .  HSSI at speeds of up to 53 Mbit/s.

  Increasing Use of Switching Technology for Bandwidth Multiplication. As communication links, both within a system and between systems, become faster, the available bandwidth of a "shared media" or "bus- based" channel becomes a critical bottleneck. Fundamentally, a shared or bus-based channel has a fixed channel capacity which must be shared by all devices that are using the channel to communicate with other devices. Examples of network technologies that use a shared medium are Ethernet and FDDI. An example of a shared internal system bus is the EISA bus used within most personal computers currently produced.

  There is an increasing use in the computer industry today of switching technology to avoid the bottleneck of a shared bus by providing a communication link for each combination of sending and receiving devices. When a particular device needs to send data, the appropriate link is activated and the data is sent. The crossbar switch that NetStar uses in its products has enough communication links available to simultaneously connect all sending devices (up to 16) to a different receiving device.

  Introduction of ATM Cell Switching as an Important Carrier Technology. A particular form of switching technology, called ATM, has emerged in recent years as an important technology that offers the ability to transmit voice, data and video on a common carrier facility. ATM segments data into small, fixed length "cells" and appends to each cell the addressing information required to route the cell through a switching matrix. The fixed length of the cells makes the switching an easier task than with variable length packets.

 PRODUCTS

  NetStar's GigaRouter is an IP router that to the best of NetStar's knowledge is unique in the networking industry. The capabilities of the GigaRouter come from its non-blocking crossbar switch architecture, which management believes is unique in the router market. This technology gives the GigaRouter a throughput capacity that is approximately eight times greater than that of the next highest capacity router known to NetStar. Each media card, in addition to being connected to the shared communications bus, is connected to the crossbar switch with a 1.06 Gbit/s sending channel and a similar receiving channel. The 80 Mbit/s shared communications bus interconnects all media cards and also the common control module. This architecture gives the GigaRouter the capacity to support more media cards in a single router than can be supported by competing routers. The one Gb/s capacity of each media card connection also gives the GigaRouter the ability to support higher speed network standards (such as HIPPI or ATM/OC-12c) or to support a larger number of lower speed standards on a single media card. For example, NetStar's FDDI media card supports up to four FDDI networks on a single media card. Media cards are currently available for the ATM/OC-3c, FDDI and HIPPI standards, with interfaces for HSSI, ATM/OC-12c and Ethernet 100 BaseT in development. All media cards can be removed and replaced with the remainder of the system continuing in operation ("Hotswap" capability). The GigaRouter is housed in a standard 19-inch rack mountable electronic equipment enclosure.

  Since its first sale in November 1993, the actual selling prices of GigaRouters have ranged from $36,000 to $115,000 depending on the number and type of media cards installed in the system. NetStar's average selling prices (that is, the prices received by NetStar) have been $79,215 domestically and $65,926 internationally, including spare parts sold with some systems. The lower average selling prices for international sales results from discounts from the United States list price that apply to sales to international distributors (most international sales to date have been to distributors) and from the differences in the average number and type of media cards sold with each system. The average number of GigaRouter media cards has been 4.7 cards for domestic sales and 3.7 for international sales. The discounts given to international distributors result in lower gross margins on sales; however, NetStar's expenses for installation, support, marketing and sales are lower because these services are provided by the distributors.

  NetStar's other product, the ClusterSwitch, is a HIPPI switch product. It supports up to 12 HIPPI media cards each connected to a crossbar switch similar in concept to the GigaRouter crossbar switch. NetStar's average selling price for ClusterSwitch products has been $18,307 domestically and $18,366 internationally. The range has been from $12,000 to $26,500. For ClusterSwitches, the average number of media cards has been 6.7 cards for domestic sales and 4.6 cards for international sales.

 EXISTING AND POTENTIAL MARKETS

  The subdivisions of the high-speed router market that NetStar believes are most attractive for its products are, as described below, users of high speed processor interconnection networks, organizations requiring large scale backbone networks and ISPs.

  High Speed Processor Interconnection Networks. High speed processor interconnection networks involve using the GigaRouter or ClusterSwitch to provide a very fast connection network for a group of high-performance workstations, supercomputers or other high-speed computing devices. NetStar's products have a competitive advantage when the application requires the transfer of large amounts of data at a very fast transfer rate. Examples of such installations are large scientific laboratories, commercial design automation facilities, or installations doing extensive, high-resolution graphics work, such as in the film animation industry. In this market segment, NetStar currently has among its customers two automotive manufacturers, a major film studio and a major film animation studio.

  A prime example of a large research facility that uses the Company's GigaRouter is DESY in Hamburg, Germany. This particle accelerator research laboratory uses the GigaRouter to interconnect, via HIPPI interfaces, seven large Silicon Graphics Challenge machines, which in total house 84 SGI processors, a large number of workstations using FDDI, and the laboratory's data collection facility for its particle accelerator. The GigaRouter installed in this laboratory currently averages a data transfer rate of approximately 120 million packets per hour (or 32,000 packets per second) per interface.

  Large Scale Backbone Networks. NetStar management believes, based on discussions with several potential customers, that as the use of the Internet increases, a growing number of organizations will develop high-capacity, private networks to link widely dispersed operating units. Although the Internet provides an excellent vehicle for communication with a large number of users worldwide, issues such as security and dedicated performance often dictate the need for a private network. One example of this is the NSFNET. In 1986,

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

the NSF funded the creation of a network, the NSFNET, to link together a large number of academic and research organizations. The NSFNET also served as the backbone of the Internet until May 1995. The NSF concluded that the ongoing needs of the research community required a dedicated, high-speed network that was independent of the Internet. Through a five year, $50 million program, NSF funded MCI to design, build and operate a new network, dedicated to the research community, called the vBNS. In April 1995, this network became operational. MCI chose NetStar's GigaRouter as the primary router at five NSF supercomputer sites and uses three additional GigaRouters installed at MCI Network Operating Centers. NetStar believes the principal reasons MCI chose the GigaRouter were its support of multiple HIPPI, ATM/OC-3c and FDDI interfaces and its capacity to support multiple ATM/OC-12c interfaces. The HIPPI, ATM/OC-3c and FDDI interfaces are available now, and NetStar is currently developing the ATM/OC-12c interface.

  Internet Service Providers. Internet services are currently provided by approximately 3,400 service providers in 169 countries. These organizations range in size from large telecommunications firms such as MCI, Sprint Corporation and AT&T Corp. to small local service providers that serve only a few customers. Until recently, the NSF granted these service providers access to the NSFNET, without charge, for the purpose of assuring a common point of connection to anyone in the Internet access business. With the continued growth in Internet traffic, the NSF has determined that the Internet backbone network should be a commercially viable enterprise provided by competing companies. The NSF will continue to take an active role in the overall guidance of the policies and standards of the Internet but will no longer provide the backbone network. A number of carriers, including MCI, have indicated they are or are planning to provide Internet backbone services as well as direct customer access services. NetStar believes the GigaRouter has significant potential in this market because of its ability to perform IP routing across a number of high-speed interfaces. To take advantage of this opportunity, NetStar is developing media cards for ATM/OC-12c, HSSI and Ethernet 100 BaseT. Management believes it will have to successfully complete the development of the HSSI media card and certain other features before selling the GigaRouter to ISPs. The beta test phase for the HSSI media card and such features began in March 1996.

 SALES AND MARKETING

  NetStar sells its products through a program of direct sales domestically and distributors internationally. The major responsibility for marketing and sales is assigned to its Vice President of Sales and Marketing. NetStar's Director of North America Sales reports to the Vice President of Sales and Marketing. Eight full time direct sales representatives (one of which is located in each of Colorado, Minnesota, Texas and Georgia and two of which are located in each of the Washington, D.C. area and California) report to the Director of North American Sales. In August 1995, NetStar created the position of Vice President, International, who reports to NetStar's Chief Operating Officer and is responsible for the management and ongoing development of NetStar's distribution capabilities outside North America. A full time sales representative based in the United Kingdom reports to the Vice President, International and is responsible for distribution activities in Europe. NetStar currently has 12 direct sales representatives.

  NetStar has distribution agreements with distributors who sell in Australia, the Benelux Countries, Finland, France, Germany, Italy, Japan, Norway, Poland, Singapore, Sweden, Switzerland and the United Kingdom. In December 1995, NetStar and E-Systems, Incorporated agreed to form a non-exclusive strategic alliance in which E-Systems, Incorporated will provide integration services for NetStar's products to both companies' domestic customers.

  NetStar's arrangements with international distributors and domestic resellers provide for various discounts from the standard list price for end user customers in the United States. The distributors' and resellers' responsibilities include marketing, sales, installation, post-sales support and service. The domestic reseller agreements are not exclusive, while the international distributor agreements are exclusive if the distributors meet their agreed upon revenue goals.

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

  NetStar intends to continue to market directly to customers in the high speed processor interconnection market and will continue to add direct United States sales personnel. NetStar also intends to establish cooperative marketing and/or distribution agreements and OEM arrangements with one or more companies with large established sales and marketing capabilities in the networking market. Such arrangements, if any, could possibly include agreements with other manufacturers of router products. The marketing of NetStar's products into the Internet market could potentially also include reselling agreements with larger, more established companies.

 CUSTOMERS

  As of March 31, 1996, NetStar had sold 75 GigaRouters and 25 ClusterSwitches. Of these 100 systems, 40 were sold in the United States, 45 in Japan and 15 in other countries. For the year ended September 30, 1994, NetStar recognized revenues of $128,200 for shipments made to two customers in other countries. For the year ended September 30, 1995, NetStar recognized revenues of $958,769 for shipments made to Net One and $108,458 for shipments made to two customers in other countries. For the six months ended March 31, 1996, NetStar recognized revenues of $1,792,759 for shipments made to Net One and $328,928 for shipments made to four customers in other countries.

  NetStar's customers that have purchased more than $20,000 of product since inception to March 31, 1996 include, but are not limited to, the following:

  Chernikeeff Networks, Ltd. (NetStar's United Kingdom distributor) Deutsches Elektronen - Synchrotron (DESY)
  Digital Domain
  E-Systems Incorporated
  Enforce AG (NetStar's Swiss distributor)
  HANIL Telecom (NetStar's Korean Distributor)
  HMK Computer Technologies GmbH (NetStar's German distributor)
  Integrated Sensors, Inc.
  International Business Machines Corporation (IBM)
  Knolls Atomic Power Laboratory
  Los Alamos National Laboratory (LANL)
  MCI Telecommunications Corp.
  NASA - Goddard
  NASA - Lewis
  National Center for Atmospheric Research (NCAR)
  Naval Research Laboratory
  Net One Systems Co., Ltd. (NetStar's Japanese distributor)
  Ohio Advanced Research Network
  University of Minnesota
  Warner Brothers Imaging Technology

  At March 31, 1996, NetStar's backlog of customer orders was not material. Revenues from trial installations of equipment are generally recognized immediately upon the receipt of orders from customers at the conclusion of a successful trial period, and NetStar generally ships equipment shortly after the receipt of orders for non-trial installations. Accordingly, backlog has not historically been an important element in NetStar's business. In the past, NetStar often shipped trial systems so that the customer could evaluate the product before making a purchasing decision. Recently, NetStar has reduced the use of trials; however, a number of trial units are still installed at this time.

 CUSTOMER SUPPORT AND SERVICE

  NetStar has customer support staff for diagnosing and repairing hardware and software problems in its equipment installed at customer sites. A central service center provides "first call" telephone support on a 24-hour basis. Personnel in this center respond to customer service requests, provide remote problem diagnosis, and determine whether the dispatch of service personnel for on-site service or delivery of spare parts is required. NetStar has agreements with Olivetti North America for on-site hardware maintenance in the United States and with Sonic Couriers of Arizona, Inc. ("Sonic Air") for storage and dispatching of spare parts in the United States. NetStar also maintains a supply of spare parts at its headquarters location, from which it delivers directly to its customers and/or Sonic Air, as appropriate. NetStar generally provides a limited 90-day warranty covering parts and service on its products. NetStar's distributors provide service to their customers and utilize maintenance training and technical support provided by NetStar.

 COMPETITION

  The principal competition for the GigaRouter is from companies that currently compete in the multi-protocol router market. IDC lists the companies with the greatest market share of the high-end multi-protocol market as, in order, Cisco, Bay Networks, Inc., Digital Equipment Corporation, and Network Systems, a division of StorageTek Corp. Together these companies represent over 80% of the high-end router market, according to IDC. These companies are more established, have greater financial, marketing and other resources, and more market recognition than NetStar. In addition to the companies specifically mentioned, there are companies in other segments of the networking industry, some of which have extensive financial resources and development expertise and could be developing, or could in the future develop, products that would compete with NetStar's products.

  Specifically, management has learned that BBN Corp. has received government funding to develop a high-speed router with a capacity of approximately 50 Gbit/s and that BBN Corp. is scheduled to deliver a prototype of this product by the end of calendar 1997. NetStar has commenced development of a higher-capacity router but at this time can make no representations as to whether or when development will be successfully completed. In addition, management is aware that Computer Network Technology Corporation ("CNT") acquired the assets of Ultra Network Technology ("Ultra") in July 1993. Management believes that Ultra had started the design of a product similar in concept to the GigaRouter. While NetStar has no knowledge of CNT's activities regarding the Ultra design, it is not aware of any company manufacturing a product with an architecture or performance capabilities similar to the GigaRouter.

  Management has assessed the competitive positioning of its products using information derived from a variety of publicly available sources, including advertising literature, public presentations, and articles published in various trade journals and other publications. Other companies could have product plans and developments that could materially alter NetStar's competitive situation. Although there can be no assurance that NetStar will compete successfully, management's assessment is that the GigaRouter will compete effectively based on the product's advantages in transmission capacity, number of available interface slots, support for a variety of interface standards and pricing relative to performance and features; management believes these are the primary competitive factors in the high performance router market.

  There are at least two other companies, Essential Communications, Inc. and Avaika Networks Corporation, that offer products similar to NetStar's ClusterSwitch. The market for HIPPI switches is much smaller and more price competitive than the high-end router market. The ClusterSwitch offers competitive advantages in the areas of system management and ease of maintenance and use.

 RESEARCH AND DEVELOPMENT

  The market for NetStar's products is characterized by rapidly changing technology, evolving industry standards, and frequent introductions of new products and enhancements. NetStar's future success will depend in part on its ability to enhance its existing products and to introduce new products and enhancements on a timely basis to meet and adapt to changing customer requirements, evolving industry standards and emerging technologies. NetStar is also committed to ongoing support of and participation in industry standards activities which affect the router and switch markets.

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

  NetStar emphasizes modular software and hardware design to allow reuse of core components of its key technologies. NetStar believes that this not only accelerates time to market but also provides greater reliability by using proven designs in multiple product applications. A variety of design and development processes and tools are employed to ensure timely product introductions and that potential problems are detected early in the design and development cycle.

  NetStar's product designs are complex hardware and software systems that require extensive testing prior to certifying the designs for production. Because NetStar does not have the resources to duplicate the complex network configuration of customers' sites, product design problems, particularly software problems, are in some cases discovered only after systems are installed. As a result, NetStar must devote a portion of its research and development resources to diagnosing and correcting such problems. NetStar is improving its internal testing capability by purchasing additional test equipment and implementing more extensive test procedures before releasing new software for production.

  NetStar obtains country specific certification to safety and emissions standards in the United States and certain other countries. To date, NetStar has successfully certified its products for use in numerous countries, including all of those into which NetStar sells systems, with ongoing programs to obtain certification for new products as they are introduced.

  There can be no assurance that NetStar will be successful in developing, manufacturing and marketing new products or product enhancements that respond to technological changes or evolving industry standards, that NetStar will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products, or that its new products will adequately meet the requirements of the marketplace and achieve market acceptance. If NetStar is unable, for technological or other reasons, to develop new products or enhancements of existing products in a timely manner in response to changing market conditions or customer requirements, NetStar's business, results of operations and financial condition would be materially adversely affected. In addition, there can be no assurance that services, products or technologies developed by others will not render NetStar's products or technologies uncompetitive or obsolete. The introduction of new or enhanced products also requires NetStar to manage the transition from older products in order to minimize disruption in customer ordering patterns, avoid excessive levels of older product inventories, and ensure that adequate supplies of new products can be delivered to meet customer demand. There can be no assurance that NetStar will successfully manage the transition to new products. The failure to manage any such transition successfully could have a material adverse effect on NetStar's business, results of operations and financial condition.

  In the years ended September 30, 1993, 1994 and 1995 and the six months ended March 31, 1996, NetStar expended $1,108,590, $2,544,371, $2,791,190 and
$2,315,061, respectively, on research and development activities.

 MANUFACTURING

  The GigaRouter and ClusterSwitch consist of printed circuit card assemblies housed in fabricated metal enclosures. Production processes include metal fabrication, printed circuit card assembly, circuit card test and burn-in, system assembly and configuration, and final system test and burn-in. The majority of the major subassemblies are custom designed by NetStar's engineering staff. NetStar has printed circuit cards and other major subassemblies built by several contract electronics manufacturers. NetStar's quality assurance program has established various quality control measures, including inspection and test of incoming raw material and subassemblies, extended temperature range circuit card and system burn-in procedures, and final system testing. NetStar believes its quality control procedures are adequate to assure that delivered hardware operates at acceptable reliability levels.

  NetStar uses integrated circuits and other components from outside sources in its products. While many of these components are available from alternate sources, some can be obtained only from one source. An interruption in the availability of any component could have a material adverse effect on NetStar.

 PATENTS AND PROPRIETARY RIGHTS

  NetStar has not applied for and does not own any United States or foreign patents. Management believes that the timing of the introduction of its products to the marketplace is more important than patent and other intellectual property protection in establishing and maintaining a competitive advantage. Nevertheless, NetStar may attempt to obtain patents when thought to be advantageous and economically worthwhile. Management currently believes that the only technology that might be available for patent protection would be certain engineering details embedded in NetStar's products. There can be no assurance that any patent obtained would provide substantial protection or be of commercial benefit to NetStar or that its validity would not be challenged. In addition, there can be no assurance that the technology used in NetStar's products will not infringe on other patents, even if NetStar obtains patents for such technology. If NetStar obtains a patent and it is infringed upon, NetStar may not have sufficient resources to prosecute a patent suit or to defend its patent. While NetStar has not sought patent protection, it has registered the trademarks "GigaRouter" and "ClusterSwitch." In addition, NetStar claims copyright protection for certain software developments. NetStar also makes extensive use of Field Programmable Gate Arrays ("FPGAs") in the hardware design of its products. FPGAs allow NetStar to design custom logic for its product which management believes would make it extremely difficult for potential competitors to make use of NetStar's proprietary designs.

 EMPLOYEES

  As of May 31, 1996, NetStar had 106 employees and one full time representative. None of NetStar's employees is represented by a labor union or is covered by a collective bargaining agreement. NetStar has not experienced any work stoppages and believes that its employee relations are good.

 FACILITIES

  NetStar currently occupies approximately 38,000 square feet of office, laboratory and manufacturing space at 10250 Valley View Road, Eden Prairie, Minnesota 55344. The lease of this facility expires March 31, 1999, with a two-year option to renew.

 SUBSIDIARY

  NetStar has one wholly-owned subsidiary, NetStar International, Ltd. The subsidiary was formed under the laws of the State of Minnesota and currently is used by NetStar in the management of its European distributors. The financial information contained in this Proxy Statement/Prospectus is presented on a fully consolidated basis for NetStar and NetStar International, Ltd.

 EXPORT SALES

  NetStar does not own any international operations or subsidiaries. The following table sets forth certain information regarding NetStar's export sales as compared to its sales in the United States; NetStar had no export sales before fiscal 1994:

                                          SIX MONTHS ENDED       YEAR ENDED
                                              MARCH 31,         SEPTEMBER 30,
                                         ------------------- -------------------
                                            1996      1995      1995      1994
                                         ---------- -------- ---------- --------
United States........................... $  492,263 $842,090 $1,947,281 $184,243
Japan...................................  1,792,759  412,469    958,769      --
Europe..................................    154,188  108,458    108,458  128,200
Korea...................................    174,740      --         --       --

All sales set forth in the table were to unaffiliated customers, and all sales to Japan were to Net One, NetStar's Japanese distributor.

SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial information is qualified by and should be read in conjunction with NetStar's consolidated financial statements and notes thereto included elsewhere in this Proxy Statement/Prospectus. The consolidated statement of operations data set forth below for the years ended September 30, 1995, 1994 and 1993 and the balance sheet data set forth below at September 30, 1995 and 1994 are derived from the consolidated financial statements included elsewhere in this Proxy Statement/Prospectus. The consolidated statement of operations data set forth below for the period from March 1, 1992 (inception) to September 30, 1992 and the consolidated balance sheet data as of September 30, 1993 and 1992 are derived from the Company's audited consolidated financial statements which are not included herein. The consolidated statement of operations data set forth below for the six months ended March 31, 1996 and 1995 and the consolidated balance sheet data set forth below at March 31, 1996 are derived from NetStar's unaudited consolidated financial statements included elsewhere in this Proxy Statement/Prospectus which, in NetStar's opinion, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of results for those periods and as of that date. The results for the six months ended March 31, 1996 are not necessarily indicative of the results to be expected for the entire year.

                                                                      MARCH 1, 1992
                           SIX MONTHS         FISCAL YEAR ENDED        (INCEPTION)
                         ENDED MARCH 31,        SEPTEMBER 30,              TO
                         ----------------  -------------------------  SEPTEMBER 30,
                          1996     1995     1995     1994     1993        1992
                         -------  -------  -------  -------  -------  -------------
                           (UNAUDITED)
                                (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT
OF OPERATIONS DATA:
Revenues................ $ 2,614  $ 1,363  $ 3,014  $   312  $   --      $  --
Cost of revenues........   1,797      900    2,126      182      --         --
Gross profit............     817      463      888      130      --         --
Expenses, net...........   4,401    2,341    5,785    3,915    1,714        298
Net loss................  (3,587)  (1,879)  (4,898)  (3,785)  (1,714)      (298)
Net loss per share......  $(0.37)  $(0.35)  $(0.90)  $(0.85)  $(0.63)    $(0.19)
Weighted average number
 of common and common
 equivalent shares
 outstanding............   9,691    5,423    5,448    4,433    2,725      1,590

                                                          SEPTEMBER 30,
                                        MARCH 31,  ----------------------------
                                          1996      1995    1994   1993   1992
                                       ----------- ------- ------ ------ ------
                                       (UNAUDITED)
                                                    (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Working capital.......................   $25,656   $24,138 $4,858 $2,092 $  845
Current assets........................    27,799    29,740  5,397  2,473    894
Total assets..........................    29,921    31,069  5,949  2,970  1,009
Bridge Notes payable..................       --      4,176    --     --     --
Other current liabilities.............     2,143     1,426    539    381     49
Long-term debt........................        58       105     26     26    --
Total stockholders' equity............    27,720    25,362  5,384  2,562    960

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements which involve risks and uncertainties. NetStar's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those set forth under "Risk Factors" and elsewhere in this Proxy Statement/Prospectus.

 OVERVIEW

  NetStar was incorporated on December 11, 1990 to develop and manufacture, market and service advanced high-speed networking products for the high performance computer market. Until fiscal 1995, NetStar was a development stage company and, as a result, underwent significant changes from period to period as the focus of NetStar's activities shifted from organization to product development, manufacturing, and sales and marketing. During the year ended September 30, 1995, NetStar completed its initial development activities and commenced its planned principal operations. NetStar's revenues and expenses for the periods presented are not necessarily indicative of future results. From inception through March 31, 1996, NetStar incurred cumulative losses of $14,281,557.

  NetStar has historically sold its products through a domestic direct sales force and international distributors. International distributors receive discounts from the United States list price; however, certain domestic customers also receive discounts based on factors such as the volume of purchases. Average selling prices shown herein vary because of the discounts given to distributors and other customers and because the number and type of media cards sold with each system varies.

  To become profitable, NetStar must significantly increase revenues by broadening the market for its products from its traditional customer base in the high speed processor connection market to include other types of customers, such as users of large scale backbone networks and ISPs. See "Information Concerning NetStar--Business--Existing and Potential Markets." To achieve this, NetStar is developing new media cards and other features that will allow it to expand into these markets; this has entailed hiring additional development personnel. As a further means of increasing sales, NetStar is expanding its sales and marketing capacity by hiring additional sales and marketing personnel and by engaging domestic resellers and systems integrators to sell its products. See "Information Concerning NetStar-- Business--Sales and Marketing." A significant portion of NetStar's cash balances are being used to fund these activities.

 RESULTS OF OPERATIONS

  Six Months Ended March 31, 1996 and 1995

  Total revenues for the 1996 period were $2,613,950 compared to $1,363,017 for the same period in 1995, an increase of 92%. There were sales of 32 GigaRouters and 11 ClusterSwitches in 1996 compared to 18 GigaRouters and four ClusterSwitches in the 1995 period. The average GigaRouter selling prices were approximately $72,000 ($88,094 domestic and $70,812 international in 1996) in each period. The average ClusterSwitch selling prices were $17,502 ($16,333 domestic and $18,906 international) in 1996 and $16,348 in 1995. In 1996, 22 GigaRouters and five ClusterSwitches were sold to Net One, the Company's Japanese distributor. Sales to Net One were $1,792,759 in 1996 compared to $412,469 in 1995.

  Cost of revenues was $1,796,585, or 68.7% of total revenue, in the 1996 period compared to $899,792, or 66.0%, in the 1995 period. Cost of revenues includes two principal components--the cost of materials and the costs of NetStar's internal manufacturing and support operations. Cost of materials declined to 41.7% of revenues in the 1996 period from 47.4% of total revenues in the 1995 period due to a sales price increase instituted late in fiscal 1995 and because of lower costs of some component parts. The cost of internal manufacturing and support operations was 27.1% of sales in 1996 compared to 18.6% in 1995. The percentage increased because the expenses increased.

  Total operating expenses increased from $2,402,692 in the 1995 period to $5,045,346 in the 1996 period. Research and development expenses increased from $1,294,855 to $2,315,061, market development and selling expenses from $740,269 to $1,625,791 and general and administrative expenses from $367,568 to $1,104,494. The increases were primarily attributable to an increase in the number of employees from 38 at March 31, 1995, to 95 at March 31, 1996. For the 1996 period, compensation and related expenses, including amounts classified as cost of sales, were $2,816,978 compared to $1,361,553 in 1995. The 1996 salary amounts were $1,392,199 for research, development and customer support, $714,204 for market development and selling, $275,671 for manufacturing and $434,904 for general and administrative. During 1996, NetStar also incurred significantly higher expenses than in 1995 for such items as prototype supplies, travel and entertainment, customer advertising and promotional expenses, public and investor relations and other consulting fees. These higher expenses were for development of new product features and in anticipation of a higher level of future business activity and also resulted from a tripling of the number of employees in the field sales organization, most of which occurred in the second quarter of fiscal 1996, and higher expenses associated with being a publicly held company.

  Interest expense was $33,072 in 1996 and $3,105 in 1995. The 1996 expense includes $20,567 for the convertible notes that were issued in June 1995 and which were repaid or converted to equity in October 1995. Interest income was $677,573 in 1996 and $65,019 in 1995, the increase resulting from the investment of the net proceeds of the September 1995 initial public offering of NetStar Common Stock.

  Year Ended September 30, 1995

  Revenues for the year ended September 30, 1995 were $3,014,508, compared to $312,443 for the year ended September 30, 1994. Customers in fiscal 1995 included MCI, Net One, Chernikeeff Networks, Ltd. (NetStar's United Kingdom distributor), two United States automobile manufacturers, a federal government systems integrator, two NASA supercomputing sites, two motion picture animation studios, an atomic power laboratory and several super computer sites. For the year ended September 30, 1995, NetStar recognized revenues of $958,769 for shipments made to Net One and $108,458 for shipments made to two customers in Europe. Revenues during fiscal 1995 resulted from the sale of 41 GigaRouters (22 domestic and 19 international) and seven ClusterSwitches (six domestic and one international). The average GigaRouter selling prices were $79,260 domestic and $56,510 international. The average ClusterSwitch selling prices were $19,557 domestic and $18,729 international. The differences in average selling prices between 1995 and 1994 are not indicative of any trends because of the low number of units sold (especially 1994 GigaRouter sales), differences in configurations and the fact that substantially all 1995 international sales were to distributors.

  Cost of revenues was $2,126,196, or 70.5% of revenue for the year ended September 30, 1995, compared to $181,859, or 58.2% of revenue for the year ended September 30, 1994. This increase in cost of revenues as a percentage of revenue for fiscal 1995 resulted from increases in the number and assignment of personnel and other expenses of NetStar's manufacturing and customer support departments; these expenses were $796,026, or 26.4% of revenue, in 1995. Increases in these expenses resulted from the expansion of NetStar's manufacturing and customer support capabilities in anticipation of future revenue growth.

  Expenses for fiscal 1995, including net interest expense, were $5,784,781 ($2,791,190 for research and development, $1,536,853 for market development and selling, $1,085,271 for general and administrative, and $529,310 for interest expense, less $157,843 interest income), compared to $3,915,178 for fiscal 1994. This increase was primarily the result of an increase in the number of employees. For the year ended September 30, 1995, compensation and related expenses, including amounts classified as cost of sales, totaled $3,213,466 ($1,571,551 for research, development and customer support, $835,202 for market development and selling, $354,780 for manufacturing and $451,933 for general and administrative). Other expenses included $513,265 for depreciation and amortization and $486,265 for legal, audit and consulting. In addition, NetStar incurred approximately $400,000 of costs in fiscal 1995, other than compensation, for the redesign of certain products. Interest expense included $391,994 of expenses and original issue discount related to the convertible notes issued in June 1995. Development activities included completion of the ATM media card, improvement of the packet transmission rate, and completion of an enhanced serial interface card (one of which is attached to each media card) that allows "Hotswap" of all media cards. Development also commenced on a HSSI media card and a faster version of ATM. Marketing efforts continued with the addition of a marketing support person and a Director of Sales for the United States. NetStar participated in the November SuperComputing 94 conference held in Washington, D.C., during which its equipment supported the show floor network. At September 30, 1995, there were 61 employees (24 in research and development, 12 in manufacturing, eight in customer support, 11 in sales and marketing and six in administration) and a full time representative in the United Kingdom.

  Year Ended September 30, 1994

  During fiscal 1994, NetStar continued its focus on product development and intensified its focus on manufacturing and sales and marketing activities. NetStar recorded its first revenue ($93,400) in November 1993, which was from DESY, a German physics laboratory. In the third quarter of fiscal 1994, revenues totaled $94,300 and were from sales of product to DESY, a U.S. atmospheric research center and a manufacturer of supercomputers. In the fourth quarter of fiscal 1994, revenues were $124,743 and were from sales of product to three supercomputing sites and a federal government systems integrator. Revenues for the year totaled $312,443, including $128,200 for shipments made to two customers in Europe. Revenues during fiscal 1994 resulted from the sale of two GigaRouters (one domestic and one international) and seven ClusterSwitches (six domestic and one international). The selling prices of the GigaRouters were $50,711 domestic and $108,000 international. The ClusterSwitch average selling prices were $19,032 domestic and $15,300 international. Cost of revenues for the year ended September 30, 1994 was $181,859, or 58.2% of revenues.

  Expenses, including net interest income, were $3,915,178 for the year ended September 30, 1994 ($2,544,371 for research and development, $932,307 for market development and selling, $515,497 for general and administrative, and $5,414 for interest expense, less $82,411 of interest income), compared to $1,713,908 for the year ended September 30, 1993. This increase was primarily the result of an increase in the number of employees. Fiscal 1994 compensation and related expenses totaled $1,959,738 ($1,188,500 for research and development, $485,296 for market development and selling, and $285,942 for general and administrative). Other expenses included $381,635 for depreciation and amortization, $251,695 for legal, audit and consulting and $94,596 for tooling and prototype supplies. Product development activities included completion of the FDDI media card and the ClusterSwitch and commencing development of an ATM media card. Four GigaRouters were installed and demonstrated in November 1993 at the SuperComputing 93 conference in Portland, Oregon, three full time sales representatives were hired, distributors were engaged in Japan and several European countries, and initial product selling efforts were intensified. At September 30, 1994, NetStar had 35 employees (15 in research and development, five in manufacturing, three in customer support, seven in sales and marketing and five in administration) and one full time representative in the United Kingdom.

  Year Ended September 30, 1993

  During fiscal 1993, NetStar focused on product development, and, in addition, commenced initial manufacturing and marketing activities. Design of the basic GigaRouter chassis and the HIPPI media card were brought to the stage of initial beta site testing. NetStar also began development of an FDDI media card. Marketing activities included a demonstration of a prototype GigaRouter to attendees of the SuperComputing 92 conference held in November 1992 in Minneapolis, Minnesota, and the development of sales and marketing materials.

  Expenses for the year ended September 30, 1993 were $1,713,908 ($1,108,590 for research and development, $298,411 for market development and selling and $352,476 for general and administrative, less $45,569 of interest income). Fiscal 1993 compensation and related expenses totaled $873,544 ($565,959 for research and development, $145,495 for market development and selling, and $162,090 for general and administrative). Other expenses included $223,453 for depreciation and amortization, $152,480 for legal, audit and consulting and $77,187 for tooling and prototype supplies. At September 30, 1993, there were 22 employees (12 in research and development, one in manufacturing, five in sales and marketing and four in administration).

 LIQUIDITY AND CAPITAL RESOURCES

  Cash and cash equivalents were $23,235,442 at March 31, 1996 compared to $26,812,544 at September 30, 1995, a decrease of $3,577,102. The net cash used in operating activities was $3,950,191, principally from the net loss for the six-month period. Cash used in investing activities was $1,397,538 for purchases of property, equipment and software. Cash from financing activities was $1,770,627. During the six months ended March 31, 1996, net proceeds from the issuance of Common Stock were $3,958,730, principally from the exercise of the over-allotment option by the underwriter of the initial public offering of NetStar Common Stock. Convertible notes issued in June 1995 that could not be or were not converted to NetStar Common Stock were repaid in the amount of $2,132,099. At March 31, 1996, NetStar did not have any material commitments that will result in significant cash out-flows other than for the purchase of inventory in the ordinary course of business.

  NetStar expects that it will continue to incur operating losses and negative cash flows at least through its fiscal year ending September 30, 1997. NetStar believes that existing cash and cash equivalents will satisfy NetStar's working capital and capital expenditures requirement at least through that period. However, the information set forth in the preceding two sentences is forward-looking information, and actual results may differ materially from such information. Therefore, if, for any reason (including, without limitation, those described below), NetStar's planned operations and expansion require more capital than anticipated, revenues do not increase as planned, or operating losses are greater than planned or continue beyond the period anticipated by management, NetStar may need additional financing prior to the end of fiscal 1997 in order to maintain its operations. There can be no assurance that NetStar would be able to obtain any required additional financing when needed or that such financing, if obtained, would be on terms favorable or acceptable to NetStar. If NetStar was unable to obtain additional financing when needed and under acceptable conditions, it would be required to significantly scale back expansion plans and perhaps reduce the scope of its operations. Factors that may affect NetStar's revenues, use of capital, expenses and/or operating losses include, but are not limited to, the introduction of competing products with performance equivalent to or exceeding that of NetStar's products, a claim (whether or not successfully made) that NetStar's products infringe a patent held by another company or individual, any performance problems involving NetStar's products, changes in technology that could cause NetStar's products to become obsolete, the departure of key members of management and/or key employees, and general economic conditions. See "Risk Factors."

 RECENT ACCOUNTING PRONOUNCEMENT

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," which requires adoption of the disclosure provisions no later than fiscal years beginning after December 15, 1995 and adoption of the recognition and measurement provisions for nonemployee transactions no later than after December 15, 1995. The new standard defines a fair value method of accounting for stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period.

  Pursuant to the new standard, companies are encouraged, but are not required, to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," but would be required to disclose in a note to the financial statements pro forma net income (loss) and, if presented, earnings (loss) per share as if the company had applied the new method of accounting.

  The accounting requirements of the new method are effective for all employee awards granted after the beginning of the fiscal year of adoption. NetStar has determined that it will elect not to change to the fair value method for employee-based stock grants. Adoption of the new standard for non- employee awards did not affect NetStar's cash flows.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of May 31, 1996, the number of shares of NetStar Common Stock beneficially owned by: (i) each person known by NetStar to be the beneficial owner of more than 5% of the outstanding shares of NetStar Common Stock (of which there were none as of such date); (ii) each director of NetStar; (iii) the Chief Executive Officer and each executive officer of NetStar whose salary and bonus for the fiscal year ended September 30, 1995 exceeded $100,000; and (iv) all directors and executive officers of NetStar as a group.

                                      NUMBER OF SHARES        PERCENTAGE OF
BENEFICIAL OWNER                    BENEFICIALLY OWNED(1) OUTSTANDING SHARES(2)
- ----------------                    --------------------- ---------------------
Douglas M. Pihl(5).................        306,000(3)(4)           2.9%
Duane S. Carlson(5)................        245,000(3)(4)           2.4
Gary A. Stoltz(5)(6)...............         45,000(3)                *
Thomas S. Bednarik(3)..............         40,000(3)                *
James D. Edwards(5)................         40,000(3)                *
Richard Z. Belzer(5)...............         15,000(3)                *
All executive officers and
 directors as a group (12
 individuals, including those named
 above)............................        797,550(7)              7.4

- --------
* Less than 1%

(1) Each person has sole voting and sole dispositive power with respect to all outstanding shares, except as noted. Includes shares of NetStar Common Stock issuable pursuant to currently exercisable NetStar Options and those which are exercisable within 60 days from May 31, 1996.

(2) Based on 10,304,880 shares outstanding as of May 31, 1996. Does not include: (i) 2,000,000 shares reserved for issuance under the NetStar Employee Option Plan (of which 1,524,150 shares were subject to outstanding options as of May 31, 1996); (ii) 1,195,674 shares issuable upon exercise of NetStar Warrants; (iii) 250,000 shares reserved for issuance under the NetStar, Inc. Fiscal 1996 Nonemployee Director Stock Option Plan (under which no options had been granted as of May 31, 1996); and (iv) 150,000 shares reserved for issuance under the NetStar Stock Purchase Plan, under which options to purchase 2,541 shares had been granted as of May 31, 1996.

(3) Includes 164,000, 134,000, 40,000, 40,000, 40,000 and 15,000 shares issuable pursuant to exercisable NetStar Options held, respectively, by Messrs. Pihl, Carlson, Bednarik, Edwards, Stoltz and Belzer. Mr. Stoltz has indicated to NetStar that any economic benefit he may realize from options held by him will be transferred to Pathfinder Venture Capital Fund III ("Pathfinder"), which is a stockholder of NetStar and of which Mr. Stoltz is a principal.

(4) Excludes, for Mr. Pihl, a total of 10,000 shares owned by his spouse, and, for Mr. Carlson, a total of 2,000 shares owned by his spouse. Messrs. Pihl and Carlson disclaim any beneficial ownership of such shares.

(5) The business address of Messrs. Pihl, Carlson, Stoltz, Bednarik, Edwards and Belzer is NetStar, Inc., 10250 Valley View Road, Suite 113, Eden Prairie, Minnesota 55344.

(6) Mr. Stoltz is a principal of Pathfinder and disclaims beneficial ownership of the shares of NetStar Common Stock owned by Pathfinder.

(7) Includes 507,500 shares issuable pursuant to exercisable NetStar Options.

         UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

  The unaudited pro forma condensed combining statements of operations combine Ascend's consolidated statements of income for each of the three years in the period ended December 31, 1995 and for the three month periods ended March 31, 1996 and 1995 with NetStar's consolidated results of operations for each of the three years in the period ended September 30, 1995 and for the three month periods ended March 31, 1996 and 1995, giving effect to the Merger as if it had occurred at the beginning of each period presented on a pooling of interests basis. The unaudited pro forma condensed combining balance sheet combines Ascend's consolidated balance sheet as of March 31, 1996 with NetStar's consolidated balance sheet as of that date, giving effect to the Merger as if it had occurred on March 31, 1996 with NetStar's consolidated balance sheet as of that date. The historical financial information of Ascend has been derived from the audited consolidated financial statements for each of the three years in the period ended December 31, 1995 and the unaudited condensed consolidated financial statements for the three month periods ended March 31, 1996 and 1995 incorporated by reference herein and should be read in conjunction with such financial statements and the notes thereto. The historical financial information of NetStar has been derived from the audited consolidated financial statements for each of the three years in the period ended September 30, 1995 which are included elsewhere herein and should be read in conjunction with such financial statements and the notes thereto and the unaudited condensed consolidated financial statements for the three month periods ended March 31, 1996 and 1995 which are not included elsewhere herein. In the opinion of the managements of Ascend and NetStar, the above mentioned unaudited interim condensed consolidated financial statements of the respective companies include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for unaudited interim periods. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the consolidated operating results or financial position that would have occurred had the Merger been consummated at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position.

ASCEND AND NETSTAR UNAUDITED PRO FORMA CONDENSED COMBINING CONSOLIDATED BALANCE
                                     SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                    MARCH 31, 1996
                                         --------------------------------------
                                          ASCEND  NETSTAR  ADJUSTMENTS COMBINED
                                         -------- -------  ----------- --------
ASSETS
Current Assets:
  Cash and cash equivalents............  $128,654 $23,235    $   --    $151,889
  Short-term investments...............    83,661     --         --      83,661
  Accounts receivable, net.............    41,634     428        --      42,062
  Inventories..........................    50,024   3,655        --      53,679
  Deferred income taxes................     5,874     --         --       5,874
  Other current assets.................     5,090     481        --       5,571
                                         -------- -------    -------   --------
    Total current assets...............   314,937  27,799        --     342,736
Investments............................    58,405     --                 58,405
Furniture, fixtures and equipment,
 net...................................    13,871   1,927        --      15,798
Other assets...........................     1,269     195      5,427      6,891
                                         -------- -------    -------   --------
  Total assets.........................  $388,482 $29,921    $ 5,427   $423,830
                                         ======== =======    =======   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................  $ 28,887 $ 1,158    $   --    $ 30,045
  Accrued liabilities..................    27,173     687      7,500     35,360
  Accrued compensation and related
 liabilities...........................     4,471     356        --       4,827
                                         -------- -------    -------   --------
    Total current liabilities..........    60,531   2,201      7,500     70,232
Commitments
Stockholders' equity:
  Common stock.........................       111     100        (96)       115
  Additional paid-in capital...........   276,775  41,902         96    318,773
  Retained earnings....................    51,065 (14,282)    (2,073)    34,710
                                         -------- -------    -------   --------
    Total stockholders' equity.........   327,951  27,720     (2,073)   353,598
                                         -------- -------    -------   --------
    Total liabilities and stockholders'
 equity................................  $388,482 $29,921    $ 5,427   $423,830
                                         ======== =======    =======   ========

- --------
See accompanying notes to Unaudited Pro Forma Condensed Combining Financial Statements.

                               ASCEND AND NETSTAR
   UNAUDITED PRO FORMA CONDENSED COMBINING CONSOLIDATED STATEMENTS OF INCOME
                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                          THREE MONTHS ENDED MARCH 31, 1996
                                         -------------------------------------
                                         ASCEND  NETSTAR  ADJUSTMENTS COMBINED
                                         ------- -------  ----------- --------
Net sales............................... $91,078 $   951     $ --     $92,029
Cost of sales...........................  31,848     718       --      32,566
                                         ------- -------     -----    -------
  Gross profit..........................  59,230     233       --      59,463
Operating expenses:
  Research and development..............   5,495   1,479       --       6,974
  Sales and marketing...................  19,549     946       --      20,495
  General and administrative............   2,956     629       --       3,585
                                         ------- -------     -----    -------
    Total operating expenses............  28,000   3,054       --      31,054
                                         ------- -------     -----    -------
Operating income (loss).................  31,230  (2,821)      --      28,409
Interest income, net....................   2,557     301       --       2,858
                                         ------- -------     -----    -------
Income (loss) before income taxes.......  33,787  (2,520)      --      31,267
Provision for income taxes..............  12,839     --       (958)    11,881
                                         ------- -------     -----    -------
Net income (loss)....................... $20,948 $(2,520)    $ 958    $19,386
                                         ======= =======     =====    =======
Net income (loss) per share............. $  0.17 $ (0.26)             $  0.15
                                         ======= =======              =======
Number of shares used in per share
 calculation............................ 121,675   9,817              125,947
                                         ======= =======              =======

- --------
See accompanying notes to Unaudited Pro Forma Condensed Combining Financial Statements.

    ASCEND AND NETSTAR UNAUDITED PRO FORMA CONDENSED COMBINING CONSOLIDATED
      STATEMENTS OF INCOME (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                          THREE MONTHS ENDED MARCH 31, 1995
                                         -------------------------------------
                                         ASCEND  NETSTAR  ADJUSTMENTS COMBINED
                                         ------- -------  ----------- --------
Net sales............................... $20,363 $1,010      $--      $21,373
Cost of sales...........................   6,999    690       --        7,689
                                         ------- ------      ----     -------
  Gross profit..........................  13,364    320       --       13,684
Operating expenses:
  Research and development..............   1,890    634       --        2,524
  Sales and marketing...................   4,609    381       --        4,990
  General and administrative............   1,683    184       --        1,867
                                         ------- ------      ----     -------
    Total operating expenses............   8,182  1,199       --        9,381
                                         ------- ------      ----     -------
Operating income (loss).................   5,182   (879)      --        4,303
Interest income, net....................     403     21       --          424
                                         ------- ------      ----     -------
Income (loss) before income taxes.......   5,585   (858)      --        4,727
Provision for income taxes..............   2,120    --       (326)      1,794
                                         ------- ------      ----     -------
Net income (loss)....................... $ 3,465 $ (858)     $326     $ 2,933
                                         ======= ======      ====     =======
Net income (loss) per share............. $  0.04 $(0.16)              $  0.03
                                         ======= ======               =======
Number of shares used in per share
 calculation............................ 101,176  5,424               103,473
                                         ======= ======               =======

- --------
See accompanying notes to Unaudited Pro Forma Condensed Combining Financial Statements.

    ASCEND AND NETSTAR UNAUDITED PRO FORMA CONDENSED COMBINING CONSOLIDATED
      STATEMENTS OF INCOME (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                            YEAR ENDED DECEMBER 31, 1995
                                        --------------------------------------
                                         ASCEND  NETSTAR  ADJUSTMENTS COMBINED
                                        -------- -------  ----------- --------
Net sales.............................. $149,590 $ 3,014    $  --     $152,604
Cost of sales..........................   51,170   2,126       --       53,296
                                        -------- -------    ------    --------
  Gross profit.........................   98,420     888       --       99,308
Operating expenses:
  Research and development.............    9,609   2,791       --       12,400
  Sales and marketing..................   33,910   1,537       --       35,447
  General and administrative...........    8,044   1,085       --        9,129
  Purchased R&D........................    3,032     --        --        3,032
                                        -------- -------    ------    --------
    Total operating expenses...........   54,595   5,413       --       60,008
                                        -------- -------    ------    --------
Operating income (loss)................   43,825  (4,525)      --       39,300
Interest income (expense), net.........    5,493    (371)      --        5,122
                                        -------- -------    ------    --------
Income (loss) before income taxes......   49,318  (4,896)      --       44,422
Provision for income taxes.............   18,745       2    (1,860)     16,887
                                        -------- -------    ------    --------
Net income (loss)...................... $ 30,573 $(4,898)   $1,860    $ 27,535
                                        ======== =======    ======    ========
Net income (loss) per share............ $   0.28 $ (0.90)             $   0.25
                                        ======== =======              ========
Number of shares used in per share
 calculation...........................  108,976   5,448               111,264
                                        ======== =======              ========

- --------
See accompanying notes to Unaudited Pro Forma Condensed Combining Financial Statements.

    ASCEND AND NETSTAR UNAUDITED PRO FORMA CONDENSED COMBINING CONSOLIDATED
      STATEMENTS OF INCOME (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                             YEAR ENDED DECEMBER 31, 1994
                                         -------------------------------------
                                         ASCEND  NETSTAR  ADJUSTMENTS COMBINED
                                         ------- -------  ----------- --------
Net sales............................... $39,343 $   312    $  --     $39,655
Cost of sales...........................  13,205     182       --      13,387
                                         ------- -------    ------    -------
  Gross profit..........................  26,138     130       --      26,268
Operating expenses:
  Research and development..............   3,595   2,544       --       6,139
  Sales and marketing...................  10,477     932       --      11,409
  General and administrative............   3,053     516       --       3,569
                                         ------- -------    ------    -------
    Total operating expenses............  17,125   3,992       --      21,117
                                         ------- -------    ------    -------
Operating income (loss).................   9,013  (3,862)      --       5,151
Interest income, net....................     892      77       --         969
                                         ------- -------    ------    -------
Income (loss) before income taxes.......   9,905  (3,785)      --       6,120
Provision (benefit) for income taxes....   1,206     --     (2,204)      (998)
                                         ------- -------    ------    -------
Net income (loss)....................... $ 8,699 $(3,785)   $2,204    $ 7,118
                                         ======= =======    ======    =======
Net income (loss) per share............. $  0.09 $ (0.85)             $  0.08
                                         ======= =======              =======
Number of shares used in per share
 calculation............................  92,800   4,433               94,583
                                         ======= =======              =======

- --------
See accompanying notes to Unaudited Pro Forma Condensed Combining Financial Statements.

    ASCEND AND NETSTAR UNAUDITED PRO FORMA CONDENSED COMBINING CONSOLIDATED
                              STATEMENTS OF INCOME
                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                             YEAR ENDED DECEMBER 31, 1993
                                         -------------------------------------
                                         ASCEND  NETSTAR  ADJUSTMENTS COMBINED
                                         ------- -------  ----------- --------
Net sales............................... $16,215 $   --      $--      $16,215
Cost of sales...........................   5,587     --       --        5,587
                                         ------- -------     ----     -------
  Gross profit..........................  10,628     --       --       10,628
Operating expenses:
  Research and development..............   1,983   1,109      --        3,092
  Sales and marketing...................   5,492     298      --        5,790
  General and administrative............   1,856     352      --        2,208
                                         ------- -------     ----     -------
    Total operating expenses............   9,331   1,759      --       11,090
                                         ------- -------     ----     -------
Operating income (loss).................   1,297  (1,759)     --         (462)
Interest income, net....................      52      45      --           97
                                         ------- -------     ----     -------
Income (loss) before income taxes.......   1,349  (1,714)     --         (365)
Provision for income taxes..............     --      --       --          --
                                         ------- -------     ----     -------
Net income (loss)....................... $ 1,349 $(1,714)    $--      $  (365)
                                         ======= =======     ====     =======
Net income (loss) per share............. $  0.02 $ (0.63)             $  0.00
                                         ======= =======              =======
Number of shares used in per share
 calculation............................  82,152   2,725               83,117
                                         ======= =======              =======

- --------
See accompanying notes to Unaudited Pro Forma Condensed Combining Financial Statements.

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

  NOTE A: The adjustments to the unaudited pro forma condensed combining consolidated balance sheet give effect to the assumed issuance of 4,161,000 shares of Ascend Common Stock as if the Merger had been consummated as of March 31, 1996 and an anticipated charge for Merger-related expenses totaling approximately $7.5 million. Such Merger-related expenses include investment advisory fees, legal and accounting expenses and other transaction costs. The unaudited pro forma condensed combining consolidated statements of income do not reflect these non-recurring charges, which Ascend anticipates will be recorded during the twelve-month period following consummation of the Merger. The unaudited pro forma condensed combining consolidated statements of income also include adjustments to give effect to the recording of the income tax benefit of net operating losses incurred by NetStar in the period in which such net operating losses were incurred assuming such net operating losses could have been used to offset net operating income derived by Ascend. The pro forma combined per share amounts in the unaudited pro forma condensed combining consolidated statements of income are based upon the historical weighted average number of shares of common stock and dilutive common stock equivalents of Ascend outstanding during each period presented. In addition, the shares of Ascend Common Stock to be issued in connection with the Merger, based on the equivalent weighted average shares and the dilutive common share equivalents of NetStar outstanding during each period presented, are treated as outstanding during each such period.

  NOTE B: The unaudited pro forma condensed combining financial statements do not include adjustments to conform the accounting policies of NetStar to those followed by Ascend. The nature and extent of such adjustments, if any, will be based upon further study and analysis and are not expected to be significant in relationship to the consolidated financial statements of Ascend.

  NOTE C: Certain financial statement balances of NetStar have been reclassified to conform with the Ascend financial statement presentation.

  NOTE D: NetStar has a September 30 fiscal year end and, accordingly, the NetStar statements of operations for the years ended September 30, 1995, 1994 and 1993 have been combined with Ascend statements of income for the calendar years ended December 31, 1995, 1994 and 1993. In order to conform NetStar's fiscal year end to Ascend's calendar fiscal year end, NetStar's first quarter ended December 31, 1995 has not been presented. Instead, NetStar's second quarter ended March 31, 1996 has been presented for comparative purposes. The results of operations for NetStar's first quarter ended December 31, 1995 included net sales of approximately $1.7 million, gross profit of approximately $585,000, net loss of approximately $1.1 million and net loss per share of $(0.11).

     COMPARISON OF RIGHTS OF ASCEND STOCKHOLDERS AND NETSTAR STOCKHOLDERS

  The following is a summary of certain of the material differences between the rights of holders of NetStar Common Stock and the rights of holders of Ascend Common Stock. Since NetStar is organized under the laws of the State of Minnesota and Ascend is organized under the laws of the State of Delaware, such differences arise from differences between various provisions of the charter documents of NetStar and Ascend as well as from the differences between the MBCA and the Delaware General Corporation Law (the "DGCL").

  Cumulative Voting in the Election of Directors. In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A stockholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the stockholder may choose. Without cumulative voting, the holders of a majority of the shares present at a meeting held to elect directors would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of holders of a majority of the shares voting at such meeting.

  Under the MBCA, cumulative voting in the election of directors is mandatory unless the corporation's articles of incorporation provide that there shall be no cumulative voting. The NetStar Articles of Incorporation, as amended (the "NetStar Articles"), contain a provision that eliminates cumulative voting. Under the DGCL, cumulative voting is permitted only if it is specifically provided for in the corporation's certificate of incorporation. Under the Ascend Certificate of Incorporation, as amended (the "Ascend Certificate"), cumulative voting is not permitted.

  Stockholder Power to Call Special Meeting. Under the MBCA, a special meeting of stockholders may be called by certain officers, two or more directors, a person authorized to do so in the articles or bylaws, or shareholders holding at least 10% of the voting power of all shares entitled to vote, except that a special meeting for the purpose of considering an action to effect, directly or indirectly, a business combination, including any action to change or otherwise affect the composition of the board of directors for that purpose, must be called by shareholders holding at least 25% of the voting power of all shares entitled to vote.

  Under the DGCL, a special meeting of stockholders may be called by the board of directors or any other person authorized to do so in the corporation's certificate of incorporation or bylaws. Under the Ascend Certificate and Ascend's Bylaws, a special meeting of stockholders may be called by stockholders holding 10% of the voting power of all shares entitled to vote at that meeting.

  Dissolution. Subject to certain exceptions, under the MBCA, the approval of not less than a majority of the voting power of the corporation is required for the disposition of all or substantially all of the corporation's assets, other than in the regular course of business, and for voluntary dissolution.

  Under the DGCL, a dissolution must be approved by stockholders holding 100% of the total voting power or the dissolution must be initiated by the board of directors and approved by the holders of a majority of the outstanding voting shares of the corporation, unless a greater vote is provided for in the certificate of incorporation. The Ascend Certificate does not require a greater vote.

  Classified Board of Directors. A classified board is one in which a certain number, but not all, of the directors are elected on a rotating basis each year. This method of electing directors makes a change in the composition of the board of directors, and a potential change in control of a corporation, a lengthier and more difficult process.

  The MBCA permits, but does not require, a classified board of directors. The NetStar Articles provide for a Board of Directors consisting of three classes, under which the members of such classes are elected for staggered three-year terms. The DGCL permits, but does not require, a classified board of directors with staggered terms under which the directors are elected for terms of two or three years. Ascend's charter documents do not currently provide for a classified board.

  Removal of Directors. Under the MBCA, any director or the entire board of directors of a Minnesota corporation may be removed, with or without cause, by the holders of the proportion or number of the voting power of the shares of the classes or series the director represents sufficient to elect them. In addition, a director elected to fill a vacancy may be removed, with or without cause, by the affirmative vote of a majority of the remaining directors, if the shareholders have not elected directors since the appointment to fill the vacancy.

  Under the DGCL, any director or the entire board of directors of a Delaware corporation without a classified board of directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors.

  Actions by Written Consent of Stockholders. Under the MBCA, unless otherwise provided in the articles of incorporation, any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting by written consent of stockholders having the requisite number of votes, subject to the requirement that 10 days' advance notice of such stockholder approval of certain types of transactions and matters must be given where all stockholders' consents are not solicited.

  Under the DGCL, stockholders may execute an action by written consent in lieu of a meeting of stockholders. The DGCL permits a corporation to eliminate such actions by written consent in its certificate of incorporation. The Ascend Certificate eliminates the rights of stockholders to act by written consent.

  Advance Notice Requirement for Stockholder Proposals and Director Nominations. Ascend's Bylaws provide that no matter proposed by Ascend stockholders will be considered at an annual meeting or special stockholder meeting unless (i) it is specified in the notice of meeting, (ii) it is brought by or at the direction of the Board of Directors, or (iii) written notice of such matter is provided to Ascend no later than the date on which stockholder proposals to be included in the Ascend proxy statement must be received under federal securities laws.

  Voting Requirements. Under the MBCA, an amendment to the articles of incorporation generally requires the affirmative vote of the holders of majority of the shares present and entitled to vote unless a larger affirmative vote is required by the corporation's articles. Except as specifically described otherwise herein, the NetStar Articles do not contain any provisions that require a larger affirmative vote in order to amend the NetStar Articles. Except as specifically required otherwise, under the NetStar Articles, NetStar's Bylaws or the MBCA, all matters submitted to the NetStar stockholders are decided by a majority vote of the shares entitled to vote and represented at a meeting at which there is a quorum.

  Under the DGCL, an amendment to the certificate of incorporation requires the affirmative vote of the holders of majority of the shares entitled to vote thereon, unless the corporation's certificate of incorporation requires a greater or lesser number for approval. The Ascend Certificate requires a vote of 66 2/3% of the shares entitled to vote generally in the election of directors to approve the amendment of certain provisions of the Ascend Certificate, including those regarding the elimination of the stockholders' right to act by written consent, the calling of special meetings of stockholders, the number, removal and election of directors, the power of the board of directors and stockholders to amend Ascend's Bylaws and the limitation of liability of directors and officers. Furthermore, under the DGCL, the holders of the outstanding shares of a class are entitled to vote as a class upon any proposed amendment to the certificate of incorporation, whether or not they are entitled to vote thereon by the provisions of the corporation's certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to adversely affect them. Under the Ascend Certificate, the affirmative vote of the holders of 66 2/3% of the votes which all the stockholders would be entitled to cast is required to amend certain provisions addressing amendment of the Ascend Certificate. The effect of such supermajority voting provisions is to make any of these changes more difficult.

  Approval of Mergers and Consolidations. Under both the MBCA and the DGCL, an agreement of merger, exchange or consolidation must be approved by the directors of each constituent corporation and adopted by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, or by a greater vote as provided in a corporation's charter. Neither the MBCA nor the DGCL requires the separate vote of any class of shares, unless any provision of the plan of merger would, if contained in a proposed amendment to the articles, entitle the class or series to vote as a class or series. Additionally, both the MBCA and the DGCL provide generally that, unless its charter provides otherwise, no vote of the stockholders of the surviving corporation is required to approve the merger if (i) the agreement of merger does not amend in any respect the corporation's charter, (ii) each share outstanding immediately prior to the effective date is to be an identical outstanding share of the surviving corporation after the effective date, and (iii) the number of shares of the surviving corporation's common stock to be issued in the merger plus the number of shares of common stock into which any other securities to be issued in the merger are initially convertible does not exceed 20% of its common stock outstanding immediately prior to the effective date of the merger.

  The MBCA provides that a corporation may acquire all of the outstanding shares of one or more classes or series of another corporation pursuant to a plan of exchange. Unlike a merger in which there is a single surviving corporation, an exchange results in an acquired company becoming the wholly owned subsidiary of the acquiring corporation. The DGCL contains no provisions for statutory exchanges. The DGCL, however, does contain provisions relating to statutory consolidations in which all of constituent corporations disappear and a new entity is created to continue the business. The MBCA does not provide for consolidations.

  Preemptive Rights. Under the NetStar Articles, holders of NetStar Common Stock are expressly denied preemptive rights. The DGCL provides that a corporation's stockholders have preemptive rights only if such rights are expressly granted in the corporation's certificate of incorporation. The Ascend Certificate does not grant preemptive rights.

  Rights of Dissenting Stockholders. The MBCA and the DGCL both contain provisions which entitle certain dissenting stockholders to receive the appraised value of their ownership in connection with certain transactions. While the appraisal rights provided by the DGCL and the MBCA are similar, the specific provisions of the statutes differ, as discussed below.

  Under the MBCA, dissenting stockholders are entitled to appraisal rights in connection with the lease, sale, exchange, transfer or certain other dispositions of all or substantially all of the assets of a corporation and in connection with certain amendments to its articles of incorporation which adversely affect a stockholder's rights. In addition, stockholders of a Minnesota corporation are entitled, except in limited situations, to appraisal rights in connection with any merger or with any exchange which requires a stockholder vote. See "The Special Meeting--Dissenters' Rights." Stockholders of an acquiring corporation are entitled to appraisal rights in a merger, combination or majority share acquisition in which such stockholders are entitled to vote.

  Under the DGCL, appraisal rights are available only in connection with statutory mergers or consolidations. Generally, stockholders of a Delaware corporation who dissent from a merger or consolidation of the corporation for which a stockholders' vote is required are entitled to appraisal rights, requiring the surviving corporation to purchase the dissenting shares at fair value. There are, however, no statutory rights of appraisal with respect to stockholders of a Delaware corporation whose shares of stock are either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders where such stockholders receive only shares of stock of the corporation surviving or resulting from the merger or consolidation (or cash in lieu of fractional interests therein).

  Dividends and Repurchases of Shares. Under the MBCA, a corporation may pay dividends and purchase its own shares, provided the board of directors reasonably determines that such payments would not render the corporation unable to pay its debts in the ordinary course of business and would not result in the corporation's total assets being less than the sum of (i) its total liabilities, plus (ii) the amount that would be needed, if the corporation were to be dissolved, to satisfy the rights of preferred stockholders. The MBCA also restricts a Minnesota corporation's ability to repurchase shares from certain stockholders. Specifically, a Minnesota corporation may not purchase or agree to purchase any voting shares from a person who owns more than 5% of the corporation's voting power for more than the fair market value of such shares if the shares have been owned for less than two years, unless the purchase is approved by stockholders who hold a majority of the voting power of all shares entitled to vote. The corporation may also make such a purchase if it makes an offer to purchase shares from all of its stockholders for at least equal value per share. These provisions may limit NetStar's ability to purchase shares in opposition to a takeover attempt.

  Subject to any restrictions contained in a corporation's certificate of incorporation, the DGCL generally provides that a corporation may declare and pay dividends out of surplus (defined as net assets minus stated capital) or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. Dividends may not be paid out of net profits if the capital of the corporation is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

  Limitations of Liability of Directors and Officers; Indemnification. Under the MBCA, a corporation may include in its articles of incorporation a provision which would, subject to the limitations described below, eliminate or limit directors' liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty. Under the MBCA, a director's liability cannot be eliminated or limited for (i) any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) the making of an unlawful distribution under the MBCA;
(iv) certain violations of Minnesota securities laws; (v) any transaction from which the director derived an improper personal benefit; or (vi) any act or omission occurring before the date the provision in the corporation's articles eliminating or limiting liability became effective. The NetStar Articles include such a provision.

  Under the MBCA, Minnesota corporations are required to indemnify persons in their official capacity (directors, officers, employees and agents) within prescribed limits as long as they satisfy the five criteria of eligibility set forth in the MBCA. NetStar's Bylaws provide that NetStar is to indemnify such persons to the fullest extent permitted by the MBCA.

  The MBCA provides that the corporation must make advance payment of expenses upon the request of a person who is eligible for indemnification, if that person supplies the corporation with an affidavit stating that the person honestly believes that he or she has met the criteria for mandatory indemnification and promises to repay the corporation if it is ultimately found that the criteria were not met.

  Minnesota law further provides specific statutory authority for directors in discharging their duties to consider factors in addition to the interests of the corporation's stockholders, such as the interests of the corporation's employees, suppliers, creditors and customers; the economy of the state and nation; community and societal considerations; the long-term and short-term interests of the corporation and its stockholders; and the possibility that these interests may be best served by the continued independence of the corporation.

  Under the DGCL, a corporation may include in its certificate of incorporation a provision which would, subject to the limitations described below, eliminate or limit directors' liability for monetary damage for breaches of their fiduciary duty of care. Under the DGCL, a director's liability cannot be eliminated or limited (i) for breaches of duty of loyalty,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions, or (iv) for transactions from which such director derived an improper personal benefit. The Ascend Certificate includes such a provision. The Ascend Bylaws provide that subject to certain conditions, Ascend will indemnify any person in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that person is or was or has agreed to become a director or officer of Ascend, or is or was serving, or has agreed to serve, at the request of Ascend as a director.

  Business Combinations and Control Share Acquisitions. NetStar is governed by Sections 302A.671 and 302A.673 of the MBCA. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporations' voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock. Such provisions of Minnesota law could have the effect of delaying, deferring or preventing a change in control of NetStar.

  Section 203 of the DGCL prohibits certain transactions between a Delaware corporation and an "interested stockholder." For purposes of this provision an "interested stockholder" is a stockholder that is directly or indirectly a beneficial owner of 15% or more of the voting power of the outstanding voting stock of a Delaware corporation (or its affiliate or associate). This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless (i) the business combination is approved by the corporation's board of directors prior to the stock acquisition date; (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which he became an interested stockholder; or (iii) the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of disinterested stockholders.

  Delaware law contains no provisions similar to the control share acquisition provision in the MBCA.

                               ----------------

  The foregoing summary does not purport to be a complete statement of the rights of holders of Ascend Common Stock and NetStar Common Stock under, and is qualified in its entirety by reference to, the DGCL and the MBCA, the Ascend Certificate and Ascend Bylaws, and the NetStar Articles and NetStar Bylaws. See "Description of Ascend Capital Stock" for a summary of certain other rights relating to the Ascend Common Stock.

                      DESCRIPTION OF ASCEND CAPITAL STOCK

  The authorized capital stock of Ascend consists of 400,000,000 shares of Common Stock, $.001 par value per share, and 2,000,000 shares of Preferred Stock, $.001 par value per share.

COMMON STOCK

  As of May 31, 1996, there were approximately 112,111,031 shares of Ascend Common Stock outstanding held of record by approximately 954 shareholders.

  The holders of Ascend Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Accordingly, holders of a majority of the shares of Ascend Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Ascend Board out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Ascend, holders of Ascend Common Stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Ascend Common Stock have no preemptive, conversion or redemption rights. All of the outstanding shares of Ascend Common Stock are, and the shares to be issued in connection with the Merger when issued will be, fully paid and non-assessable.

  The transfer agent for Ascend Common Stock is The First National Bank of
Boston.

PREFERRED STOCK

  Up to 2,000,000 shares of undesignated Ascend Preferred Stock are authorized for issuance. The Ascend Board has the authority, without further action by the stockholders, to issue such Preferred Stock in one or more series and to fix the designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Ascend Common Stock. The Ascend Board, without stockholder approval, can issue Preferred Stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Ascend Common Stock. Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Ascend or make removal of management more difficult. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Ascend Common Stock. At present, Ascend has no plans to issue any of the Preferred Stock.

                                 LEGAL MATTERS

  The validity of the shares of Ascend Common Stock to be issued in connection with the Merger will be passed upon for Ascend by Gray Cary Ware & Freidenrich, a Professional Corporation, Palo Alto, California. Attorneys at Gray Cary Ware & Freidenrich own approximately 17,902 shares of Ascend Common Stock.

                                    EXPERTS

  The consolidated financial statements of Ascend Communications, Inc. appearing in Ascend's Annual Report (Form 10-K) for the year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of NetStar as of September 30, 1994 and 1995, and for each of the three years in the period ended September 30, 1995 included in this Proxy Statement/Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report appearing elsewhere herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                   GLOSSARY

ANALOG

  A method of sending voice, video, or data that is "analogous" to the original signal. Analog transmission is associated with voice and data signals over conventional telephone lines. (Contrast with digital).

ARPANET

  A national network funded by the Advanced Research Projects Agency (ARPA) and built by Bolt, Beranek and Newman (BBN). The network was used from its origination in 1969 until 1990 as the basis for early networking research and also as the central backbone of the early Internet. It was phased out of use and decommissioned after the introduction of the NSFNET.

ASCEND INVERSE MULTIPLEXING PROTOCOL (AIM)

  An in-band protocol used to manage interconnection of two remotely located inverse multiplexers. AIM is a feature-rich, widely used inverse multiplexing protocol developed and supported by Ascend.

ASYNCHRONOUS TRANSFER MODE

  Usually referred to by its acronym ATM. A communications protocol that defines a method for dividing a continuous stream of data into fixed length 53 byte groups (called Cells). ATM standards also define methods for switching cells among a number of input and output communications links. ATM is being defined or proposed as a standard for communicating across a variety of underlying physical media.

ATM

  See "Asynchronous Transfer Mode."

ATM/OC-3C

  The version of ATM defined for communicating across a SONET transmission link which operates at a speed of approximately 155 Mbit/s.

ATM/OC-12C

  The version of ATM defined for communicating across a SONET transmission link which operates at a speed of approximately 622 Mbit/s.

ATM SWITCHING

  The methods defined by ATM standards for switching ATM cells among physical input and output lines.

BANDWIDTH

  A term adopted from radio engineering and used to describe the information carrying capacity of a communication channel. A channel with higher bandwidth is capable of transmitting a larger number of bits per second than a lower bandwidth channel. The term originally was more precisely defined to mean the capacity of radio bands, but it has been widely adopted and generalized by the networking community.


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

BANDWIDTH ON DEMAND

  A term used to describe a communications channel whose bandwidth can be increased or decreased without terminating and re-establishing the channel. Typically used with inverse multiplexing. Also referred to as Rubber Bandwidth.

BACKBONE NETWORK

  Backbone is a term used to describe the central communication link of an organization. A backbone network is generally faster than the networks it serves, since many connected networks may be sending data through the backbone simultaneously.

BASIC RATE INTERFACE (BRI)

  One of two subscriber "interfaces" in ISDN. BRI has two bearer B-channels at 64 kbit/s and a data D-channel at 16 kbit/s. The B-channels are for voice, video and data. The D-channel is for signalling between telephone company switches and for carrying ISDN user-network messages.

BONDING

  Bandwidth On Demand Interoperability Group. A consortium of over 40 datacommunications equipment vendors and service providers who joined together to create a standardized inverse multiplexing protocol so that inverse multiplexers from different vendors could interoperate. Also refers to the resultant specification, sometimes known as the BONDING specification.

BUS-BASED

  A term used to describe a system in which the major components communicate by sending information across a shared communication link.

CELL

  A packet of data that is fixed in length. The most frequent association is with ATM. The ATM cell length is 53 bytes.

CHALLENGE HANDSHAKE AUTHENTICATION PROTOCOL (CHAP)

  This security protocol allows access between data communications systems prior to and during data transmission. CHAP uses challenges to verify that a user has access to a system.

CHANNEL SERVICE UNIT (CSU)

  A device used to connect a digital telephone line coming in from the telephone company to network access equipment located on the customer premises. A CSU may also be built into the network interface of the network access equipment.

CLIENT/SERVER

  A computer system architecture in which a group of computers (the Clients) request services from another group of computers (the Servers). Usually implemented in a system where the various computers are remote from one another and connected by a network.


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

CROSSBAR SWITCH

  A crossbar switch is an interconnection mechanism in which every input port has a separate connection path to every output port. A crossbar is a non-blocking switch.

DIGITAL

  A method of sending voice, video, or data that reconstructs the signals using binary codes (1s and 0s). Digital transmission offers faster speeds, better accuracy and more flexibility than analog transmission.

DIGITAL MODEM

  A system component which allows communication over digital access facilities with a remotely located system connected to the public network over analog facilities. Converts an incoming digital data stream containing PCM-encoded modem waveform into actual data contained in waveform at the data rate transmitted by the far-end modem; performs inverse function for the outgoing data stream.

DYNAMIC BANDWITH ALLOCATION

  The process of determining current traffic loads over a channel, and automatically increasing or decreasing the bandwith of the channel to optimize overall utilization efficiency.

E1

  A digital transmission link with a capacity of 2.048 Mbit/s, used outside of North America. Typically channelized into 30 DSOs, each capable of carrying a single voice conversation or data stream. Uses two pairs of twisted pair wires.

EISA BUS

  Extended Industry Standard Architecture. The currently most common interconnection bus for IBM compatible personal computers. EISA is a 32 bit wide bus.

ETHERNET

  A local area network technology standardized by the Institute of Electrical and Electronic Engineers (IEEE) and which operates over twisted pair or coaxial cable at 10 Mbits/s (10 BaseT) or 100 Mbits/s (100 BaseT). Used to connect devices such as computers, printers and terminals.

FDDI

  An abbreviation for Fiber Distributed Data Interchange.

FIBER DISTRIBUTED DATA INTERCHANGE (FDDI)

  A 100 Mbit/s token ring local area network technology standardized by the American National Standards Institute (ANSI).

FIBRE CHANNEL

  A communications standard that defines protocols, switching mechanisms and physical specifications for communicating at speeds of up to 1062 Mbit/s. After subtracting the overhead bits, the true data rate is about 800 Mbit/s, or about the same as HIPPI. Fibre Channel has the distinct advantage of being a fiber optic technology that can cover a much larger distance than the copper cable of HIPPI. Although the HIPPI community has defined a fiber optic based serial HIPPI, it has yet to become a standard.

FRAME RELAY

  A form of packet switching, but using smaller packets and less error checking than traditional forms of packet switching (such as X.25). Now a new international standard for efficiently handling high-speed, bursty data over wide area networks.

FULL MOTION VIDEO

  Video images transmitted at a rate high enough to cause moving images to appear to be moving without jerkiness. Usually requires a frame (one full screen of image) approximately every 30th of a second.

GIGABIT PER SECOND (GBITS/S)

  One billion bits per second.

GLOBAND

  The name given for a set of European network services which offer digital dial-up bandwidth in 64 kbit/s increments, accessed from the customer premise over PRI lines. These services are offered under different names in each participating country.

HIGH SPEED SERIAL INTERFACE (HSSI)

  A serial transmission standard that transmits bits at speeds up to about 53 Mbits/s.

HIPPI

  High Performance Parallel Interface. HIPPI is intended as the physical layer of an efficient simplex point-to-point interface for transmitting data at a peak rate of 800 or 1600 Mbits/s between data processing devices using multiple twisted pair copper cables at distances up to 25 meters.

HSSI

  See "High Speed Serial Interface."

INTER EXCHANGE CARRIER (IEC)

  Common carrier providing communications channels between local telephone companies (LECs, or Local Exchange Carriers). Also known as long distance carriers, such as AT&T, MCI, Sprint, WilTel, etc.

INTERNET PROTOCOL

  The TCP/IP standard protocol that defines the IP datagram as the unit of information passed across an internet and provides the basis for connectionless, best effort packet delivery service. An integral part of IP is the ICMP control and error message protocol. The entire suite of protocols is often referred to as TCP/IP because TCP and IP are the two most fundamental protocols.

INTERNET SERVICE PROVIDERS (ISPS)

  A group of companies that provide access to the Internet to a set of customers. In April 1995, the United States government changed the Internet from a government funded program to a commercially viable business enterprise, and as the popularity of the Internet has grown, more and more companies are announcing their intention to provide Internet access services. ISPs range in size from large, nationwide or worldwide organizations to small, regional companies that serve a very local set of clients.

INVERSE MULTIPLEXING

  Several combined, lower-speed circuits that make up one circuit for greater bandwidth. Inverse multiplexing also pulls together and synchronizes multiple channels at the receiving end of data, voice, or video transmission.

IP

  See "Internet Protocol."

IP ROUTING

  The process of examining the destination address portion of an inbound IP packet and determining which of possibly several outbound routes on which the packet should be sent.

ISDN

  Integrated Services Digital Network. A system that provides simultaneous voice and high-speed data transmission through a single channel to the user's premises. ISDN is an international standard for end-to-end digital transmission of voice, data and signaling.

ISDN MULTIRATE

  A network-based ISDN service which allows users network access equipment to dial network channels of bandwidth in increments of 64 kbit/s, up to 1536 kbit/s. Access to ISDN Multirate service is obtained over ISDN PRI lines.

LAYER

  A term used to describe the division of a complex data transmission protocol into a set of manageable functions. The collection of layers is generally referred to as a "Protocol Stack." Each layer typically receives data or commands from one of its neighbors in the stack, performs one or more of its defined functions as a result, and passes the data or result of the command to its neighbor above or below it. See "OSI Seven Layer Network Protocol Stock."

LAYER 2

  Layer 2 of the OSI reference model is called the Data Link Layer. The Data Link Layer is responsible for error free data transmission over a data link. It performs such functions as link establishment, error detection and recovery and flow control.

LAYER 3

  Layer 3, the Network Layer, provides a means for network service users to exchange information without concern about the topology of the network and the transmission media in each subnetwork. It provides two kinds of services: the connection-oriented network service and the connectionless network service. The Network Layer is probably the most complex of the seven layers of the OSI reference model.

LEC

  Local Exchange Carrier. Local telephone company, providing connections between local points or to long distance carriers for extended connections. Examples are Pacific Bell in California, Illinois Bell in Illinois, GTE in Hawaii, etc.

LOCAL AREA NETWORK (LAN)

  A data communications network spanning a limited geographical area, usually within a single facility or campus. It provides communications between computers and peripherals.

MEDIA

  A term used to describe the physical communications link of a network. The term can be applied to wire, fiber optics or a variety of other means of transmitting digital data.

MULTICHANNEL POINT-TO-POINT PROTOCOL (MPP)

  A protocol similar to PPP (Point-to-Point Protocol) but operable over multiple network channels in an inverse multiplexed scenario. Developed by Ascend.

NETWORK LAYER

  See "Layer 3."

NON-BLOCKING

  The attribute of a switching system that allows any input to be connected to any output without the delay of finding its path blocked by an internal switch contention. The term does not apply to the possibility that the requested destination is unable to answer the request, but only to internal switch blockages.

NSFNET

  A network funded by NSF and which for the period from 1986 to 1995 served as the backbone of the Internet. The speed of the NSFNET was periodically increased from its original 56 Kbit/s to a speed of 45 Mbit/s before it was phased out. The vBNS replaced NSFNET as the backbone for the NSF supercomputer centers, with commercial organizations such as MCI providing Internet backbone services.

OSI SEVEN LAYER NETWORK PROTOCOL STACK

  In 1978, the International Organization for Standardization (ISO) recognized that standards for networks of heterogeneous systems were required, and initiated an activity known as Open Systems Interconnection (OSI). The OSI reference model provides a layered architecture effectively breaking up the overall problem of machine-to-machine communication into manageable pieces. There are seven different layers in the OSI reference model. Each of the layers provides a defined set of functions to the layers above and below it. Actual implementations of networking software systems generally do not rigidly follow the OSI reference model, but it has become a very useful tool for discussing network designs.

PACKET

  A unit of data sent across the network. The term is not precisely defined, but is generally used to describe how a large block of data is formatted into smaller segments during the process of sending the block through a network. Each packet is typically surrounded by information that identifies the source and destination devices to the network. The analogy is often made to a mailing envelope containing a letter, a destination address and a return address.

POINT-TO-POINT PROTOCOL (PPP)

  A protocol that allows single nodes to access a LAN backbone network constructed of leased lines and routers. Often used for dial-up remote LAN access.

PRIMARY RATE INTERFACE (PRI)

  An ISDN subscriber line, consisting of twenty-three 64 kbit/s B channels in North America (thirty 64 kbit/s channels elsewhere) and one 64 kbit/s D channel, used for signaling purposes.

PRIVATE BRANCH EXCHANGE (PBX)

  A private switching system, usually serving an organization, such as a business or a government agency, and usually located on the customer's premises.

PROTOCOL

  A formal description of message formats and the rules two or more machines must follow to exchange those messages. In a typical network, several different protocols are defined in order to implement the exchange of various messages. For example, a network requires protocols for establishing a connection between two machines, for exchanging the date to be transferred and to inform the sender about the success or failure of the transfer. A collection of such lower level protocols, taken as a set, is usually also referred to as a protocol.

PUBLIC SWITCHED DIGITAL NETWORK (PSDN)

  Term used to describe the set of digital dial-up services offered by carrier (IECs and LECs).

REMOTE LAN ACCESS

  The process of allowing branch offices, telecommuters and traveling computer users to access the corporate LAN backbone over dedicated or dialed, digital or analog lines.

ROUTER

  Generically, any machine responsible for making decisions about which of several paths network traffic will follow. When used with TCP/IP, the term refers specifically to an IP gateway that routes datagrams using IP destination addresses. Unlike bridges, which logically connect at OSI layer 2, routers provide logical paths at OSI layer 3. Like bridges, remote sites can be connected using routers over dedicated or switched lines to create WANs.

ROUTING MANAGEMENT SYSTEM

  NetStar's name for its collection of hardware and software that comprises the central management of its GigaRouter system.

RS-366

  An EIA standard for providing dialing commands to network access equipment. Uses RS-232 electrical specifications but different connector pinouts and signal functions.

RUBBER BANDWIDTH

  See "Bandwidth on demand."

SHARED MEDIA

  Generally refers to any transmission system in which the physical medium over which the data is sent is shared among all sending devices attached to the transmission system. The physical medium may be a set of conductors, as in an internal computer system bus, or a single wire or fiber optic cable, as in a variety of LANs.

SIMPLE NETWORK MANAGEMENT PROTOCOL (SNMP)

  A protocol governing network management and monitoring of network devices and their functions. Originally developed in the TCP/IP environment.

SONET

  A United States ANSI standard defining a digital transmission format hierarchy known as the Synchronous Optical Network protocol. SONET defines a frame format, based on a 125 microsecond period, which includes overhead and payload bits and describes how other transmission rate formats are packed into these SONET frames. SONET is becoming an increasingly important transmission technology in the data and voice carrier industry.

STILL FRAME GRAPHICS

  Graphical images transmitted one at a time at a slow rate. No attempt is made to merge sequential frames into a moving image.

SWITCHING TECHNOLOGY

  A general term used to describe a wide variety of transmission system designs in which multiple paths exist between input and output ports and a control mechanism activates the appropriate path in response to requests to connect a particular input to a particular output. One broad distinction between switching systems is whether they are blocking or non-blocking.

SYNCHRONOUS OPTICAL NETWORK

  See "SONET."

T1

  A digital transmission link with a capacity of 1.544 Mbit/s, used in North America. Typically channelized into 24 DSOs, each capable of carrying a single voice conversation or data stream. Uses two pairs of twisted pair wires.

TARIFF

  Documents filed by a regulated telephone company with a state public utility commission or the Federal Communications Commission. Document details services, equipment, and pricing publicly offered by the telephone company.

TELECOMMUTER

  A work-at-home computer user who connects to the corporate LAN backbone using remote access technologies (i.e., using a modem over analog lines, ISDN TA over ISDN lines, or CSU/DSU over switched 56 lines).

TELNET

  Terminal-to-remote host protocol developed for ARPAnet. It is the TCP/IP protocol governing the exchange of character-oriented terminal data.

TERABYTES

  One trillion bytes.

TRANSMISSION CONTROL PROTOCOL/INTERNET PROTOCOL (TCP/IP)

  The TCP/IP standard transport level protocol that provides the reliable, full duplex, stream service on which many applications depend. TCP allows a process on one machine to send a stream of data to a process on another. It is connection oriented in the sense that before transmitting data, participants in the exchange must establish the connection.

UNIX

  A multi-user, multi-tasking computer operating system originally developed at Bell Laboratories in the early 1960s. The use of Unix has grown until, today, it is the dominant operating system in the high performance computing world.

VERY HIGH SPEED BACKBONE NETWORK SERVICE (VBNS)

  A network funded by the NSF and designed, built and operated, under contract to NSF, by MCI Communications Corp. The network connects the five NSF supercomputer centers (Cornell Theory Center, Pittsburgh Supercomputer Center, National Center for Supercomputer Applications, National Center for Atmospheric Research, and San Diego Supercomputer Center) with a 155 Mbit/s ATM network. The network is an IP network.

VIDEOCONFERENCING

  The use of digital video transmission systems to communicate between sites using video and voice. Digital video transmission systems typically consist of camera, codec (coder-decoder), network access equipment, network, and audio system.

WIDE AREA NETWORK (WAN)

  A data network typically extending a LAN outside a building or beyond a campus, over IXC or LEC lines to link to other LANs at remote sites. Typically created by using bridges or routers to connect geographically separated LANs.

            INDEX TO NETSTAR, INC. CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Independent Auditors' Report............................................... F-2
Consolidated Balance Sheets as of March 31, 1996 (Unaudited)
 and September 30, 1995 and 1994........................................... F-3
Consolidated Statements of Operations for the Six Months
 Ended March 31, 1996 and 1995 (Unaudited) and the Years Ended
 September 30, 1995, 1994, and 1993........................................ F-4
Consolidated Statements of Stockholders' Equity for the Six
 Months Ended March 31, 1996 (Unaudited) and for the Years
 Ended September 30, 1995, 1994, and 1993.................................. F-5
Consolidated Statements of Cash Flows for the Six Months Ended
 March 31, 1996 and 1995 (Unaudited) and the Years Ended
 September 30, 1995, 1994, and 1993........................................ F-6
Notes to Consolidated Financial Statements................................. F-7

                         INDEPENDENT AUDITORS' REPORT

Board of Directors NetStar, Inc. Minneapolis, Minnesota

  We have audited the accompanying consolidated balance sheets of NetStar, Inc. and subsidiary (the "Company") as of September 30, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years ended September 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of NetStar, Inc. and subsidiary as of September 30, 1995 and 1994 and the results of their operations and their cash flows for each of the three years ended September 30, 1995 in conformity with generally accepted accounting principles.

  As discussed in Note 1 to the consolidated financial statements, in 1994 the Company changed its method of accounting for income taxes to conform with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.
Deloitte & Touche LLP

Minneapolis, Minnesota November 7, 1995

                          NETSTAR, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                            SEPTEMBER 30
                                                       -----------------------
                                           MARCH 31
                                             1996         1995         1994
                                          -----------  -----------  ----------
                                          (UNAUDITED)
                 ASSETS
Current Assets:
  Cash and cash equivalents.............. $23,235,442  $26,812,544  $4,072,620
  Accounts receivable, less allowance for
   doubtful accounts of $6,000 at March
   31, 1996..............................     427,672      685,332     125,302
  Interest receivable....................      98,582       44,115      10,864
  Inventories (Note 2)...................   3,655,099    2,013,362   1,146,133
  Prepaid expenses.......................     382,138      184,436      42,427
                                          -----------  -----------  ----------
    Total current assets.................  27,798,933   29,739,789   5,397,346
Property and Equipment, net (Note 3).....   1,926,546    1,176,989     446,122
Other Assets:
  Capitalized software, less accumulated
   amortization of $27,519, $21,405, and
   $9,178, respectively..................      21,391       27,505      39,732
  Purchased software, less accumulated
   amortization of $14,100 and $7,665,
   respectively..........................     139,610       89,335
  Organization costs and other
   intangibles, less accumulated
   amortization of $22,646, $19,311, and
   $12,018, respectively.................       9,759       13,406      20,699
  Deposits...............................      24,388       21,541      45,517
                                          -----------  -----------  ----------
                                              195,148      151,787     105,948
                                          -----------  -----------  ----------
                                          $29,920,627  $31,068,565  $5,949,416
                                          ===========  ===========  ==========
  LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Notes payable (Note 4).................              $ 4,175,974
  Accounts payable....................... $ 1,157,573      708,801  $  361,789
  Accrued expenses.......................     646,441      493,314     155,938
  Deferred revenue.......................     254,609      130,332
  Current portion of capital lease
   obligations (Note 5)..................      84,413       93,478      21,307
                                          -----------  -----------  ----------
    Total current liabilities............   2,143,036    5,601,899     539,034
Capital Lease Obligations, less current
 portion (Note 5)........................      57,857      104,746      25,970
Commitments (Note 5)
Stockholders' Equity (Note 6):
  Common stock, $.01 par value,
   20,000,000 shares authorized,
   9,950,961, 8,825,480, and 5,001,480
   shares issued and outstanding,
   respectively..........................      99,510       88,254      50,014
  Additional paid-in capital.............  41,901,781   35,968,276  11,130,739
  Accumulated deficit.................... (14,281,557) (10,694,610) (5,796,341)
                                          -----------  -----------  ----------
    Total stockholders' equity...........  27,719,734   25,361,920   5,384,412
                                          -----------  -----------  ----------
                                          $29,920,627  $31,068,565  $5,949,416
                                          ===========  ===========  ==========

                See notes to consolidated financial statements.

                          NETSTAR, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                            SIX MONTHS ENDED
                                MARCH 31                YEARS ENDED SEPTEMBER 30
                         ------------------------  -------------------------------------
                            1996         1995         1995         1994         1993
                         -----------  -----------  -----------  -----------  -----------
                               (UNAUDITED)
Revenues................ $ 2,613,950  $ 1,363,017  $ 3,014,508  $   312,443
Cost of Revenues........   1,796,585      899,792    2,126,196      181,859
                         -----------  -----------  -----------  -----------
  Gross profit..........     817,365      463,225      888,312      130,584
Operating Expenses:
  Research and
   development..........   2,315,061    1,294,855    2,791,190    2,544,371  $ 1,108,590
  Market development and
   selling..............   1,625,791      740,269    1,536,853      932,307      298,411
  General and
   administrative.......   1,104,494      367,568    1,085,271      515,497      352,476
                         -----------  -----------  -----------  -----------  -----------
    Total operating
     expenses...........   5,045,346    2,402,692    5,413,314    3,992,175    1,759,477
                         -----------  -----------  -----------  -----------  -----------
      Operating loss....  (4,227,981)  (1,939,467)  (4,525,002)  (3,861,591)  (1,759,477)
Interest Expense........     (33,072)      (3,105)    (529,310)      (5,414)
Interest Income.........     677,573       65,019      157,843       82,411       45,569
                         -----------  -----------  -----------  -----------  -----------
Loss Before Income
 Taxes..................  (3,583,480)  (1,877,553)  (4,896,469)  (3,784,594)  (1,713,908)
Income Taxes............       3,467        1,000        1,800
                         -----------  -----------  -----------  -----------  -----------
Net Loss................ $(3,586,947) $(1,878,553) $(4,898,269) $(3,784,594) $(1,713,908)
                         ===========  ===========  ===========  ===========  ===========
Net Loss Per Common and
 Common Equivalent
 Share.................. $      (.37) $      (.35) $      (.90) $      (.85) $      (.63)
                         ===========  ===========  ===========  ===========  ===========
Weighted Average Number
 of Common and Common
 Equivalent Shares
 Outstanding............   9,691,349    5,422,946    5,447,855    4,433,112    2,724,836
                         ===========  ===========  ===========  ===========  ===========


                See notes to consolidated financial statements.

                          NETSTAR, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                          NOTES
                                                                        RECEIVABLE
                                                                         ARISING
                            COMMON STOCK     ADDITIONAL                 FROM SALE OF
                          -----------------   PAID-IN    ACCUMULATED      COMMON
                           NUMBER   AMOUNT   CAPITAL       DEFICIT        STOCK        TOTAL
                          --------- ------- -----------  ------------  ------------ -----------
Balances at September
 30, 1992...............  1,483,000 $14,830 $ 1,243,266  $   (297,839)              $   960,257
 Exercise of stock
  options...............     10,000     100      12,400                                  12,500
 Issuance of common
  stock in connection
  with sale to outside
  members of the
  Company's Board of
  Directors.............     40,000     400      49,600                  $(25,000)       25,000
 Issuance of common
  stock in connection
  with private
  placement, less
  related costs of
  $351,798 (April
  1993).................  1,442,000  14,420   3,238,782                               3,253,202
 Payment received on
  notes receivable......                                                   25,000        25,000
 Net loss...............                                   (1,713,908)               (1,713,908)
                          --------- ------- -----------  ------------    --------   -----------
Balances at September
 30, 1993...............  2,975,000  29,750   4,544,048    (2,011,747)                2,562,051
 Issuance of common
  stock in connection
  with private
  placement, less
  related costs of
  $659,105 (January-
  April 1994)...........  1,626,480  16,264   4,610,691                               4,626,955
 Issuance of common
  stock less related
  costs of $20,000
  (September 1994)......    400,000   4,000   1,976,000                               1,980,000
 Net loss...............                                   (3,784,594)               (3,784,594)
                          --------- ------- -----------  ------------    --------   -----------
Balances at September
 30, 1994...............  5,001,480  50,014  11,130,739    (5,796,341)                5,384,412
 Issuance of common
  stock.................      4,000      40      19,960                                  20,000
 Issuance of warrants to
  purchase 840,000
  shares of common
  stock.................                        134,400                                 134,400
 Exercise of stock
  options...............     20,000     200      24,800                                  25,000
 Issuance of common
  stock in connection
  with initial public
  offering, less related
  costs of $1,903,623...  3,800,000  38,000  24,658,377                              24,696,377
 Net loss...............                                   (4,898,269)               (4,898,269)
                          --------- ------- -----------  ------------    --------   -----------
Balances at September
 30, 1995...............  8,825,480  88,254  35,968,276   (10,694,610)               25,361,920
 Exercise of
  overallotment option
  in connection with
  initial public
  offering (unaudited)..    570,000   5,700   3,724,950                               3,730,650
 Conversion of Bridge
  Notes, less related
  costs of $26,830
  (unaudited)...........    369,268   3,693   1,955,558                               1,959,251
 Exercise of stock
  options (unaudited)...     25,000     250      51,375                                  51,625
 Exercise of warrants
  (unaudited)...........     69,044     691     202,594                                 203,285
 Cashless exercise of
  underwriter's warrants
  (unaudited)...........     92,169     922        (922)
 Purchase of fractional
  shares (unaudited)....                            (50)                                    (50)
 Net loss (unaudited)...                                   (3,586,947)               (3,586,947)
                          --------- ------- -----------  ------------    --------   -----------
Balances at March 31,
 1996 (Unaudited).......  9,950,961 $99,510 $41,901,781  $(14,281,557)   $          $27,719,734
                          ========= ======= ===========  ============    ========   ===========

                See notes to consolidated financial statements.

                         NETSTAR, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                            SIX MONTHS ENDED
                                MARCH 31                YEARS ENDED SEPTEMBER 30
                         ------------------------  -------------------------------------
                            1996         1995         1995         1994         1993
                         -----------  -----------  -----------  -----------  -----------
                               (UNAUDITED)
Cash Flows From
 Operating Activities:
 Net loss............... $(3,586,947) $(1,878,553) $(4,898,269) $(3,784,594) $(1,713,908)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
  Depreciation
   andamortization......     607,467      159,833      968,875      381,635      223,453
  Changes in assets and
   liabilities:
   Accounts receivable..     257,660     (350,044)    (560,030)    (125,302)
   Interest receivable..     (54,467)      (7,434)     (33,251)      (6,445)      (2,277)
   Inventories..........  (1,641,737)    (608,724)    (867,229)    (497,797)    (648,336)
   Prepaid expenses.....    (255,496)    (100,730)     (84,214)     (31,717)      (9,144)
   Deposits.............      (2,847)      12,631       23,976      (11,728)     (21,632)
   Accounts payable.....     448,772       13,096      347,012      104,323      218,254
   Accrued expenses and
    deferred revenues...     277,404      207,860      467,708       43,450      102,696
                         -----------  -----------  -----------  -----------  -----------
    Total adjustments...    (363,244)    (673,512)     262,847     (143,581)    (136,986)
                         -----------  -----------  -----------  -----------  -----------
    Net cash used in
     operating
     activities.........  (3,950,191)  (2,552,065)  (4,635,422)  (3,928,175)  (1,850,894)
Cash Flows From
 Investing Activities:
 Purchases of property
  and equipment.........  (1,340,828)    (154,864)  (1,052,903)    (333,716)    (529,445)
 Capitalized and
  purchased software....     (56,710)                  (97,000)     (48,910)
 Organization costs and
  other intangibles.....                                            (15,000)     (12,423)
                         -----------  -----------  -----------  -----------  -----------
    Net cash used in
     investing
     activities.........  (1,397,538)    (154,864)  (1,149,903)    (397,626)    (541,868)
Cash Flows From
 Financing Activities:
 Payments of capital
  lease obligations.....     (55,954)     (18,266)     (79,713)     (17,939)      (4,174)
 Net proceeds from
  issuance of common
  stock and warrants to
  purchase common
  stock.................   3,958,730       45,000   24,875,777    6,606,955    3,290,702
 Net proceeds from
  issuance of notes
  payable...............                             3,729,185
 Purchase of fractional
  shares................         (50)
 Payment of notes
  payable...............  (2,132,099)
 Payments on notes
  receivable arising
  from sale of common
  stock.................                                                          25,000
                         -----------  -----------  -----------  -----------  -----------
    Net cash provided by
     financing
     activities.........   1,770,627       26,734   28,525,249    6,589,016    3,311,528
                         -----------  -----------  -----------  -----------  -----------
Net (Decrease) Increase
 in Cash and Cash
 Equivalents............  (3,577,102)  (2,680,195)  22,739,924    2,263,215      918,766
Cash and Cash
 Equivalents at
 Beginning of Period....  26,812,544    4,072,620    4,072,620    1,809,405      890,639
                         -----------  -----------  -----------  -----------  -----------
Cash and Cash
 Equivalents at End of
 Period................. $23,235,442  $ 1,392,425  $26,812,544  $ 4,072,620  $ 1,809,405
                         ===========  ===========  ===========  ===========  ===========
Supplemental Cash Flow
 Information:
 Cash received for
  interest.............. $   623,106  $    57,585  $   124,592  $    75,966  $    43,291
 Capital lease
  obligations entered
  into for new
  equipment.............                  121,443      230,660       27,645       41,745

 Noncash Financing Activity

  During the six months ended March 31, 1996, $2,067,901 principal amount of notes payable were converted into 369,268 shares of the Company's common stock. Unamortized deferred financing costs of $57,794 reduced the amount of additional paid-in capital resulting from the conversion.

                See notes to consolidated financial statements.

                         NETSTAR, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           SIX MONTHS ENDED MARCH 31, 1996 AND 1995 (UNAUDITED) AND
                 YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993

1.SIGNIFICANT ACCOUNTING POLICIES

  NetStar, Inc. (the "Company") was incorporated on December 11, 1990. The Company was formed to develop, manufacture, market, and support advanced, high-speed networking products (the "Product") for the high-performance computing market. The Company was in the development stage at September 30, 1994; during the year ended September 30, 1995, the Company completed its initial development activities and commenced its planned principal operations.

 Consolidation

  The consolidated financial statements include the accounts of NetStar, Inc. and its subsidiary, NetStar International, Ltd. All significant intercompany balances and transactions have been eliminated.

 Unaudited Consolidated Financial Statements

  The consolidated financial statements as of March 31, 1996 and for the six months ended March 31, 1996 and 1995 are unaudited. In the opinion of management, such unaudited consolidated financial statements include all adjustments, consisting of only normal, recurring accruals, necessary for a fair presentation thereof. The results of operations for any interim period are not necessarily indicative of the results of operations for the year.

 Revenue Recognition and Warranties

  Product sales are recorded on shipment. For equipment shipped under equipment loan agreements, revenue is recognized when equipment evaluation is completed and accepted by the customer. The Company provides a warranty for labor and materials on certain products sold. In management's opinion, an adequate warranty reserve has been provided. Maintenance revenue is deferred and amortized over the maintenance period. For the six months ended March 31, 1996, the Company recognized revenues of $1,792,759 for shipments to a customer in Japan, $174,740 to a customer in Korea, and $154,188 to three customers in Europe. For the six months ended March 31, 1995, the Company recognized revenue of $412,469 for shipments to a customer in Japan and $108,458 to two customers in Europe. For the year ended September 30, 1995, the Company recognized revenues of $958,769 for shipments made to a customer in Japan and $108,458 for shipments made to two customers in Europe. For the year ended September 30, 1994, the Company recognized revenues of $128,200 for shipments made to two customers in Europe. The percentage of total revenue from sales to customers in excess of 10% of total revenues for the six months ended March 31, 1996 and 1995 and the years ended September 30, 1995 and 1994 were as follows:

                                               SIX MONTHS
                                                  ENDED         YEARS ENDED
                                                MARCH 31       SEPTEMBER 30
                                               -------------   ---------------
                                               1996    1995     1995     1994
                                               -----   -----   ------   ------
Customer A....................................    69%     30%      32%
Customer B....................................            50%      25%
Customer C....................................             2%       1%      36%
Customer D....................................                              34%
Customer E....................................     6%     10%       8%       8%

 Cash Equivalents

  Cash equivalents consist of highly liquid, short-term investments with an original maturity of three months or less.

                         NETSTAR, INC. AND SUBSIDIARY

 Inventories

  Inventories are carried at the lower of cost (first-in, first-out method) or market.

 Property and Equipment

  Property and equipment are stated at cost and depreciated or amortized using accelerated methods over estimated useful lives of three to five years. Spare parts are stated at cost and depreciated using the straight-line method over estimated useful lives of four years.

 Capitalized Software

  Capitalized software costs are capitalized when technological feasibility has been established in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Cost of Computer Software to Be Sold, Leased, or Otherwise Marketed.

  The establishment of technological feasibility and the ongoing assessment of the recovery of capitalized software costs require considerable judgment by management with respect to certain external factors including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life, and changes in software and hardware technologies. Capitalization of software costs ceases when the software is available for general release to customers, at which time amortization of the costs begin. These costs are being amortized using the greater of the straight-line method or the ratio of current gross revenues from a product to the total of current and anticipated future gross revenues from the product. Amortization expense was $6,114 for each of the six-month periods ended March 31, 1996 and 1995 and $12,227, $9,178, and $0 for the years ended September 30, 1995, 1994, and 1993, respectively. Generally, an original estimated useful life of four years is assigned to capitalized software development costs.

 Purchased Software

  Purchased software is amortized using the unit of sales method.

 Organization Costs

  Organization costs are being amortized on a straight-line basis over a 60-month period.

 Impairment of Long-Lived Assets

  Management of the Company periodically reviews the carrying value of capitalized software development, purchased software, and other intangible assets for potential impairment by comparing the carrying value of these assets with their expected future net cash flows. Should the sum of the expected future net cash flows be less than the carrying value, management would determine whether an impairment loss should be recognized. An impairment loss would be measured by the amount by which the carrying value of the asset exceeds the fair value of the asset. To date, management has determined that no impairment of these assets exists.

 Research and Development Costs

  Research and development costs are expensed as incurred.

 Income Taxes

  Effective October 1, 1993, the Company adopted the method of accounting for income taxes pursuant to SFAS No. 109, Accounting for Income Taxes. The consolidated financial statements prior to October 1, 1993

                         NETSTAR, INC. AND SUBSIDIARY
reflect income taxes under the provisions of Accounting Principles Board Opinion No. 11 (APB 11), Accounting for Income Taxes. There was no material effect of this change on income taxes for the year ended September 30, 1994 or cumulative effect as of October 1, 1993. Under SFAS No. 109, the utilization of income tax carryforwards will be recognized as a component of income tax expense rather than as an extraordinary item as would otherwise be required under APB 11.

 Stock-Based Compensation

  The Company grants stock options for a fixed number of shares to employees with an exercise price not less than 100% of the fair market value of the common stock at the date of grant. The Company accounts for stock option grants in accordance with APB 25, Accounting for Stock Issued to Employees, and accordingly, recognizes no compensation expense for the stock options grants.

 Net Loss Per Common and Common Equivalent Share

  The net loss per common and common equivalent share is based on the weighted average number of common and common equivalent shares outstanding during the period. Net loss per common and common equivalent share excludes stock options and warrants as common stock equivalents when the effect of their inclusion would be antidilutive, except that, in accordance with Securities and Exchange Commission requirements, common and common equivalent shares issued during the 12 months prior to the Company's filing of the initial registration statement relating to its initial public offering have been included in the calculation (using the treasury stock method based on the initial public offering price of $7.00 per share) as if they were outstanding for all periods presented prior to the Company's initial public offering.

2.INVENTORIES

  Inventories consist of the following:

                                                               SEPTEMBER 30
                                                 MARCH 31  ---------------------
                                                   1996       1995       1994
                                                ---------- ---------- ----------
Raw materials.................................. $2,100,743 $  828,317 $  428,186
Work-in-process................................     68,040     19,814    198,177
Finished goods.................................  1,486,316  1,165,231    519,770
                                                ---------- ---------- ----------
                                                $3,655,099 $2,013,362 $1,146,133
                                                ========== ========== ==========

3.PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                             SEPTEMBER 30
                                               MARCH 31  ---------------------
                                                 1996       1995       1994
                                              ---------- ---------- ----------
Office furniture and equipment............... $  334,400 $  154,676 $   86,213
Machinery and equipment......................    630,556    266,850    109,021
Data processing equipment....................  1,902,422  1,231,318    648,670
Product development and management
 information systems software................    295,424    234,707    186,505
Spare parts..................................    491,998    426,421
                                              ---------- ---------- ----------
                                               3,654,800  2,313,972  1,030,409
Less accumulated depreciation and
 amortization................................  1,728,254  1,136,983    584,287
                                              ---------- ---------- ----------
                                              $1,926,546 $1,176,989 $  446,122
                                              ========== ========== ==========

                         NETSTAR, INC. AND SUBSIDIARY

  Property and equipment includes assets under capital leases as follows:

                                                                 SEPTEMBER 30
                                                      MARCH 31 ----------------
                                                        1996     1995    1994
                                                      -------- -------- -------
Data processing equipment............................ $250,572 $250,572 $71,167
Machinery and equipment..............................   53,342   53,342
                                                      -------- -------- -------
                                                       303,914  303,914  71,167
Less accumulated amortization........................  174,308  125,307  42,276
                                                      -------- -------- -------
                                                      $129,606 $178,607 $28,891
                                                      ======== ======== =======

4.NOTES PAYABLE

  In June 1995, the Company issued $4,200,000 of convertible notes payable (the Bridge Notes) in a private placement. In connection with this financing, the Company also issued warrants to the purchasers of the Bridge Notes to purchase a total of 840,000 shares of common stock. The value of the warrants, based on an independent appraisal, has been credited to additional paid-in capital, resulting in the recognition of a similar amount of original issue discount. The warrants are exercisable at any time after October 31, 1995 at $5.60 per share (80% of the price to public of the initial public offering) and expire on October 31, 1999. At March 31, 1996, there were unexercised warrants for 828,000 shares.

  On October 9, 1995, $2,067,901 principal amount of notes was converted into 369,268 shares of the Company's common stock at a conversion price of $5.60 per share (which represents 80% of the price to the public of the shares sold in the Company's initial public offering). The remaining $2,132,099, together with interest at 10% per annum, was repaid on October 24, 1995.

  The Company incurred costs of $336,415 and original issue discount of $134,400 relating to the issuance of the Bridge Notes. These costs and the original issue discount were amortized using the interest method from the date of issuance through the repayment date of the notes, resulting in additional interest expense of $391,994 for the year ended September 30, 1995. The unamortized portion, $78,821, reduced the amount of additional paid-in capital resulting from the conversion of the Bridge Notes in October 1995.

5.COMMITMENTS

 Leases

  The Company leases certain equipment under agreements which substantially cover the estimated useful lives of the respective assets. The leased equipment has been capitalized at the present value of the future minimum lease payments.

  The Company also rents office, laboratory, and manufacturing space (the office lease) and certain office furniture under operating leases. In addition to minimum lease payments, the office lease requires payments for a proportionate share of real estate taxes and building operating expenses. During the six months ended March 31, 1996, the Company entered into a new office lease which expires on March 31, 1999 and provides for a two year option to renew. Costs incurred under operating leases are recorded as rent expense. Total rent expense under operating leases was approximately $153,000 and $149,000 for the six months ended March 31, 1996 and 1995, respectively, and $283,000, $279,000, and $130,000 for the years ended September 30, 1995,
1994, and 1993, respectively.

                         NETSTAR, INC. AND SUBSIDIARY

  Future minimum lease payments, as of September 30, 1995, are as follows:

                                                              CAPITAL  OPERATING
                                                              -------- ---------
Fiscal year ending September 30:
  1996....................................................... $110,212 $110,220
  1997.......................................................   73,170   29,749
  1998.......................................................  31,194   13,907
  1999.......................................................   11,862      352
  2000.......................................................    7,548
                                                              -------- --------
  Total minimum lease payments...............................  233,986 $154,228
                                                                       ========
  Less amount representing interest..........................   35,762
                                                              --------
  Present value of future minimum lease payments.............  198,224
  Less current portion.......................................   93,478
                                                              --------
  Long-term portion.......................................... $104,746
                                                              ========

6.STOCKHOLDERS' EQUITY

 Initial Public Offering

  In September 1995, the Company sold 3,800,000 shares of common stock at $7.00 per share in an initial public offering of common stock. The Company incurred issuance costs of $1,903,623 in connection with this sale. In addition, the Company issued an option to the underwriter to purchase up to 570,000 shares at $7.00 per share solely to cover overallotments; this option was exercised in October 1995, resulting in additional proceeds of $3,730,650. In September 1995, the underwriter, under terms of the underwriting agreement, purchased for nominal consideration a warrant to purchase up to 380,000 shares of common stock at $10.50 per share. This warrant expires in September 2000.

 Private Placements of Common Stock

  In September 1994, the Company sold 400,000 shares of common stock at $5.00 per share for gross proceeds of $2,000,000. The Company incurred issuance costs of $20,000 in connection with this sale of common stock.

  During January through April 1994, the Company obtained $5,286,060 of equity financing through a private placement of 1,626,480 shares of common stock at $3.25 per share. The Company incurred issuance costs of $659,105 in connection with the sale of this common stock.

  In April 1993, the Company obtained $3,605,000 of equity financing through a private placement of 1,442,000 shares of common stock at $2.50 per share. The Company incurred issuance costs of $351,798 in connection with the sale of this common stock.

 Other Issuances of Common Stock

  In October 1994, the Company issued 4,000 shares of common stock in connection with a consulting agreement. This stock was valued at $5.00 per share. In November 1992, the Company sold 40,000 shares of common stock to two outside members of its Board of Directors at a fair value of $1.25 per share. One director paid cash for the shares purchased. The other director issued a noninterest-bearing promissory note which was paid in full in February 1993. The fair value of the common stock issued was determined by the Board of Directors based on equity financing in September 1994 and May-June 1992, respectively.

                         NETSTAR, INC. AND SUBSIDIARY

 Warrants

  The Company has issued warrants to various selling agents in consideration for services performed. The warrants expire at various dates in fiscal years 1997 to 2000. The Company has also issued warrants in connection with the Bridge Notes; these warrants expire on October 31, 1999. Warrant activity is summarized as follows:

                                                     EXERCISABLE
                                        OUTSTANDING WARRANT SHARES PRICE RANGE
                                        ----------- -------------- ------------
Balances at September 30, 1992.........    108,300                        $1.25
  Issued...............................    109,000                         2.50
  Became exercisable...................                 217,300       1.25;2.50
                                         ---------    ---------    ------------
Balances at September 30, 1993.........    217,300      217,300       1.25;2.50
  Issued...............................    156,902                         3.25
                                         ---------    ---------    ------------
Balances at September 30, 1994.........    374,202      217,300       1.25;3.25
  Issued...............................  1,220,000                   5.60;10.50
  Became exercisable...................                 156,902            3.25
                                         ---------    ---------    ------------
Balances at September 30, 1995.........  1,594,202      374,202      1.25;10.50
  Became exercisable...................                 840,000            5.60
  Exercised............................   (177,766)    (177,766)      1.25;5.60
                                         ---------    ---------    ------------
Balances at March 31, 1996.............  1,416,436    1,036,436    $1.25;$10.50
                                         =========    =========    ============

  Warrants granted in 1995 to purchase 380,000 shares of common stock at $10.50 per share and all the warrants granted in 1994 and 1993 contain a net value exercise provision allowing for the issuance of a lesser number of shares than provided for in the warrant without payment of the cash exercise price (cashless exercise).

 Stock Option Plan

  On March 14, 1996, the Company's stock option plan (the "Plan") was amended to increase the number of shares of common stock for which options may be granted to 2,000,000 shares.

  Under the Plan, incentive stock options and nonqualified stock options may be granted to key employees, directors, and consultants of the Company at exercise prices not less than 100% (110% for incentive stock options granted to individuals owning 10% or more of the Company's common stock at time of grant) of the fair market value of the common stock at the date of grant. The Board of Directors establishes all terms and conditions of each grant. The following summarizes stock option activity:

                               QUALIFIED             NONQUALIFIED              TOTAL
                         ---------------------- ---------------------- ---------------------
                                      EXERCISE               EXERCISE              EXERCISE
                           OPTIONS     PRICE      OPTIONS     PRICE      OPTIONS     PRICE
                         OUTSTANDING PER SHARE  OUTSTANDING PER SHARE  OUTSTANDING PER SHARE
                         ----------- ---------- ----------- ---------- ----------- ---------
Balances at September
 30, 1992...............   311,000   $    1.25     45,000   $    1.25    356,000       $1.25
  Granted...............    60,000   1.25;2.50    127,000   1.25;2.50    187,000   1.25;2.50
  Exercised.............                          (10,000)       1.25    (10,000)       1.25
                           -------   ---------    -------   ---------    -------   ---------
Balances at September
 30, 1993...............   371,000   1.25;2.50    162,000   1.25;2.50    533,000   1.25;2.50
  Granted...............   330,000        3.25    168,000        3.25    498,000        3.25
  Expired...............   (12,000)  1.25;3.25    (10,000)       1.25    (22,000)  1.25;3.25
                           -------   ---------    -------   ---------    -------   ---------

                         NETSTAR, INC. AND SUBSIDIARY

                                 QUALIFIED               NONQUALIFIED                TOTAL
                          ------------------------ ------------------------ ------------------------
                                        EXERCISE                 EXERCISE                 EXERCISE
                            OPTIONS      PRICE       OPTIONS      PRICE       OPTIONS      PRICE
                          OUTSTANDING  PER SHARE   OUTSTANDING  PER SHARE   OUTSTANDING  PER SHARE
                          ----------- ------------ ----------- ------------ ----------- ------------
Balances at September
 30, 1994...............     689,000     1.25;3.25   320,000      1.25;3.25  1,009,000     1.25;3.25
  Granted...............     480,000     5.00;7.00    30,000           5.00    510,000     5.00;7.00
  Exercised.............                             (20,000)          1.25    (20,000)         1.25
  Expired...............     (15,000)         1.25                             (15,000)         1.25
                           ---------  ------------   -------   ------------  ---------  ------------
Balances at September
 30, 1995...............   1,154,000     1.25;7.00   330,000      1.25;5.00  1,484,000     1.25;7.00
  Granted...............     159,028  10.375;18.75    11,472          17.00    170,500  10.375;18.75
  Exercised.............     (25,000)    1.25;5.00                             (25,000)    1.25;5.00
  Expired...............     (20,500)    2.50;7.00                             (20,500)    2.50;7.00
                           ---------  ------------   -------   ------------  ---------  ------------
Balance at March 31,
 1996 ..................   1,267,528  $1.25;$18.75   341,472   $1.25;$17.00  1,609,000  $1.25;$18.75
                           =========  ============   =======   ============  =========  ============
Exercisable at September
 30, 1995...............     526,250  $ 1.25;$7.00   214,000   $ 1.25;$5.00    740,250  $ 1.25;$7.00
                           =========  ============   =======   ============  =========  ============
Exercisable at March 31,
 1996 ..................     523,250  $ 1.25;$7.00   214,000   $ 1.25;$5.00    737,250  $ 1.25;$7.00
                           =========  ============   =======   ============  =========  ============

  On March 14, 1996, the Fiscal 1996 Employee Stock Purchase Plan and the Fiscal 1996 Nonemployee Director Stock Option Plan (the "Fiscal 1996 Plans") were approved by the shareholders. The aggregate number of shares that could be issued under the Fiscal 1996 Plans are 400,000 shares of common stock. The Fiscal 1996 Employee Stock Purchase Plan allows participating employees to purchase shares of the Company's common stock at the lower of 85% of the fair market value of the common stock on the enrollment date or the end date of the phase, as defined. The Fiscal 1996 Nonemployee Director Stock Option Plan sets forth a formula pursuant to which nonqualified stock options are automatically granted to the Company's non-employee directors.

7.RELATED-PARTY TRANSACTIONS

  Until October 31, 1993, the Company had a combination part-time employment/informal consulting arrangement with one of the Company's founders, who was also, until October 31, 1993, an officer of the Company. Until March 31, 1993, the Company had a similar arrangement with another of the Company's founders. The Company paid the following in connection with these arrangements:

                                                                   YEARS ENDED
                                                                   SEPTEMBER 30
                                                                  --------------
                                                                   1994   1993
                                                                  ------ -------
Founder and officer.............................................. $4,367 $43,550
Founder..........................................................    --   12,033

  Both parties continue to be available to the Company under revised consulting arrangements as and when requested by the Company.

  During the six months ended March 31, 1996 and 1995 and the year ended September 30, 1995, the Company recorded net revenues of $1,792,759, $412,469, and $958,769, respectively, from a company which is a shareholder of the Company. At March 31, 1996 and September 30, 1995, the Company had accounts receivable of $106,228 and $407,533, respectively, from this company.

                         NETSTAR, INC. AND SUBSIDIARY

8.INCOME TAXES

  The provisions for income taxes for the six months ended March 31, 1996 and 1995 and the year ended September 30, 1995 represent certain minimum state taxes. The benefit for income taxes for the six months ended March 31, 1995 and 1994 and the years ended September 30, 1995, 1994, and 1993 has been offset by an increase in the valuation allowance because the Company's net operating losses could not be carried back and future realization of the net operating losses was uncertain.

  At September 30, 1995, the Company had approximately $9,200,000 and $229,000 of net operating loss carryforwards and research and development tax credit carryforwards, respectively. These carryforwards expire between 2007 and 2010. The use of these carryforwards is limited to approximately $3,500,000 in any one year under Internal Revenue Code Section 382 because of significant ownership changes resulting from the sale of common stock in September 1995.

  The tax effect of the temporary differences, tax loss carryforwards, tax credit carryforwards, and valuation allowances are as follows:

                                                             SEPTEMBER 30
                                              MARCH 31   ----------------------
                                                1996        1995        1994
                                             ----------  ----------  ----------
Current:
  Inventory reserve......................... $  130,000  $  105,000  $   96,000
  Prepaid expenses and other................    (64,000)    (33,000)     (6,000)
  Accrued expenses..........................     87,000     156,000      38,000
  Valuation allowance.......................   (153,000)   (228,000)   (128,000)
                                             ----------  ----------  ----------
    Net current tax benefit of temporary
     differences............................ $      --   $      --   $      --
                                             ==========  ==========  ==========
Noncurrent:
  Excess of book over tax depreciation...... $  282,000  $  208,000  $  113,000
  Net operating loss carryforwards..........  5,100,000   3,717,000   2,186,000
  Tax credit carryforwards..................    342,000     229,000     197,000
  Valuation allowance....................... (5,724,000) (4,154,000) (2,496,000)
                                             ----------  ----------  ----------
    Net noncurrent tax benefit of temporary
     differences............................ $      --   $      --   $      --
                                             ==========  ==========  ==========

9.SUBSEQUENT EVENT -- PROPOSED MERGER (UNAUDITED)

  On May 30, 1996, the Company, Ascend Communications, Inc. (Ascend) and Nebula Acquisition Corporation, a wholly-owned subsidiary of Ascend (Nebula), entered into a merger agreement whereby Nebula will be merged with and into the Company with the Company surviving the merger as a wholly-owned subsidiary of Ascend, and each of the Company's common shares will be converted into
0.35398 of a share of Ascend common stock. The consummation of the merger is subject to, among other things, the approval of the Company's shareholders.

                                                                         ANNEX A

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                          ASCEND COMMUNICATIONS, INC.,
                            A DELAWARE CORPORATION,
                                  ("ASCEND"),

                        NEBULA ACQUISITION CORPORATION,
                    A MINNESOTA CORPORATION AND WHOLLY-OWNED
                             SUBSIDIARY OF ASCEND,

                                      AND

                                 NETSTAR, INC.,
                            A MINNESOTA CORPORATION

                               DATED MAY 30, 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 ARTICLE I     THE MERGER................................................    1
  Section 1.1  Effective Time of the Merger..............................    1
  Section 1.2  Closing...................................................    1
  Section 1.3  Effects of the Merger.....................................    1
  Section 1.4  Directors and Officers....................................    2
 ARTICLE II    CONVERSION OF SECURITIES..................................    2
  Section 2.1  Conversion of Capital Stock...............................    2
  Section 2.2  Exchange of Certificates..................................    3
  Section 2.3  Appraisal Rights..........................................    4
 ARTICLE III   REPRESENTATIONS AND WARRANTIES OF NETSTAR.................    5
  Section 3.1  Organization..............................................    5
  Section 3.2  NetStar Capital Structure.................................    5
  Section 3.3  Authority; No Conflict; Required Filings and Consents.....    6
  Section 3.4  SEC Filings; Financial Statements.........................    7
  Section 3.5  Absence of Undisclosed Liabilities........................    7
  Section 3.6  Absence of Certain Changes or Events......................    7
  Section 3.7  Taxes.....................................................    8
  Section 3.8  Properties................................................    8
  Section 3.9  Intellectual Property.....................................    8
  Section 3.10 Agreements, Contracts and Commitments.....................    9
  Section 3.11 Litigation................................................    9
  Section 3.12 Environmental Matters.....................................    9
  Section 3.13 Employee Benefit Plans....................................   10
  Section 3.14 Compliance with Laws......................................   11
  Section 3.15 Pooling of Interests......................................   11
  Section 3.16 Interested Party Transactions.............................   11
  Section 3.17 Registration Statement: Proxy Statement/Prospectus........   11
  Section 3.18 Opinion of Financial Advisor..............................   11
  Section 3.19 No Existing Discussions...................................   11
 ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF ASCEND AND SUB..........   12
  Section 4.1  Organization..............................................   12
  Section 4.2  Ascend Capital Structure..................................   12
  Section 4.3  Authority; No Conflict; Required Filings and Consents.....   13
  Section 4.4  SEC Filings; Financial Statements.........................   13
  Section 4.5  Absence of Undisclosed Liabilities........................   14
  Section 4.6  Absence of Certain Changes or Events......................   14
  Section 4.7  Taxes.....................................................   14
  Section 4.8  Properties................................................   14
  Section 4.9  Intellectual Property.....................................   15
  Section 4.10 Agreements, Contracts and Commitments.....................   15
  Section 4.11 Litigation................................................   15
  Section 4.12 Environmental Matters.....................................   15
  Section 4.13 Employee Benefit Plans....................................   16
  Section 4.14 Compliance with Laws......................................   16
  Section 4.15 Pooling of Interests......................................   17
  Section 4.16 Interested Party Transactions.............................   17
  Section 4.17 Registration Statement; Proxy Statement/Prospectus........   17

                                                                          PAGE
                                                                          ----
  Section 4.18 Opinion of Financial Advisor.............................   17
  Section 4.19 Interim Operations of Sub................................   17
 ARTICLE V     CONDUCT OF BUSINESS......................................   17
  Section 5.1  Covenants of NetStar.....................................   17
  Section 5.2  Covenants of Ascend......................................   19
  Section 5.3  Cooperation..............................................   19
 ARTICLE VI    ADDITIONAL AGREEMENTS....................................   20
  Section 6.1  No Solicitation..........................................   20
  Section 6.2  Proxy Statement/Prospectus; Registration Statement.......   20
  Section 6.3  Consents.................................................   21
  Section 6.4  Current Nasdaq Quotation.................................   21
  Section 6.5  Access to Information....................................   21
  Section 6.6  NetStar Stockholders' Meeting............................   21
  Section 6.7  Legal Conditions to Merger...............................   21
  Section 6.8  Public Disclosure........................................   21
  Section 6.9  Tax-Free Organization....................................   21
  Section 6.10 Pooling Accounting.......................................   21
  Section 6.11 Affiliate Agreements.....................................   22
  Section 6.12 Nasdaq Quotation.........................................   22
  Section 6.13 Stock Plans, Options and Warrants........................   22
  Section 6.14 Directors of the Surviving Corporation...................   23
  Section 6.15 Brokers or Finders.......................................   23
  Section 6.16 Indemnification..........................................   24
  Section 6.17 Additional Agreements; Reasonable Efforts................   25
 ARTICLE VII   CONDITIONS TO MERGER.....................................   25
  Section 7.1  Conditions to Each Party's Obligation to Effect the
                Merger..................................................   25
  Section 7.2  Additional Conditions to Obligations of Ascend and Sub...   26
  Section 7.3  Additional Conditions to Obligations of NetStar..........   26
 ARTICLE VIII  TERMINATION AND AMENDMENT................................   27
  Section 8.1  Termination..............................................   27
  Section 8.2  Effect of Termination....................................   27
  Section 8.3  Fees and Expenses........................................   28
  Section 8.4  Amendment................................................   29
  Section 8.5  Extension; Waiver........................................   29
 ARTICLE IX    MISCELLANEOUS............................................   29
  Section 9.1  Nonsurvival of Representations, Warranties and
                Agreements..............................................   29
  Section 9.2  Notices..................................................   29
  Section 9.3  Interpretation...........................................   30
  Section 9.4  Counterparts.............................................   30
  Section 9.5  Entire Agreement; No Third Party Beneficiaries...........   30
  Section 9.6  Governing Law............................................   30
  Section 9.7  Assignment...............................................   30

                             TABLE OF DEFINED TERMS

                                                                CROSS REFERENCES
TERMS                                                             IN AGREEMENT
- -----                                                           ----------------
Acquisition Proposal...........................................   Section 6.1
Affiliate(s)...................................................   Section 6.11
Affiliates Agreement...........................................   Section 6.11
Agreement......................................................   Preamble
Alternative Transaction........................................   Section 8.3
Articles of Merger.............................................   Section 1.1
Ascend.........................................................   Preamble
Ascend Balance Sheet...........................................   Section 4.4
Ascend Common Stock............................................   Section 2.1
Ascend Disclosure Schedule.....................................   Article IV
Ascend Employee Plans..........................................   Section 4.13
Ascend Intellectual Property Rights............................   Section 4.9
Ascend Material Contracts......................................   Section 4.10
Ascend Option Plans............................................   Section 4.2
Ascend Preferred Stock.........................................   Section 4.2
Ascend Purchase Plan...........................................   Section 4.2
Ascend SEC Reports.............................................   Section 4.4
Ascend Warrants................................................   Section 6.13
Certificate(s).................................................   Section 2.2
Closing........................................................   Section 1.2
Closing Date...................................................   Sections 1.2
Code...........................................................   Preamble
Confidentiality Agreement......................................   Section 6.1
Constituent Corporations.......................................   Section 1.3
Conversion Number..............................................   Section 2.1
Dissenting Shares..............................................   Section 2.3
Dissenting Stockholder.........................................   Section 2.3
Effective Time.................................................   Section 1.1
Environmental Permits..........................................   Section 3.12
ERISA..........................................................   Section 3.13
ERISA Affiliate................................................   Section 3.13
Exchange Act...................................................   Section 3.3
Exchange Agent.................................................   Section 2.2
Exchange Fund..................................................   Section 2.2
Final NetStar Purchase Date....................................   Section 6.13
Governmental Entity............................................   Section 3.3
Hazardous Material.............................................   Section 3.12
Hazardous Materials Activities.................................   Section 3.12
HSR Act........................................................   Section 3.3
Incentive Stock Options........................................   Section 6.13
Indemnified Liabilities........................................   Section 6.16
Indemnified Parties............................................   Section 6.16
IRS............................................................   Section 3.13
Material Lease(s)..............................................   Section 3.8
Material Adverse Change........................................   Section 3.6
Material Adverse Effect........................................   Section 3.1
Merger.........................................................   Preamble
MBCA...........................................................   Section 1.1

NetStar............................................................ Preamble
NetStar Balance Sheet.............................................. Section 3.4
NetStar Common Stock............................................... Section 2.1
NetStar Director Option Plan....................................... Section 3.2
NetStar Disclosure Schedule........................................ Article III
NetStar Employee Option Plan....................................... Section 2.1
NetStar Employee Plans............................................. Section 3.13
NetStar Intellectual Property Rights............................... Section 3.9
NetStar Material Contracts......................................... Section 3.10
NetStar Option..................................................... Section 6.13
NetStar Purchase Plan.............................................. Section 2.1
NetStar SEC Reports................................................ Section 3.4
NetStar Stockholders' Meeting...................................... Section 3.17
NetStar Third Party Intellectual Property.......................... Section 3.9
NetStar Warrants................................................... Section 2.1
Phase.............................................................. Section 6.13
Proxy Statement.................................................... Section 3.17
Registration Statement............................................. Section 3.17
Returns............................................................ Section 3.7
Rule 145........................................................... Section 6.11
SEC................................................................ Section 3.3
Securities Act..................................................... Section 3.3
Sub................................................................ Preamble
Subsidiary......................................................... Section 2.1
Superior Proposal.................................................. Section 6.1
Surviving Corporation.............................................. Section 1.3
Tax(es)............................................................ Section 3.7
Third Party........................................................ Section 8.3

                         AGREEMENT AND PLAN OF MERGER

  Agreement and Plan of Merger (the "Agreement"), dated as of May 30, 1996 by and among Ascend Communications, Inc., a Delaware corporation ("Ascend"), Nebula Acquisition Corporation, a Minnesota corporation and a wholly-owned subsidiary of Ascend ("Sub"), and NetStar, Inc., a Minnesota corporation ("NetStar").

  Whereas, the Boards of Directors of Ascend, Sub and NetStar deem it advisable and in the best interests of each corporation and its respective stockholders that Ascend and NetStar combine in order to advance the long-term business interests of Ascend and NetStar;

  Whereas, the combination of Ascend and NetStar shall be effected by the terms of this Agreement through a transaction in which Sub will merge with and into NetStar, NetStar will become a wholly-owned subsidiary of Ascend and the stockholders of NetStar will become stockholders of Ascend (the "Merger");

  Whereas, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

  Whereas, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests.

  Now, therefore, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I

                                  The Merger

  Section 1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, articles of merger in such form as is required by the relevant provisions of the Minnesota Business Corporations Act (the "MBCA") (the "Articles of Merger") shall be duly prepared, executed and acknowledged by Sub and by NetStar as the Surviving Corporation (as defined in Section 1.3) and thereafter delivered to the Secretary of State of the State of Minnesota for filing, as provided in the MBCA, as soon as practicable on or after the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Minnesota or at such time thereafter as is provided in the Articles of Merger (the "Effective Time").

  Section 1.2 Closing. The closing of the Merger (the "Closing") will take place at 11:00 a.m., Central Time, on a date to be specified by Ascend and NetStar, which shall be (i) no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Sections 7.1, 7.2(b) (other than the delivery of the officers' certificate referred to therein) and 7.3(b) (other than the delivery of the officers' certificate referred to therein) (provided that the other closing conditions set forth in
Article VII have been met or waived as provided in Article VII at or prior to the Closing) (the "Closing Date"), at the offices of Winthrop & Weinstine, P.A., 3000 Dain Bosworth Plaza, 60 South Sixth Street, Minneapolis, Minnesota, unless another date or place is agreed to in writing by Ascend and NetStar.

  Section 1.3 Effects of the Merger.

  (a) At the Effective Time (i) the separate existence of Sub shall cease and Sub shall be merged with and into NetStar (Sub and NetStar are sometimes referred to below as the "Constituent Corporations" and NetStar is sometimes referred to below as the "Surviving Corporation"), (ii) the Articles of Incorporation of NetStar shall be amended so that Article III of such Articles of Incorporation shall read as follows: "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000, all of which shall consist of Common Stock, par value $.001 per share," and, as so amended, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation, and (iii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

  (b) At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation, and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thereafter attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts and liabilities had been incurred by it.

  Section 1.4 Directors and Officers. The initial directors of the Surviving Corporation shall be the three (3) non-employee directors of NetStar as of the date of this Agreement and four (4) persons to be designated by Ascend prior to the Closing, each of whom will hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of NetStar immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

                                  ARTICLE II

                           Conversion of Securities

  Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, $.01 par value, of NetStar ("NetStar Common Stock") or capital stock of Sub:

    (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, $.001 par value, of the Surviving Corporation.

    (b) Cancellation of Ascend-Owned Stock. Any shares of NetStar Common Stock owned by Ascend, Sub or any other wholly-owned Subsidiary (as defined below) of Ascend shall be cancelled and retired and shall cease to exist and no stock of Ascend or other consideration shall be delivered in exchange therefor. All shares of Common Stock, $.001 par value, of Ascend ("Ascend Common Stock") owned by NetStar shall remain unaffected by the Merger. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

    (c) Exchange Ratio for NetStar Common Stock. Subject to Section 2.2, each issued and outstanding share of NetStar Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) and any Dissenting Shares as defined in Section 2.3) shall be converted into the right to receive .35398 (which amount will be adjusted for any stock split or stock dividend effected between the date of this Agreement and the Effective Time) (the "Conversion Number") fully paid and nonassessable shares of Ascend Common Stock. All such shares of NetStar Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Ascend Common Stock and any cash in lieu of fractional shares of Ascend Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

    (d) NetStar Stock Options and Employee Stock Purchase Plan. At the Effective Time, all then outstanding options to purchase NetStar Common Stock issued under NetStar's Stock Option Incentive Plan-1992, as amended (the "NetStar Employee Option Plan"), not exercised as of the Effective Time will be assumed by Ascend in accordance with Section 6.13. Immediately prior to the Effective Time, all then outstanding rights to acquire shares of NetStar Common Stock under NetStar's Fiscal 1996 Employee Stock Purchase Plan (the "NetStar Purchase Plan") will be exercised for the purchase of shares of NetStar Common Stock, as provided in Section 6.13.

    (e) NetStar Warrants. At the Effective Time, all then outstanding warrants to purchase NetStar Common Stock (the "NetStar Warrants") not exercised as of the Effective Time will be assumed by Ascend in accordance with Section 6.13.

  Section 2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of NetStar Common Stock for Ascend Common Stock pursuant to the Merger are as follows:

    (a) Exchange Agent. As of the Effective Time, Ascend shall deposit with a bank or trust company designated by Ascend (the "Exchange Agent"), for the benefit of the holders of shares of NetStar Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, certificates representing the shares of Ascend Common Stock (such shares of Ascend Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of NetStar Common Stock.

    (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of NetStar Common Stock (each a "Certificate" and, collectively, the "Certificates") whose shares were converted pursuant to Section 2.1 into the right to receive shares of Ascend Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Ascend and NetStar may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Ascend Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Ascend, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Ascend Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of NetStar Common Stock which is not registered in the transfer records of NetStar, a certificate representing the proper number of shares of Ascend Common Stock may be issued to a transferee if the Certificate representing such NetStar Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Ascend Common Stock and cash in lieu of any fractional shares of Ascend Common Stock as contemplated by this Section 2.2.

    (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Ascend Common Stock with a record date after the

  Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Ascend Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (e) below until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Ascend Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Ascend Common Stock to which such holder is entitled pursuant to subsection (e) below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Ascend Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Ascend Common Stock.

    (d) No Further Ownership Rights in NetStar Common Stock. All shares of Ascend Common Stock issued upon the surrender for exchange of shares of NetStar Common Stock in accordance with the terms hereof (including any cash paid pursuant to subsection (c) or (e) of this Section 2.2) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of NetStar Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by NetStar on such shares of NetStar Common Stock in accordance with the terms of this Agreement on or prior to the date hereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of NetStar Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this
  Section 2.2.

    (e) No Fractional Shares. No certificate or scrip representing fractional shares of Ascend Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Ascend. Notwithstanding any other provision of this Agreement, each holder of shares of NetStar Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Ascend Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Ascend Common Stock multiplied by the average of the last reported sale prices of Ascend Common Stock, as reported on the Nasdaq National Market, on each of the ten (10) trading days immediately preceding the date of the Effective Time.

    (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of NetStar for one year after the Effective Time shall be delivered to Ascend, upon demand, and any stockholders of NetStar who have not previously complied with this Section
  2.2 shall thereafter look only to Ascend for payment of their claim for Ascend Common Stock, any cash in lieu of fractional shares of Ascend Common Stock, and any dividends or distributions with respect to Ascend Common Stock.

    (g) No Liability. Neither Ascend nor NetStar shall be liable to any holder of shares of NetStar Common Stock or Ascend Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  Section 2.3 Appraisal Rights. Any shares of NetStar Common Stock held by stockholders of NetStar who properly exercise and perfect the dissenters' appraisal rights set forth in Sections 302A.471 and 302A.473 of the MBCA ("Dissenting Shares") shall not be converted into the right to receive Ascend Common Stock but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the provisions of the MBCA. NetStar shall give Ascend prompt notice of any demand received by NetStar for appraisal of NetStar Common Stock, and Ascend shall have the right to control all negotiations and proceedings with respect to such demand. NetStar agrees that, except with the prior written consent of Ascend or as required under the MBCA, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal. Each holder of Dissenting Shares (a "Dissenting Stockholder") who, pursuant to the provisions of the MBCA, becomes entitled to payment of the value of shares of NetStar Common Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to the provisions of the MBCA). In the event that any holder of shares of NetStar Common Stock fails to make an effective demand for payment or otherwise loses his status as a Dissenting Stockholder, Ascend shall, as of the later of the Effective Time or the occurrence of such event, issue and deliver, upon surrender by such Dissenting Shareholder of its Certificate or Certificates, the shares of Ascend Common Stock and any cash payment in lieu of fractional shares, in each case without interest thereon, to which such Dissenting Shareholder would have been entitled to under Section
2.1 of this Agreement and the Articles of Merger.

                                  ARTICLE III

                   Representations and Warranties of NetStar

  NetStar represents and warrants to Ascend and Sub that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule delivered by NetStar to Ascend on or before the date of this Agreement (the "NetStar Disclosure Schedule"). The NetStar Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered Sections contained in this Article III and the disclosure in any paragraph shall qualify only the corresponding Section in this Article III.

  Section 3.1 Organization. Each of NetStar and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations ("Material Adverse Effect") of NetStar and its Subsidiaries, taken as a whole. Neither NetStar nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any such equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, excluding securities of any publicly traded company held for investment by NetStar and comprising less than five percent (5%) of the outstanding stock of such company.

  Section 3.2 NetStar Capital Structure.

  (a) The authorized capital stock of NetStar consists of 20,000,000 shares of NetStar Common Stock. As of May 23, 1996: (i) 10,279,080 shares of NetStar Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of NetStar Common Stock were held in the treasury of NetStar or by Subsidiaries of NetStar; (iii) 1,820,650 shares of NetStar Common Stock were reserved for issuance under the NetStar Employee Option Plan, 1,534,150 of which were subject to outstanding options and 286,500 of which were reserved for future option grants; (iv) 250,000 shares of NetStar Common Stock were reserved for issuance under NetStar's Fiscal 1996 Nonemployee Director Option Plan (the "NetStar Director Option Plan"), none of which were subject to outstanding options; (v) 150,000 shares of NetStar Common Stock were reserved for future issuance pursuant to rights outstanding under the NetStar Purchase Plan; and (vi) 1,211,474 shares of NetStar Common Stock were reserved for issuance upon exercise of outstanding NetStar Warrants. No material change in such capitalization has occurred between May 23, 1996 and the date of this Agreement. All shares of NetStar Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of NetStar or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of NetStar Common Stock or the capital stock of any NetStar Subsidiary or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of such Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each of NetStar's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by NetStar or another NetStar Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations on NetStar's voting rights, charges or other encumbrances of any nature.

  (b) Except as set forth in this Section 3.2 or as reserved for future grants of options under the NetStar Employee Option Plan, the NetStar Director Option Plan or the NetStar Purchase Plan, there are no equity securities of any class of NetStar or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in this Section 3.2 or in Schedule 3.2 of the NetStar Disclosure Schedule, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which NetStar or any of its Subsidiaries is a party or by which it is bound obligating NetStar or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of NetStar or any of its Subsidiaries or obligating NetStar or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the best knowledge of NetStar, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of NetStar.

  Section 3.3 Authority; No Conflict; Required Filings and Consents.

  (a) NetStar has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of NetStar, subject only to the approval of the Merger by NetStar's stockholders under the MBCA. This Agreement has been duly executed and delivered by NetStar and constitutes the valid and binding obligation of NetStar, enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

  (b) The execution and delivery of this Agreement by NetStar does not, and the consummation of the transactions contemplated by this Agreement will not,
(i) conflict with, or result in any violation or breach of any provision of the Articles of Incorporation or Bylaws of NetStar, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which NetStar or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to NetStar or any of its Subsidiaries or any of their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not be reasonably likely to have a Material Adverse Effect on NetStar and its Subsidiaries, taken as a whole, or a material adverse effect on the ability of NetStar to consummate the transactions contemplated by this Agreement.

  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to NetStar or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing by Ascend of the Registration Statement (as defined in Section 3.17) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Act of 1933, as amended (the "Securities Act"), (iii) the filing of the Articles of Merger with the Minnesota Secretary of State in accordance with the MBCA, (iv) the filing of the Proxy Statement (as defined in Section 3.17) and related proxy materials with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange

Act"), (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect on NetStar and its Subsidiaries, taken as a whole, or a material adverse effect on the ability of NetStar to consummate the transactions contemplated by this Agreement.

  Section 3.4 SEC Filings; Financial Statements.

  (a) NetStar has filed and made available to Ascend all forms, reports and documents required to be filed by NetStar with the SEC, other than registration statements on Form S-8 and the unredacted version of documents for which confidential treatment has been granted by the SEC or for which such treatment has been applied and such application is pending (collectively, the "NetStar SEC Reports"). The NetStar SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such NetStar SEC Reports or necessary in order to make the statements in such NetStar SEC Reports, in the light of the circumstances under which they were made, not misleading. None of NetStar's Subsidiaries is required to file any forms, reports or other documents with the SEC.

  (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the NetStar SEC Reports, including any NetStar SEC Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and fairly presented or will present the consolidated financial position of NetStar and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited consolidated balance sheet of NetStar as of March 31, 1996 is referred to herein as the "NetStar Balance Sheet."

  Section 3.5 Absence of Undisclosed Liabilities. Except as disclosed in writing to Ascend or as otherwise disclosed in the NetStar SEC Reports, NetStar and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on NetStar and its Subsidiaries, taken as a whole, other than (i) liabilities reflected in the NetStar Balance Sheet, (ii) liabilities specifically described in this Agreement, or in the NetStar Disclosure Schedule, and (iii) normal or recurring liabilities incurred since March 31, 1996 in the ordinary course of business consistent with past practices.

  Section 3.6 Absence of Certain Changes or Events. Since the date of the NetStar Balance Sheet, NetStar and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been: (i) any material adverse change in the financial condition, results of operations or business (together, a "Material Adverse Change") of NetStar and its Subsidiaries, taken as a whole; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to NetStar or any of its Subsidiaries having a Material Adverse Effect on NetStar and its Subsidiaries, taken as a whole;
(iii) any material change by NetStar in its accounting methods, principles or practices to which Ascend has not previously consented in writing; (iv) any revaluation by NetStar of any of its assets having a Material Adverse Effect on NetStar and its Subsidiaries, taken as a whole, including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business, unless Ascend has previously consented in writing; or (v) except as disclosed in the NetStar Disclosure Schedule, any other action or event that would have required the consent of Ascend pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement and that would be reasonably likely to have a Material Adverse Effect on NetStar and its Subsidiaries, taken as a whole.

  Section 3.7 Taxes.

  (a) For purposes of this Agreement, a "Tax" or, collectively, "Taxes," means any and all material federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

  (b) NetStar has accurately prepared and timely filed all material federal, state, local and foreign returns, estimates, information statements and reports required to be filed at or before the Effective Time ("Returns") relating to any and all Taxes concerning or attributable to NetStar or any of its Subsidiaries or to their operations, and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law.

  (c) NetStar as of the Effective Time: (i) will have paid all Taxes it is required to pay prior to the Effective Time and (ii) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, except where any failure to make such payment or withholding would not be reasonably likely to have a Material Adverse Effect on NetStar and its Subsidiaries, taken as a whole.

  (d) There is no Tax deficiency outstanding, proposed or assessed against NetStar or any of its Subsidiaries that is not reflected as a liability on the NetStar Balance Sheet nor has NetStar or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

  (e) NetStar does not have any material liabilities for unpaid federal, state, local or foreign Taxes that have not been accrued for or reserved on the NetStar Balance Sheet, whether asserted or unasserted, contingent or otherwise.

  Section 3.8 Properties. The NetStar Disclosure Schedule contains a true and complete list of all real property owned by NetStar or its Subsidiaries and all real property leased by NetStar or its Subsidiaries pursuant to leases providing for the occupancy, in each case, of not less than 20,000 square feet ("Material Lease(s)"), and the name of the lessor, the date of each Material Lease and each amendment to such Material Lease and the aggregate annual rental or other fee payable under each such Material Lease. All such Material Leases are in good standing, valid and effective in accordance with their respective terms, and neither NetStar nor its Subsidiaries is in default under any of such leases, except where the lack of such good standing, validity and effectiveness or the existence of such default would not be reasonably likely to have a Material Adverse Effect on NetStar and its Subsidiaries, taken as a whole.

  Section 3.9 Intellectual Property.

  (a) NetStar owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of NetStar as currently conducted, or planned to be conducted, the absence of which would be reasonably likely to have a Material Adverse Effect on NetStar and its Subsidiaries, taken as a whole (the "NetStar Intellectual Property Rights").
Schedule 3.9 of the NetStar Disclosure Schedule lists (i) all patents and patent applications and all trademarks, registered copyrights, trade names and service marks which NetStar considers to be material to its business and included in the NetStar Intellectual Property Rights, including the jurisdictions in which each such NetStar

Intellectual Property Right has been issued or registered or in which any such application for such issuance and registration has been filed, (ii) all material licenses, sublicenses, distribution agreements and other agreements as to which NetStar or any of its Subsidiaries is a party and pursuant to which any person is authorized to use any NetStar Intellectual Property Rights or has the right to manufacture, reproduce, market or exploit any NetStar product or any adaptation, translation or derivative work based on a NetStar product or any portion thereof, (iii) all material licenses, sublicenses and other agreements as to which NetStar or any of its Subsidiaries is a party and pursuant to which NetStar or any of its Subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software ("NetStar Third Party Intellectual Property Rights") which is used in the manufacture of, incorporated in, or forms a part of any NetStar product that is material to the business of NetStar and its Subsidiaries, taken as a whole, and (iv) all material joint development agreements to which NetStar or any of its Subsidiaries is a party.

  (b) NetStar is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the NetStar Intellectual Property Rights or NetStar Third Party Intellectual Property Rights, the breach of which would be reasonably likely to have a Material Adverse Effect on NetStar and its Subsidiaries, taken as a whole.

  (c) To NetStar's knowledge, all patents, registered trademarks, service marks and copyrights held by NetStar or any of its Subsidiaries are valid and subsisting. Except as set forth on Schedule 3.9 of the NetStar Disclosure Schedule, NetStar (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) has no knowledge that the manufacturing, marketing, licensing or sale of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which infringement would reasonably be expected to have a Material Adverse Effect on NetStar and its Subsidiaries, taken as a whole.

  Section 3.10 Agreements, Contracts and Commitments. NetStar has not breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any material agreement, contract or commitment filed as an exhibit to the NetStar SEC Reports ("NetStar Material Contracts") in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to collect material damages from NetStar under any NetStar Material Contract. Each NetStar Material Contract that has not expired or been terminated is in full force and effect and is not subject to any material default thereunder of which NetStar is aware by any party obligated to NetStar pursuant to such NetStar Material Contract.

  Section 3.11 Litigation. There is no action, suit or proceeding, claim, arbitration or investigation against NetStar pending or as to which NetStar has received any written notice of assertion, which is reasonably likely to have a Material Adverse Effect on NetStar and its Subsidiaries, taken as a whole, or a material adverse effect on the ability of NetStar to consummate the transactions contemplated by this Agreement.

  Section 3.12 Environmental Matters.

  (a) As of the date hereof, to the knowledge of NetStar, no underground storage tanks are present under any property that NetStar or any of its Subsidiaries has at any time owned, operated, occupied or leased. As of the date hereof, except as set forth in the NetStar Disclosure Schedule, no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "Hazardous Material"), is present as a result of the actions of NetStar or any of its Subsidiaries, or any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that NetStar or any of its Subsidiaries has at any time owned, operated, occupied or leased, where the presence of such Hazardous Material is reasonably likely to have a Material Adverse Effect on NetStar and its Subsidiaries, taken as a whole.

  (b) At no time has NetStar or any of its Subsidiaries transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has NetStar or any of its Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity which has had or is reasonably likely to have a Material Adverse Effect on NetStar and its Subsidiaries, taken as a whole.

  (c) NetStar currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of its Hazardous Material Activities and other businesses of NetStar as such activities and businesses are currently being conducted, the absence of which would be reasonably likely to have a Material Adverse Effect on NetStar and its Subsidiaries, taken as a whole.

  (d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of NetStar, threatened concerning any Environmental Permit or any Hazardous Materials Activity of NetStar or any of its Subsidiaries. NetStar is not aware of any fact or circumstance which could involve NetStar in any environmental litigation or impose upon NetStar any environmental liability which would be reasonably likely to have a Material Adverse Effect on NetStar and its Subsidiaries, taken as a whole.

  Section 3.13 Employee Benefit Plans.

  (a) NetStar has set forth on Schedule 3.13 of the NetStar Disclosure Schedule all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of NetStar or any trade or business (whether or not incorporated) which is a member or which is under common control with NetStar within the meaning of Section 414 of the Code (an "ERISA Affiliate") (together, the "NetStar Employee Plans").

  (b) With respect to each NetStar Employee Plan, NetStar has made available to Ascend, a true and correct copy of (i) the most recent annual report (Form
5500) filed with the Internal Revenue Service ("IRS") with respect to a NetStar Employee Plan subject to such filing requirement, (ii) such NetStar Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such NetStar Employee Plan and (iv) the most recent actuarial report or valuation relating to a NetStar Employee Plan subject to Title IV of ERISA.

  (c) With respect to the NetStar Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of NetStar, there exists no condition or set of circumstances in connection with which NetStar could be subject to any liability that is reasonably likely to have a Material Adverse Effect on NetStar and its Subsidiaries, taken as a whole, under ERISA, the Code or any other applicable law.

  (d) With respect to the NetStar Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of NetStar, which obligations are reasonably expected to have a Material Adverse Effect on NetStar and its Subsidiaries, taken as a whole.

  (e) Except as set forth in Schedule 3.13 of the NetStar Disclosure Schedule or as disclosed in NetStar SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, neither NetStar nor any of its Subsidiaries is a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of NetStar or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving

NetStar of the nature contemplated by this Agreement, (iii) agreement with any officer of NetStar providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum, or (iv) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

  Section 3.14 Compliance with Laws. NetStar has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not be reasonably likely to have a Material Adverse Effect on NetStar and its Subsidiaries, taken as a whole.

  Section 3.15 Pooling of Interests. To its knowledge, neither NetStar nor any of its Affiliates (as defined in Section 6.11) has, through the date of this Agreement, taken or agreed to take any action which would prevent Ascend from accounting for the business combination to be effected by the Merger as a pooling of interests.

  Section 3.16 Interested Party Transactions. Except as set forth in the NetStar SEC Reports, since the date of NetStar's last proxy statement to its stockholders, no event has occurred that would be required to be reported by NetStar as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

  Section 3.17 Registration Statement: Proxy Statement/Prospectus. The information supplied by NetStar for inclusion in the registration statement on Form S-4 pursuant to which shares of Ascend Common Stock issued in the Merger will be registered with the SEC (the "Registration Statement") shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by NetStar for inclusion in the proxy statement/prospectus (the "Proxy Statement") to be sent to the stockholders of NetStar in connection with the meeting of NetStar's stockholders to consider this Agreement and the Merger (the "NetStar Stockholders' Meeting") shall not, on the date the Proxy Statement is first mailed to stockholders of NetStar, at the time of the NetStar Stockholders' Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the NetStar Stockholders' Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to NetStar or any of its Affiliates, officers or directors should be discovered by NetStar which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, NetStar shall promptly inform Ascend.

  Section 3.18 Opinion of Financial Advisor. The financial advisor of NetStar, Wessels, Arnold & Henderson, L.L.C., has delivered to NetStar an opinion dated the date of this Agreement to the effect that the Conversion Number is fair from a financial point of view to the stockholders of NetStar.

  Section 3.19 No Existing Discussions. As of the date hereof, NetStar is not engaged, directly or indirectly, in any negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 6.1).

                                  ARTICLE IV

               Representations and Warranties of Ascend and Sub

  Ascend and Sub represent and warrant to NetStar that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule delivered by Ascend to NetStar on or before the date of this Agreement (the "Ascend Disclosure Schedule"). The Ascend Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered Sections contained in this Article IV and the disclosure in any paragraph shall qualify only the corresponding Section in this Article IV.

  Section 4.1 Organization. Each of Ascend and Sub and Ascend's other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Ascend and its Subsidiaries, taken as a whole. Except as set forth in the Ascend SEC Reports (as defined in Section 4.4) or the Ascend Disclosure Schedule, neither Ascend nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities of any publicly traded company held for investment by Ascend and comprising less than five percent (5%) of the outstanding stock of such company.

  Section 4.2 Ascend Capital Structure.

  (a) The authorized capital stock of Ascend consists of 200,000,000 shares of Ascend Common Stock and 2,000,000 shares of Preferred Stock, $.001 par value ("Ascend Preferred Stock"). As of March 31, 1996: (i) 111,226,319 shares of Ascend Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of Ascend Common Stock were held in the treasury of Ascend or by Subsidiaries of Ascend; (iii) approximately 22,906,220 shares of Ascend Common Stock were reserved for future issuance pursuant to stock options granted and outstanding under Ascend's stock option plans (the "Ascend Option Plans"), and rights outstanding under Ascend's employee stock purchase plan (the "Ascend Purchase Plan"). No material change in such capitalization has occurred between March 31, 1996 and the date of this Agreement. As of the date of this Agreement, none of the shares of Ascend Preferred Stock are issued and outstanding. All shares of Ascend Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Ascend or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Ascend Common Stock or the capital stock of any Ascend Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of such Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each of Ascend's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by Ascend or another Ascend Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations on Ascend's voting rights, charges or other encumbrances of any nature.

  (b) Except as set forth in this Section 4.2 or as reserved for future grants of options under the Ascend Option Plans or the Ascend Purchase Plan, there are no equity securities of any class of Ascend or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in this
Section 4.2 or in Schedule 4.2 of the Ascend Disclosure Schedule, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Ascend or any of its Subsidiaries is a party or by which it is bound obligating Ascend or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Ascend or any of its Subsidiaries or obligating Ascend or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the best knowledge of Ascend, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of Ascend.

  Section 4.3 Authority; No Conflict; Required Filings and Consents.

  (a) Ascend has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Ascend. This Agreement has been duly executed and delivered by Ascend and constitutes the valid and binding obligation of Ascend, enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

  (b) The execution and delivery of this Agreement by Ascend does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Ascend, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Ascend or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Ascend or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and
(iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not be reasonably likely to have a Material Adverse Effect on Ascend and its Subsidiaries, taken as a whole.

  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Ascend or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification report under the HSR Act, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iii) the filing of the Articles of Merger with the Minnesota Secretary of State in accordance with the MBCA, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect on Ascend and its Subsidiaries, taken as a whole.

  Section 4.4 SEC Filings; Financial Statements.

  (a) Ascend has filed and made available to NetStar all forms, reports and documents required to be filed by Ascend with the SEC since March 31, 1994 other than registration statements on Form S-8 (collectively, the "Ascend SEC Reports"). The Ascend SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Ascend SEC Reports or necessary in order to make the statements in such Ascend SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Ascend's Subsidiaries is required to file any forms, reports or other documents with the SEC.

  (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Ascend SEC Reports, including any Ascend SEC Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and fairly presented or will present the consolidated financial position of Ascend and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited consolidated balance sheet of Ascend as of March 31, 1996 is referred to herein as the "Ascend Balance Sheet."

  Section 4.5 Absence of Undisclosed Liabilities. Except as disclosed in writing to NetStar or as otherwise disclosed in the Ascend SEC Reports, Ascend and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate would be reasonably likely to have a Material Adverse Effect on Ascend and its Subsidiaries, taken as a whole, other than (i) liabilities reflected in the Ascend Balance Sheet, (ii) liabilities specifically described in this Agreement, or in the Ascend Disclosure Schedule, and (iii) normal or recurring liabilities incurred since March 31, 1996 in the ordinary course of business consistent with past practices.

  Section 4.6 Absence of Certain Changes or Events. Since the date of the Ascend Balance Sheet, Ascend and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been: (i) any Material Adverse Change of Ascend and its Subsidiaries, taken as a whole; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Ascend or any of its Subsidiaries having a Material Adverse Effect on Ascend and its Subsidiaries, taken as a whole; (iii) any material change by Ascend in its accounting methods, principles or practices to which NetStar has not previously consented in writing; (iv) any revaluation by Ascend of any of its assets having a Material Adverse Effect on Ascend and its Subsidiaries, taken as a whole, including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business, unless NetStar has previously consented in writing; or (v) except as disclosed in the Ascend Disclosure Schedule, any other action or event that would have required the consent of NetStar pursuant to Section 5.2 of this Agreement had such action or event occurred after the date of this Agreement and that would be reasonably likely to have a Material Adverse Effect on Ascend and its Subsidiaries, taken as a whole.

  Section 4.7 Taxes.

  (a) Ascend has accurately prepared and timely filed all material required Returns relating to any and all Taxes concerning or attributable to Ascend or its operations and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law.

  (b) Ascend as of the Effective Time: (i) will have paid all Taxes it is required to pay prior to the Effective Time and (ii) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, except where any failure to make such payment or withholding would not be reasonably likely to have a Material Adverse Effect on Ascend and its Subsidiaries, take as a whole.

  (c) There is no Tax deficiency outstanding, proposed or assessed against Ascend that is not reflected as a liability on the Ascend Balance Sheet nor has Ascend executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

  (d) Ascend does not have any material liabilities for unpaid federal, state, local and foreign Taxes that have not been accrued for or reserved on Ascend Balance Sheet, whether asserted or unasserted, contingent or otherwise.

  Section 4.8 Properties. All Material Leases under which Ascend leases real property are in good standing, valid and effective in accordance with their respective terms, and Ascend is not in default under any of such Material Leases, except where the lack of such good standing, validity and effectiveness or the existence of such default would not be reasonably likely to have a Material Adverse Effect on Ascend and its Subsidiaries, taken as a whole.

  Section 4.9 Intellectual Property.

  (a) Ascend owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are necessary to conduct the business of Ascend as currently conducted or planned to be conducted, the absence of which would be reasonably likely to have a Material Adverse Effect on Ascend and its Subsidiaries, taken as a whole (the "Ascend Intellectual Property Rights").

  (b) Ascend is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Ascend Intellectual Property Rights or any material license, sublicense or other agreement pursuant to which Ascend is authorized to use any third party patents, trademarks or copyrights, including software, which are incorporated in, are or form a part of any Ascend product that is material to its business, the breach of which would be reasonably likely to have a Material Adverse Effect on Ascend and its Subsidiaries, taken as a whole.

  (c) To Ascend's knowledge, all patents, registered trademarks, service marks and copyrights held by Ascend or any of its Subsidiaries which Ascend considers to be material to its business are valid and subsisting. Ascend has no knowledge that the manufacturing, marketing, licensing or sale of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which infringement would be reasonably likely to have a Material Adverse Effect on Ascend and its Subsidiaries, taken as a whole.

  Section 4.10 Agreements, Contracts and Commitments. Ascend has not breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any material agreement, contract or commitment filed as an exhibit to the Ascend SEC Reports ("Ascend Material Contracts") in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from Ascend under any Ascend Material Contract. Each Ascend Material Contract that has not expired or been terminated is in full force and effect and is not subject to any material default thereunder of which Ascend is aware by any party obligated to Ascend pursuant to such Ascend Material Contract.

  Section 4.11 Litigation. There is no action, suit or proceeding, claim, arbitration or investigation against Ascend pending or as to which Ascend has received any written notice of assertion, which is reasonably likely to have a Material Adverse Effect on Ascend and its Subsidiaries, taken as a whole, or a material adverse effect on the ability of Ascend to consummate the transactions contemplated by this Agreement.

  Section 4.12 Environmental Matters.

  (a) As of the date hereof, to the knowledge of Ascend, no underground storage tanks are present under any property that Ascend or any of its Subsidiaries has at any time owned, operated, occupied or leased. As of the date hereof, except as set forth in the Ascend Disclosure Schedule, no amount of any Hazardous Material is present as a result of the actions of Ascend, or, to Ascend's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that Ascend or any of its Subsidiaries has at any time owned, operated, occupied or leased, where the presence of such Hazardous Materials is reasonably likely to have a Material Adverse Effect on Ascend and its Subsidiaries, taken as a whole.

  (b) At no time has Ascend or any of its Subsidiaries engaged in Hazardous Materials Activities in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity which has had or is reasonably likely to have a Material Adverse Effect on Ascend and its Subsidiaries, taken as a whole.

  (c) Ascend currently holds all Environmental Permits necessary for the conduct of its Hazardous Material Activities and other businesses of Ascend as such activities and businesses are currently being conducted, the absence of which would be reasonably likely to have a Material Adverse Effect on Ascend and its Subsidiaries, taken as a whole.

  (d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Ascend, threatened concerning any Environmental Permit or any Hazardous Materials Activity of Ascend. Ascend is not aware of any fact or circumstance which could involve Ascend in any environmental litigation or impose upon Ascend any environmental liability, which would be reasonably likely to have a Material Adverse Effect on Ascend and its Subsidiaries, taken as a whole.

  Section 4.13 Employee Benefit Plans.

  (a) Ascend has made available to NetStar all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of Ascend or any ERISA Affiliate of Ascend (together, the "Ascend Employee Plans").

  (b) With respect to each Ascend Employee Plan, Ascend has made available to NetStar, a true and correct copy of (i) the most recent annual report (Form
5500) filed with the IRS with respect to Ascend Employee Plan subject to such filing requirement, (ii) such Ascend Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Ascend Employee Plan and
(iv) the most recent actuarial report or valuation relating to a Ascend Employee Plan subject to Title IV of ERISA.

  (c) With respect to the Ascend Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Ascend, there exists no condition or set of circumstances in connection with which Ascend could be subject to any liability that is reasonably expected to have a Material Adverse Effect on Ascend and its Subsidiaries, taken as a whole, under ERISA, the Code or any other applicable law.

  (d) With respect to the Ascend Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of Ascend, which obligations are reasonably expected to have a Material Adverse Effect on Ascend and its Subsidiaries, taken as a whole.

  (e) Except as set forth in Schedule 4.13 of the Ascend Disclosure Schedule or as disclosed in Ascend SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, neither Ascend nor any of its Subsidiaries is a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of Ascend or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Ascend of the nature contemplated by this Agreement, (iii) agreement with any officer of Ascend providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof, or (iv) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

  Section 4.14 Compliance with Laws. Ascend has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not be reasonably likely to have a Material Adverse Effect on Ascend and its Subsidiaries, taken as a whole.

  Section 4.15 Pooling of Interests. To its knowledge, neither Ascend nor any of its Affiliates (as defined in Section 6.11) has, through the date of this Agreement, taken or agreed to take any action which would prevent Ascend from accounting for the business combination to be effected by the Merger as a pooling of interests.

  Section 4.16 Interested Party Transactions. Except as set forth in the Ascend SEC Reports, since the date of Ascend's last proxy statement to its stockholders, no event has occurred that would be required to be reported by Ascend as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

  Section 4.17 Registration Statement; Proxy Statement/Prospectus. The information supplied by Ascend for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by Ascend for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of NetStar, at the time of the NetStar Stockholder's Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the NetStar Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Ascend or any of its Affiliates, officers or directors should be discovered by Ascend which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Ascend shall promptly inform NetStar.

  Section 4.18 Opinion of Financial Advisor. The financial advisor of Ascend, Robertson, Stephens & Company LLC, has delivered to Ascend an opinion dated the date of this Agreement to the effect that the Conversion Number is fair to Ascend from a financial point of view.

  Section 4.19 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

                                   ARTICLE V

                              Conduct of Business

  Section 5.1 Covenants of NetStar. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, NetStar agrees as to itself and its Subsidiaries (except to the extent that Ascend shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. NetStar shall promptly notify Ascend of any event or occurrence not in the ordinary course of business of NetStar where such event or occurrence would result in a breach of any covenant of NetStar set forth in this Agreement or cause any representation or warranty of NetStar set forth in this Agreement to be untrue as of the date of, or giving effect to, such event or occurrence. Except as expressly contemplated by this Agreement, subject to Section 6.1, NetStar shall not (and shall not permit any of its Subsidiaries to), without the prior written consent of Ascend:

    (a) Accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan of NetStar or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

    (b) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the NetStar Intellectual Property Rights other than in the ordinary course of business consistent with past practices;

    (c) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

    (d) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the grant of options consistent with past practices to employees, which options shall represent in the aggregate the right to acquire no more than the average number of shares of NetStar Common Stock subject to options granted in a comparable period of time during the preceding 12-month period; or (ii) the issuance of (A) rights to purchase shares of NetStar Common Stock under the NetStar Purchase Plans, or (B) shares of NetStar Common Stock issuable upon the exercise of options granted under the NetStar Employee Option Plan or the NetStar Director Option Plan or pursuant to rights under the NetStar Purchase Plan or (C) shares of NetStar Common Stock issuable upon exercise of the NetStar Warrants;

    (e) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets other than acquisitions involving aggregate consideration of not more than $500,000;

    (f) Sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of NetStar and its Subsidiaries, taken as a whole, except for transactions entered into in the ordinary course of business;

    (g) Take any action to: (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement, with any employee, except in accordance with past practices, (iv) enter into any collective bargaining agreement, or (v) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

    (h) Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

    (i) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, other than indebtedness incurred under outstanding lines of credit consistent with past practice;

    (j) Amend or propose to amend its Articles of Incorporation or Bylaws, except as contemplated by this Agreement;

    (k) Incur or commit to incur any individual capital expenditure in excess of $100,000 or aggregate capital expenditures in excess of $500,000, in addition to the existing commitments set forth in the NetStar Disclosure Schedule;

    (l) Enter into or amend any agreements pursuant to which any third party is granted exclusive marketing or manufacturing rights with respect to any NetStar product;

    (m) Amend or terminate any material contract, agreement or license to which it is a party except in the ordinary course of business;

    (n) Waive or release any material right or claim, except in the ordinary course of business;

    (o) Initiate any litigation or arbitration proceeding;

    (p) Take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (o) above, or any action which is reasonably likely to make any of NetStar's representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

  Section 5.2 Covenants of Ascend. During the period from the date of this Agreement and continuing until the earlier of the termination of the Agreement or the Effective Time, Ascend agrees as to itself and its Subsidiaries (except to the extent that NetStar shall otherwise consent in wiring), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. Except as expressly contemplated by this Agreement, Ascend shall not (and shall not permit any of its Subsidiaries to), without the prior written consent of NetStar which shall not be unreasonably withheld:

    (a) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than stock splits of its Common Stock or stock dividends payable in shares of Common Stock), or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

    (b) Sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of Ascend and its Subsidiaries, taken as a whole, except for transactions entered into in the ordinary course of business;

    (c) Amend or propose to amend its Certificate of Incorporation or Bylaws, except as contemplated by this Agreement; or

    (d) Take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (c) above, or any action which is reasonably likely to make any of Ascend's representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

  Section 5.3 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Ascend and NetStar shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby.

                                  ARTICLE VI

                             Additional Agreements

  Section 6.1 No Solicitation.

  (a) NetStar shall not, directly or indirectly, through any officer, director, employee, representative or agent, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving NetStar, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent NetStar or its Board of Directors from (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity (including a new and unsolicited Acquisition Proposal received by NetStar after the execution of this Agreement from a person or entity whose initial contact with NetStar may have been solicited by NetStar prior to the execution of this Agreement) or recommending such an unsolicited bona fide written Acquisition Proposal to the stockholders of NetStar, if and only to the extent that (1) the Board of Directors of NetStar believes in good faith (after consultation with and based upon the advice of its financial advisor) that such Acquisition Proposal would, if consummated, result in a transaction more favorable to NetStar's stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal") and that the party making such Superior Proposal has the financial means, or the ability to obtain the necessary financing, to conclude such transaction, (2) the Board of Directors of NetStar determines in good faith (after consultation with and based upon the advice of outside legal counsel) that such action is necessary for such Board of Directors to comply with its fiduciary duties to the NetStar stockholders under applicable law and (3) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement with terms no less favorable to NetStar than those contained in the Mutual and Reciprocal Non-Disclosure Agreement dated May 7, 1996 between Ascend and NetStar (the "Confidentiality Agreement"); or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

  (b) NetStar shall notify Ascend no later than twenty-four (24) hours after receipt by NetStar (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of NetStar by any person or entity that informs NetStar that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

  Section 6.2 Proxy Statement/Prospectus; Registration Statement.

  (a) As promptly as practicable after the execution of this Agreement, Ascend and NetStar shall prepare and file with the SEC the Proxy Statement, and Ascend shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Ascend and NetStar shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practicable. The Proxy Statement shall include the recommendation of the Board of Directors of NetStar in favor of this Agreement and the Merger; provided that the Board of Directors of NetStar may withdraw such recommendation if such Board of Directors believes in good faith, after consultation with and based upon the advice of its outside legal counsel, that the withdrawal of such recommendation is necessary to comply with its fiduciary duties under applicable law.

  (b) Ascend and NetStar shall make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act and applicable state blue sky laws and the rules and regulations thereunder.

  Section 6.3 Consents. Each of Ascend and NetStar shall use all reasonable efforts to obtain all necessary consents, waivers and approvals under any of Ascend's or NetStar's material agreements, contracts, licenses or leases as may be necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement.

  Section 6.4 Current Nasdaq Quotation. Each of Ascend and NetStar agrees to continue the quotation of Ascend Common Stock and NetStar Common Stock, respectively, on the Nasdaq National Market during the term of this Agreement.

  Section 6.5 Access to Information. Upon reasonable notice, NetStar and Ascend shall each (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of NetStar and Ascend shall (and shall cause each of its Subsidiaries to) furnish promptly to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this
Section 6.5 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

  Section 6.6 NetStar Stockholders' Meeting. NetStar shall call a meeting of its stockholders to be held as promptly as practicable for the purpose of voting upon this Agreement and the Merger. Subject to Sections 6.1 and 6.2, NetStar will, through its Board of Directors, recommend to NetStar's stockholders approval of such matters and will coordinate and cooperate with Ascend with respect to the timing of such meeting and shall use its best efforts to hold such meeting as soon as practicable after the date hereof. Unless otherwise required to comply with the applicable fiduciary duties of the directors of NetStar, as determined by such directors in good faith after consultation with and based upon the advice of its outside legal counsel, NetStar shall use all reasonable efforts to solicit from its stockholders proxies in favor of such matters.

  Section 6.7 Legal Conditions to Merger. Each of Ascend and NetStar will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them or any of their Subsidiaries in connection with the Merger. Each of Ascend and NetStar will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other third party, required to be obtained or made by NetStar, Ascend or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

  Section 6.8 Public Disclosure. Ascend and NetStar shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by the rules of the NASD.

  Section 6.9 Tax-Free Organization. Ascend and NetStar shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

  Section 6.10 Pooling Accounting. Ascend and NetStar shall each use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of Ascend and NetStar shall use its best efforts (i) to cause its respective Affiliates (as defined in Section 6.11) not to take any action that would adversely affect the ability of Ascend to account for the business combination to be effected by the Merger as a pooling of interests and (ii) to cause its respective Affiliates to sign and deliver to Ascend a customary "pooling letter" in form and substance agreed upon by NetStar and Ascend to the extent that receipt of such letter is required to assure the availability of pooling of interests accounting treatment.

  Section 6.11 Affiliate Agreements. Within ten (10) days following the execution of this Agreement, Ascend and NetStar will provide each other with a list of those persons who are, in Ascend's or NetStar's respective reasonable judgment, "affiliates" of Ascend or NetStar, respectively, within the meaning of Rule 145 (each such person who is an "affiliate" of Ascend or NetStar within the meaning of Rule 145 is referred to herein as an "Affiliate") promulgated under the Securities Act ("Rule 145"). Ascend and NetStar shall provide each other such information and documents as NetStar or Ascend shall reasonably request for purposes of reviewing such list and shall notify the other party in writing regarding any change in the identity of its Affiliates prior to the Closing Date. NetStar shall use its best efforts to deliver or cause to be delivered to Ascend by July 1, 1996 from each of the Affiliates of NetStar, an executed Affiliate Agreement, in form and substance satisfactory to Ascend and NetStar, by which such Affiliate of NetStar agrees to comply with the applicable requirements of Rule 145 ("Affiliates Agreement"); provided, however, that it is understood that Affiliates Agreements are not likely to be obtainable from stockholders who are institutional investors not affiliated with any officer or director of NetStar. Ascend shall be entitled to place appropriate legends on the certificates evidencing any Ascend Common Stock to be received by such Affiliates of NetStar pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Ascend Common Stock, consistent with the terms of the Affiliates Agreements.

  Section 6.12 Nasdaq Quotation. Ascend shall use its best efforts to cause the shares of Ascend Common Stock to be issued in the Merger to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date.

  Section 6.13 Stock Plans, Options and Warrants.

  (a) NetStar shall provide to each holder of an outstanding option to purchase NetStar Common Stock (a "NetStar Option") under the NetStar Employee Option Plan the notice required pursuant to Paragraph 14.c.(ii) of the NetStar Employee Option Plan.

  (b) At the Effective Time, each outstanding NetStar Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such NetStar Option, the same number of shares of Ascend Common Stock as the holder of such NetStar Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to
(i) the aggregate exercise price for the shares of NetStar Common Stock otherwise purchasable pursuant to such NetStar Option divided by (ii) the number of full shares of Ascend Common Stock deemed purchasable pursuant to such NetStar Option in accordance with the foregoing; provided, however, that in the case of any NetStar Options to which Section 422 of the Code applies ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.

  (c) As soon as practicable after the Effective Time, Ascend shall deliver to the participants in the NetStar Employee Option Plan an appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to the NetStar Employee Option Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section
6.13 after giving effect to the Merger). Ascend shall comply with the terms of the NetStar Employee Option Plan and ensure, to the extent required by, and subject to the provisions of, such plan, that NetStar Options which qualified as incentive stock options prior to the Effective Time will continue to qualify as incentive stock options after the Effective Time.

  (d) Ascend shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Ascend Common Stock for delivery upon the exercise of the NetStar Options assumed in accordance with this

Section 6.13. As soon as practicable after the Effective Time, and not more than ten (10) business days thereafter, Ascend shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Ascend Common Stock subject to the NetStar Options assumed pursuant to this Section 6.13 and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the NetStar Options remain outstanding. With respect to those individuals, if any, who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Ascend shall administer NetStar Options assumed pursuant to this Section 6.13 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the NetStar Employee Option Plan complied with such rule prior to the Merger.

  (e) NetStar shall take such action as is necessary to cause the ending date of the then current "Phase" of the NetStar Purchase Plan (as such term is defined therein) to be the last trading day on which the NetStar Common Stock is traded on the Nasdaq National Market immediately prior to the Effective Time (the "Final NetStar Purchase Date"); provided, that, such change in the Phase shall be conditioned upon the consummation of the Merger. On the Final NetStar Purchase Date, NetStar shall apply the funds credited as of such date under the NetStar Purchase Plan within each participant's payroll withholding account to the purchase of whole shares of NetStar Common Stock in accordance with the terms of the NetStar Purchase Plan.

  (f) Employees of NetStar as of the Effective Time shall be permitted to participate in the Ascend Purchase Plan commencing on the first enrollment date of such plan following the Effective Time, subject to the eligibility provisions of such plan (with employees receiving credit, for purposes of such eligibility provisions, for service with NetStar or Ascend).

  (g) At the Effective Time, each outstanding NetStar Warrant shall be deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such NetStar Warrant, the same number of shares of Ascend Common Stock as the holder of such NetStar Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such NetStar Warrant in full immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price for the shares of NetStar Common Stock otherwise purchasable pursuant to such NetStar Warrant divided by (ii) the number of full shares of Ascend Common Stock deemed purchasable pursuant to such NetStar Warrant in accordance with the foregoing. As soon as practicable after the Effective Time, Ascend shall deliver to the holders of the NetStar Warrants appropriate notice setting forth such holders' rights pursuant hereto and shall deliver to such holders, upon surrender of their NetStar Warrants, new warrants (the "Ascend Warrants") evidencing such holders' rights pursuant hereto. Ascend shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Ascend Common Stock for delivery upon the exercise of the Ascend Warrants in accordance with this Section 16.13. As soon as practicable after the Effective Time, and not more than ten (10) business days thereafter, Ascend shall file a registration statement on Form S-3 (or any successor or other appropriate form) with respect to the shares of Ascend Common Stock subject to the Ascend Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the NetStar Warrants remain outstanding.

  Section 6.14 Directors of the Surviving Corporation. Ascend will retain the services of the three current non-employee directors of NetStar as members of the Board of Directors of the Surviving Corporation for a period of not less than ninety (90) days following the Effective Time to assist with Post-Merger transition matters, provided that (i) such individuals will agree to serve in such capacity without compensation and (ii) Ascend and the Surviving Corporation shall have the right to remove any such director for cause pursuant to the MBCA.

  Section 6.15 Brokers or Finders. Each of Ascend and NetStar represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Wessels, Arnold & Henderson, L.L.C., whose fees and expenses will be paid by NetStar in accordance with NetStar's agreement with such firm (a copy of which has been delivered by NetStar to Ascend prior to the date of this Agreement), and Robertson, Stephens & Company LLC, whose fees and expenses will be paid by Ascend in accordance with Ascend's agreement with such firm (a copy of which has been delivered by Ascend to NetStar prior to the date of this Agreement), and each of Ascend and NetStar agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its Affiliate.

  Section 6.16 Indemnification.

  (a) NetStar shall and, from and after the Effective Time, Ascend and the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director or employee of NetStar or any of its Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of NetStar or any of its Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities") including, without limitation, all losses, claims, damages, costs, expenses, liabilities or judgments based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under the MBCA to indemnify its own directors, officers and employees, as the case may be (NetStar, Ascend and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law upon receipt of any undertaking contemplated by Section 302A.521 of the MBCA). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and NetStar (or them and Ascend and the Surviving Corporation after the Effective Time), (ii) NetStar (or after the Effective Time, Ascend and the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) NetStar (or after the Effective Time, Ascend and the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that none of NetStar, Ascend or the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 6.15, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify NetStar, Ascend or the Surviving Corporation (but the failure so to notify an Indemnifying Party shall not relieve it from any liability which it may have under this Section
6.15 except to the extent such failure prejudices such party), and shall deliver to NetStar (or after the Effective Time, Ascend and the Surviving Corporation) the undertaking contemplated by Section 302A.521 of the MBCA. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

  (b) From and after the Effective Time, the Surviving Corporation and Ascend will fulfill and honor in all respects the obligations of NetStar pursuant to NetStar's Bylaws, as in effect as of the date hereof and any indemnification agreement between NetStar and any of NetStar's directors and officers existing and in force as of the date of this Agreement and filed as an exhibit to the NetStar SEC Reports.

  (c) Ascend shall maintain, or shall cause the Surviving Corporation to maintain, in effect a policy or policies of directors and officers liability insurance with coverage substantially comparable to policies in force as of the date of this Agreement (copies of which have been provided to Ascend) covering the directors and officers of NetStar as of the date of this Agreement for a period of not less than four
(4) years following the Effective Time; provided, however, that should such comparable coverage be unavailable for aggregate premiums of less than $300,000, Ascend and/or the Surviving Corporation shall only be required to obtain such lesser coverage as may be obtained for such amount.

  (d) The provisions of this Section 6.16 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives, and may not be amended, altered or repealed without the written consent of any affected Indemnified Party.

  Section 6.17 Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of stockholders of NetStar described in Section 6.6, including cooperating fully with the other party, including by provision of information and making all necessary filings under the HSR Act. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

                                  ARTICLE VII

                             Conditions to Merger

  Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

    (a) This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of NetStar Common Stock.

    (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    (c) Other than the filing provided for by Section 1.2, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to obtain or comply with would be reasonably likely to have a Material Adverse Effect on Ascend and its Subsidiaries or NetStar and its Subsidiaries, in each case taken as a whole, shall have been filed, occurred or been obtained.

    (d) The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

    (e) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting Ascend's conduct or operation of the business of Ascend or NetStar after the Merger shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

    (f) Ascend shall have received a letter from Ernst & Young LLP, dated the date of the Proxy Statement and confirmed in writing at the Effective Time, regarding Ernst & Young LLP's concurrence with Ascend's management as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16, if the Merger is consummated in accordance with this Agreement.

    (g) NetStar shall have received a letter from Deloitte & Touche LLP, dated the date of the Proxy Statement and confirmed in writing at the Effective Time, stating that it knows of nothing with respect to NetStar that would prohibit Ascend from accounting for the Merger as a pooling of interests.

    (h) The shares of Ascend Common Stock to be issued in the Merger shall have been approved for quotation on the Nasdaq National Market.

    (i) NetStar shall not have received, prior to the NetStar Stockholders' Meeting, notices of dissent from NetStar stockholders pursuant to Section 302A.473 of the MBCA with respect to an aggregate number of shares of NetStar Common Stock which (assuming perfection of the dissenters' appraisal rights of such stockholders) would prevent Ascend from accounting for the Merger as a pooling of interests.

  Section 7.2 Additional Conditions to Obligations of Ascend and Sub. The obligations of Ascend and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Ascend and Sub:

    (a) The representations and warranties of NetStar set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for (i) changes contemplated by this Agreement and (ii) where the failure to be true and correct would not be reasonably likely to have a Material Adverse Effect on NetStar and its Subsidiaries taken as a whole, or a material adverse effect upon the consummation of the transactions contemplated hereby; and Ascend shall have received a certificate signed on behalf of NetStar by the chief executive officer and the chief financial officer of NetStar to such effect. For purposes of determining the accuracy of the representations and warranties set forth in Section 3.6 as of the Closing Date, continuing operating losses (excluding expenses related to the Merger and the other transactions contemplated hereby) incurred by NetStar in amounts not exceeding $4,500,000 for the period from June 1, 1996 through August 31, 1996, $1,500,000 for September 1996 and $1,000,000 for any calendar month thereafter (all as reflected in NetStar's consolidated financial statements prepared in accordance with generally accepted accounting principles consistently applied) shall not, in and of themselves, be deemed to constitute a Material Adverse Change.

    (b) NetStar shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Ascend shall have received a certificate signed on behalf of NetStar by the chief executive officer and the chief financial officer of NetStar to such effect.

    (c) Ascend shall have received a written opinion from Gray Cary Ware & Freidenrich, A Professional Corporation, counsel to Ascend, to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code.

    (d) Ascend shall have received all permits and other authorizations required under applicable state blue sky laws for the issuance of shares of Ascend Common Stock pursuant to the Merger.

  Section 7.3 Additional Conditions to Obligations of NetStar. The obligation of NetStar to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by
NetStar:

    (a) The representations and warranties of Ascend and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for (i) changes contemplated by this Agreement and
  (ii) where the failure to be true and correct would not be reasonably likely to have a Material Adverse Effect on Ascend and its Subsidiaries, taken as a whole, or a material adverse effect upon the consummation of the transactions contemplated hereby; and NetStar shall have received a certificate signed on behalf of Ascend by the chief executive officer and the chief financial officer of Ascend to such effect.

    (b) Ascend and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and NetStar shall have received a certificate signed on behalf of Ascend by the chief executive officer and the chief financial officer of Ascend to such effect.

    (c) NetStar shall have received the opinion of Hale and Dorr counsel to NetStar, to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code.

                                 ARTICLE VIII

                           Termination and Amendment

  Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(f), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of NetStar:

    (a) by the mutual written consent of Ascend and NetStar;

    (b) by either Ascend or NetStar if the Merger shall not have been consummated by December 31, 1996 (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

    (c) by either Ascend or NetStar if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if the party relying on such order, decree or ruling or other action has not complied with its obligations under Section 6.7 of this Agreement;

    (d) by Ascend, if at the NetStar Stockholders' Meeting (including any adjournment or postponement), the requisite vote of the stockholders of NetStar in favor of this Agreement and the Merger shall not have been obtained;

    (e) by Ascend, if (i) the Board of Directors of NetStar shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Ascend or shall have publicly announced or disclosed to any third party its intention to do any of the foregoing; (ii) an Alternative Transaction (as defined in Section 8.3(e)) shall have taken place or the Board of Directors of NetStar shall have recommended to the stockholders of NetStar an Alternative Transaction; or (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of NetStar Common Stock is commenced (other than by Ascend or an Affiliate of Ascend) and the Board of Directors of NetStar recommends that the stockholders of NetStar tender their shares in such tender or exchange offer;

    (f) by Ascend or NetStar, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 7.2(a) or (b) (in the case of termination by Ascend) or 7.3(a) or (b) (in the case of termination by NetStar) not to be satisfied and (ii) shall not have been cured within ten (10) business days following receipt by the breaching party of written notice of such breach from the other party; or

    (g) by Ascend or NetStar if the condition specified in Section 7.1(i) is not satisfied prior to the NetStar Stockholders' Meeting.

  Section 8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, there shall be no liability or obligation on the part of Ascend, NetStar, Sub or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 8.3 and further except to the extent that such termination results from the wilful breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Sections 6.15 and
8.3 of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

  Section 8.3 Fees and Expenses.

  (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Ascend and NetStar shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with the printing and filing of the Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements.

  (b) NetStar shall pay Ascend up to $750,000 as reimbursement for expenses of Ascend actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of Ascend's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors) upon the earliest to occur of the following events:

    (i) the termination of this Agreement by Ascend pursuant to Section 8.1(d) as a result of the failure to receive the requisite vote for approval of this Agreement and the Merger by the stockholders of NetStar at the NetStar Stockholders' Meeting; or

    (ii) the termination of this Agreement by Ascend pursuant to Section
  8.1(e).

  (c) NetStar shall pay Ascend a termination fee of $10,000,000 upon the earliest to occur of the following events:

    (i) the termination of this Agreement by Ascend pursuant to Section
  8.1(e);

    (ii) the termination of this Agreement by Ascend pursuant to Section 8.1(d) as a result of the failure to receive the requisite vote for approval of this Agreement and the Merger by the stockholders of NetStar at the NetStar Stockholders' Meeting if, at the time of such failure, there shall have been announced an Alternative Transaction (as hereinafter defined) which shall not have been absolutely and unconditionally withdrawn and abandoned; or

    (iii) the termination of this Agreement by Ascend pursuant to Section 8.1(f) after a willful and material breach of this Agreement by NetStar.

  (d) Ascend shall pay NetStar a termination fee of $10,000,000 upon the termination of this Agreement by NetStar pursuant to Section 8.1(f) after a willful and material breach of this Agreement by Ascend.

  (e) The expenses and fees, if applicable, payable pursuant to Sections 8.3(b), 8.3(c) or 8.3(d) shall be paid within one business day after the first to occur of the events described in Section 8.3(b)(i) or (ii), 8.3(c)(i), (ii) or (iii) or 8.3(d); provided that, in no event shall Ascend or NetStar, as the case may be, be required to pay any expenses or termination fees, if applicable, to the other, if, immediately prior to the termination of this Agreement, the party to receive the expenses and fees, if applicable, was in breach of any of its material obligations under this Agreement.

  (f) As used in this Agreement, "Alternative Transaction" means either (i) a transaction pursuant to which any person (or group of persons) other than Ascend or its Affiliates (a "Third Party"), acquires more than 20% of the outstanding shares of NetStar Common Stock, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving NetStar pursuant to which any Third Party acquires more than 20% of the outstanding equity securities of NetStar or the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of NetStar, and the entity surviving any merger or business combination including any of them) of NetStar having a fair market value (as determined by the Board of Directors of NetStar in good faith) equal to more than 20% of the fair market value of all the assets of NetStar immediately prior to such transaction, or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

  Section 8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of NetStar, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  Section 8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE IX

                                 Miscellaneous

  Section 9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and the Effective Time, except for the agreements contained in Sections 1.3, 1.4, 2.1, 2.2, 2.3, 6.13, 6.14, 6.16, 6.17, the last sentence of Section 8.4 and
Article IX, and the agreements of the Affiliates of NetStar delivered pursuant to Section 6.11. The Confidentiality Agreement shall survive the execution and delivery of this Agreement.

  Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a)if to Ascend or Sub, to

      Ascend Communications, Inc.
      1275 Harbor Bay Parkway
      Alameda, California 94501
      Attention: Vice President--Finance
      Fascsimile No.: (510) 337-2638

      with a copy to

      Gray Cary Ware & Freidenrich
      400 Hamilton Avenue
      Palo Alto, California 94301
      Attention: Dennis C. Sullivan, Esq.

    (b)if to NetStar, to

      NetStar, Inc.
      10250 Valley View Road
      Minneapolis, Minnesota 55344
      Attention: President
      Facsimile No.: (612) 943-8939

      with a copy to

      Hale and Dorr
      60 State Street
      Boston, Massachusetts 02109
      Attention: Peter B. Tarr, Esq.

  Section 9.3 Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to May 30, 1996.

  Section 9.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

  Section 9.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.16 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

  Section 9.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law, except that the MBCA shall, to the extent applicable, govern the procedures to be taken hereunder to effect the Merger.

  Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  In Witness Whereof, Ascend, Sub and NetStar have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

NetStar, Inc.                             Ascend Communications, Inc.


By:      /s/ DOUGLAS M. PIHL              By:        /s/ ROBERT K. DAHL
  ----------------------------------         ----------------------------------



Title:  President and Chief Executive     Title:  Vice President Finance and
        Officer                                   Chief Financial Officer

                                          Nebula Acquisition Corporation

                                          By:        /s/ ROBERT K. DAHL
                                             ----------------------------------

                                          Title: Vice President Finance and
                                                  Chief Financial Officer

                                                                        ANNEX B

MAY 30, 1996

The Board of Directors
NetStar, Inc.
10250 Valley View Road, Suite 113
Eden Prairie, MN 55344

Attention: Mr. Douglas M. Pihl, President and Chief Executive OfficerMr. Duane
           S. Carlson, Executive Vice President and Chief Financial Officer

Gentlemen:

  You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock of NetStar, Inc., a Minnesota corporation (the "Company"), of the consideration to be received by such holders pursuant to the terms of the Agreement and Plan of Merger (the "Agreement") dated May 30, 1996 by and among the Company, Nebula Acquisition Corporation and Ascend Communications, Inc. (the "Acquiror"). Capitalized terms used herein shall have the meaning used in the Agreement unless otherwise defined herein.

  Pursuant to the Agreement, each outstanding share of common stock or common stock equivalent of the Company is proposed to be converted into and represent the right to receive such number of shares or share equivalents of the Acquiror's common stock as is equal to the Conversion Number. The Conversion Number is 0.35398 (subject to adjustment in the event of a stock split or stock dividend effected between the date hereof and the Effective Time). The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes and to be accounted for as a pooling-of-interests under applicable accounting principles. The terms and conditions of the Merger are set forth more fully in the Agreement.

  Wessels, Arnold & Henderson, L.L.C. ("Wessels, Arnold & Henderson"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, Wessels, Arnold & Henderson acts as a market maker and broker in the publicly traded securities of the Acquiror and receives customary compensation in connection therewith, and also provides research coverage for the Acquiror. In the ordinary course of business, Wessels, Arnold & Henderson actively trades in the publicly traded securities of the Acquiror for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive fees for our services, including the rendering of this opinion.

  In connection with our review of the Merger, and in arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of the Agreement; (ii) reviewed and analyzed certain publicly available financial statements and other information of the Company and the Acquiror; (iii) reviewed and analyzed certain internal financial statements and other historical financial and operating data concerning the Company prepared by the management of the Company; (iv) reviewed and analyzed certain internal financial statements and other historical financial and operating data concerning the Acquiror prepared by the management of the Acquiror; (v) reviewed and analyzed certain financial projections prepared by the management of the Company; (vi) reviewed and analyzed certain financial projections prepared by the management of the Acquiror; (vii) conducted discussions with members of the senior management of the Company with respect to the business and prospects of the Company; (viii) conducted discussions with members of the senior management of the Acquiror with respect to the business and prospects of the Acquiror; (ix) analyzed the pro forma impact of the Merger on the Acquiror's results of operations; (x) reviewed the reported prices and trading activity for the Company's Common Stock and the Acquiror's Common Stock; (xi) compared the financial performance of the Company and the Acquiror and the prices of the Company's Common Stock and the Acquiror's Common Stock with that of certain other comparable publicly-traded companies and their securities; (xii) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions; and
(xiii) participated in discussions and negotiations among representatives of the Company and the Acquiror and their respective financial and legal advisors. In addition, we have conducted such other analyses and examinations and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

  In rendering our opinion, we have assumed and relied upon the accuracy, completeness and fairness of the financial, legal, tax, operating and other information provided to us by the Company and the Acquiror and that was otherwise reviewed by us, and have not independently verified such information. Further, our opinion is based on the assumption that the Merger will qualify as a tax-free reorganization and be accounted for as a pooling-of-interests. We have not performed an independent evaluation or appraisal of any of the respective assets or liabilities of the Company or the Acquiror and we have not been furnished with any such valuations or appraisals. With respect to the financial forecasts supplied to us, we have assumed that they have been reasonably prepared on the bases reflecting the best currently available estimates and judgments of the management of the Company and the Acquiror, as the case may be, as to the respective future financial performance of the Company and the Acquiror. We express no view as to such projections or the assumptions upon which they were based. We made no independent investigations of any legal matters affecting the Company or the Acquiror and assumed the correctness of all legal advice given to the Board of Directors of the Company by its counsel. We express no opinion herein as to the price at which the Acquiror's Common Stock will actually trade at any time.

  It is understood that this letter is for the information of the Board of Directors of the Company, and this letter shall not be published or otherwise used and no public references to Wessels, Arnold & Henderson, L.L.C. shall be made without our prior written consent, which consent shall not be unreasonably withheld; provided, however, that this letter may be included in its entirety in the proxy statement submitted to the stockholders of the Company for the purpose of approving the Merger. Our opinion is, in any event, limited to the fairness, from a financial point of view, to the holders of the Company's Common Stock, of the consideration received pursuant to the Agreement. Events occurring after the date hereof may materially affect the assumptions used in preparing this opinion. Further, our opinion speaks only as of the date hereof and is based on the economic, market, financial and other conditions as they exist and information which we have been supplied as of the date hereof. It shall be understood that although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

  Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof, the consideration to be received by the holders of the Company's Common Stock pursuant to the Agreement is fair from a financial point of view to the holders of the Company's Common Stock. Our opinion does not constitute a recommendation to any Board member or stockholder of the Company as to how any such Board member or stockholder should vote on the proposed Merger or otherwise address the Company's decision to effect the Merger.

                                          Very truly yours,

                                          Wessels, Arnold & Henderson, L.L.C.

                                                  /s/ Bryson D. Hollimon
                                          By: _________________________________
                                             Bryson D. Hollimon
                                             Managing Director

                                                                        ANNEX C

       MINNESOTA BUSINESS CORPORATION ACT, (S) 302A.471 AND (S) 302A.473
                      (RIGHTS OF DISSENTING SHAREHOLDERS)

  Set forth below are Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, which provide that shareholders may dissent from, and obtain payment for the fair value of their shares in the event of, certain corporate actions, and establish procedures for the exercise of such dissenters' rights.

302A.471. RIGHTS OF DISSENTING SHAREHOLDERS

  Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

    (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

      (1) alters or abolishes a preferential right of the shares;

      (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

      (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

      (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

    (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

    (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

    (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

    (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

  SUBD. 2. Beneficial owners. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

  (b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

  SUBD. 3. Rights not to apply. Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

  SUBD. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473. PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS

  SUBDIVISION 1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

  (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

  (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

  (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section
549.09 for interest on verdicts and judgments.

  SUBD. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

  SUBD. 3. Notice of dissent. If the proposed action must be approved by the shareholders, a shareholder who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

  SUBD. 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

    (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

    (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

    (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

    (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

  (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

  SUBD. 5. Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

    (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

    (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

    (3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

  (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

  (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

  SUBD. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

  SUBD. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

  SUBD. 8. Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

  (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

  (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law (the "DGCL") permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The Registrant's Certificate of Incorporation and Bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by the DGCL, including in circumstances in which indemnification is otherwise discretionary under such law. In addition, with the approval of the Board of Directors and the stockholders, the Registrant has entered into separate indemnification agreements with its directors, officers and certain employees which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to obtain directors' and officers' insurance, if available on reasonable terms.

  These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant's officers, directors and other corporate agents for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

  At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.

  Ascend has obtained liability insurance for the benefit of its directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

     2.1 Agreement and Plan of Merger dated May 30, 1996 among the Registrant,
          Nebula Acquisition Corporation and NetStar, Inc. (included as Annex A to the Prospectus).
     5.1 Opinion of Gray Cary Ware & Freidenrich.
     8.1 Opinion of Gray Cary Ware & Freidenrich as to tax matters.
     8.2 Opinion of Hale and Dorr as to tax matters.
    23.1 Consent of Ernst & Young LLP.
    23.2 Consent of Deloitte & Touche LLP.
    23.3 Consent of Gray Cary Ware & Freidenrich (included in Exhibits 5.1 and
          8.1).
    23.4 Consent of Hale and Dorr (included in Exhibit 8.2).
    23.5 Consent of Wessels, Arnold & Henderson, L.L.C.
    24.1 Power of Attorney (See page II-4).
    99.1 Opinion of Wessels, Arnold & Henderson, L.L.C. (included as Annex B to the Prospectus).
    99.2 Form of Proxy Card of NetStar.

ITEM 22. UNDERTAKINGS.

  A. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the Registrant's annual report pursuant to Section13(a) or
Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  B. The Registrant hereby undertakes as follows:

    1. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    2. That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  D. The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

  E. The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

  F. The Registrant hereby undertakes:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

  Provided however, that the paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

  2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ALAMEDA, STATE OF CALIFORNIA, ON THE 11TH DAY OF JULY, 1996.

                                          Ascend Communications, Inc.

                                                    /s/ Robert K. Dahl
                                          By: _________________________________
                                                      ROBERT K. DAHL
                                             Vice President Finance and Chief
                                                     Financial Officer

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mory Ejabat and Robert K. Dahl, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-facts and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

           /s/ Mory Ejbat              President, Chief         July 11, 1996
- -------------------------------------   Executive Officer
            (MORY EJABAT)               and Director
                                        (Principal
                                        Executive Officer)

         /s/ Robert K. Dahl            Vice President           July 11, 1996
- -------------------------------------   Finance, Chief
          (ROBERT K. DAHL)              Financial Officer
                                        and Director
                                        (Principal
                                        Financial Officer)

       /s/ Michael J. Johnson          Controller and Chief     July 11, 1996
- -------------------------------------   Accounting Officer
        (MICHAEL J. JOHNSON)            (Principal
                                        Accounting Officer)

              SIGNATURE                         TITLE                DATE

         /s/ Betsy S. Atkins            Director                July 11, 1996
- -------------------------------------
          (BETSY S. ATKINS)

         /s/ Roger L. Evans             Director                July 11, 1996
- -------------------------------------
          (ROGER L. EVANS)

       /s/ C. Richard Kramlich          Director                July 11, 1996
- -------------------------------------
        (C. RICHARD KRAMLICH)

         /s/ James P. Lally             Director                July 11, 1996
- -------------------------------------
          (JAMES P. LALLY)

       /s/ Martin Schoffstall           Director                July 11, 1996
- -------------------------------------
        (MARTIN SCHOFFSTALL)